As filed with the Securities and Exchange Commission on October 25, 2010

Registration No. 333-169302

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SI Financial Group, Inc.

and

Savings Institute Profit Sharing and 401(k) Savings Plan

(Exact name of registrant as specified in its charter)

Maryland	6035	80-0643149
State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

803 Main Street

Willimantic, Connecticut 06226

(860) 423-4581

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rheo A. Brouillard

President and Chief Executive Officer

SI Financial Group, Inc.

803 Main Street

Willimantic, Connecticut 06226

(860) 423-4581

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul M. Aguggia, Esq. Victor L. Cangelosi, Esq. Scott A. Brown, Esq.	Douglas P. Faucette, Esq. John Bruno, Esq. Locke Lord Bissell & Liddell LLP
Kilpatrick Stockton LLP	701 8th Street, NW, Suite 700
607 14th Street, NW, Suite 900	Washington, DC 20001
Washington, DC 20005	(202) 220-6900
(202) 508-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of each class of securities to be registered	Proposed maximum Aggregate offering price (1)	Amount of Registration fee
Common Stock $0.01 par value	$112,217,520	(2)
Participation Interests (3)	—	—

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Regulation 457(o) under the Securities Act.
(2)	A filing fee of $8,002 was paid with the initial filing of the Registration Statement on Form S-1 on September 10, 2010.
(3)	The securities of SI Financial Group, Inc. to be purchased by the Savings Institute Profit Sharing and 401(k) Savings Plan are included in the common stock being registered. Pursuant to Rule 457(h)(2) of the Securities Act of 1933, as amended, no separate fee is required for the participation interests.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

INTERESTS IN THE

SAVINGS INSTITUTE BANK AND TRUST COMPANY

PROFIT SHARING

AND

401(k) SAVINGS PLAN

AND

OFFERING OF 860,950 SHARES OF

SI FINANCIAL GROUP, INC.

COMMON STOCK ($.01 PAR VALUE)

This prospectus supplement relates to the offer and sale to participants in the Savings Institute Bank and Trust Company Profit Sharing and 401(k) Savings Plan of participation interests and shares of common stock of SI Financial Group, Inc., a newly formed Maryland corporation. SI Financial Group is offering common stock for sale in connection with the conversion of the Savings Institute Bank and Trust Company from the partially public mutual holding company form of organization to the fully public stock holding company structure.

In connection with the stock offering, Savings Plan participants may direct First Bankers Trust Services, Inc., the trustee for the SI Financial Group Stock Fund (“SI Financial Group Stock Fund Trustee”), to use their account balances as of July 31, 2010 (excluding funds already invested in SI Financial common stock) to subscribe for and purchase shares of SI Financial Group common stock through the SI Financial Group Stock Fund. Based upon the value of the Savings Plan assets as of July 31, 2010 the SI Financial Group Stock Fund Trustee may purchase up to 860,950 shares of SI Financial Group common stock at $8.00 per share.

This prospectus supplement relates to the election of Savings Plan participants to direct the SI Financial Group Stock Fund Trustee to invest all or a portion of their existing Savings Plan accounts (less those amounts currently invested through the SI Financial Group Stock Fund) in SI Financial Group common stock. The SI Financial Group prospectus dated             , 2010, which we have attached to this prospectus supplement, includes detailed information regarding the offering of shares of SI Financial Group common stock and the financial condition, results of operations and business of Savings Institute. This prospectus supplement provides information regarding the Savings Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

Please refer to “Risk Factors” beginning on page          of the prospectus.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by SI Financial Group of participation interests or shares of common stock under the Savings Plan to participants in the Savings Plan. No one may use this prospectus supplement to re-offer or resell interests or shares of common stock acquired through the Savings Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. Neither SI Financial Group, SI Bancorp, MHC, Savings Institute nor the Savings Plan have authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Savings Institute or the Savings Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is             , 2010.

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THE OFFERING

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the Savings Plan. Given the offering price of $8.00 per share and the value of the Savings Plan assets, the SI Financial Group Stock Fund Trustee may acquire up to 860,950 shares of SI Financial Group, Inc. common stock. Certain subscription rights and purchase limitations govern your investment in the SI Financial Group, Inc. Stock Fund in connection with the Stock offering. See “The Conversion and Offering — Subscription Offering and Subscription Rights” and “— Limitations on Purchases of Shares” in the prospectus attached to this prospectus supplement for further discussion of these subscription rights and purchase limitations.

The shares of common stock currently held in the Savings Plan will automatically be exchanged for shares of new SI Financial Group, Inc., a newly formed Maryland corporation, pursuant to an exchange ratio as more fully described in the prospectus attached to this prospectus supplement. See “The Conversion and Offering—Share Exchange Ratio for Current Shareholders.” Any new shares you purchase in the stock offering will be added to the shares of new SI Financial Group common stock that you receive in the exchange described above. All of these shares will be held in the SI Financial Group, Inc. Stock Fund.

This prospectus supplement contains information regarding the Savings Plan. The attached prospectus contains information regarding the stock offering and the financial condition, results of operations and business of Savings Institute. The address of the principal executive office of Savings Institute is 803 Main Street, Willimantic, Connecticut 06226. The telephone number of Savings Institute is 860-423-4581.

Election to Purchase Shares of New SI Financial Group Common Stock in the Stock Offering

In connection with the stock offering, you may direct the SI Financial Group Stock Fund Trustee to transfer all or part of the funds that represent your current beneficial interest in the assets of the Savings Plan (excluding your current investment in the SI Financial Group Stock Fund) to the SI Financial Group Stock Fund. The trustee will subscribe for the new SI Financial Group common stock in accordance with each participant’s direction. If there is not enough common stock in the stock offering to fill all subscriptions, the common stock will be apportioned and the SI Financial Group Stock Fund trustee may not be able to purchase all of the common stock you requested. In such a case, if you elect, the Trustee will purchase shares in the open market on your behalf, after the close of the stock offering, to fulfill your initial request. The Trustee may make such purchases at prices higher or lower than the $8.00 offering price.

Persons Who May Purchase Shares of New SI Financial Group Common Stock in the Stock Offering

All plan participants are eligible to direct a transfer of Savings Plan funds that are not currently invested in SI Financial Group common stock to the SI Financial Group Stock Fund. However, transfer directions are subject to subscription rights, purchase priorities and purchase limitations. If you are eligible to order shares in the subscription offering, your order will be filled in the following order of priority:

1.	Persons with $50 or more on deposit at Savings Institute as of June 30, 2009;
2.	The Savings Institute Bank and Trust Company Employee Stock Ownership Plan;
3.	Persons with $50 or more on deposit at Savings Institute as of September 30, 2010 who are not in category 1 above; and
4.	Except for persons eligible to subscribe for shares under categories 1 and 3, Savings Institute depositors as of the close of business on , 2010, who were not able to subscribe for shares of new SI Financial Group common stock under categories 1 and 3.

To the extent shares remain available after filling orders in the subscription offering, shares will be available in a community offering to natural persons residing in Hartford, Middlesex, New London, Tolland and Windham Counties in Connecticut, to our existing public shareholders and to the general public.

The limitation of the total amount of new SI Financial Group common stock that you may purchase in the Stock offering, as described in the prospectus (see “The Conversion and Offering – Limitations on Purchases of Shares”), will be calculated based on the aggregate amount that you subscribed for: (1) through your Savings Plan account; and (2) through

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your sources of funds outside of the Savings Plan by placing an order in the stock offering using a Stock Order Form. Whether you place an order through the Savings Plan, outside the plan or both, the number of shares of new SI Financial Group common stock, if any, that you receive will be determined based on the total number of subscriptions, your purchase priority and the allocation priorities set forth in the attached prospectus. If, as a result of the calculation, you are allocated insufficient shares to fill all of your orders, available shares will be allocated as described in “The Conversion and Offering – Subscription Offering and Subscription Rights” in the prospectus. Available shares will be allocated between your Savings Plan order and your order outside of the Savings Plan. If you so elect, the shares of new SI Financial Group common stock you were unable to subscribe for through the Savings Plan will be purchased by the trustee on the open market immediately following the completion of the stock offering. If you elect to direct the trustee to purchase shares of new SI Financial Group common stock in the open market, you will not be able to direct the trustee as to the timing or price to be paid for the common stock. The trustee has sole discretion regarding the manner in which it will fill open market purchases.

Value of Participation Interests

As of July 31, 2010, the market value of the Savings Plan assets equaled approximately $6,887,600 (excluding those assets already invested in SI Financial Group common stock). The plan administrator has informed each participant of the value of his or her beneficial interest in the Savings Plan. The value of Savings Plan assets represents past contributions made to the Savings Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals and loans.

Method of Directing Transfer

Included with this prospectus supplement is an investment form for you to use to direct a transfer of funds to the SI Financial Group Stock Fund (the “Investment Form”). If you wish to transfer all, or part, in multiples of not less than 5%, of your beneficial interest in the assets of the Savings Plan to the SI Financial Group Stock Fund, you should complete the Investment Form. If you do not wish to make such an election at this time, you do not need to take any action. The minimum investment in the SI Financial Group Stock Fund during the stock offering is $200.00.

Time for Directing Transfer

You must submit your direction to transfer amounts to the SI Financial Group Stock Fund in connection with the stock offering by the deadline of 5:00 p.m. on                 , 2010. You should return the Investment Form to Laurie Gervais in the Human Resources Department. Former Savings Institute employees who are participants in the Savings Plan should return their forms using the business reply envelope that has been provided with this prospectus supplement.

If you have any questions regarding the SI Financial Group Stock Fund or completing the Investment Form, please contact Laurie Gervais at (        )             -            .

Questions about the stock offering or about the prospectus should be directed to the Stock Information Center, toll-free at (        )             -            .

Irrevocability of Transfer Direction

Once you submit your Investment Form, you cannot change your direction to transfer amounts credited to your account in the Savings Plan to the SI Financial Group Stock Fund before the completion of the stock offering. Following the closing of the stock offering and the initial purchase of shares of SI Financial Group common stock through the SI Financial Group Stock Fund, you may change your investment directions, in accordance with the terms of the Savings Plan.

Purchase Price of New Shares of SI Financial Group Common Stock

The SI Financial Group Stock Fund Trustee will pay the same price for shares of new SI Financial Group common stock as all other persons who purchase shares of new SI Financial Group common stock in the stock offering. If there is not enough common stock in the Stock offering to fill all subscriptions, the common stock will be apportioned and the trustee may not be able to purchase all of the common stock you requested. If you elect, the SI Financial Group Stock Fund Trustee will purchase shares on your behalf after the close of the stock offering in the open market, to fulfill your initial request. The trustee may make such purchases at prices higher or lower than the $8.00 offering price.

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Nature of a Participant’s Interest in New Shares of SI Financial Group Common Stock

The trustee will hold SI Financial Group common stock in the name of the Savings Plan. The trustee will credit shares of common stock acquired at your direction to your account under the Savings Plan. Therefore, the investment designations of other Savings Plan participants should not affect earnings on your Savings Plan account.

Voting and Tender Rights of New Shares of SI Financial Group Common Stock

The SI Financial Group Stock Fund Trustee generally will exercise voting and tender rights attributable to all SI Financial Group common stock held by the SI Financial Group Stock Fund, as directed by participants with interests in the SI Financial Group Stock Fund. With respect to each matter as to which holders of SI Financial Group common stock have a right to vote, you will have voting instruction rights that reflect your proportionate interest in the SI Financial Group Stock Fund. The number of shares of SI Financial Group common stock held in the SI Financial Group Stock Fund voted for and against each matter will be proportionate to the number of voting instruction rights exercised. If there is a tender offer for SI Financial Group common stock, the Savings Plan allots each participant a number of tender instruction rights reflecting the participant’s proportionate interest in the SI Financial Group Stock Fund. The percentage of shares of SI Financial Group common stock held in the SI Financial Group Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights exercised in favor of the tender offer. The remaining shares of SI Financial Group common stock held in the SI Financial Group Stock Fund will not be tendered. The Savings Plan provides that participants will exercise their voting instruction rights and tender instruction rights on a confidential basis.

DESCRIPTION OF THE SAVINGS PLAN

Introduction

Savings Institute adopted the Savings Plan effective January 1, 1990. The Savings Plan was subsequently amended and restated in its entirety effective                     , 2010. Savings Institute intends for the Savings Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended, or “ERISA.” Savings Institute may change the Savings Plan from time to time to ensure continued compliance with these laws. Savings Institute may also amend the Savings Plan from time to time to add, modify, or eliminate certain features of the plan, as it sees fit. Federal law provides you with various rights and protections as a participant in the Savings Plan, which is governed by ERISA. However, the Pension Benefit Guaranty Corporation does not guarantee your benefits under the Savings Plan.

Reference to Full Text of the Plan. The following portions of this prospectus supplement summarize the material provisions of the Savings Plan. Savings Institute qualifies this summary in its entirety by reference to the full text of the Savings Plan. You may obtain copies of the full Savings Plan document including any amendments to the plan and a summary plan description for the Savings Plan, by contacting Laurie Gervais in the Human Resources Department. You should carefully read the Savings Plan documents to understand your rights and obligations under the plan.

Eligibility and Participation

Eligible employees of Savings Institute who have attained age 21 and completed 90 days of employment with Savings Institute may begin to make pre-tax salary deferrals into the Savings Plan as of the first day of the month after they have satisfied the eligibility requirements.

As of July 31, 2010, 205 of the 252 eligible employees of Savings Institute participated in the Savings Plan.

Contributions Under the Savings Plan

Employee Pre-Tax Salary Deferrals. Subject to certain Internal Revenue Service limitations, the Savings Plan permits each participant to make pre-tax salary deferrals to the Savings Plan each payroll period of up to 100% of the participant’s pay. For purposes of the Savings Plan, a participant’s “pay” is defined as a participant’s base salary, commissions, overtime and bonuses. Participants may change their rate of pre-tax deferrals on a quarterly basis by completing a form and submitting it to the Human Resources Department.

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Savings Institute Matching Contributions. The Savings Plan provides that Savings Institute will make matching contributions on behalf of each participant equal to 50% of the participant’s deferral, up to a maximum of 6% of pay. Savings Institute makes matching contributions only for those participants who make pre-tax salary deferrals to the Savings Plan. If a participant stops making pre-tax salary deferrals to the Savings Plan, Savings Institute will cease its matching contributions on the participant’s behalf.

Savings Institute Discretionary Contributions. Savings Institute, in its sole discretion, may also make additional discretionary contributions, in amounts specified by the Board of Directors of Savings Institute. These discretionary contributions are allocated to each participant in the Savings Plan who is actively employed by Savings Institute on the last business day of the Plan Year and has completed 1,000 hours of service for Savings Institute during the Plan Year.

Rollover Contributions. Savings Institute allows employees who receive a distribution from a previous employer’s tax-qualified employee benefit plan to deposit that distribution into a Rollover Contribution account under the Savings Plan, provided the rollover contribution satisfies IRS requirements.

Limitations on Contributions

Limitation on Employee Salary Deferrals. Although the Savings Plan permits you to defer up to 100% of your pay, by law your total deferrals under the Savings Plan, together with similar plans, may not exceed $16,500 for 2010. Employees who are age 50 and over may also make additional, “catch-up” contributions to the plan, up to a maximum of $5,500 for 2010. The Internal Revenue Service periodically increases these limitations. A participant who exceeds these limitations must include any excess deferrals in gross income for federal income tax purposes in the year of deferral. In addition, the participant must pay federal income taxes on any excess deferrals when distributed by the Savings Plan to the participant, unless the plan distributes the excess deferrals and any related income no later than the first April 15th following the close of the taxable year in which the participant made the excess deferrals. Any income on excess deferrals distributed before such date is treated, for federal income tax purposes, as earned and received by the participant in the taxable year of the distribution.

Limitation on Annual Additions and Benefits. As required by the Internal Revenue Code, the Savings Plan provides that the total amount of contributions and forfeitures (annual additions) credited to a participant during any year under all defined contribution plans of Savings Institute (including the Savings Plan and the proposed Savings Institute Bank and Trust Company Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s annual compensation or $49,000 for 2010.

Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of pre-tax and matching contributions that may be made to the Savings Plan in any year on behalf of highly compensated employees, in relation to the amount of pre-tax and matching contributions made by or on behalf of all other employees eligible to participate in the Savings Plan. If pre-tax and matching contributions exceed these limitations, the plan must adjust the contribution levels for highly compensated employees.

In general, a highly compensated employee includes any employee who (1) was a 5% owner of the sponsoring employer at any time during the year or the preceding year, or (2) had compensation for the preceding year in excess of $110,000 and, if the sponsoring employer so elects, was in the top 20% of employees by compensation for such year. The preceding dollar amount applies for 2010, and may be adjusted periodically by the Internal Revenue Service.

Top-Heavy Plan Requirements. If the Savings Plan is a Top-Heavy Plan for any calendar year, Savings Institute may be required to make certain contributions to the Savings Plan on behalf of non-key employees. In general, the Savings Plan will be treated as a “Top-Heavy Plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of Key Employees exceeds 60% of the aggregate balance of the accounts of all employees under the plan. A Key Employee is generally any employee who, at any time during the calendar year or any of the four preceding years, is:

(1)	an officer of Savings Institute whose annual compensation exceeds $160,000;

(2)	a 5% owner of the employer, meaning an employee who owns more than 5% of the outstanding stock of SI Financial Group, or who owns stock that possesses more than 5% of the total combined voting power of all stock of SI Financial Group; or

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(3)	a 1% owner of the employer, meaning an employee who owns more than 1% of the outstanding stock of SI Financial Group, or who owns stock that possesses more than 1% of the total combined voting power of all stock of SI Financial Group, and whose annual compensation exceeds $150,000.

The foregoing dollar amounts are for 2010.

Savings Plan Investments

Assets in the Savings Plan Trust are currently invested in the funds specified below. The annual percentage return on these funds (net of fees) for the prior three years was:

Funds	2009	2008	2007
Columbia Acorn Select Z Fund	66.17%	-49.18%	9.20%
Harbor Bond Institutional Fund	13.84	3.34	8.69
Vanguard Total Bond Market Index Fund	5.93	5.05	6.92
Vanguard Inflation-Protected Securities Fund	10.80	-2.85	11.59
Harbor International Institutional Fund	38.57	-42.66	21.82
Davis New York Venture Y Fund	32.43	-39.85	5.24
Fidelity Capital Appreciation Fund	36.38	-40.50	6.86
Perkins Mid Cap Value T Fund	30.37	-27.33	7.43
Vanguard Small Cap Value Index Fund	30.34	-32.05	-7.07
Vanguard Target Retirement Income Fund	14.28	-10.93	8.17
Vanguard Target Retirement 2010 Fund	19.32	-20.67	7.70
Vanguard Target Retirement 2015 Fund	21.30	-24.06	7.55
Vanguard Target Retirement 2020 Fund	23.10	-27.04	7.52
Vanguard Target Retirement 2025 Fund	24.81	-30.05	7.59
Vanguard Target Retirement 2030 Fund	26.72	-32.91	7.49
Vanguard Target Retirement 2035 Fund	28.17	-34.66	7.49
Vanguard Target Retirement 2040 Fund	28.32	-34.53	7.48
Vanguard Target Retirement 2045 Fund	28.15	-34.56	7.47
Vanguard Target Retirement 2050 Fund	28.31	-34.62	7.49
Federal US Treasury Cash Reinvestment Fund	-0.02	-1.48	-4.46
Northern Trust Government Money Market Fund	-0.07	-2.00	-4.87
SI Financial Group Stock Fund	-12.50	-37.40	-18.50

Columbia Acorn Select Z Fund. This fund seeks long-term capital growth. The fund normally invests in companies with market capitalizations under $20 billion at the time of initial purchase. It may invest up to 33% of total assets in companies in developed markets (i.e., Japan, Canada and the U. K.) and emerging markets (i.e., China, Brazil and India).

Harbor Bond Institutional Fund. This fund seeks total return. The fund invests at least 80% of total assets in a diversified portfolio of bonds, which include all types of fixed-income securities. It primarily invests intermediate bonds with overall portfolio rated high quality. The fund may invest up to 30% of total assets in non-U.S. dollar-denominated securities. It also may invest up to 15% of total assets in securities of issuers based in countries with developing (or emerging markets) economies.

Vanguard Total Bond Market Index Fund. This fund seeks to track the performance of a broad, market-weighted bond index. The fund employs a “passive management,” or indexing investment approach designed to track the performance of the Barclays Capital U.S. Aggregate Float Adjusted Index. It invests by sampling the index. It invests at least 80% of assets in bonds held in the index. The fund maintains a dollar-weighted average maturity consistent with that of the index, ranging between 5 and 10 years.

Vanguard Inflation-Protected Securities Fund. This fund seeks to provide inflation protection and income consistent with investment in inflation-indexed securities. The fund invests at least 80% of assets in inflation-indexed bonds issued by the U.S. government. It may invest in bonds of any maturity, though the fund typically maintains a dollar-weighted average maturity of 7 to 20 years.

Harbor International Institutional Fund This fund seeks long-term total return, principally from growth of capital. The fund invests primarily (no less than 65% of total assets) in common and preferred stocks of foreign companies that have

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market capitalizations in excess of $1 billion, including those located in emerging market countries. It invests in a minimum of 10 countries throughout the world. The fund focuses on companies located in Europe, the Pacific Basin and emerging industrialized countries whose economies and political regimes appear more stable.

Davis New York Venture Y Fund. This fund seeks long-term growth of capital. The fund invests the majority of the assets in equity securities issued by large companies with market capitalizations of at least $10 billion. It has the flexibility to invest a limited portion of assets in companies of any size, to invest in companies whose shares may be subject to controversy, to invest in foreign securities, and to invest in non-equity securities.

Fidelity Capital Appreciation Fund. This fund seeks capital appreciation. The fund invests primarily in common stocks of domestic and foreign issuers. It may invest in either growth stocks or value stocks or both. The fund uses fundamental analysis of each issuer’s financial condition and industry position and market and economic conditions to select instruments.

Perkins Mid Cap Value T Fund. This fund seeks capital appreciation. The fund primarily invests in the common stocks of mid-sized companies whose stock prices the portfolio managers believe to be undervalued. It normally invests at least 80% of assets in equity securities of companies whose market capitalization falls, at the time of purchase, within the 12-month average of the capitalization range of the Russell Midcap Value index. The fund may invest in foreign equity and debt securities, which may include investments in emerging markets. It can also invest assets in derivatives.

Vanguard Small Cap Value Index Fund. This fund seeks to track the performance of a benchmark index that measures the investment return of small-capitalization value stocks. The fund employs a passive management investment approach designed to track the performance of the MSCI US Small Cap Value index, a broadly diversified index of value stocks of smaller U.S. companies. It attempts to replicate the target index by investing all, or substantially all, of assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

Vanguard Target Retirement Income Fund. The investment seeks current income and some capital appreciation. The fund invests in other Vanguard mutual funds according to an asset allocation designed for investors currently in retirement. It allocates approximately 70% of assets to bonds and money market instruments, and 30% of assets to stocks.

Vanguard Target Retirement 2010 Fund. This fund seeks to provide growth of capital and current income. The fund primarily invests in other Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2010. The fund invests approximately 51% of assets in stocks and 49% in bonds.

Vanguard Target Retirement 2015 Fund. This fund seeks to provide growth of capital and current income. The fund primarily invests in other Vanguard mutual funds according to an asset allocation designed for investors planning to retire within a few years of 2015. It typically allocates approximately 61% of assets to stocks, and 39% to bonds.

Vanguard Target Retirement 2020 Fund. This fund seeks to provide growth of capital and current income. The fund primarily invests in other Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2020. It allocates approximately 69% of assets to stocks and 31% to bonds.

Vanguard Target Retirement 2025 Fund. This fund seeks to provide growth of capital and current income. The fund primarily invests in other Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire within a few years of 2025. It allocates approximately 76% of assets to stocks and 24% to bonds.

Vanguard Target Retirement 2030 Fund. This fund seeks to provide growth of capital and current income. The fund primarily invests in other Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2030. It allocates approximately 84% of assets to stocks and 16% to bonds.

Vanguard Target Retirement 2035 Fund. This fund seeks to provide growth of capital and current income. The fund primarily invests in other Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire within a few years of 2035. It allocates approximately 90% of assets to stocks and 10% to bonds.

Vanguard Target Retirement 2040 Fund. This fund seeks to provide growth of capital and current income. The fund primarily invests in other Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2040. It allocates approximately 90% of assets to stocks and 10% to bonds.

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Vanguard Target Retirement 2045 Fund. This fund seeks to provide growth of capital and current income. The fund primarily invests in other Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire within a few years of 2045. It allocates approximately 90% of assets to stocks and 10% to bonds.

Vanguard Target Retirement 2050 Fund. This fund seeks to provide growth of capital and current income. The fund primarily invests in other Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2050. It allocates approximately 90% of assets to stocks and 10% to bonds.

Federal US Treasury Cash Reinvestment Fund. This money market fund seeks current income consistent with stability of principal and liquidity by investing only in short-term U.S. Treasury securities.

Northern Trust Government Money Market Fund. The fund seeks to maximize current income to the extent consistent with the preservation of capital and maintenance of liquidity by investing exclusively in high quality money market instruments. This fund seeks to maintain a stable net asset value of $1.00 per share.

The SI Financial Group Stock Fund. This fund consists of investments in the common stock of SI Financial Group and a small amount of cash. Each participant’s proportionate undivided beneficial interest in the SI Financial Group Stock Fund is measured by units. The daily unit value is calculated by determining the market value of the common stock held and adding to that any cash held by the trustee. This total will be divided by the number of units outstanding to determine the unit value of the SI Financial Group Stock Fund.

If cash dividends are paid on SI Financial Group common stock, the Savings Plan trustee will, to the extent practicable, use the dividends held in the SI Financial Group Stock Fund to purchase shares of the common stock. Pending investment in the common stock, assets held in the SI Financial Group Stock Fund will be placed in short-term investments. The SI Financial Group Stock Fund is a single stock mutual fund and carries more investment risk than a typical mutual fund, which invests in more than one security.

Benefits Under the Savings Plan

Vesting. All participants are 100% vested in their pre-tax salary deferral and matching contribution account balances in the Savings Plan. This means that participants have a non-forfeitable right to these funds and any earnings on the funds at all times. Plan participants vest in their discretionary (profit sharing) contributions (if any) at a rate of 25% after the first two years of employment and 25% each additional year thereafter.

Withdrawals and Distributions From the Savings Plan

Withdrawals Before Termination of Employment. You may receive in-service distributions from the Savings Plan under limited circumstances in the form of hardship withdrawals and participant loans.

To qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need. If you qualify for a hardship distribution, the trustee will make the distribution proportionately from the investment funds in which you have invested your account balances.

Participant loans are approved by the Savings Plan Administrator. If you qualify for a participant loan, the trustee will make a distribution proportionately from the investment funds in which you have invested your account balances. You may obtain information on the participant loan program from the Human Resources Department at Savings Institute.

Distribution Upon Retirement or Disability. The standard form of benefit upon retirement or disability is a lump sum payment. However, if the value of a participant’s accounts under the Savings Plan exceeds $1,000, the participant may elect to defer the lump sum payment until after retirement. However, the Internal Revenue Service requires that participants receive at least a portion of their plan accounts by the April 1st of the calendar year following the calendar year in which they retire (or terminate service due to a disability) or the calendar year in which they reach age 70 1/2. Participants may also choose to roll over all or a portion of their plan accounts to an Individual Retirement Account (IRA), or to another employer’s qualified plan, if the other employer’s plan permits rollover contributions.

Distribution Upon Death. A participant’s designated beneficiary will receive the full value of a participant’s accounts under the Savings Plan upon the participant’s death. If the participant did not make a valid election regarding the form of payment prior to death, the beneficiary will receive a lump sum payment as soon as administratively possible. If the

7

participant made a valid payment election, or was otherwise scheduled to receive a deferred lump sum payment, the beneficiary will generally receive a lump sum payment on the date elected by the participant. Under certain circumstances, however, payment may be made on an earlier date.

Distribution Upon Termination for Any Other Reason. If your Savings Plan accounts total $1,000 or less, you will receive a lump sum payment as soon as administratively possible after your termination of employment. If the value of your Savings Plan accounts exceed $1,000, you will receive a lump sum payment on your normal retirement date. However, you may elect to receive the value of your vested Savings Plan accounts in a lump sum payment prior to your normal retirement date. You may also request that the trustee transfer the value of your accounts to an Individual Retirement Account (IRA) or to another employer’s qualified plan, if the other employer’s plan permits rollover contributions.

Nonalienation of Benefits. Except with respect to federal income tax withholding, and as provided for under a qualified domestic relations order, benefits payable under the Savings Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Savings Plan will be void.

Applicable federal tax law requires the Savings Plan to impose substantial restrictions on your right to withdraw amounts held under the plan before your termination of employment with Savings Institute. Federal law may also impose an excise tax on withdrawals from the Savings Plan before you attain 59 1/2 years of age, regardless of whether the withdrawal occurs during your employment with Savings Institute or after termination of employment.

ADMINISTRATION OF THE SAVINGS PLAN

Trustee

The trustee of the Savings Plan is the named fiduciary of the Savings Plan for ERISA. The board of directors of Savings Institute appoints the trustee to serve at its pleasure. The board of directors has appointed First Bankers Trust Services, Inc. as the trustee for the SI Financial Group Stock Fund. The Trust Department at Savings Institute is the trustee for all other assets in the Savings Plan.

The trustee receives, holds and invests the contributions to the Savings Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the Savings Plan and the directions of the plan administrator. The trustee is responsible for the investment of the trust assets, as directed by the participants.

Reports to Savings Plan Participants

The Plan trustee furnishes participants quarterly statements that show the balance in their accounts as of the statement date, contributions made to their accounts during that period and any additional adjustments required to reflect earnings or losses.

Plan Administrator

Savings Institute currently acts as plan administrator for the Savings Plan. The plan administrator handles the following administrative functions: interpreting the provisions of the plan, prescribing procedures for filing applications for benefits, preparing and distributing information explaining the plan, maintaining plan records, books of account and all other data necessary for the proper administration of the plan, preparing and filing all returns and reports required by the U.S. Department of Labor and the Internal Revenue Service and making all required disclosures to participants, beneficiaries and others under ERISA.

Amendment and Termination

Savings Institute expects to continue the Savings Plan indefinitely. Nevertheless, Savings Institute may terminate the Savings Plan at any time. If Savings Institute terminates the Savings Plan in whole or in part, all affected participants become fully vested in their accounts, regardless of other provisions of the Savings Plan. Savings Institute reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries. Savings Institute may amend the plan, however, as necessary or desirable, in order to comply with ERISA or the Internal Revenue Code.

8

Merger, Consolidation or Transfer

If the Savings Plan merges or consolidates with another plan or transfers the trust assets to another plan, and either the Savings Plan or the other plan is subsequently terminated, the Savings Plan requires that you receive a benefit immediately after the merger, consolidation or transfer that would equal or exceed the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the Savings Plan had terminated at that time.

Federal Income Tax Consequences

The following summarizes only briefly the material federal income tax aspects of the Savings Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences of the Savings Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, applicable state and local income tax laws may have different tax consequences than the federal income tax laws. Savings Plan Participants should consult a tax advisor with respect to any transaction involving the Savings Plan, including any distribution from the Savings Plan.

As a “tax-qualified retirement plan,” the Internal Revenue Code affords the Savings Plan certain tax advantages, including the following:

(1)	The sponsoring employer may take an immediate tax deduction for the amount contributed to the plan each year;

(2)	participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)	earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Savings Institute administers the Savings Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If Savings Institute should receive an adverse determination letter from the IRS regarding the Savings Plan’s tax exempt status, all participants would generally recognize income equal to their vested interests in the Savings Plan, the participants would not be permitted to transfer amounts distributed from the Savings Plan to an Individual Retirement Account or to another qualified retirement plan, and Savings Institute would be denied certain tax deductions taken in connection with the Savings Plan.

Lump Sum Distribution. A distribution from the Savings Plan to a participant or the beneficiary of a participant qualifies as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to the participant under this plan and all other profit sharing plans, if any, maintained by Savings Institute. The portion of any lump sum distribution included in taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, made to any other profit-sharing plans maintained by Savings Institute, if the distribution includes those amounts.

SI Financial Group Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes SI Financial Group common stock, the distribution generally is taxed in the manner described above. The total taxable amount is reduced, however, by the amount of any net unrealized appreciation on SI Financial Group common stock; that is, the excess of the value of SI Financial Group common stock at the time of the distribution over the cost or other basis of the securities to the trust. The tax basis of SI Financial Group common stock, for computing gain or loss on a subsequent sale, equals the value of SI Financial Group common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of SI Financial Group common stock, to the extent of the net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of how long you hold the SI Financial Group common stock, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of SI Financial Group common stock that exceeds the amount of net unrealized appreciation upon distribution is considered long-term capital gain, regardless of the holding period. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under IRS regulations.

We have provided you with a brief description of the material federal income tax aspects of the Savings Plan that are generally applicable under the Internal Revenue Code. We do not intend this description to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Savings Plan. Accordingly, you should consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the Savings Plan.

9

Restrictions on Resale

Any “affiliate” of SI Financial Group under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the Savings Plan, may re-offer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from these registration requirements. An “affiliate” of Savings Institute is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Savings Institute. Generally, a director, principal officer or major shareholder of a corporation is deemed to be an “affiliate” of that corporation.

Any person who may be an “affiliate” of Savings Institute may wish to consult with counsel before transferring any common stock they own. In addition, participants should consult with counsel regarding the applicability to them of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of SI Financial Group common stock acquired under the Savings Plan or other sales of SI Financial Group common stock.

Persons who are not deemed to be “affiliates” of Savings Institute at the time of resale may resell freely any shares of SI Financial Group common stock distributed to them under the Savings Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law. A person deemed an “affiliate” of Savings Institute at the time of a proposed resale may publicly resell common stock only under a “re-offer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 of the Securities Act of 1933, as amended, or some other exemption from registration, and may not use this prospectus in connection with any such resale. In general, Rule 144 restricts the amount of common stock which an affiliate may publicly resell in any three-month period to the greater of one percent of SI Financial Group common stock then outstanding or the average weekly trading volume reported on the Nasdaq Stock Market during the four calendar weeks before the sale. Affiliates may sell only through brokers without solicitation and only at a time when SI Financial Group is current in filing all required reports under the Securities Exchange Act of 1934, as amended.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than ten percent of public companies such as SI Financial Group Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), such person must file a Form 3 reporting initial beneficial ownership with the Securities and Exchange Commission. Such persons must also report periodically certain changes in beneficial ownership involving the allocation or reallocation of assets held in their Savings Plan accounts, either on a Form 4 within two days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by SI Financial Group of profits realized from the purchase and sale or sale and purchase of its common stock within any six-month period by any officer, director or person who beneficially owns more than ten percent of the common stock.

The SEC has adopted rules that exempt many transactions involving the Savings Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or person who beneficially owns more than ten percent of the common stock.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are subject to Section 16(b) may be required, under limited circumstances involving the purchase of common stock within six months of the distribution, to hold the shares of common stock distributed from the Savings Plan for six months after the distribution date.

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LEGAL OPINION

The validity of the issuance of the common stock of SI Financial Group will be passed upon by Kilpatrick Stockton LLP, Washington, D.C. Kilpatrick Stockton LLP acted as special counsel for SI Financial Group in connection with the stock offering.

11

SAVINGS INSTITUTE BANK AND TRUST COMPANY

PROFIT SHARING AND 401(K) SAVINGS PLAN

INVESTMENT FORM

Name of Plan Participant:

Social Security Number:

1. Instructions. In connection with the stock offering, you may direct up to 100% of your current 401(k) Plan account balance, excluding your current investment in SI Financial Group, Inc. common stock (“Common Stock”), into the new SI Financial Group, Inc. Stock Fund (“Employer Stock Fund”). The percentage of your account (up to 100%) transferred into the Employer Stock Fund will be used to purchase shares of Common Stock in the stock offering.

To direct a transfer of the funds credited to your 401(k) Plan account to the Employer Stock Fund, you must complete and submit this form to Laurie Gervais in the Human Resources Department by                             . Current Savings Institute Bank and Trust Company employees should return their forms through inter-office mail. Former Savings Institute employees should return their forms using the business reply envelope that has been provided. A representative for the Plan Administrator will retain a copy of this form and return a copy to you. If you need any assistance in completing this form, please contact Laurie Gervais at (860) 456-6569 . If you do not complete and return this form to Laurie Gervais by                             , the funds credited to your account under the Plan will continue to be invested in accordance with your prior investment directions, or in accordance with the terms of the Plan if no investment directions have been provided.

2. Investment Directions. I hereby authorize the Plan Administrator to direct the Trustee to invest the following percentages (in multiples of not less than 1%) of my 401(k) Plan account balance in the Employer Stock Fund:

Employer Stock Fund

Columbia Acorn Select Z Fund	%
Harbor Bond Institutional Fund	%
Vanguard Total Bond Market Index Fund	%
Vanguard Inflation-Protected Securities Fund	%
Harbor International Institutional Fund	%
Davis New York Venture Y Fund	%
Fidelity Capital Appreciation Fund	%
Perkins Mid Cap Value T Fund	%
Vanguard Small Cap Value Index Fund	%
Vanguard Target Retirement Income Fund	%
Vanguard Target Retirement 2010 Fund	%
Vanguard Target Retirement 2015 Fund	%
Vanguard Target Retirement 2020 Fund	%
Vanguard Target Retirement 2025 Fund	%
Vanguard Target Retirement 2030 Fund	%
Vanguard Target Retirement 2035 Fund	%
Vanguard Target Retirement 2040 Fund	%
Vanguard Target Retirement 2045 Fund	%
Vanguard Target Retirement 2050 Fund	%
Federal US Treasury Cash Reinvestment Fund	%
Northern Trust Government Money Market Fund	%
SI Financial Group Stock Fund	%

If there is not enough Common Stock in the stock offering to fill my subscription pursuant to the investment directions above, I hereby instruct the Trustee to purchase shares of Common Stock in the open market after the close of the stock offering to the extent necessary to fulfill my investment directions indicated on this form. I understand that if I do not direct the Trustee by checking the box below, the excess funds will be invested in the same manner as new deposits have been directed.

☐	Yes, I direct the Trustee to purchase stock in the open market, if necessary.

3. Purchaser Information. The ability of participants in the 401(k) Plan to purchase Common Stock and to direct their current account balances into the Employer Stock Fund is based upon the participant’s subscription rights. Please indicate your status.

☐	Check here if you had $50.00 or more on deposit with Savings Institute as of June 30, 2009.

☐	Check here if you had $50.00 or more on deposit with Savings Institute as of September 30, 2010.

☐	Check here if you are not eligible for either category noted above.

4. Acknowledgment of Participant. I understand that this Investment Form shall be subject to all of the terms and conditions of the 401(k) Plan. I acknowledge that I have received a copy of the Prospectus and the Prospectus Supplement.

Signature of Participant	Date

Acknowledgment of Receipt by Administrator. This Investment Form was received by the Plan Administrator and will become effective on the date noted below.

By:	Date

THE PARTICIPATION INTERESTS REPRESENTED BY THE COMMON STOCK OFFERED HEREBY ARE NOT DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND ARE NOT GUARANTEED BY SI FINANCIAL GROUP, INC. OR SAVINGS INSTITUTE. THE COMMON STOCK IS SUBJECT TO AN INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

PLEASE COMPLETE AND RETURN TO LAURIE GERVAIS IN

THE HUMAN RESOURCES DEPARTMENT

AT SAVINGS INSTITUTE BANK AND TRUST COMPANY

BY                     ON                     , 2010

PROSPECTUS

(Proposed holding company for Savings Institute Bank and Trust Company)

Up to 7,546,875 Shares of Common Stock

(Subject to increase to 8,678,906 shares)

SI Financial Group, Inc., a newly formed Maryland corporation, is offering common stock for sale in connection with the conversion of SI Bancorp, MHC from the mutual to the stock form of organization.

We are offering up to 7,546,875 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 5,578,125 shares to complete the offering. All shares are offered at a price of $8.00 per share. Purchasers will not pay a commission to purchase shares of common stock in the offering. The amount of capital being raised is based on an independent appraisal of new SI Financial Group. Most of the terms of this offering are required by regulations of the Office of Thrift Supervision. If, as a result of regulatory considerations, demand for the shares or changes in financial market conditions, the independent appraiser determines that our market value has increased, we may sell up to 8,678,906 shares without giving you further notice or the opportunity to change or cancel your order. SI Financial Group, Inc.’s common stock is currently listed on the Nasdaq Global Market under the symbol “SIFI.” We expect that new SI Financial Group’s common stock will trade on the Nasdaq Global Market under the trading symbol SIFID for a period of 20 trading days after the completion of the offering. Thereafter, the trading symbol will be SIFI.

The shares we are offering represent the 61.9% ownership interest in SI Financial Group, a federal corporation, currently owned by SI Bancorp, MHC. The remaining 38.1% interest in SI Financial Group currently owned by public shareholders will be exchanged for shares of common stock of new SI Financial Group. Each share of SI Financial Group owned by public shareholders will be exchanged for between 0.7655 and 1.0357 shares of common stock of new SI Financial Group (subject to increase to 1.1910 if we sell 8,678,906 shares in the offering) so that SI Financial Group’s existing public shareholders will own approximately the same percentage of new SI Financial Group common stock as they owned of SI Financial Group’s common stock immediately before the conversion. We also intend to make a contribution to SI Financial Group Foundation, Inc., our charitable foundation, of up to $500,000 in cash in connection with the conversion. Other than shares issued in the exchange, we will not issue any shares of new SI Financial Group common stock to SI Financial Group Foundation in connection with the conversion and offering. The present SI Financial Group and SI Bancorp, MHC will cease to exist upon completion of the conversion and offering.

We are offering the shares of common stock in a “subscription offering” to eligible depositors of Savings Institute Bank and Trust Company. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to our communities and existing shareholders of SI Financial Group. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Stifel, Nicolaus & Company, Incorporated. We retain the right to accept or reject, in part or in whole, any order received in the community offering or the syndicated community offering. Stifel, Nicolaus & Company, Incorporated is not required to purchase any shares of common stock that are being offered for sale.

The minimum order is 25 shares. The subscription offering will end at 2:00 p.m., Eastern time, on [Date 1], 2010. We expect that the community offering, if held, will terminate at the same time, although it may continue without notice to you until [Date 2], 2010 or longer if the Office of Thrift Supervision approves a later date. No single extension may exceed 90 days and the offering must be completed by [Date 3], 2012. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [Date 2], 2010, or the number of shares of common stock to be sold is increased to more than 8,678,906 shares or decreased to less than 5,578,125 shares. If we extend the offering beyond [Date 2], 2010, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds, with interest calculated at Savings Institute’s passbook savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 5,578,125 shares or more than 8,678,906 shares, we will promptly return all funds and set a new offering range. All subscribers will be notified and given the opportunity to place a new order. Funds received before the completion of the subscription and community offerings will be held in a segregated account at Savings Institute and will earn interest at Savings Institute’s passbook savings rate, which is currently 0.20% per annum.

This investment involves a degree of risk, including the possible loss of principal. Please read “Risk Factors” beginning on page 17.

OFFERING SUMMARY

Price Per Share: $8.00

	Minimum	Midpoint	Maximum	Maximum, as adjusted
Number of shares	5,578,125	6,562,500	7,546,875	8,678,906
Gross offering proceeds	$44,625,000	$52,500,000	$60,375,000	$69,431,248
Estimated offering expenses, excluding selling agent fees	$1,135,000	$1,135,000	$1,135,000	$1,135,000
Estimated selling agent fees and expenses (1)(2)	$1,863,470	$2,150,120	$2,436,770	$2,766,417
Estimated net proceeds	$41,626,530	$49,214,880	$56,803,230	$65,529,831
Estimated net proceeds per share	$7.46	$7.50	$7.53	$7.55

(1)	Includes: (i) selling commissions payable by us to Stifel, Nicolaus & Company, Incorporated in connection with the subscription and community offerings equal to 1% of the aggregate amount of common stock in the subscription and community offerings (net of insider purchases and shares purchased by our ESOP) or approximately $235,000 at the adjusted maximum of the offering range, assuming that 40% of the offering is sold in the subscription and community offerings and the remaining 60% of the offering will be sold by a syndicate of broker-dealers in a syndicated community offering; (ii) fees and selling commissions payable by us to Stifel, Nicolaus & Company, Incorporated and any other broker-dealers participating in the syndicated community offering equal to 5.5% of the aggregate amount of common stock sold in the syndicated community offering, or approximately $2.3 million at the adjusted maximum of the offering range; and (iii) other expenses of the offering payable to Stifel, Nicolaus & Company, Incorporated as selling agent estimated to be $240,000. For information regarding compensation to be received by Stifel, Nicolaus & Company, Incorporated and the other broker-dealers that may participate in the syndicated community offering, including the assumptions regarding the number of shares that may be sold in the subscription and community offerings and the syndicated community offering to determine the estimated offering expenses, see “Pro Forma Data” on page and “The Conversion and Offering—Marketing Arrangements” on page .
(2)	If all shares of common stock are sold in the syndicated community offering, the maximum commissions and expenses payable to Stifel, Nicolaus & Company, Incorporated would be $2.5 million at the minimum, $2.9 million at the midpoint, $3.3 million at the maximum, and $3.8 million at the adjusted maximum of the offering range.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Stifel Nicolaus Weisel

For assistance, please contact the Stock Information Center, toll-free, at (        )         -            .

The date of this prospectus is                     , 2010

Savings Institute Bank & Trust

Enfield
91
Tolland
84
395
Dayville
South Windsor
Mansfield
Brooklyn
North Windham
Moosup
Willimantic
Hebron
Canterbury
2
Lebanon
East Hampton
Lisbon
91
Norwich
Colchester
Stonington
New London
Groton
East Lyme
95

BRANCH LOCATIONS

Brooklyn
536 Providence Road (Route 6)

Canterbury
180 Westminster Road (Route 14)

Colchester
63 Norwich Avenue

Dayville
596 Hartford Pike

East Hampton
50 East High Street

East Lyme
303 Flanders Road

Enfield
85 Freshwater Boulevard

Groton
971 Poquonnock Road

Hebron
115 Main Street

Lebanon
554 Exeter Road

Lisbon
180 River Road (Walmart)

Mansfield
95 Storrs Road

Moosup
344 Prospect Street

New London
15 Masonic Street

North Windham
474 Boston Post Road (Walmart)

Norwich
108 Salem Turnpike

South Windsor
1000 Sullivan Avenue

Stonington
80 Stonington Road, Route 1

Tolland
200 Merrow Road (Route 195)

Willimantic
West Main Street Office
60 Cantor Drive

★ **Executive Office and Main Banking Office**
803 Main Street
Willimantic

Hartford
CONNECTICUT

Every branch office includes an ATM for customer convenience. In addition, there are 8 other ATM locations.

Summary

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the conversion and offering fully, you should read this entire document carefully.

Our Company

SI Financial Group, Inc. SI Financial Group, Inc. is, and new SI Financial Group, Inc. following the completion of the conversion and offering will be, the unitary savings and loan holding company for Savings Institute Bank and Trust Company, a federally chartered savings bank. SI Financial Group is a federally chartered corporation and new SI Financial Group is a Maryland chartered corporation. Our common stock is traded on the NASDAQ Global Market under the symbol “SIFI.” At June 30, 2010, SI Financial Group had consolidated total assets of $889.4 million, net loans of $606.5 million, total deposits of $676.8 million and total shareholders’ equity of $81.2 million. As of the date of this prospectus, SI Financial Group had 11,777,496 shares of common stock outstanding, of which 4,490,521 shares of common stock were owned by public shareholders.

For a description of important provisions in new SI Financial Group’s articles of incorporation and bylaws, see “Restrictions on Acquisition of New SI Financial Group.”

SI Bancorp, MHC. SI Bancorp, MHC is the federally chartered mutual holding company of SI Financial Group. SI Bancorp, MHC’s sole business activity is the ownership of 7,286,975 shares of common stock of SI Financial Group or 61.9% of the common stock outstanding as of the date of this prospectus. After completion of the conversion, SI Bancorp, MHC will cease to exist.

Savings Institute Bank and Trust Company. Savings Institute Bank and Trust Company is headquartered in Willimantic, Connecticut and has provided community banking services to customers since 1842. We currently operate 21 full-service locations in Hartford, Middlesex, New London, Tolland and Windham Counties in Connecticut and one trust servicing office in Rutland, Vermont. At June 30, 2010, Savings Institute exceeded all regulatory capital requirements to be considered a “well capitalized” institution and was not a participant in any of the U.S. Treasury’s capital raising programs for financial institutions.

Our principal executive offices are located at 803 Main Street, Willimantic, Connecticut 06226 and our telephone number is (860) 423-4581. Our web site address is www.savingsinstitute.com. Information on our website should not be considered a part of this prospectus.

Market Area

SI Financial Group is headquartered in Willimantic, Connecticut, which is located in eastern Connecticut approximately 30 miles east of Hartford, Connecticut. Savings Institute operates offices in Windham, New London, Tolland, Hartford and Middlesex Counties, which Savings Institute considers its primary market area. The economy in its market area is primarily oriented to the educational, service, entertainment, manufacturing and retail industries.

The major employers in the area include several institutions of higher education, the Mohegan Sun and Foxwoods casinos, General Dynamics Defense Systems and Pfizer, Inc. According to published statistics, Windham County’s population in 2009 was 117,328 and consisted of 43,216 households. The population increased 7.6% from 2000. Median household income in Windham County is $56,000, compared to $68,000 for Connecticut as a whole and $51,000 nationally. The surrounding counties of Hartford, Middlesex, New London and Tolland Counties have median household incomes of $64,000, $63,000, $75,000 and $75,000, respectively.

Our Business

We are a full-service retail banking institution. Our primary business lines involve generating funds from deposits or borrowings and investing such funds in loans and investment securities. We currently operate 21 full-service banking locations throughout eastern Connecticut.

Our operations are managed as a single business segment. Within that segment, our primary business products and services are:

•

Commercial Lending. We continue to place an emphasis on commercial lending, which includes multi-family and commercial real estate loans, construction loans for commercial development projects, and commercial business loans. To supplement originated growth, we also purchase loans from other financial institutions that are guaranteed by the Small Business Administration and the United States Department of Agriculture. Commercial loans constituted 46.8% of our total loan portfolio at June 30, 2010.

•

Retail Lending. We originate one- to four-family residential mortgage loans, loans to individuals for the construction of residential dwellings, home equity loans and consumer loans through our community banking office network. Retail loans constituted 53.2% of our total loan portfolio at June 30, 2010.

•

Deposit Products and Services. We offer a full range of traditional deposit products such as checking accounts, savings accounts, money market accounts, retirement accounts and certificates of deposit. These products can have additional features such as direct deposit, ATM and check card services, overdraft protection, telephone banking and Internet banking, thereby providing our customers multiple channels to access their accounts.

•

Wealth Management Services. In addition to our traditional community banking products and services, we differentiate ourselves from the other community banks in our market area by offering a full array of insurance, investment and trust products and services.

Our Business Strategy

Our mission is to operate and grow a profitable community-oriented financial institution. SI Financial Group plans to achieve this by continuing its strategies of:

•

Offering a full range of financial products and services. We have a long tradition of focusing on the needs of consumers and small and medium-sized businesses in the community and being an active corporate citizen. We believe that our community orientation, quicker decision-making process and customized products are attractive and distinguish us from the larger regional banks that operate in our market area. In this context, we strive to become a financial services company offering one-stop shopping for all of our customers financial needs through banking, investments, insurance and trust products and services. We believe that our broad array of product offerings deepen our relationships with our current customers and entice new customers to begin banking with us, ultimately increasing fee income and profitability.

•

Actively managing our balance sheet and diversifying our asset mix. The current economic recession has underscored the importance of a strong balance sheet. We manage our balance sheet by: (1) prudently increasing the percentage of our assets consisting of multi-family and commercial real estate and commercial business loans, which offer higher yields, shorter maturities and more sensitivity to interest rate fluctuations; (2) managing our interest rate risk by diversifying the type and maturity of our assets in our loan and investment portfolios and monitoring the maturities in our deposit portfolio; and (3) maintaining strong capital levels and liquidity. Multi-family and commercial real estate and commercial business loans increased $13.3 million for the six months ended June 30, 2010 and $28.0 million and $36.7 million for the years ended December 31, 2009 and 2008, respectively, and comprised 46.0% of total loans at June 30, 2010. We intend to continue to pursue the opportunities from the many multi-family and commercial properties and businesses located in our market area.

•

Continuing conservative underwriting practices and maintaining a high quality loan portfolio. We believe that strong asset quality is a key to long-term financial success. We have sought to maintain a high level of asset quality and moderate credit risk by using conservative underwriting standards and by diligent monitoring and collection efforts. Nonperforming loans decreased from $9.3 million at December 31, 2008 to $4.3 million at June 30, 2010. At June 30, 2010, nonperforming loans were 0.70% of the total loan portfolio and 0.48% of total assets. Although we intend to increase our multi-family and commercial real estate and commercial business lending, we intend to continue our philosophy of managing large loan exposures through conservative loan underwriting and credit administration standards.

•

Increasing core deposits. Our primary source of funds is retail deposit accounts. At June 30, 2010, 55.2% of our deposits were core deposits, consisting of demand, savings and money market accounts. We value core deposits because they represent longer-term customer relationships and a lower cost of funding compared to certificates of deposit. Core deposits have continued to increase primarily due to the investments we have made in our branch network, new product offerings, competitive interest rates and the movement of customer funds out of riskier investments, including the stock market. We intend to continue to increase our core deposits and to focus on gaining market share in counties outside of Windham County by continuing to offer exceptional customer service, cross-selling our loan and deposit products and trust, insurance and investment services and increasing our commercial deposits from small and medium-sized businesses through additional business banking and cash management products.

•

Supplementing fee income through expanded mortgage banking operations. We view the changing regulatory landscape and historically low interest rate environment as an opportunity to gain noninterest income by leveraging our expertise in originating residential mortgages and selling such increased originations in the secondary market. This strategy enables us to have a much larger lending capacity, provide a more comprehensive product offering and reduce the interest rate, prepayment and credit risks associated with originating residential loans for retention in our loan portfolio. Further, this strategy allows us to be more flexible with the single-family residential loans we maintain for investment. To accelerate this initiative, we hired two additional mortgage originators in 2010 and intend to hire at least one more originator in 2011. The increased capital we raise from this offering may allow us to maintain a greater amount of loans held for sale, which will allow us to increase our mortgage banking operations.

•

Grow through acquisitions. We intend to pursue expansion opportunities in areas in or adjacent to our existing market area in strategic locations that maximize growth opportunities or with companies that add complementary products to our existing business. We believe that the current economic recession will increase the rate of consolidation in the banking industry. We will look to be opportunistic to expand through the acquisition of banks or other financial service companies and believe additional capital will better position us to take advantage of those opportunities. While we periodically conduct informal discussion with other parties, we currently do not have any specific plans for any such acquisitions.

Description of the Conversion (page     )

In 2000, we reorganized Savings Institute into a stock savings bank with a mutual holding company structure. In 2004, we formed SI Financial Group as the mid-tier holding company for Savings Institute and sold a minority interest in SI Financial Group common stock to our depositors and our employee stock ownership plan in a subscription offering and contributed shares to our charitable foundation. The majority of SI Financial Group’s shares were issued to SI Bancorp, MHC, a mutual holding company organized under federal law. As a mutual holding company, SI Bancorp, MHC does not have any shareholders, does not hold any significant assets other than the common stock of SI Financial Group, and does not engage in any significant business activity. Our current ownership structure is as follows:

The “second-step” conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of Savings Institute’s common stock will be owned by new SI Financial Group, and all of new SI Financial Group’s common stock will be owned by the public. We are conducting the conversion and offering under the terms of our plan of conversion and reorganization (which is referred to as the “plan of conversion”). Upon completion of the conversion and offering, the present SI Financial Group and SI Bancorp, MHC will cease to exist.

As part of the conversion, we are offering for sale common stock representing the 61.9% ownership interest of SI Financial Group that is currently held by SI Bancorp, MHC. At the conclusion of the conversion and offering, existing public shareholders of SI Financial Group will receive shares of common stock in new SI Financial Group in exchange for their existing shares of common stock of SI Financial Group, based upon an exchange ratio of 0.7655 to 1.0357. The actual exchange ratio will be determined at the conclusion of the conversion and the offering based on the total number of shares sold in the offering, and is intended to result in SI Financial Group’s existing public shareholders owning the same percentage interest, 38.1%, of new SI Financial Group common stock as they currently own of SI Financial Group common stock, before giving effect to cash paid in lieu of issuing fractional shares and shares that existing shareholders may purchase in the offering. In addition, we intend to make a cash contribution to our existing charitable foundation to provide the foundation with additional liquidity. Other than shares issued in the exchange, we will not issue any shares of new SI Financial Group common stock to the foundation in connection with the conversion and offering.

After the conversion and offering, our ownership structure will be as follows:

We may cancel the conversion and offering with the concurrence of the Office of Thrift Supervision. If cancelled, orders for common stock already submitted will be cancelled, subscribers’ funds will be promptly returned with interest calculated at Savings Institute’s passbook savings rate and all deposit account withdrawal authorizations will be cancelled.

The normal business operations of Savings Institute will continue without interruption during the conversion and offering, and the same officers and directors who currently serve Savings Institute in the mutual holding company structure will serve the new holding company and Savings Institute in the fully converted stock form.

Reasons for the Conversion and Offering (page     )

Our primary reasons for the conversion and offering are the following:

•

While Savings Institute currently exceeds all regulatory capital requirements to be considered a “well capitalized” institution, the proceeds from the sale of common stock will increase our capital, which will support continued lending and operational growth. In deciding to conduct the conversion and offering at this time, our Board of Directors considered current market conditions, the amount of capital needed for continued growth, that the offering will not raise an excessive amount of capital and the interests of existing shareholders and customers.

•

The larger number of shares that will be in the hands of public investors after completion of the conversion and offering is expected to result in a more liquid and active trading market than currently exists for SI Financial Group common stock. A more liquid and active trading market would make it easier for our shareholders to buy and sell our common stock. See “Market for the Common Stock.”

•

The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings and to acquire other financial institutions or financial service companies. Our current mutual holding structure limits our ability to raise capital or issue stock in an acquisition transaction because SI Bancorp, MHC must own at least 50.1% of the shares of SI Financial Group. Currently, however, we have no plans, agreements or understandings regarding any additional securities offerings or acquisitions.

•

We are currently regulated by the Office of Thrift Supervision. The financial regulatory reform legislation will result in changes to our primary bank regulator and holding company regulator, as well as changes in regulations applicable to us, which may include changes in regulations affecting capital requirements, payment of dividends and conversion to stock form. Specifically, under the Dodd-Frank Act, the Federal Reserve Board will become the sole federal regulator of all holding companies, including mutual holding companies, and the Federal Reserve Board historically has not allowed mutual holding companies to waive the receipt of dividends from their mid-tier holding company subsidiaries. Although SI Bancorp, MHC is considered a “grandfathered” mutual holding company under the Dodd-Frank Act, it is not clear how the Federal Reserve Board will evaluate dividend waivers by grandfathered mutual holding companies and whether the Federal Reserve Board would require any future waived dividends to be taken into account in determining an appropriate exchange ratio, which would result in dilution to the ownership interests of minority stockholders in the event of a “second-step” conversion to stock form. The reorganization will eliminate our mutual holding company structure and any regulatory uncertainty associated with dividend waivers by our mutual holding company, as well as the treatment of waived dividends in a conversion of our mutual holding company to stock form and better position us to meet all future regulatory capital requirements. See “Regulation and Supervision.”

Terms of the Offering

We are offering between 5,578,125 and 7,546,875 shares of common stock in a subscription offering to eligible depositors of Savings Institute and to our tax-qualified employee benefit plans, including our employee stock ownership plan. To the extent shares remain available, we may offer shares in a community offering to natural persons and trusts of natural persons residing in Hartford, Middlesex, New London, Tolland and Windham Counties in Connecticut, to our existing public shareholders and to the general public. With regulatory approval, we may increase the number of shares to be sold up to 8,678,906 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to increase the offering size, the Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in financial market conditions. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [Date 2], 2010, or the number of shares of common stock to be sold is increased to more than 8,678,906 shares or decreased to less than 5,578,125 shares. If we extend the offering beyond [Date 2], 2010, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at Savings Institute’s passbook savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 5,578,125 shares or more than 8,678,906 shares, we will promptly return all funds and set a new offering range. All subscribers will be notified and given the opportunity to place a new order.

Shares of our common stock not purchased in the subscription offering or the community offering may be offered for sale to the general public in a syndicated community offering through a syndicate of selected dealers on a best efforts basis. We may begin the syndicated community offering at any time following the commencement of the subscription offering. Stifel, Nicolaus & Company, Incorporated will act as sole book-running manager, which is also being conducted on a best efforts basis. Neither Stifel, Nicolaus & Company, Incorporated nor any other member of the syndicate is required to purchase any shares in the syndicated community offering.

The purchase price is $8.00 per share. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Stifel, Nicolaus & Company, Incorporated, our conversion advisor and marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock. Stifel, Nicolaus & Company, Incorporated is not obligated to purchase any shares of common stock in the offering.

How We Determined the Offering Range and Exchange Ratio (page     )

Federal regulations require that the aggregate purchase price of the securities sold in the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of net proceeds from the sale of securities in the offering), as determined by an independent appraisal. We have retained RP Financial, LC., which is experienced in the evaluation and appraisal of financial institutions, to prepare the appraisal. RP Financial has indicated that in its valuation as of August 26, 2010, our common stock’s estimated market value ranged from $72.1 million to $97.6 million, with a midpoint of $84.9 million. Based on this valuation, we are selling the number of shares representing the 61.9% of SI Financial Group currently owned by SI Bancorp, MHC. This results in an offering range of $44.6 million to $60.4 million, with a midpoint of $52.5 million. RP Financial will receive fees totaling $90,000 for its appraisal report, plus $10,000 for any appraisal updates (of which there will be at least one) and reimbursement of out-of-pocket expenses.

The appraisal was based in part upon SI Financial Group’s financial condition and results of operations, the effect of the net proceeds we will receive from the sale of common stock in this offering, the cash to be contributed to the charitable foundation and an analysis of a peer group of ten publicly traded savings and loan holding companies that RP Financial considered comparable to SI Financial Group. The appraisal peer group consists of the companies listed below. Total assets are as of June 30, 2010.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets
			(In millions)
Beacon Federal Bancorp, Inc. (BFED)	NASDAQ	East Syracuse, NY	$1,072
Central Bancorp, Inc. (CEBK)	NASDAQ	Somerville, MA	527
ESB Financial Corporation (ESBF)	NASDAQ	Ellwood City, PA	1,948
ESSA Bancorp, Inc. (ESSA)	NASDAQ	Stroudsburg, PA	1,067
Harleysville Savings Financial Corporation (HARL)	NASDAQ	Harleysville, PA	867
Hingham Institution for Savings (HIFS)	NASDAQ	Hingham, MA	972
New Hampshire Thrift Bancshares, Inc. (NHTB)	NASDAQ	Newport, NH	993
TF Financial Corporation (THRD)	NASDAQ	Newton, PA	721
United Financial Bancorp, Inc. (UBNK)	NASDAQ	West Springfield, MA	1,545
Westfield Financial, Inc. (WFD)	NASDAQ	Westfield, MA	1,235

In preparing its appraisal, RP Financial considered the information in this prospectus, including our financial statements. RP Financial also considered the following factors, among others:

•

our historical and projected operating results and financial condition, including, but not limited to, net interest income, the amount and volatility of interest income and interest expense relative to changes in market conditions and interest rates, asset quality, levels of loan loss provisions, the amount and sources of noninterest income, and the amount of noninterest expense;

•

the economic, demographic and competitive characteristics of our market area, including, but not limited to, employment by industry type, unemployment trends, size and growth of the population, trends in household and per capita income and deposit market share;

•

a comparative evaluation of our operating and financial statistics with those of other similarly-situated, publicly traded savings associations and savings association holding companies, which included a comparative analysis of balance sheet composition, income statement and balance sheet ratios, credit and interest rate risk exposure;

•

the effect of the capital raised in this offering on our net worth and earnings potential, including, but not limited to, the increase in consolidated equity resulting from the offering, the estimated increase in earnings resulting from the investment of the net proceeds of the offering, and the estimated impact on consolidated equity and earnings resulting from adoption of the proposed employee stock benefit plans; and

•	the trading market for SI Financial Group common stock and securities of comparable institutions and general conditions in the market for such securities.

The independent appraisal also reflects the cash contribution to SI Financial Group Foundation. The cash contribution to the charitable foundation will not have a material effect on our estimated pro forma market value.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and “tangible book value” and the ratio of the offering price to the issuer’s core earnings. RP Financial considered these ratios in preparing its appraisal, among other factors. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. Tangible book value is equal to total equity minus intangible assets. Core earnings, for purposes of the appraisal, was defined as net earnings after taxes, excluding the after-tax portion of income from nonrecurring items. In applying each of the valuation methods, RP Financial considered adjustments to our pro forma market value based on a comparison of SI Financial Group with the peer group. RP Financial made slight downward adjustments for profitability, growth and viability of earnings and for marketing of the issue and made a slight upward adjustment for financial condition.

The following table presents a summary of selected pricing ratios for the peer group companies utilized by RP Financial in its appraisal and the pro forma pricing ratios for us as calculated by RP Financial in its appraisal report, based on financial data as of and for the twelve months ended June 30, 2010. The pricing ratios for SI Financial Group are based on financial data as of or for the twelve months ended June 30, 2010.

	Price to Earnings Multiple		Price to Core Earnings Multiple		Price to Book Value Ratio	Price to Tangible Book Value Ratio
New SI Financial Group (pro forma):
Minimum	32.80	x	36.07	x	60.93%	63.14%
Midpoint	38.54		42.37		67.74	70.05
Maximum	44.26		48.65		73.87	76.26
Maximum, as adjusted	50.81		55.85		80.16	82.64
Pricing ratios of peer group companies as of August 26, 2010:
Average	15.21	x	15.83	x	85.14%	93.10%
Median	12.02		11.48		86.74	97.68

Compared to the average pricing ratios of the peer group, at the maximum of the offering range our common stock would be priced at a premium of 191.0% to the peer group on a price-to-earnings basis, a premium of 207.3% on a price-to-core earnings basis, a discount of 13.2% on a price-to-book basis and a discount of 18.1% on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be less expensive than the peer group on a book value and tangible book value basis.

Compared to the average pricing ratios of the peer group, at the minimum of the offering range our common stock would be priced at a premium of 115.6% to the peer group on a price-to-earnings basis, a premium of 129.7% on a price-to-core earnings basis, a discount of 28.4% on a price-to-book basis and a discount of 32.2% on a price-to-tangible book basis. This means that, at the minimum of the offering range, a share of our common stock would be less expensive than the peer group on a book value and tangible book value basis.

Our Board of Directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our Board of Directors has decided to offer the shares for a price of $8.00 per share. The purchase price of $8.00 per share was determined by us, taking into account, among other factors, the market price of our stock before adoption of the plan of conversion, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Our Board of Directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 0.7655 to a maximum of 1.0357 shares of new SI Financial Group common stock for each current share of SI Financial Group common stock, with a midpoint of 0.9006. Based upon this exchange ratio, we expect to issue between 3,437,460 and 4,650,682 shares of new SI Financial Group common stock to the holders of SI Financial Group common stock outstanding immediately before the completion of the conversion and offering.

Because of differences in important factors such as operating characteristics, location, financial performance, asset size, capital structure and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not our common stock is an appropriate investment for you. The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. The appraisal does not indicate market value. You should not assume or expect that the appraisal described above means that our common stock will trade at or above the $8.00 purchase price after the offering.

Our Board of Directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock in the offering.

Possible Change in Offering Range

RP Financial will update its appraisal before we complete the conversion and offering. If, as a result of regulatory considerations, demand for the shares or changes in financial market conditions, RP Financial determines that our estimated pro forma market value has increased, we may sell up to 8,678,906 shares without further notice to you. If our pro forma market value at that time is either below $72.1 million or above $112.2 million, then, after consulting with the Office of Thrift Supervision, we may: terminate the offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

The Exchange of Existing Shares of SI Financial Group Common Stock (page             )

If you are a shareholder of SI Financial Group on the date we complete the conversion and offering, your existing shares will be cancelled and exchanged for shares of new SI Financial Group. The number of shares you will receive will be based on an exchange ratio determined as of the completion of the conversion and offering that is intended to result in SI Financial Group’s existing public shareholders owning approximately 38.1% of new SI Financial Group’s common stock, which is the same percentage of SI Financial Group common stock currently owned by existing public shareholders. The exchange ratio will not be based on the market price of SI Financial Group common stock. The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of 100 shares of SI Financial Group common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold In the Offering		Shares to be Exchanged for Existing Shares of SI Financial Group		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Equivalent Per Share Value (1)	Equivalent Pro Forma Book Value Per Exchanged Share (2)	Shares to be Received for 100 Existing Shares (3)
	Amount	Percent	Amount	Percent
Minimum	5,578,125	61.9%	3,437,460	38.1%	9,015,585	0.7655	$6.12	$9.41	76
Midpoint	6,562,500	61.9%	4,044,071	38.1%	10,606,571	0.9006	7.20	9.99	90
Maximum	7,546,875	61.9%	4,650,682	38.1%	12,197,557	1.0357	8.29	10.58	103
Maximum, as adjusted	8,678,906	61.9%	5,348,284	38.1%	14,027,190	1.1910	9.53	11.24	119

(1)	Represents the value of shares of new SI Financial Group common stock received in the conversion by a holder of one share of SI Financial Group common stock at the exchange ratio, assuming an offering price of $8.00 per share.
(2)	Represents the pro forma tangible shareholders’ equity per share at each level of the offering range multiplied by the respective exchange ratio.
(3)	Cash will be paid instead of issuing any fractional shares.

No fractional shares of new SI Financial Group common stock will be issued in the conversion and offering. For each fractional share that would otherwise be issued, we will pay cash in an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $8.00 per share offering price.

We also will convert options previously awarded under the 2005 Equity Incentive Plan into options to purchase new SI Financial Group common stock. At June 30, 2010, there were outstanding options to purchase 496,750 shares of SI Financial Group common stock. The number of outstanding options and related per share exercise prices will be adjusted based on the exchange ratio. The aggregate exercise price, term and vesting period of the outstanding options will remain unchanged. If any options are exercised before we complete the offering, the number of shares of SI Financial Group common stock outstanding will increase and the exchange ratio could be adjusted.

How We Intend to Use the Proceeds of this Offering (page             )

The following table summarizes how we intend to use the proceeds of the offering, based on the sale of shares at the minimum and maximum of the offering range.

(Dollars in thousands)	5,578,125 Shares At $8.00 Per Share	Percent of Net Proceeds	7,546,875 Shares At $8.00 Per Share	Percent of Net Proceeds
Offering proceeds	$44,625		$60,375
Less: offering expenses	(2,998)		(3,572)

Net offering proceeds	41,627	100.0%	56,803	100.0%
Less:
Proceeds contributed to Savings Institute	24,976	60.0	34,082	60.0
Proceeds used for loan to employee stock ownership plan	2,678	6.4	3,623	6.4
Proceeds contributed to SI Financial Group Foundation by SI Financial Group	500	1.2	500	0.9

Proceeds remaining for new SI Financial Group	$13,473	32.4%	$18,598	32.7%

Initially, we intend to invest the proceeds of the offering in short-term investments. In the future, new SI Financial Group may use the funds it retains to invest in securities, pay cash dividends, repurchase shares of its common stock, subject to regulatory restrictions, or for general corporate purposes. Savings Institute intends to use the portion of the proceeds that it receives to fund new loans and expand its mortgage banking activities. We expect that much of the loan growth will occur in our commercial real estate and commercial business portfolios, which we have emphasized in recent years, but we have not allocated specific dollar amounts to any particular area of our loan portfolio. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand. Savings Institute may also use the proceeds to finance the possible expansion of its business activities, including developing new branch locations, although there are no specific plans for these activities. We may also use the proceeds of the offering to diversify our business or acquire other companies as opportunities arise, primarily in or adjacent to our existing market areas, although we have no specific plans to do so at this time.

Purchases by Directors and Executive Officers (page             )

We expect that our directors and executive officers, together with their associates, will subscribe for approximately 18,037 shares, which is 0.3% of the midpoint of the offering. Our directors and executive officers will pay the same $8.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering. Following the conversion and offering, and including shares received in exchange for shares of SI Financial Group, our directors and executive officers, together with their associates, are expected to own 287,115 shares of new SI Financial Group common stock, which would equal 2.7% of our outstanding shares if shares are sold at the midpoint of the offering range.

Benefits of the Conversion to Management (page             )

We intend to adopt the stock benefit plans described below. We will recognize additional compensation expense related to the expanded employee stock ownership plan and the new equity incentive plan. The actual expense will depend on the market value of our common stock and will increase as the value of our common stock increases. As reflected under “Pro Forma Data,” based upon assumptions set forth therein, the annual expense related to the employee stock ownership plan and the new equity incentive plan would have been $554,000 for the year ended December 31, 2009, assuming shares are sold at the maximum of the offering range. If awards under the new equity incentive plan are funded from authorized but unissued stock, your ownership interest would be diluted by up to approximately 1.9%. See “Pro Forma Data” for an illustration of the effects of each of these plans.

Employee Stock Ownership Plan. Our employee stock ownership plan intends to purchase an amount of shares equal to 6.0% of the shares sold in the offering. The plan will use the proceeds from a 20-year loan from new SI Financial Group to purchase these shares. We reserve the right to purchase shares of common stock in the open market following the offering to fund all or a portion of the employee stock ownership plan. We also reserve the right to have the employee stock ownership plan purchase up to 10% of the shares of common stock sold in the offering if necessary to complete the offering at the minimum of the offering range. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of employee participants. Allocations will be based on a participant’s individual compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

New Equity Incentive Plan. We intend to implement a new equity incentive plan no earlier than six months after completion of the conversion and offering. We will submit this plan to our shareholders for their approval. Under this plan, we may grant stock options in an amount up to 7.7% of the number of shares sold in the offering and restricted stock awards in an amount equal to 3.1% of the shares sold in the offering. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. Shares of restricted stock will be awarded at no cost to the recipient. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The new equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. The new equity incentive plan will supplement our existing 2005 Equity Incentive Plan, which will continue as a plan of new SI Financial Group.

The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the new equity incentive plan. At the maximum of the offering range, we will sell 7,546,875 shares and have 12,197,557 shares outstanding. The number of shares reflected for the benefit plans in the table below assumes that Savings Institute’s tangible capital will be 10% or more following the completion of the offering and the application of the net proceeds as described under “Use of Proceeds.”

	Number of Shares to be Granted or Purchased			Dilution Resulting from Issuance of Additional Shares	Total Estimated Value
(Dollars in thousands)	At Maximum of Offering Range	As a % of Common Stock Sold	As a % of Common Stock Outstanding
Employee stock ownership plan (1)	452,813	6.0%	3.7%	–%	$3,623
Restricted stock awards (1)	232,870	3.1	1.9	1.9	1,863
Stock options (2)	582,176	7.7	4.8	4.6	1,618

Total	1,267,859	16.8%	10.4%	6.3%	$7,104

(1)	Assumes the value of new SI Financial Group common stock is $8.00 per share for determining the total estimated value.
(2)	Assumes the value of a stock option is $2.78. See “Pro Forma Data.”

We may fund our plans through open market purchases, as opposed to new issuances of common stock; however, if any options previously granted under our 2005 Equity Incentive Plan are exercised during the first year following completion of the offering, they will be funded with newly-issued shares as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the stock-based incentive plan or, with prior regulatory approval, under extraordinary circumstances. The Office of Thrift Supervision has previously advised that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or a compelling business purpose for satisfying this test.

The following table presents information regarding our existing employee stock ownership plan, options and restricted stock previously awarded or available for future awards under our 2005 Equity Incentive Plan, additional shares purchased by our employee stock ownership plan, and our proposed new equity incentive plan. The table below assumes that 12,197,557 shares are outstanding after the offering, which includes the sale of 7,546,875 shares in the offering at the maximum of the offering range and the issuance of 4,650,682 shares in exchange for shares of SI Financial Group using an exchange ratio of 1.0357. It is also assumed that the value of the stock is $8.00 per share.

Existing and New Stock Benefit Plans	Eligible Participants	Number of Shares at Maximum of Offering Range		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion and Offering
(Dollars in thousands)
Employee Stock Ownership Plan:	Employees
Shares purchased in 2004 offering (1)		498,549	(2)	$3,988		4.1%
Shares to be purchased in this offering		452,813		3,623		3.7

Total employee stock ownership plan		951,362		$7,611		7.8

Restricted Stock Awards:	Directors and employees
2005 Equity Incentive Plan (1)		255,040	(3)	$2,040	(4)	2.1
New shares of restricted stock		232,870		1,863	(4)	1.9

Total shares of restricted stock		487,910		$3,903		4.0

Stock Options:	Directors and employees
2005 Equity Incentive Plan (1)		637,601	(5)	$1,766	(6)	5.2
New stock options		582,176		1,618	(7)	4.8

Total stock options		1,219,777		$3,384		10.0

Total stock benefit plans		2,659,049		$14,898		21.8%

(1)	Number of shares has been adjusted for the 1.0357 exchange ratio at the maximum of the offering range.
(2)	As of June 30, 2010, of these shares, 164,065 (158,410 before adjustment) have been allocated to the accounts of participants and 334,484 (322,955 before adjustment) remain unallocated.
(3)	As of June 30, 2010, of these shares, 252,347 (243,649 before adjustment) have been awarded and 2,692 (2,600 before adjustment) remain available for future awards. As of June 30, 2010, awards covering 236,149 shares have vested and the shares have been distributed.
(4)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $8.00 per share.
(5)	As of June 30, 2010, of these shares, options for 514,483 shares (496,750 shares before adjustment) have been awarded and options for 123,116 shares (118,873 shares before adjustment) remain available for future grants. As of June 30, 2010, no options had been exercised.
(6)	The fair value of stock options granted and outstanding under the 2005 Equity Incentive Plan has been estimated using the Black-Scholes option pricing model. Before the adjustment for the exchange ratio, there were 496,750 outstanding options with a weighted-average fair value of $2.87 per option. Using this value and adjusting for the exchange ratio at the maximum of the offering range, the fair value of stock options granted or available for grant under the 2005 Equity Incentive Plan has been estimated at $2.77 per option.
(7)	For purposes of this table, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $2.78 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $8.00; trading price on date of grant, $8.00; dividend yield, 1.0%; expected life, 10 years; expected volatility, 18.21%; and risk-free interest rate, 2.97%.

Our Contribution of Cash to the SI Financial Group Foundation

SI Financial Group Foundation was organized in connection with Savings Institute’s mutual holding company reorganization and was funded with 251,275 shares of SI Financial Group common stock on September 30, 2004. As of June 30, 2010, SI Financial Group Foundation had assets of $1.4 million, no liabilities and net worth of $1.4 million.

To further our commitment to the communities we serve and may serve in the future, subject to our members’ and shareholders’ approval, we intend to contribute up to $500,000 in cash to the charitable foundation to provide the foundation with additional liquidity. Other than shares issued in the exchange, we will not issue any shares of new SI Financial Group common stock to SI Financial Group Foundation in connection with the conversion and offering. As a result of the cash contribution, we expect to record an after-tax expense of approximately $335,000 during the quarter in which the conversion is completed. SI Financial Group Foundation currently owns 214,653 shares of SI Financial Group common stock. Following completion of the offering and assuming closing at the midpoint of the valuation range and the exchange ratio of 0.9006, the charitable foundation will own 193,316 shares, or 1.8%, of the outstanding shares of SI Financial Group. Pursuant to Office of Thrift Supervision regulations, all shares of SI Financial Group common stock owned by the charitable foundation must be voted in the same ratio as all other shares of SI Financial Group are voted.

SI Financial Group Foundation will continue to support charitable causes and community development activities in the communities in which we operate or may operate. During the six months ended June 30, 2010 and the year ended December 31, 2009, SI Financial Group Foundation made charitable contributions of $5,440, and $53,000, respectively.

Under the Internal Revenue Code, a corporate entity is generally permitted to deduct up to 10% of its taxable income (taxable income before the charitable contributions deduction) in any one year for charitable contributions. Any contribution in excess of the 10% limit may generally be deducted for federal income tax purposes over the five years following the year in which the charitable contribution was made. Accordingly, a charitable contribution by a corporate entity to a charitable foundation could, if necessary, be deducted for federal income tax purposes over a six-year period. Our overall charitable contribution deduction could be limited if our future taxable income is insufficient to allow for the full deduction within the 10% of taxable income limitation, which would result in an increase to income tax expense.

SI Financial Group Foundation is governed by a Board of Directors, which currently consists of five employees of Savings Institute, two of our directors, one of our former directors and one individual who is not affiliated with us. The officers and directors of the foundation are as follows:

Rheo A. Brouillard — Chairman of the Board of Directors and President

Brian J. Hull — Treasurer and Director

Sandra M. Mitchell — Secretary and Director

William E. Anderson, Jr. — Director

Robert C. Cushman — Director

Roger Engle — Director

Donna M. Evan — Director

Laurie L. Gervais — Director

Edward Wosniak — Director

None of these individuals receive compensation for their service as a director of the charitable foundation. In addition, some of our employees serve as executive officers of the charitable foundation. None of these individuals receive compensation for their service as an executive officer of the charitable foundation.

The contribution of cash to the charitable foundation has been approved by the Board of Directors of SI Bancorp, MHC, and must be approved by the members of SI Bancorp, MHC (depositors of Savings Institute) and the shareholders of SI Financial Group at their special meetings being held to consider and vote upon the plan of conversion. If members or shareholders do not approve the contribution to the charitable foundation, we will proceed with the conversion without contributing to the foundation and subscribers for common stock will not be resolicited (unless required by the Office of Thrift Supervision). The contribution to the charitable foundation will not have any material effect on our estimated pro forma valuation.

RP Financial will update its appraisal of our estimated pro forma market value at the conclusion of the offering. The pro forma market value reflected in that updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

See “Risk Factors — The contribution to the charitable foundation will adversely affect net income” and “SI Financial Group Foundation.”

Persons Who Can Order Stock in the Subscription Offering (page             )

We are offering shares of new SI Financial Group common stock in a subscription offering to the following persons in the following order of priority:

1.	Persons with $50 or more on deposit at Savings Institute as of the close of business on June 30, 2009.

2.	Our employee stock ownership plan.

3.	Persons with $50 or more on deposit at Savings Institute as of the close of business on September 30, 2010 who are not eligible in category 1 above.

4.	Savings Institute’s depositors as of the close of business on [RECORD DATE], 2010, who are not in categories 1 or 3 above.

Unlike our employee stock ownership plan, the Savings Institute 401(k) Plan has not been granted priority subscription rights. Accordingly, a 401(k) plan participant who elects to purchase shares in the offering through self-directed purchases within the 401(k) plan will receive the same subscription priority, and be subject to the same purchase limitations, as if the participant had elected to purchase shares using funds outside the 401(k) plan.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. See “The Conversion and Offering—Subscription Offering and Subscription Rights“ for a description of the allocation procedure.

Subscription Rights are Not Transferable (page             )

You are not allowed to transfer your subscription rights and we will act to ensure that you do not do so. You will be required to acknowledge that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person to sell or transfer subscription rights or the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

Purchase Limitations (page             )

Pursuant to our plan of conversion, our Board of Directors has established limitations on the purchase of common stock in the offering. These limitations include the following:

•	The minimum purchase is 25 shares.

•

No individual (or individuals exercising subscription rights through a single qualifying account held jointly) may purchase more than $500,000 of common stock (which equals 62,500 shares) in the offering.

•

No individual, together with any associates, and no group of persons acting in concert, may purchase more than $1,000,000 of common stock (which equals 125,000 shares) in all the categories of the offering combined. For purposes of applying this limitation, your associates include:

•	Any person who is related by blood or marriage to you and who either lives in your home or who is a director or officer of Savings Institute;

•	Companies or other entities in which you are an officer or partner or have a 10% or greater beneficial ownership interest; and

•	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

•

No individual, together with any associates, and no group of persons acting in concert, may purchase shares of common stock so that, when combined with shares of new SI Financial Group common stock received by them in exchange for shares of SI Financial Group common stock, such person or persons would hold more than 5% of the number of shares of new SI Financial Group common stock outstanding upon completion of the conversion and offering. No person will be required to divest any shares of SI Financial Group common stock or be limited in the number of shares of new SI Financial Group to be received in exchange for shares of SI Financial Group common stock as a result of this purchase limitation.

Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase limitations at any time. If we increase the maximum purchase limitations to 5% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of common stock sold in the offering. Our tax-qualified employee benefit plans, including our employee stock ownership plan, are authorized to purchase up to 10.0% of the shares sold in the offering, without regard to these purchase limitations.

Conditions to Completing the Conversion and Offering

We cannot complete the conversion and offering unless:

•	the plan of conversion is approved by at least a majority of votes eligible to be cast by depositors of Savings Institute;

•	the plan of conversion is approved by at least two-thirds of the outstanding shares of SI Financial Group, including shares held by SI Bancorp, MHC;

•	the plan of conversion is approved by at least a majority of the outstanding shares of SI Financial Group, excluding the shares held by SI Bancorp, MHC;

•	we sell at least the minimum number of shares offered; and

•	we receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

Subject to member, shareholder and regulatory approvals, we also intend to contribute cash to our existing charitable foundation, SI Financial Group Foundation, in connection with the conversion. However, member and shareholder approval of the contribution to the charitable foundation is not a condition to the completion of the conversion and offering.

SI Bancorp, MHC, which owns 61.9% of the outstanding shares of SI Financial Group, intends to vote these shares in favor of the plan of conversion and the contribution to the charitable foundation. In addition, as of             , 2010, directors and executive officers of SI Financial Group and their associates beneficially owned 298,783 shares of SI Financial Group or 2.5% of the outstanding shares. They intend to vote those shares in favor of the plan of conversion and the contribution to the charitable foundation.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

We must sell a minimum of 5,578,125 shares to complete the conversion and offering. Purchases by our directors and executive officers and our employee stock ownership plan will count towards the minimum number of shares we must sell to complete the offering. If we do not receive orders for at least 5,578,125 shares of common stock in the subscription, community and/or syndicated community offerings, we may increase the purchase limitations and/or seek regulatory approval to extend the offering beyond [Date 2], 2010 (provided that any such extension will require us to resolicit subscribers). Alternatively, we may terminate the offering, in which case we will promptly return your funds, with interest calculated at Savings Institute’s passbook savings rate, which is currently 0.20% per annum, and cancel all deposit account withdrawal authorizations.

How to Purchase Common Stock in the Subscription and Community Offerings (page             )

In the subscription offering and the community offering, you may pay for your shares by:

1.	personal check, bank check or money order made payable directly to “SI Financial Group, Inc.” (Savings Institute lines of credit checks and third-party checks of any type will not be accepted. Please do not submit cash.); or

2.	authorizing us to withdraw money from the types of Savings Institute deposit accounts identified on the stock order form.

Savings Institute is not permitted to lend funds (including funds drawn on a Savings Institute line of credit) to anyone to purchase shares of common stock in the offering.

You may not designate on your stock order form a direct withdrawal from a retirement account at Savings Institute. If you wish to use funds in these accounts, see “—Using IRA Funds to Purchase Shares in the Offering.” Additionally, you may not designate on your stock order form a direct withdrawal from Savings Institute accounts with check-writing privileges. Instead, a check must be provided. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount and we will immediately withdraw the amount from your checking account.

Personal checks will be immediately cashed, so the funds must be available within the account when your stock order form is received by us. Subscription funds submitted by check or money order will be held in a segregated account at Savings Institute. We will pay interest calculated at Savings Institute’s passbook savings rate from the date those funds are processed until completion or termination of the offering, at which time, subscribers will receive interest checks. Withdrawals from certificate of deposit accounts at Savings Institute to purchase common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Savings Institute must be available within the deposit accounts at the time the stock order form is received. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering.

You may deliver your stock order form in one of three ways: by mail, using the stock order reply envelope provided, by overnight delivery to the Stock Information Center at the address indicated on the stock order form or by hand-delivery to Savings Institute’s main office, located at 803 Main Street, Willimantic, Connecticut. Stock order forms will not be accepted at our other Savings Institute offices and should not be mailed to Savings Institute. Once submitted, your order is irrevocable. We are not required to accept copies or facsimiles of order forms.

Using Retirement Account Funds to Purchase Shares in the Subscription and Community Offerings (page             )

You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA. If you wish to use some or all of the funds in your Savings Institute IRA or other retirement account, the applicable funds must first be transferred to a self-directed retirement account maintained by an unaffiliated institutional trustee or custodian, such as a brokerage firm. An annual fee may be payable to the new trustee. If you do not have such an account, you will need to establish one and transfer your funds from Savings Institute before placing your stock order. Our Stock Information Center can give you guidance if you wish to place an order for stock using funds held in a retirement account at Savings Institute or elsewhere. Because processing retirement account transactions takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [Date 1], 2010 offering deadline. Whether you may use retirement funds for the purchase of shares in the offering will depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Deadline for Ordering Stock in the Subscription and Community Offerings

The subscription offering will end at 2:00 p.m., Eastern time, on [Date 1], 2010. If you wish to purchase shares, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received by us (not postmarked) no later than this time. We expect that the community offering, if held, will terminate at the same time, although it may continue until [Date 2], 2010, or longer if the Office of Thrift Supervision approves a later date. No single extension may be for more than 90 days. We are not required to provide notice to you of an extension unless we extend the offering beyond [Date 2], 2010, in which case all subscribers in the subscription and community offerings will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at Savings Institute’s passbook savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 5,578,125 shares or more than 8,678,906 shares, we will promptly return all funds and set a new offering range. All subscribers will be notified and given the opportunity to place a new order.

Market for New SI Financial Group’s Common Stock (page             )

SI Financial Group common stock is listed on the Nasdaq Global Market under the symbol “SIFI.” We expect that new SI Financial Group’s common stock will trade on the Nasdaq Global Market under the trading symbol SIFID for a period of 20 trading days after the completion of the conversion and offering. Thereafter, the trading symbol will be SIFI. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares. There can be no assurance that persons purchasing the common stock in the offering will be able to sell their shares at or above the $8.00 offering price, and brokerage firms typically charge commissions related to the purchase or sale of securities.

SI Financial Group’s Dividend Policy (page             )

SI Financial Group currently pays a cash dividend of $0.03 per share per quarter, which equals $0.12 on an annualized basis. After the conversion and offering, we intend to continue to pay a cash dividend of $0.03 per share per quarter, which represents an annual yield of 1.5% based on a price of $8.00 per share. However, the dividend rate and continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future.

Tax Consequences (page             )

As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Existing shareholders of SI Financial Group who receive cash in lieu of fractional share interests in shares of new SI Financial Group will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. Kilpatrick Stockton LLP and Wolf & Company, P.C. have issued us opinions to this effect, which are summarized on pages             through             of this prospectus.

Delivery of Prospectus

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days before such date or hand-deliver prospectuses later than two days before that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 2:00 p.m., Eastern time, on [Date 1], 2010 whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Stock Certificates in the Subscription and Community Offerings (page             )

Certificates representing shares of common stock issued in the subscription and community offerings will be mailed by first-class mail by our transfer agent as soon as practicable following completion of the conversion and offering. Certificates will be mailed to purchasers at the registration address provided by them on the order form. Until certificates for common stock are available and delivered to purchasers, purchasers may not be able to sell their shares, even though trading of the common stock will have commenced. Your ability to sell the shares of common stock before your receipt of the stock certificate will depend on arrangements you may make with your brokerage firm.

How You Can Obtain More Information—Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the conversion and the offering. If you have any questions regarding the conversion or the offering, please call our Stock Information Center. The toll-free telephone number is (            )             -            . The Stock Information Center is open Monday through Friday, from 10:00 a.m. to 4:00 p.m., Eastern time. The Stock Information Center will be closed weekends and bank holidays.

Risk Factors

You should consider carefully the following risk factors before purchasing shares of new SI Financial Group common stock.

Risks Related to Our Business

The economic recession could result in increases in our level of nonperforming loans and/or reduce demand for our products and services, which would lead to lower revenue, higher loan losses and lower earnings.

Our business activities and earnings are affected by general business conditions in the United States and in our local market area. These conditions include short-term and long-term interest rates, inflation, unemployment levels, real estate values, monetary supply, consumer confidence and spending, fluctuations in both debt and equity capital markets, and the strength of the economy in the United States generally and in our market area in particular. The national economy has recently experienced a recession, with rising unemployment levels, declines in real estate values and an erosion in consumer confidence. Dramatic declines in the U.S. housing market over the past few years, with falling home prices and increasing foreclosures, have negatively affected the credit performance of mortgage loans and resulted in significant write-downs of asset values by many financial institutions. Our local economy has mirrored the overall economy. A prolonged or more severe economic downturn, continued elevated levels of unemployment, further declines in the values of real estate, or other events that affect household and/or corporate incomes could impair the ability of our borrowers to repay their loans in accordance with their terms. Nearly all of our loans are secured by real estate or made to businesses in the counties in which we have offices in Connecticut. As a result of this concentration, a prolonged or more severe downturn in the local economy could result in significant increases in nonperforming loans, which would negatively impact our interest income and result in higher provisions for loan losses, which would hurt our earnings. The economic downturn could also result in reduced demand for credit, which would hurt our revenues.

Our level of nonperforming loans and classified assets expose us to increased risk of loss. Further, our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

At June 30, 2010, loans that were classified as either special mention, substandard, doubtful or loss totaled $46.8 million, representing 7.7% of total loans, including nonperforming loans of $4.3 million, representing 0.70% of total loans. If these loans do not perform according to their terms and the value of the collateral is insufficient to pay the remaining loan balance or if the economy and/or the real estate market continues to weaken, we could experience loan losses or be required to add further reserves to our allowance for loan losses, either of which could have a material adverse effect on our operating results. Like all financial institutions, we maintain an allowance for loan losses at a level representing management’s best estimate of known losses in the portfolio based upon management’s evaluation of the portfolio’s collectibility as of the corresponding balance sheet date. However, our allowance for loan losses may be insufficient to cover actual loan losses, and future provisions for loan losses could materially adversely affect our operating results.

At June 30, 2010, our allowance for loan losses totaled $4.9 million, which represented 0.80% of total loans and 114.32% of nonperforming loans. Our regulators, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to increase the allowance for loan losses by recognizing additional provisions for loan losses charged to income, or to charge-off loans, which, net of any recoveries, would decrease the allowance for loan losses. Any such additional provisions for loan losses or charge-offs, as required by these regulatory agencies, could have a material adverse effect on our operating results.

Our commercial lending exposes us to lending risks.

At June 30, 2010, $280.7 million, or 46.0%, of our loan portfolio consisted of commercial real estate and commercial business loans. We intend to continue to emphasize these types of lending. Commercial loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the business and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Also, many of our commercial borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

Our emphasis on residential mortgage loans and home equity loans exposes us to lending risks.

At June 30, 2010, $292.4 million, or 48.0%, of our loan portfolio consisted of one- to four-family residential mortgage loans and $24.0 million, or 3.9%, of our loan portfolio consisted of home equity lines of credit. Recent declines in the housing market have resulted in declines in real estate values in our market areas. These declines in real estate values could cause some of our mortgage and home equity loans to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

Our investment portfolio may suffer reduced returns, material losses or other-than-temporary impairment losses.

During an economic downturn, our investment portfolio could be subject to higher risk. The value of our investment portfolio is subject to the risk that certain investments may default or become impaired due to a deterioration in the financial condition of one or more issuers of the securities held in our portfolio, or due to a deterioration in the financial condition of an issuer that guarantees an issuer’s payments of such investments. Such defaults and impairments could reduce our net investment income and result in realized investment losses.

Our investment portfolio is also subject to increased risk as the valuation of investments is more subjective when markets are illiquid, thereby increasing the risk that the estimated fair value (i.e. the carrying amount) of the portion of the investment portfolio that is carried at fair value as reflected in our financial statements is not reflective of prices at which actual transactions would occur.

Because of the risks set forth above, the value of our investment portfolio could decrease, we could experience reduced net investment income, and we could incur realized investment losses, which could materially and adversely affect our results of operations, financial position and liquidity.

Additionally, we review our securities portfolio at each quarter-end reporting period to determine whether the fair value is below the current carrying value. When the fair value of any of our equity securities has declined below its carrying value, we are required to assess whether the decline is other-than-temporary. We are required to write-down the value of that security through a charge to earnings if we conclude that the decline is other-than-temporary. In the case of debt securities, we are required to charge to earnings any decreases in value that are credit-related. As of June 30, 2010, the amortized cost and the fair value of our securities portfolio each totaled $182.2 million. Changes in the expected cash flows of these securities and/or prolonged price declines in future periods may result in a charge to earnings to write-down these securities. Any charges for other-than-temporary impairment would not impact cash flow, tangible capital or liquidity. For the six months ended June 30, 2010 and for the year ended December 31, 2009, we recognized other-than-temporary impairment losses for credit-related factors of $332,000 and $228,000, respectively, on certain debt securities.

Recently enacted regulatory reform may have a material impact on our operations.

On July 21, 2010, the President signed into law The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act restructures the regulation of depository institutions. Under the Dodd-Frank Act, the Office of Thrift Supervision, which currently regulates Savings Institute, will be merged into the Office of the Comptroller of the Currency, which regulates national banks. Savings and loan holding companies, including SI Financial Group, will be regulated by the Board of Governors of the Federal Reserve System. Also included is the creation of a new federal agency to administer consumer protection and fair lending laws, a function that is now performed by the depository institution regulators. The federal preemption of state laws currently accorded federally chartered depository institutions will be reduced as well and State Attorneys General will have greater authority to bring a suit against a federally chartered institution, such as Savings Institute, for violations of certain state and federal consumer protection laws. The Dodd-Frank Act also will impose consolidated capital requirements on savings and loan holding companies effective in five years, which will limit our ability to borrow at the holding company and invest the proceeds from such borrowings as capital in Savings Institute that could be leveraged to support additional growth. The Dodd-Frank Act contains various other provisions designed to enhance the regulation of depository institutions and prevent the recurrence of a financial crisis such as occurred in 2008-2009. The full impact of the Dodd-Frank Act on our business and operations will not be known for years until regulations implementing the statute are written and adopted. The Dodd-Frank Act may have a material impact on our operations, particularly through increased regulatory burden and compliance costs.

In addition to the enactment of the Dodd-Frank Act, the federal regulatory agencies recently have begun to take stronger supervisory actions against financial institutions that have experienced increased loan losses and other weaknesses as a result of the current economic crisis. These actions include the entering into of written agreements and cease and desist orders that place certain limitations on their operations. Federal bank regulators recently have also been using with more frequency their ability to impose individual minimal capital requirements on banks, which requirements may be higher than those imposed under the Dodd-Frank Act or which would otherwise qualify the bank as being “well capitalized” under the Federal Deposit Insurance Corporation’s prompt corrective action regulations. If SI Financial Group or Savings Institute were to become subject to a supervisory agreement or higher individual capital requirements, such action may have a negative impact on their ability to execute their business plans, as well as their ability to grow, pay dividends or engage in mergers and acquisitions and may result in restrictions in their operations. See “Regulation and Supervision – Federal Banking Regulation – Capital Requirements” for a discussion of regulatory capital requirements.

Our inability to achieve profitability on new branches may negatively impact our earnings.

We consider our primary market area to consist of Hartford, Middlesex, New London, Tolland and Windham counties in Connecticut. However, the majority of our facilities are located in and a substantial portion of our business is derived from Windham county, which has the lowest median household income and the highest unemployment rate among the counties in Connecticut. To address this, in recent years, we have expanded our presence throughout our market area and may pursue further expansion through the establishment of additional branches in Hartford, Middlesex, New London and Tolland counties, each of which has more favorable economic conditions than Windham county. The profitability of our expansion policy will depend on whether the income that we generate from the additional branches we establish or purchase will offset the increased expenses resulting from operating new branches. We expect that it may take a period of time before new branches can become profitable, especially in areas in which we do not have an established presence. During this period, operating new branches may negatively impact our operating results.

Fluctuations in interest rates could reduce our profitability and affect the value of our assets.

Like other financial institutions, we are subject to interest rate risk. Our primary source of income is net interest income, which is the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. Changes in the general level of interest rates can affect our net interest income by affecting the difference between the weighted-average yield earned on our interest-earning assets and the weighted-average rate paid on our interest-bearing liabilities, or interest rate spread and the average life of our interest-earning assets and interest-bearing liabilities. Changes in interest rates also can affect: (1) the ability to originate loans; (2) the value of our interest-earning assets and our ability to realize gains from the sale of such assets; (3) the ability to obtain and retain deposits in competition with other available investment alternatives; and (4) the ability of our borrowers to repay adjustable or variable rate loans. Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond our control. Although we believe that the estimated maturities of our interest-earning assets currently are well balanced in relation to the estimated maturities of our interest-bearing liabilities, our profitability could be adversely affected during any period of changes in interest rates.

Our cost of operations is high relative to our assets. Our failure to maintain or reduce our operating expenses could hurt our profits.

Our noninterest expenses totaled $16.3 million and $31.4 million for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively. We continue to analyze our expenses and achieve efficiencies where available, but we have experienced increased costs, a substantial portion of which are associated with the new full-service branches that we have opened or acquired since 2000. Although we have generated increases in both net interest income and noninterest income, our efficiency ratio remains high as a result of the higher operating expenses. Our efficiency ratio totaled 89.77% and 90.64% for the six months ended June 30, 2010 and the year ended December 31, 2009. Failure to control or maintain our expenses could hurt future profits.

Strong competition within our market area could hurt our profits and slow growth.

We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and at times has forced us to offer higher deposit rates. Price competition for loans and deposits might result in our earning less on our loans and paying more on our deposits, which reduces net interest income. As of June 30, 2009, we held approximately 1.64% of the deposits in Hartford, Middlesex, New London, Tolland and Windham counties in Connecticut, which represented the 13th market share of deposits out of 36 financial institutions in these counties. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area.

We are subject to liquidity risks.

Market conditions could negatively affect the level or cost of liquidity available to us, which would affect our ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations and fund asset growth and new business transactions at a reasonable cost, in a timely manner, and without adverse consequences. Core deposits and Federal Home Loan Bank advances are our primary source of funding. A significant decrease in our core deposits, an inability to renew Federal Home Loan Bank advances, an inability to obtain alternative funding to core deposits or Federal Home Loan Bank advances, or a substantial, unexpected, or prolonged change in the level or cost of liquidity could have a negative effect on our business and financial condition.

Increased and/or special Federal Deposit Insurance Corporation assessments will hurt our earnings.

The recent economic recession has caused a high level of bank failures, which has dramatically increased Federal Deposit Insurance Corporation resolution costs and led to a significant reduction in the balance of the Deposit Insurance Fund. As a result, the Federal Deposit Insurance Corporation has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. Increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In addition, in May 2009, the Federal Deposit Insurance Corporation imposed a special assessment on all insured institutions. Our special assessment, which was reflected in earnings for the quarter ended June 30, 2009, was $393,000. In lieu of imposing an additional special assessment, the Federal Deposit Insurance Corporation required all institutions to prepay their assessments for all of 2010, 2011 and 2012, which for us totaled $3.5 million. Additional increases in the base assessment rate or additional special assessments would negatively impact our earnings.

If the goodwill recorded in connection with our acquisitions becomes impaired, it could have a negative impact on our profitability.

Applicable accounting standards require that the acquisition method of accounting be used for all business combinations. Under this method, if the purchase price of an acquired entity exceeds the fair value of its net assets, the excess is carried on the acquirer’s balance sheet as goodwill. At June 30, 2010, we had $4.1 million of goodwill on our balance sheet. Companies evaluate goodwill for impairment at least annually or more frequently if events or changes in circumstances warrant such evaluation. Our annual review of our goodwill occurs in November. Write-downs of the amount of impairment, if necessary, are to be charged to the results of operations in the period in which the impairment occurs. For the six months ended June 30, 2010, we recorded no goodwill impairment. For the year ended December 31, 2009, we recorded goodwill impairment of $57,000 related to our New London branch acquisition. Future evaluations of goodwill may result in findings of impairment and related write-downs, which could have a material adverse effect on our financial condition and results of operations.

Turmoil in the financial markets could have an adverse effect on our financial position or results of operations.

Beginning in 2008, United States and global financial markets experienced severe disruption and volatility, and general economic conditions have declined significantly. Adverse developments in credit quality, asset values and revenue opportunities throughout the financial services industry, as well as general uncertainty regarding the economic, industry and regulatory environment, have had a negative impact on the industry. The United States and the governments of other countries have taken steps to try to stabilize the financial system, including investing in financial institutions, and have implemented programs intended to improve general economic conditions. The U.S. Department of the Treasury created the Capital Purchase Program under the Troubled Asset Relief Program, pursuant to which the Treasury Department provided additional capital to participating financial institutions through the purchase of preferred stock or other securities. Other measures include homeowner relief that encourages loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; regulatory action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. Notwithstanding the actions of the United States and other governments, there can be no assurances that these efforts will be successful in restoring industry, economic or market conditions to their previous levels and that they will not result in adverse unintended consequences. Factors that could continue to pressure financial services companies, including SI Financial Group, are numerous and include (1) worsening credit quality, leading among other things to increases in loan losses, (2) continued or worsening disruption and volatility in financial markets, leading among other things to continuing reductions in asset values, (3) capital and liquidity concerns regarding financial institutions generally, (4) limitations resulting from or imposed in connection with governmental actions intended to stabilize or provide additional regulation of the financial system, or (5) recessionary conditions that are deeper or last longer than currently anticipated.

We own stock in the Federal Home Loan Bank of Boston, which, as a result of its financial difficulties, has suspended its dividend and will negatively affect our net interest income.

As a member bank, Savings Institute is required to purchase capital stock in the Federal Home Loan Bank in an amount commensurate with the amount of Savings Institute’s advances and unused borrowing capacity. This stock is carried at cost and was $8.4 million at June 30, 2010. In response to unprecedented market conditions and potential future losses, the Federal Home Loan Bank has implemented an initiative to preserve capital by the adoption of a revised retained earnings target, declaration of a moratorium on excess stock repurchases and the suspension of cash dividend payments. If the Federal Home Loan Bank is unable to meet minimum regulatory capital requirements or is required to aid the remaining Federal Home Loan Banks, our holding of Federal Home Loan Bank stock may be determined to be other-than-temporarily impaired and may require a charge to earnings. Additionally, for the six months ended June 30, 2010 and the year ended December 31, 2009, SI Financial Group did not recognize any dividend income from its investment in Federal Home Loan Bank stock. The failure to recognize dividend income from the Federal Home Loan Bank will negatively impact our net interest income.

We are subject to security and operational risks relating to use of our technology that could damage our reputation and business.

Security breaches in our internet banking activities could expose us to possible liability and damage our reputation. Any compromise of our security also could deter customers from using our internet banking services that involve the transmission of confidential information. We rely on standard internet security systems to provide the security and authentication necessary to effect secure transmission of data. These precautions may not protect our systems from compromises or breaches of our security measures that could result in damage to our reputation and business. Additionally, we outsource our data processing to a third party. If our third party provider encounters difficulties or if we have difficulty in communicating with such third party, it will significantly affect our ability to adequately process and account for customer transactions, which would significantly affect our business operations.

Risks Related to the Offering

Our share price may fluctuate, which may make it difficult for you to sell your common stock when you want or at prices you find attractive.

The market price of our common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects. Factors that may affect market sentiment include:

•	operating results that vary from the expectations of our management or of securities analysts and investors;

•	developments in our business or in the financial services sector generally;

•	regulatory or legislative changes affecting our industry generally or our business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to us;

•	changes in estimates or recommendations by securities analysts;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by us or our competitors; and

•	changes in financial markets and national and local economies and general market conditions, such as interest rates and stock, commodity, credit or asset valuations or volatility.

Beginning in 2008 and through the present, the business environment for financial services firms has been extremely challenging. During this period, many publicly traded financial services companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance or prospects of such companies. We may experience market fluctuations that are not directly related to our operating performance but are influenced by the market’s perception of the state of the financial services industry in general and, in particular, the market’s assessment of general credit quality conditions, including default and foreclosure rates in the industry.

While the U.S. and other governments continue efforts to restore confidence in financial markets and promote economic growth, we cannot assure you that further market and economic turmoil will not occur in the near- or long-term, negatively affecting our business, financial condition and results of operations, as well as the price, trading volume and volatility of our common stock.

Additional expenses following the offering from new equity benefit plans will adversely affect our profitability.

Following the offering, we will recognize additional annual employee compensation expenses stemming from options and shares granted to employees, directors and executives under new benefit plans. Stock options and restricted stock may be granted under a new equity incentive plan adopted following the offering, if approved by shareholders. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation expenses at this time because applicable accounting practices generally require that these expenses be based on the fair market value of the options or shares of common stock at the date of the grant; however, they may be material. We recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. Pro forma after-tax expenses related to these plans for the six months ended June 30, 2010 and for the year ended December 31, 2009 were $335,000 and $668,000, respectively, at the maximum of the offering range, as set forth in the pro forma financial information under “Pro Forma Data“ assuming the $8.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock, the number of shares awarded under the plans and the timing of the implementation of the plans. For further discussion of these plans, see “Our Management—Benefit Plans.”

Our stock price may decline when trading commences.

If you purchase shares in the offering, you might not be able to sell them later at or above the $8.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions.

There may be a limited market for our common stock, which may adversely affect our stock price.

Although our common stock is listed on the Nasdaq Global Market and will continue to be listed following the conversion and offering, the shares might not be actively traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice, and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and ask price for our common stock. When there is a wide spread between the bid and ask price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

Our return on equity will initially be low compared to other publicly traded financial institutions. A low return on equity may negatively impact the trading price of our common stock.

Net income divided by average equity, known as “return on equity,” is a ratio used by many investors to compare the performance of a financial institution with its peers. For the year ended December 31, 2009, our return on equity was 0.58%. Although we expect that our net income will increase following the offering, we expect that our return on equity will remain low as a result of the additional capital that we will raise in the offering. For example, our pro forma return on equity for the year ended December 31, 2009 is 0.54%, assuming the sale of shares at the maximum of the offering range. In comparison, the peer group used by RP Financial in its appraisal had an average return on equity of 6.19% for the twelve months ended June 30, 2010. Over time, we intend to use the net proceeds from the offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other similarly situated publicly held companies. This goal could take a number of years to achieve, and we might not attain it. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data“ for an illustration of the financial impact of the offering.

We have broad discretion in the manner in which we utilize the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

We intend to contribute approximately 60% of the net proceeds of the offering to Savings Institute and to use approximately 6.4% of the net proceeds to fund the loan to the employee stock ownership plan. We may use the proceeds retained by the holding company to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Savings Institute may use the portion of the proceeds that it receives to fund new loans, repay outstanding borrowings, invest in securities and expand its business activities. We may also use the proceeds of the offering to open new branches, diversify our business and acquire other companies, although we have no specific plans to do so at this time. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt a new equity incentive plan following the offering, subject to shareholder approval. We may fund the equity incentive plan through the purchase of common stock in the open market (subject to regulatory restrictions) or by issuing new shares of common stock. If we fund the awards under the equity incentive plan with new shares of common stock, your ownership interest would be diluted by approximately 1.9%, assuming we award all of the shares and options available under the plan. We currently have outstanding options and shares available for future stock options under our 2005 Equity Incentive Plan. If we fund the awards under our existing plan with new shares of stock, your ownership interest would be diluted by approximately 4.6%, assuming we award all of the shares and options available under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

The contribution to the charitable foundation will adversely affect net income.

Subject to member, shareholder and regulatory approvals, we intend to contribute $500,000 in cash to SI Financial Group Foundation in connection with the conversion. The contribution will have an adverse effect on our net income for the quarter and year in which we make the contribution to the charitable foundation. The after-tax expense of the contribution will reduce net income by approximately $335,000. We had net income of $1.2 million for the six months ended June 30, 2010 and $435,000 for the year ended December 31, 2009.

The articles of incorporation and bylaws of new SI Financial Group and certain laws and regulations may prevent or make more difficult certain transactions, including a sale or merger of new SI Financial Group.

Provisions of the articles of incorporation and bylaws of new SI Financial Group, state corporate law and federal banking regulations may make it more difficult for companies or persons to acquire control of new SI Financial Group. As a result, our shareholders may not have the opportunity to participate in such a transaction and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. The factors that may discourage takeover attempts or make them more difficult include:

•

Articles of incorporation and bylaws. Provisions of the articles of incorporation and bylaws of new SI Financial Group may make it more difficult and expensive to pursue a takeover attempt that the Board of Directors opposes. Some of these provisions currently exist in the charter and bylaws of SI Financial Group. These provisions also make more difficult the removal of current directors or management, or the election of new directors. These provisions include:

•

A limitation on voting rights. Our articles of incorporation provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit.

•

A classified board. Our board of directors is divided into three classes as nearly as equal in number as possible. The shareholders elect one class of directors each year for a term of three years. The classified board provision is designed to afford anti-takeover protection by making it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors at a single annual meeting of shareholders without the consent of the incumbent board of directors of new SI Financial Group.

•

Advance notice provisions for shareholder nominations and proposals. Our bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our board of directors or by a shareholder who has given appropriate notice to us before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given us appropriate notice of the shareholder’s intention to bring that business before the meeting. Advance notice of nominations or proposed business by shareholders gives our board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders and make recommendations about those matters.

•

Director qualifications. Our bylaws provide for director qualifications, including age and integrity requirements, which may prevent shareholders from nominating themselves or persons of their choosing for election to the board of directors.

•

Limitations on calling special meetings of shareholders. Our shareholders must act only through an annual or special meeting. Special meetings of shareholders may only be called by the Chairman, the President, by two-thirds of the total number of directors or by the Secretary upon the written request of the holders of a majority of all the shares entitled to vote at a meeting. The limitations on the calling of special meetings of shareholders may have the effect of delaying consideration of a shareholder proposal until the next annual meeting.

•

Elimination of cumulative voting. Our articles of incorporation provide that no shares will be entitled to cumulative voting. The elimination of cumulative voting may afford anti-takeover protection by preventing a shareholder from electing nominees opposed by the board of directors of new SI Financial Group.

•

Limitations on filling of board vacancies and removal of directors. Our bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled only by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the board of directors will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified. Our bylaws provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of a majority of the shares entitled to vote in the election of directors. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.

•

Supermajority voting requirement for the amendment of our articles of incorporation. Our articles of incorporation provide that certain amendments to our articles of incorporation relating to a change in control of us must be approved by at least 75% of the outstanding shares entitled to vote.

•

Supermajority voting requirement for the amendment of our bylaws. Our articles of incorporation provide that our bylaws may not be adopted, repealed, altered, amended or rescinded by shareholders except by the affirmative vote of the holders of at least 75% of the voting stock.

•

Authorized but unissued shares of capital stock. Following the offering, we will have authorized but unissued shares of common and preferred stock. Our articles of incorporation authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

•

Maryland anti-takeover statute. Under Maryland law, any person who acquires more than 10% of a Maryland corporation without prior approval of its Board of Directors is prohibited from engaging in any type of business combination with the corporation for a five-year period. Any business combination after the five-year period would be subject to supermajority shareholder approval or minimum price requirements.

•

Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, including a second-step conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Office of Thrift Supervision. See “Restrictions on Acquisition of New SI Financial Group.”

A Warning About Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities and credit markets; and

•	changes in accounting policies and practices, as may be adopted by bank regulatory agencies or the Financial Accounting Standards Board.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Further information on other factors that could affect us are included in the section captioned “Risk Factors.”

Selected Consolidated Financial and Other Data

The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information presented below does not include the financial condition, results of operations or other data of SI Bancorp, MHC. The information at June 30, 2010 and 2009 and for the six months ended June 30, 2010 and 2009 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the six months ended June 30, 2010 are not necessarily indicative of results of operations that may be expected for the year ended December 31, 2010.

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share data)
Selected Financial Condition Data:
Total assets	$889,435	$872,705	$872,354	$853,122	$790,198	$757,037	$691,868
Cash and cash equivalents	46,093	27,969	24,204	23,203	20,669	26,108	25,946
Securities available for sale	182,210	165,814	183,562	162,699	141,914	119,508	120,019
Loans receivable, net	606,514	627,315	607,692	617,263	587,538	574,111	513,775
Deposits (1)	676,781	652,752	662,378	624,276	551,772	541,922	512,282
Federal Home Loan Bank advances	114,169	128,600	116,100	139,600	141,619	111,956	87,929
Junior subordinated debt owed to unconsolidated trust	8,248	8,248	8,248	8,248	8,248	15,465	7,217
Total shareholders’ equity	81,160	75,473	77,462	72,927	82,087	82,386	80,043

Selected Operating Data:
Interest and dividend income	$20,267	$22,204	$43,385	$46,499	$43,347	$40,777	$33,905
Interest expense	7,309	9,882	18,861	22,459	21,783	18,261	12,131

Net interest income	12,958	12,322	24,524	24,040	21,564	22,516	21,774
Provision for loan losses	422	1,930	2,830	1,369	1,062	881	410

Net interest income after provision for loan losses	12,536	10,392	21,694	22,671	20,502	21,635	21,364
Noninterest income	5,550	4,815	10,181	3,136	9,378	8,258	6,310
Noninterest expense	16,302	16,039	31,405	30,040	27,928	25,959	22,588

Income (loss) before income tax provision (benefit)	1,784	(832)	470	(4,233)	1,952	3,934	5,086
Income tax provision (benefit)	578	(269)	35	(1,360)	540	1,156	1,689

Net income (loss)	$1,206	$(563)	$435	$(2,873)	$1,412	$2,778	$3,397

Basic income (loss) per share	$0.11	$(0.05)	$0.04	$(0.25)	$0.12	$0.24	$0.28
Diluted income (loss) per share	$0.11	$(0.05)	$0.04	$(0.25)	$0.12	$0.23	$0.28

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Performance Ratios:
Return (loss) on average assets	0.28%	(0.13)%	0.05%	(0.34)%	0.18%	0.38%	0.52%
Return (loss) on average equity	3.04	(1.54)	0.58	(3.71)	1.71	3.44	4.19
Interest rate spread (2)	2.91	2.74	2.67	2.61	2.47	2.81	3.19
Net interest margin (3)	3.15	3.04	2.98	3.00	2.98	3.26	3.56
Noninterest expenses to average assets	3.73	3.75	3.61	3.55	3.66	3.56	3.47
Dividend payout ratio (4)	11.19	—	41.61	(25.63)	57.61	27.98	13.98
Efficiency ratio (5)	89.77	94.16	90.64	88.72	90.57	83.58	80.60
Average interest-earning assets to average interest-bearing liabilities	113.52	112.77	113.28	113.83	117.02	117.07	118.38
Average equity to average assets	9.09	8.55	8.68	9.16	10.88	11.07	12.45

Capital Ratios:
Total shareholders’ equity to total assets	9.12	8.65	8.88	8.55	10.39	10.88	11.57
Total capital ratio	14.84	14.34	14.30	13.32	15.21	15.84	16.79
Tier 1 risk-based capital ratio	13.91	13.37	13.36	12.33	14.37	14.86	15.87
Tier 1 capital ratio	8.08	8.01	8.02	7.59	8.75	8.97	9.31

Asset Quality Ratios:
Nonperforming assets to total assets	0.68	1.04	0.77	1.09	1.08	0.18	0.08
Nonperforming loans to total loans	0.70	1.36	0.49	1.50	1.29	0.24	0.05
Allowance for loan losses as a percent of total loans	0.80	0.79	0.80	0.97	0.89	0.76	0.71
Allowance for loan losses as a percent of nonperforming loans	114.32	57.92	162.65	64.83	68.72	313.58	1,529.58
Net (charge-offs) recoveries to average outstanding loans during the year	(0.14)	(0.96)	(0.64)	(0.09)	(0.03)	(0.03)	0.01

Other Data:
Number of full-service offices	21	21	21	21	20	19	17
Full-time equivalent employees	256	264	263	263	241	241	227

(1)	Includes mortgagors’ and investors’ escrow accounts.
(2)	Represents the difference between the weighted-average yield on average interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Dividends paid divided by basic net income.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities and other-than-temporary impairment on securities.

Recent Developments

The following tables contain certain information concerning the financial position and results of operations of SI Financial Group. The information at September 30, 2010 and for the three and nine month periods ended September 30, 2010 and 2009 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The information at December 31, 2009 is derived in part from the audited consolidated financial statements that appear in this prospectus. The results of operations for the three and nine months ended September 30, 2010 are not necessarily indicative of the results of operations that may be expected for the entire year.

(Dollars in thousands, except per share amounts)	At September 30, 2010	At December 31, 2009
	(Unaudited)
Financial Condition Data:
Total assets	$890,318	$872,354
Cash and cash equivalents	51,858	24,204
Securities	182,162	191,950
Loans receivable, net	604,609	607,692
Deposits (1)	675,994	662,378
Federal Home Loan Bank advances	114,169	116,100
Junior subordinated debt owned to unconsolidated trust	8,248	8,248
Total stockholders’ equity	81,905	77,462

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Operating Data:
Interest and dividend income	$9,876	$10,723	$30,143	$32,927
Interest expense	3,357	4,681	10,666	14,563

Net interest income	6,519	6,042	19,477	18,364
Provision for loan losses	270	700	692	2,630

Net interest income after provision for loan losses	6,249	5,342	18,785	15,734
Noninterest income	2,525	2,684	8,075	7,499
Noninterest expenses	7,674	7,607	23,976	23,646

Income (loss) before income tax expense (benefit)	1,100	419	2,884	(413)
Income tax expense (benefit)	262	41	840	(228)

Net income (loss)	$838	$378	$2,044	$(185)

Per Share Data:
Earnings (loss) per share, basic	$0.07	$0.03	$0.18	$(0.02)
Earnings (loss) per share, diluted	$0.07	$0.03	$0.18	$(0.02)
Dividends	$0.03	$—	$0.06	$0.04

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Performance Ratios (2):
Return (loss) on average assets	0.37%	0.17%	0.31%	(0.03)%
Return (loss) on average equity	4.05	1.97	3.38	(0.33)
Interest rate spread (3)	2.85	2.61	2.89	2.69
Net interest margin (4)	3.08	2.91	3.13	3.00
Noninterest expense to average assets	3.42	3.45	3.62	3.65
Dividend payout ratio (5)	16.11	—	13.21	—
Efficiency ratio (6)	85.20	85.93	88.26	91.35
Average interest-earning assets to average interest-bearing liabilities	114.43	113.38	113.80	112.98
Average equity to average assets	9.20	8.72	9.12	8.61

	At or For Nine Months Ended September 30,
	2010	2009
Capital Ratios:
Total shareholders’ equity to total assets	9.20%	8.87%
Total capital ratio	14.96	13.59
Tier 1 risk-based capital ratio	13.99	12.67
Tier 1 capital ratio	8.08	8.02

Asset Quality Ratios:
Nonperforming assets as percent of total assets	0.73	0.89
Nonperforming loans as a percent of total loans	0.68	1.09
Allowance for loan losses as a percent of total loans	0.81	0.88
Allowance for loan losses as a percent of nonperforming loans	118.73	80.80
Net charge-offs to average outstanding loans during the period	(0.13)	(0.69)

(1)	Includes mortgagors’ and investors’ escrow accounts.
(2)	Performance ratios are annualized.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percentage of average interest-earning assets.
(5)	Dividends paid by basic net income.
(6)	Represents noninterest expenses divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities and other-than-temporary impairment on securities.

Comparison of Financial Condition at September 30, 2010 and December 31, 2009

Total assets increased $18.0 million, or 2.1%, to $890.3 million at September 30, 2010 from $872.4 million at December 31, 2009, principally due to increases of $27.7 million in cash and cash equivalents and $6.7 million in loans held for sale, offset by decreases of $9.8 million in securities, $3.1 million in net loans receivable, $1.4 million in other real estate owned, $806,000 in net deferred tax assets, $782,000 in premises and equipment and $734,000 in prepaid FDIC deposit insurance assessment. Cash and cash equivalents increased as a result of an increase in deposits and security sales. The sale of mortgage-backed securities and U.S. government and agency obligations contributed to the decline in securities. A decline in loan originations and an increase in residential mortgage loan sales contributed to the decrease in net loans receivable. Total loan originations decreased $42.8 million, or 34.1%, during 2010 versus the comparable period in 2009 due to reduced demand and more stringent underwriting standards as a result of adverse economic conditions. Lower loan originations were offset by the purchase of $29.3 million in United States Department of Agriculture and Small Business Administration loans that are fully guaranteed by the U.S. government. During the first nine months of 2010, SI Financial Group acquired into other real estate owned ownership of one commercial and six residential properties with an aggregate net carrying value of $1.5 million and sold from other real estate owned six residential and two commercial properties at a net loss aggregating $48,000. The increase in net unrealized gains on available for sale securities resulted in a decrease in net deferred tax assets. Accumulated depreciation and amortization expense contributed to the decrease in premises and equipment at September 30, 2010.

Total liabilities were $808.4 million at September 30, 2010 compared to $794.9 million at December 31, 2009. Deposits increased $15.5 million, or 2.4%, which included increases in NOW and money market accounts of $26.3 million and savings accounts of $1.5 million, offset by decreases in certificates of deposit of $11.6 million and noninterest-bearing deposits of $699,000. Deposit growth was attributable to marketing and promotional initiatives and competitively-priced deposit products. Borrowings decreased $1.9 million from $124.3 million at December 31, 2009 to $122.4 million at September 30, 2010, resulting from net repayments of Federal Home Loan Bank advances.

Total stockholders’ equity increased $4.4 million from $77.5 million at December 31, 2009 to $81.9 million at September 30, 2010. The increase in stockholders’ equity was attributable to an increase in net unrealized gains on securities aggregating $2.6 million (net of taxes) and earnings of $2.0 million, offset by dividends of $250,000.

Comparison of Operating Results for the Three and Nine Months Ended September 30, 2010 and September 30, 2009

General. SI Financial Group reported net income of $838,000 for the three months ended September 30, 2010, an increase of $460,000, compared to net income of $378,000 for the three months ended September 30, 2009. SI Financial

Group reported net income of $2.0 million for the nine months ended September 30, 2010, an increase of $2.2 million, compared to a net loss of $185,000 for the nine months ended September 30, 2009. The increase in net income was due to an increase in net interest income, a decrease in the provision for loan losses and for the nine-month period, an increase in noninterest income, offset by increases in the provision for income taxes and noninterest expenses.

Interest and Dividend Income. For the three months ended September 30, 2010, interest and dividend income decreased $847,000, or 7.9%, to $9.9 million due to lower yields earned on interest-earnings assets and a decrease in the average balance of loans, offset by an increase in the average balance of securities and other interest-earning assets. The yield on interest-earning assets decreased 50 basis points to 4.66%. SI Financial Group experienced declines in the average balance of loans of $19.4 million and the yield on loans of 15 basis points. The average balance of securities rose $13.3 million, offset a decrease in the yield of 106 basis points. For the nine months ended September 30, 2010, interest and dividend income decreased $2.8 million, or 8.5%, to $30.1 million due to a lower yield earned on interest-earnings assets and a decrease in the average balance of loans, offset by an increase in the average balance of securities and other interest-earning assets. The yield on interest-earning assets decreased 53 basis points to 4.84%, with the yield on securities contributing the largest decrease of 122 basis points to 3.41%. SI Financial Group experienced declines in the average balance of loans of $19.0 million and the yield on loans of 19 basis points. The decrease in yields were due to lower market interest rates.

Interest Expense. For the three months ended September 30, 2010, interest expense decreased $1.3 million due to lower rates paid on deposits and borrowings and a $13.0 million decrease in the average balance of Federal Home Loan Bank advances, offset by an increase in the average balance of interest-bearing deposits of $19.6 million. Rates paid on average deposits decreased 74 basis points from 2.21% to 1.47%. The rates paid on Federal Home Loan Bank advances and subordinated debt decreased 52 basis points and 14 basis points, respectively. Interest expense decreased $3.9 million for the nine months ended September 30, 2010 versus the comparable period of 2009, resulting from decreases in the rates paid on deposits and borrowings and a $19.4 million decrease in the average balance of Federal Home Loan Bank advances, offset by an increase in the average balance of interest-bearing deposits of $25.9 million. Rates paid on average deposits decreased 71 basis points from 2.33% to 1.62%. The rates paid on Federal Home Loan Bank advances and subordinated debt decreased 56 basis points and 86 basis points, respectively. Contributing to the higher average deposits was an increase in predominately NOW and money market accounts of $36.1 million, offset by a decrease of $12.1 million in certificates of deposit.

Provision for Loan Losses. The provision for loan losses decreased $430,000 and $1.9 million for the three and nine months ended September 30, 2010, respectively, compared to the same periods in the prior year. The lower provision in 2010 resulted from declines in nonperforming loans and net loan charge-offs, predominately in commercial real estate loans. At September 30, 2010, nonperforming loans totaled $4.2 million, compared to $6.7 million at September 30, 2009. Specific reserves relating to nonperforming loans decreased to $449,000 at September 30, 2010, compared to $721,000 at September 30, 2009. Net loan charge-offs were $152,000 and $587,000 for the three and nine months ended September 30, 2010, respectively, compared to $272,000 and $3.2 million for the three and nine months ended September 30, 2009, respectively. Higher loan charge-offs for the nine months ended September 30, 2009 primarily related to two commercial construction relationships aggregating $2.3 million.

Noninterest Income. The following table shows the components of noninterest income and the dollar and percentage changes for the periods presented.

	Three Months Ended September 30,				Nine Months Ended September 30,
(Dollars in thousands)	2010	2009	Dollar Change	Percent Change	2010	2009	Dollar Change	Percent Change
Service fees	$1,248	$1,291	$(43)	(3.3)%	$3,825	$3,739	$86	2.3%
Wealth management fees	1,011	983	28	2.8	3,065	2,910	155	5.3
Increase in cash surrender value of bank-owned life insurance	73	74	(1)	(1.4)	216	220	(4)	(1.8)
Net gain (loss) on sale of securities	197	(127)	324	(255.1)	878	127	751	591.3
Net impairment losses recognized in earnings	(160)	—	(160)	n/a	(492)	(150)	(342)	228.0
Mortgage banking fees	221	181	40	22.1	576	519	57	11.0
Net gain (loss) on sale of equipment	(5)	(5)	—	—	(5)	99	(104)	(105.1)
Other	(60)	287	(347)	(120.9)	12	35	(23)	(65.7)

Total noninterest income	$2,525	$2,684	$(159)	(5.9)%	$8,075	$7,499	$576	7.7%

Wealth management fees rose $28,000 and $155,000, resulting from an increase in trust service fees for the three and nine months ended September 30, 2010, respectively, compared to the same periods in 2009. Service fees increased $86,000 for the first nine months of 2010 primarily due to higher electronic banking usage, despite a decline of $43,000 from the comparable quarter in 2009. SI Financial Group recorded other-than-temporary impairment charges on one non-agency mortgage-backed security totaling $160,000 and $492,000 for the three and nine months ended September 30, 2010, respectively, compared to $0 and $150,000 for the three and nine months ended September 30, 2009, respectively. Higher other noninterest income for the third quarter of 2009 reflected $291,000 in death benefit proceeds received from a bank-owned life insurance policy. Other noninterest income for the nine months ended September 30, 2010 was offset by impairment charges of $12,000 to reduce the carrying value in Savings Institute’s small business investment company limited partnerships, compared to impairment charges of $383,000 for the same period in 2009.

Noninterest Expenses. The following table shows the components of noninterest expenses and the dollar and percentage changes for the periods indicated.

	Three Months Ended September 30,				Nine Months Ended September 30,
(Dollars in thousands)	2010	2009	Dollar Change	Percent Change	2010	2009	Dollar Change	Percent Change
Salaries and employee benefits	$3,684	$3,777	$(93)	(2.5)%	$11,895	$11,979	$(84)	(0.7)%
Occupancy and equipment	1,433	1,376	57	4.1	4,197	4,182	15	0.4
Computer and electronic banking services	958	941	17	1.8	2,852	2,564	288	11.2
Outside professional services	210	235	(25)	(10.6)	746	704	42	6.0
Marketing and advertising	179	215	(36)	(16.7)	569	624	(55)	(8.8)
Supplies	112	119	(7)	(5.9)	377	401	(24)	(6.0)
FDIC deposit insurance and regulatory assessment	321	333	(12)	(3.6)	989	1,205	(216)	(17.9)
Other	777	611	166	27.2	2,351	1,987	364	18.3

Total noninterest expenses	$7,674	$7,607	$67	0.9%	$23,976	$23,646	$330	1.4%

Salary expense and related payroll taxes were lower for 2010 compared to 2009 due to reduced staffing. For both the three and nine months ended September 30, 2010, SI Financial Group experienced increases in costs associated with other real estate owned and in computer and electronic banking services expense as result of increased telecommunications costs and transaction activity. Noninterest expenses for 2009 reflected an FDIC-imposed industry-wide 5 basis point special assessment of $393,000 and prepayment penalties totaling $111,000 for the early extinguishment of Federal Home Loan Bank borrowings.

Income Tax Provision. For the three and nine months ended September 30, 2010, the provision for income taxes increased $221,000 and $1.1 million, respectively, versus the comparable period in 2009. The increase in the provision was due to higher pre-tax net income, offset by a reduction in SI Financial Group’s valuation allowance of $90,000 related to the expiration of unrealized federal charitable contribution and capital loss carry-forwards. The effective tax rate was 23.8% and 29.1% for the three and nine months ended September 30, 2010, respectively. The effective tax rate was 9.8% and 55.2% for the three and nine months ended September 30, 2009, respectively. The lower effective tax rate for the three months ended September 30, 2009 was due to lower pre-tax net income and a non-taxable gain on bank-owned life insurance proceeds.

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Savings Institute will reduce Savings Institute’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
(Dollars in thousands)	5,578,125 Shares at $8.00 Per Share	Percent of Net Proceeds	6,562,500 Shares at $8.00 Per Share	Percent of Net Proceeds	7,546,875 Shares at $8.00 Per Share	Percent of Net Proceeds	8,678,906 Shares at $8.00 Per Share	Percent of Net Proceeds
Offering proceeds	$44,625		$52,500		$60,375		$69,431
Less: offering expenses	(2,998)		(3,285)		(3,572)		(3,901)

Net offering proceeds	41,627	100.0%	49,215	100.0%	56,803	100.0%	65,530	100.0%
Less:
Proceeds contributed to Savings Institute	24,976	60.0	29,529	60.0	34,082	60.0	39,318	60.0
Proceeds used for loan to employee stock ownership plan	2,678	6.4	3,150	6.4	3,623	6.4	4,166	6.4
Proceeds contributed to SI Financial Group Foundation by SI Financial Group	500	1.2	500	1.0	500	0.9	500	0.8

Proceeds remaining for new SI Financial Group	$13,473	32.4%	$16,036	32.6%	$18,598	32.7%	$21,546	32.8%

We initially intend to invest the proceeds retained from the offering at new SI Financial Group in short-term investments, such as U.S. treasury and government agency securities, mortgage-backed securities and cash and cash equivalents. The actual amounts to be invested in different instruments will depend on the interest rate environment and new SI Financial Group’s liquidity requirements. In the future, new SI Financial Group may liquidate its investments and use those funds:

•	to pay dividends to shareholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking as opportunities arise, primarily in or adjacent to our existing market area; and

•	for general corporate purposes, including contributing additional capital to Savings Institute.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following completion of the conversion and offering, except to fund equity benefit plans other than stock options or, with prior regulatory approval, when extraordinary circumstances exist. For a discussion of our dividend policy and regulatory matters relating to the payment of dividends, see “Our Dividend Policy.”

Savings Institute initially intends to invest the proceeds it receives from the offering, which is shown in the table above as the amount contributed to Savings Institute, in short-term investments. Over time, Savings Institute may use the proceeds that it receives from the offering:

•	to fund new loans;

•	to invest in securities;

•	to finance the possible expansion of its business activities; and

•	for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above.

While we periodically conduct informal discussions with other parties, we currently do not have any specific plans for any expansion or diversification activities that would require funds from this offering. Consequently, we currently anticipate that the proceeds of the offering contributed to Savings Institute will be used to fund new loans and to expand our mortgage banking operations. We expect that much of the loan growth will occur in our commercial real estate and commercial business portfolios, which we have emphasized in recent years but we have not allocated specific dollar amounts to any particular area of our portfolio. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand.

Except as described above, we have no specific plans for the investment of the proceeds of the offering and have not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “The Conversion and Offering—Reasons for the Conversion and Offering.”

Our Dividend Policy

SI Financial Group currently pays a cash dividend of $0.03 per share per quarter, which equals $0.12 per share on an annualized basis. After the conversion and offering, we intend to continue to pay a cash dividend of $0.03 per share per quarter, which represents an annual yield of 1.5% based on a price of $8.00 per share. However, in determining the amount of any dividends, the Board of Directors will take into account our financial condition and results of operations, tax considerations, capital requirements and alternative uses for capital, industry standards and economic conditions. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

New SI Financial Group is subject to Maryland law, which generally permits a corporation to pay dividends on its common stock unless, after giving effect to the dividend, the corporation would be unable to pay its debts as they become due in the usual course of its business or the total assets of the corporation would be less than its total liabilities. Pursuant to Office of Thrift Supervision regulations, new SI Financial Group may not make a distribution that would constitute a return of capital during the three years following the completion of the conversion and offering. Following the merger of the Office of Thrift Supervision into the Office of the Comptroller of the Currency and the assumption of regulatory authority by the Federal Reserve over savings and loan holding companies, including SI Financial Group, SI Financial Group will not be required to obtain prior Federal Reserve approval to pay a dividend unless the declaration and payment of a dividend could raise supervisory concerns about the safe and sound operation of SI Financial Group and Savings Institute, where the dividend declared for a period is not supported by earnings for that period, and where a company plans to declare a material increase in its common stock dividend.

New SI Financial Group’s ability to pay dividends may depend, in part, upon its receipt of dividends from Savings Institute. Under applicable regulations, an application to and the prior approval of the Office of Thrift Supervision is required before any capital distribution can be made by Savings Institute to SI Financial Group if the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years. As of June 30, 2010, Savings Institute would be required to obtain prior approval from the Office of Thrift Supervision before it can pay any dividends to SI Financial Group. Any payment of dividends by Savings Institute to new SI Financial Group that would be deemed to be drawn out of Savings Institute’s bad debt reserves would require the payment of federal income taxes by Savings Institute at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation“ and note 10 of the notes to consolidated financial statements included elsewhere in this prospectus. New SI Financial Group does not contemplate any distribution by Savings Institute that would result in this type of tax liability.

Market for the Common Stock

The common stock of SI Financial Group is currently listed on the Nasdaq Global Market under the symbol “SIFI.” Upon completion of the conversion and offering, the shares of common stock of new SI Financial Group will replace SI Financial Group’s common stock. We expect that new SI Financial Group’s shares of common stock will trade on the Nasdaq Global Market under the trading symbol “SIFID” for a period of 20 trading days after completion of the offering. Thereafter, our trading symbol will be “SIFI.” To list our common stock on the Nasdaq Global Market we are required to have at least three broker-dealers who will make a market in our common stock. SI Financial Group currently has approximately             registered market makers.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $8.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment and that there may be a limited trading market in the common stock.

The following table sets forth high and low sales prices for SI Financial Group’s common stock for the periods indicated.

	High		Low		Dividends Paid Per Share
Year Ending December 31, 2010:
Fourth Quarter (through , 2010)	$		$		$0.03
Third Quarter		7.00		5.77	0.03
Second Quarter		6.83		5.90	0.03
First Quarter		7.00		4.80	0.00
Year Ended December 31, 2009:
Fourth Quarter		$5.35		$4.15	0.00
Third Quarter		5.00		3.80	0.00
Second Quarter		6.58		3.52	0.00
First Quarter		7.95		2.99	0.04
Year Ended December 31, 2008:
Fourth Quarter		$8.00		$4.90	0.04
Third Quarter		10.00		7.01	0.04
Second Quarter		10.49		8.09	0.04
First Quarter		10.00		9.42	0.04

At             , 2010, SI Financial Group had approximately             shareholders of record, not including those who hold shares in “street name.” On the effective date of the conversion, all publicly held shares of SI Financial Group common stock, including shares held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of new SI Financial Group common stock determined pursuant to the exchange ratio. See “The Conversion and Offering—Share Exchange Ratio.” The above table reflects actual prices and has not been adjusted to reflect the exchange ratio. Options to purchase shares of SI Financial Group common stock will be converted into options to purchase a number of shares of new SI Financial Group common stock adjusted pursuant to the exchange ratio, for the same aggregate exercise price.

Capitalization

The following table presents the historical capitalization of SI Financial Group at June 30, 2010 and the capitalization of new SI Financial Group reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the 2005 Equity Incentive Plan or the proposed new equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We must sell a minimum of 5,578,125 shares to complete the offering.

		Pro Forma Capitalization Based Upon the Sale of
		Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
(Dollars in thousands)	At June 30, 2010	5,578,125 Shares at $8.00 Per Share	6,562,500 Shares at $8.00 Per Share	7,546,875 Shares at $8.00 Per Share	8,678,906 Shares at $8.00 Per Share
Deposits (1)	$676,781	$676,781	$676,781	$676,781	$676,781
Borrowings	122,417	122,417	122,417	122,417	122,417

Total deposits and borrowed funds	$799,198	$799,198	$799,198	$799,198	$799,198

Shareholders’ equity:
Preferred stock:
1,000,000 shares, $0.01 par value per share authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock:
35,000,000 shares, $0.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	126	90	106	122	140
Additional paid-in capital	52,226	93,889	101,461	109,033	117,742
Retained earnings (3)	39,964	39,964	39,964	39,964	39,964
Mutual holding company capital consolidation	—	—	—	—	—
Accumulated other comprehensive loss, net	(20)	(20)	(20)	(20)	(20)
Less:
Common stock acquired by employee stock ownership plan (4)	(3,068)	(5,746)	(6,218)	(6,691)	(7,234)
Common stock to be acquired by equity incentive plan (5)	(29)	(1,406)	(1,649)	(1,892)	(2,171)
Treasury stock	(8,039)	(8,039)	(8,039)	(8,039)	(8,039)
After-tax expense of contribution to charitable foundation (6)	—	(335)	(335)	(335)	(335)

Total shareholders’ equity	$81,160	$118,397	$125,270	$132,142	$140,047

Total shareholders’ equity as a percentage of total assets	9.12%	12.78%	13.42%	14.05%	14.77%
Total tangible shareholders’ equity as a percentage of total assets (7)	8.66%	12.33%	12.97%	13.61%	14.33%

(1)	Includes mortgagors’ and investors’ escrow accounts. Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.
(2)	Reflects total issued and outstanding shares of 9,015,585, 10,606,571, 12,197,557 and 14,027,190 at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.
(3)	Retained earnings are restricted by applicable regulatory capital requirements.
(4)	Assumes that 6.0% of the common stock sold in the offering will be acquired by the employee stock ownership plan with funds borrowed from new SI Financial Group. Under U.S. generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and, accordingly, is reflected as a reduction of capital. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with related tax benefit, and a reduction in the charge against capital will occur. Since the funds are borrowed from new SI Financial Group, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of new SI Financial Group. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”
(5)	Assumes the purchase in the open market at $8.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 3.1% of the shares of common stock sold in the offering. The shares are reflected as a reduction of shareholders’ equity. The equity incentive plan will be submitted to shareholders for approval at a meeting following the offering. See “Risk Factors—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data“ and “Our Management—Benefit Plans—Future Equity Incentive Plan.”

(6)	Represents the expense of the contribution to the charitable foundation based on a 33% tax rate. The realization of the deferred tax benefit is limited annually to a maximum deduction for charitable contributions equal to 10% of our annual taxable income, subject to our ability to carry forward for federal or state tax purposes any unused portion of the deduction for the five years following the year in which the contribution was made.
(7)	“Total tangible shareholders’ equity as a percentage of total assets” is determined by methods other than in accordance with accounting principles generally accepted within the United States, or GAAP. Our management uses this non-GAAP measure in its analysis of our performance. “Total tangible shareholders’ equity as a percentage of total assets” is defined as total equity reduced by recorded goodwill and other intangible assets divided by total assets. This measure is important to investors interested in changes in our equity to assets ratio exclusive of changes in intangible assets. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, and is not necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following reconciliation table provides a more detailed analysis of this non-GAAP performance measure:

		Pro Forma Capitalization Based Upon the Sale of
		Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
(In thousands)	At June 30, 2010	5,578,125 Shares at $8.00 Per Share	6,562,500 Shares at $8.00 Per Share	7,546,875 Shares at $8.00 Per Share	8,678,906 Shares at $8.00 Per Share
Total shareholders’ equity	$81,160	$118,397	$125,270	$132,142	$140,047
Goodwill and other intangibles	4,179	4,179	4,179	4,179	4,179

Total tangible shareholders’ equity	$76,981	$114,218	$121,091	$127,963	$135,868

Total assets	$889,435	$926,672	$933,545	$940,417	$948,322

Regulatory Capital Compliance

At June 30, 2010, Savings Institute exceeded all regulatory capital requirements. The following table presents Savings Institute’s capital position relative to its regulatory capital requirements at June 30, 2010, on a historical and a pro forma basis. The table reflects receipt by Savings Institute of 60% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan has been deducted from pro forma regulatory capital. The amounts in the table are unaffected by the $500,000 cash contribution to be made by SI Financial Group to SI Financial Group Foundation as that contribution does not affect the amount of proceeds to be received by Savings Institute. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization“ and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Savings Institute, see “Regulation and Supervision—Federal Banking Regulation—Capital Requirements.”

			Pro Forma at June 30, 2010
			Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	Historical at June 30, 2010		5,578,125 Shares at $8.00 Per Share		6,562,500 Shares at $8.00 Per Share		7,546,875 Shares at $8.00 Per Share		8,678,906 Shares At $8.00 Per Share
(Dollars in thousands)	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
Total equity under generally accepted accounting principles	$75,579	8.60%	$96,500	10.68%	$100,338	11.05%	$104,175	11.41%	$108,589	11.83%

Tier 1 leverage capital:
Actual (2)	$70,633	8.08%	$91,554	10.18%	$95,392	10.56%	$99,229	10.93%	$103,643	11.35%
Requirement	34,967	4.00	35,958	4.00	36,141	4.00	36,323	4.00	36,532	4.00

Excess	$35,666	4.08%	$55,596	6.18%	$59,251	6.56%	$62,906	6.93%	$67,111	7.35%

Tier 1 risk-based capital:
Actual	$70,633	13.91%	$91,554	17.86%	$95,392	18.61%	$99,229	19.29%	$103,643	20.10%
Requirement	20,311	4.00	20,507	4.00	20,543	4.00	20,579	4.00	20,621	4.00

Excess	$50,322	9.91%	$71,047	13.86%	$74,849	14.61%	$78,650	15.29%	$83,022	16.10%

Total risk-based capital:
Actual (3)	$75,324	14.84%	$96,245	18.77%	$100,083	19.49%	$103,920	20.20%	$108,334	21.01%
Requirement	40,606	8.00	41,013	8.00	41,086	8.00	41,159	8.00	41,243	8.00

Excess	$34,718	6.84%	$55,232	10.77%	$58,997	11.49%	$62,761	12.20%	$67,091	13.01%

Reconciliation of capital contribution to Savings Institute:
Net proceeds contributed to Savings Institute			$24,976		$29,529		$34,082		$39,318
Less common stock acquired by ESOP			(2,678)		(3,150)		(3,623)		(4,166)
Less common stock acquired by equity incentive plan			(1,377)		(1,620)		(1,863)		(2,142)

Pro forma increase in GAAP and regulatory capital			$20,921		$24,759		$28,596		$33,010

(1)	Tier 1 leverage capital level is shown as a percentage of adjusted total assets of $874.0 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $507.7 million.
(2)	Net unrealized losses on available for sale securities and investments in nonincludable subsidiaries account for the difference between capital calculated under generally accepted accounting principles and Tier 1 leverage capital. See note 14 of the notes to the consolidated financial statements for additional information.
(3)	Pro forma amounts and percentages include capital contributed to Savings Institute from the offering and assume net proceeds are invested in assets that carry a 20% risk-weighting.

Pro Forma Data

The following tables illustrate the pro forma impact of the conversion and offering on our net income and shareholders’ equity based on the sale of common stock at the minimum, the midpoint, the maximum and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	40% of the shares of common stock will be sold in the subscription and community offerings and 60% of the shares will be sold in a syndicated community offering;

•

Our employee stock ownership plan will purchase a number of shares equal to 6.0% of the shares sold in the offering with a loan from new SI Financial Group that will be repaid in equal installments over 20 years;

•

Stifel, Nicolaus & Company, Incorporated will receive an aggregate management fee equal to 1.0% of the aggregate purchase price of the shares sold in the subscription and community offerings, except that no fee will be paid with respect to shares purchased by the employee stock ownership plan or by our officers, directors and employees or members of their immediate families;

•

The sales commission and management fee for shares sold in the syndicated community offering will be equal to 5.5% of the aggregate purchase price of the shares sold in the syndicated community offering;

•	Total expenses of the offering, excluding sales commissions and management fees referenced above, will be approximately $1,375,000; and

•	We will make a $500,000 cash contribution to SI Financial Group Foundation.

Actual expenses may vary from this estimate, and the amount of fees paid will depend upon the number of shares sold in the subscription and community offerings, as opposed to the syndicated community offering.

Pro forma net income for the six months ended June 30, 2010 and for the year ended December 31, 2009 has been calculated as if the offering were completed at the beginning of each period, and the net proceeds had been invested at 1.79% and 2.69%, respectively, which represents the rate of the five-year United States Treasury security at June 30, 2010 and December 31, 2009, respectively. We believe that the rate of the five-year United States Treasury security represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted-average yield earned on our interest-earning assets and the weighted-average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations.

A pro forma after-tax return of 1.20% and 1.80% is used for the six months ended June 30, 2010 and for the year ended December 31, 2009, respectively, after giving effect to a combined federal and state income tax rate of 33.0%. The actual rate experienced by new SI Financial Group may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables you should consider the following:

•

Since funds on deposit at Savings Institute may be withdrawn to purchase shares of common stock, those funds will not result in the receipt of new funds for investment. The pro forma tables do not reflect withdrawals from deposit accounts.

•

Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma shareholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•

Pro forma shareholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to shareholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Savings Institute’s special bad debt reserves for income tax purposes or liquidation accounts, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma shareholders’ equity per share do not represent possible future price appreciation of our common stock.

The following pro forma data, which are based on SI Financial Group’s shareholders’ equity at June 30, 2010 and December 31, 2009, and net income for the six months ended June 30, 2010 and for the year ended December 31, 2009, may not represent the actual financial effects of the offering or our operating results after the offering. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data does not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to shareholders if we were to be liquidated after the conversion.

At or For the Six Months Ended June 30, 2010

(Dollars in thousands, except per share amounts)	Minimum of Offering Range 5,578,125 Shares at $8.00 Per Share	Midpoint of Offering Range 6,562,500 Shares at $8.00 Per Share	Maximum of Offering Range 7,546,875 Shares at $8.00 Per Share	15% Above Maximum of Offering Range 8,678,906 Shares at $8.00 Per Share
Gross proceeds	$44,625	$52,500	$60,375	$69,431
Plus: shares issued in exchange for shares of SI Financial Group	27,500	32,353	37,205	42,786

Pro forma market capitalization	72,125	84,853	97,580	112,217
Gross proceeds	44,625	52,500	60,375	69,431
Less: estimated expenses	(2,998)	(3,285)	(3,572)	(3,901)

Estimated net proceeds	41,627	49,215	56,803	65,530
Less: common stock acquired by employee stock ownership plan (1)	(2,678)	(3,150)	(3,623)	(4,166)
Less: common stock to be acquired by equity incentive plan (2)	(1,377)	(1,620)	(1,863)	(2,142)
Less: cash contribution to charitable foundation	(500)	(500)	(500)	(500)

Net proceeds	$37,072	$43,945	$50,817	$58,722
Pro Forma Net Income:
Pro forma net income (3):
Historical	$1,206	$1,206	$1,206	$1,206
Pro forma income on net proceeds	223	264	305	352
Less: pro forma employee stock ownership plan expense (1)	(45)	(53)	(61)	(70)
Less: pro forma restricted stock award expense (2)	(93)	(109)	(125)	(144)
Less: pro forma stock option expense (3)	(110)	(129)	(149)	(171)

Pro forma net income	$1,181	$1,179	$1,177	$1,174
Pro forma net income per share (3):
Historical	$0.14	$0.12	$0.10	$0.09
Pro forma income on net proceeds	0.03	0.03	0.03	0.03
Less: pro forma employee stock ownership plan expense (1)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock award expense (2)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma stock option expense (3)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share	$0.14	$0.12	$0.10	$0.09
Offering price as a multiple of pro forma net income per share (annualized)	28.57x	33.33x	40.00x	44.44x
Number of shares used to calculate pro forma net income per share (4)	8,689,265	10,222,665	11,756,065	13,519,474

Pro Forma shareholders’ equity:
Pro forma shareholders’ equity (book value):
Historical	$81,160	$81,160	$81,160	$81,160
Estimated net proceeds	41,627	49,215	56,803	65,530
Less: common stock acquired by employee stock ownership plan (1)	(2,678)	(3,150)	(3,623)	(4,166)
Less: common stock to be acquired by equity incentive plan (2)	(1,377)	(1,620)	(1,863)	(2,142)
Less: after-tax expense of contribution to charitable foundation	(335)	(335)	(335)	(335)

Pro forma shareholders’ equity	118,397	125,270	132,142	140,047
Less: intangible assets	(4,179)	(4,179)	(4,179)	(4,179)

Pro forma tangible shareholders’ equity	$114,218	$121,091	$127,963	$135,868
Pro forma shareholders’ equity per share:
Historical	$9.00	$7.65	$6.65	$5.79
Estimated net proceeds	4.62	4.64	4.66	4.67
Less: common stock acquired by employee stock ownership plan (1)	(0.30)	(0.30)	(0.30)	(0.30)
Less: common stock to be acquired by equity incentive plan (2)	(0.15)	(0.15)	(0.15)	(0.15)
Less: after-tax expense of contribution to charitable foundation	(0.04)	(0.03)	(0.03)	(0.03)

Pro forma shareholders’ equity per share	13.13	11.81	10.83	9.98
Less: intangible assets	(0.46)	(0.39)	(0.34)	(0.30)

Pro forma tangible shareholders’ equity per share	$12.67	$11.42	$10.49	$9.68
Offering price as a percentage of pro forma shareholders’ equity per share	60.93%	67.74%	73.87%	80.16%
Offering price as a percentage of pro forma shareholders’ tangible equity per share	63.14%	70.05%	76.26%	82.64%
Number of shares used to calculate pro forma shareholders’ equity per share (4)	9,015,585	10,606,571	12,197,557	14,027,190

At or For the Year Ended December 31, 2009

(Dollars in thousands, except per share amounts)	Minimum of Offering Range 5,578,125 Shares at $8.00 Per Share	Midpoint of Offering Range 6,562,500 Shares at $8.00 Per Share	Maximum of Offering Range 7,546,875 Shares at $8.00 Per Share	15% Above Maximum of Offering Range 8,678,906 Shares at $8.00 Per Share
Gross proceeds	$44,625	$52,500	$60,375	$69,431
Plus: shares issued in exchange for shares of SI Financial Group	27,500	32,353	37,205	42,786

Pro forma market capitalization	72,125	84,853	97,580	112,217
Gross proceeds	$44,625	$52,500	$60,375	$69,431
Less: estimated expenses	(2,998)	(3,285)	(3,572)	(3,901)

Estimated net proceeds	41,627	49,215	56,803	65,530
Less: common stock acquired by employee stock ownership plan (1)	(2,678)	(3,150)	(3,623)	(4,166)
Less: common stock to be acquired by equity incentive plan (2)	(1,377)	(1,620)	(1,863)	(2,142)
Less: cash contribution to charitable foundation	(500)	(500)	(500)	(500)

Net proceeds	$37,072	$43,945	$50,817	$58,722
Pro Forma Net Income:
Pro forma net income (3):
Historical	$435	$435	$435	$435
Pro forma income on net proceeds	668	792	916	1,058
Less: pro forma employee stock ownership plan expense (1)	(90)	(106)	(121)	(140)
Less: pro forma restricted stock award expense (2)	(185)	(217)	(250)	(287)
Less: pro forma stock option expense (3)	(220)	(258)	(297)	(342)

Pro forma net income	$608	$646	$683	$724
Pro forma net income per share (3):
Historical	$0.05	$0.04	$0.04	$0.03
Pro forma income on net proceeds	0.08	0.08	0.08	0.08
Less: pro forma employee stock ownership plan expense (1)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock award expense (2)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma stock option expense (3)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share	$0.07	$0.06	$0.06	$0.05
Offering price as a multiple of pro forma net income per share (annualized)	114.29x	133.33x	133.33x	160.00x
Number of shares used to calculate pro forma net income per share (4)	8,697,632	10,232,509	11,767,385	13,532,493

Pro Forma Shareholders’ equity:
Pro forma shareholders’ equity (book value):
Historical	$77,462	$77,462	$77,462	$77,462
Estimated net proceeds	41,627	49,215	56,803	65,530
Less: common stock acquired by employee stock ownership plan (1)	(2,678)	(3,150)	(3,623)	(4,166)
Less: common stock to be acquired by equity incentive plan (2)	(1,377)	(1,620)	(1,863)	(2,142)
Less: after-tax expense of contribution to charitable foundation	(335)	(335)	(335)	(335)

Pro forma shareholders’ equity	114,699	121,572	128,444	136,349
Less: intangible assets	(4,195)	(4,195)	(4,195)	(4,195)

Pro forma tangible shareholders’ equity	$110,504	$117,377	$124,249	$132,154
Pro forma shareholders’ equity per share:
Historical	$8.59	$7.30	$6.35	$5.52
Estimated net proceeds	4.62	4.64	4.66	4.67
Less: common stock acquired by employee stock ownership plan (1)	(0.30)	(0.30)	(0.30)	(0.30)
Less: common stock to be acquired by equity incentive plan (2)	(0.15)	(0.15)	(0.15)	(0.15)
Less: after-tax expense of contribution to charitable foundation	(0.04)	(0.03)	(0.03)	(0.02)

Pro forma shareholders’ equity per share	12.72	11.46	10.53	9.72
Less: intangible assets	(0.47)	(0.40)	(0.34)	(0.30)

Pro forma tangible shareholders’ equity per share	$12.25	$11.06	$10.19	$9.42
Offering price as a percentage of pro forma shareholders’ equity per share	62.89%	69.81%	75.97%	82.30%
Offering price as a percentage of pro forma shareholders’ tangible equity per share	65.31%	72.33%	78.51%	84.93%
Number of shares used to calculate pro forma shareholders’ equity per share (4)	9,015,585	10,606,571	12,197,557	14,027,190

(1)	Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 6.0% of the shares sold in the offering (334,688, 393,750, 452,813 and 520,734 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the proceeds retained by new SI Financial Group. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 3.25%, which will be fixed at the time of the offering and be for a term of 20 years. Savings Institute intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. As the debt is paid down, shares will be released for allocation to participants’ accounts and shareholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/20 of the total, based on a 20-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of the pro forma tables, was assumed to be equal to the $8.00 per share purchase price. If the average market value per share is greater than $8.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(2)	Assumes that new SI Financial Group will purchase in the open market a number of shares of common stock equal to 3.1% of the shares sold in the offering (172,122, 202,496, 232,870 and 267,801 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively), that will be reissued as restricted stock awards under a new equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at new SI Financial Group or with dividends paid to new SI Financial Group by Savings Institute. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $8.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 1.9%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of new SI Financial Group common stock was $8.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 33.0%. If the fair market value per share is greater than $8.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(3)	The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the new equity incentive plan to be adopted following the offering. If the new equity incentive plan is approved by shareholders, a number of shares equal to 7.7% of the number of shares sold in the offering (430,304, 506,240, 582,176 and 669,502 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Compensation cost relating to share-based payment transactions will be recognized in the financial statements over the period the employee is required to provide services for the award. The cost will be measured based on the fair value of the equity instruments issued. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. For purposes of this table, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $2.78 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $8.00; trading price on date of grant, $8.00; dividend yield, 1.0%; expected life, 10 years; expected volatility, 18.21%; and risk-free interest rate, 2.97%. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over the vesting period so that 20% of the value of the options awarded was an amortized expense during each year, that all of the options awarded are non-qualified options and that the combined federal and state income tax rate was 33.0%. We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $8.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 4.6%.

(4)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the offering, and subtracting the employee stock ownership plan shares, which have not been committed for release during the period. See footnote 1 above. The number of shares used to calculate pro forma shareholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

Our Business

General

SI Financial Group was established on August 6, 2004 to become the parent holding company for Savings Institute upon the conversion of Savings Institute’s former parent, SI Bancorp, Inc., from a state-chartered to a federally-chartered mutual holding company. At the same time, Savings Institute also converted from a state-chartered to a federally-chartered savings bank. On September 30, 2004, SI Financial Group completed its minority stock offering with the sale of 5,025,500 shares of its common stock to the public, 251,275 shares contributed to SI Financial Group Foundation and 7,286,975 issued to SI Bancorp, MHC. Savings Institute is a wholly-owned subsidiary of SI Financial Group and management of SI Financial Group and Savings Institute are substantially similar. SI Financial Group neither owns nor leases any property, but instead uses the premises, equipment and other property of Savings Institute with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement that SI Financial Group and Savings Institute will enter into upon completion of the conversion. The expense allocation agreement generally provides that SI Financial Group will pay to Savings Institute, on a quarterly basis, fees for its use of Savings Institute’s premises, furniture, equipment and employees in an amount to be determined by the board of directors of SI Financial Group and Savings Institute. Such fees shall not be less than the fair market value received for such goods or services. In addition, SI Financial Group and Savings Institute will also enter into a tax allocation agreement upon completion of the conversion as a result of their status as members of an affiliated group under the Internal Revenue Code. The tax allocation agreement generally provides that SI Financial Group will file consolidated federal tax income returns with Savings Institute and its subsidiaries. The tax allocation agreement also formalizes procedures for allocating the consolidated tax liability of the group among its members and establishes procedures for the future payments by Savings Institute to SI Financial Group for tax liabilities attributable to Savings Institute and its subsidiaries. The financial information and discussion contained in this prospectus primarily relates to the activities of Savings Institute.

Savings Institute operates as a community-oriented financial institution offering a full range of financial services to consumers and businesses in its market area, including insurance, trust and investment services. Savings Institute attracts deposits from the general public and uses those funds to originate one- to four-family residential, multi-family and commercial real estate, commercial business and consumer loans. Beginning in 2008, substantially all of the fixed-rate one- to four-family residential conforming loans we originate are sold in the secondary market with the servicing retained. Such sales generate mortgage banking fees. The remainder of our loan portfolio is originated for investment.

Market Area and Competition

We conduct business from our headquarters in Willimantic, Connecticut, which is located in eastern Connecticut approximately 30 miles east of Hartford, and 20 full-service branch offices throughout Windham, New London, Tolland, Hartford and Middlesex counties in Connecticut. Our primary lending area is eastern Connecticut and most of our deposit customers reside in the areas surrounding our branch offices. The economy in our market area is relatively diverse and primarily oriented to the educational, service, entertainment, manufacturing and retail industries. The major employers in the area include several institutions of higher education, the Mohegan Sun and Foxwoods casinos, General Dynamics Defense Systems and Pfizer, Inc. In addition, there are also many small to mid-sized businesses that support the local economy.

In view of the current economic downturn, our primary market area has remained a relatively stable banking market. Windham, New London and Tolland Counties have a total population of 536,000 and total households of 204,000 according to SNL Financial. Since 2000, our primary market area has experienced population growth of approximately 7.1% compared to 3.8% for the State of Connecticut and is projected to continue to grow at a rate that exceeds the State of Connecticut average according to SNL Financial. As of June 30, 2009, median household income levels ranged from $57,890 to $78,072 in the five counties we maintain branch offices, compared to $70,340 for Connecticut as a whole and $54,442 for the United States and is projected to grow at rates slightly below the State of Connecticut average and in line with the United States according to estimates by SNL Financial.

Savings Institute faces significant competition for the attraction of deposits and origination of loans. The most direct competition for deposits has historically come from the several financial institutions operating in Savings Institute’s market area and, to a lesser extent, from other financial service companies, such as brokerage firms, credit unions and insurance companies. Savings Institute also faces competition for investors’ funds from money market funds and other corporate and government securities. At June 30, 2010, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, Savings Institute held approximately 20.69% of the deposits in Windham County, which is the largest market share out of 10 financial institutions with offices in this county. Also, at June 30, 2010, Savings Institute held approximately 0.96% of the deposits in Hartford, Middlesex, New London and Tolland Counties, which is the 16th market share out of 35 financial institutions with offices in these counties. Bank of America Corp., Webster Bank Financial Corporation, TD Banknorth Group, Inc., People’s United and Sovereign Bank, all of which are large national or regional bank holding companies, also operate in Savings Institute’s market area. These institutions are significantly larger and, therefore, have significantly greater resources than Savings Institute does and may offer products and services that Savings Institute does not provide.

Savings Institute’s competition for loans comes primarily from financial institutions in its market area, and to a lesser extent from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

Savings Institute expects competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit SI Financial Group’s growth in the future.

Lending Activities

General. Savings Institute’s loan portfolio consists primarily of one- to four-family residential mortgage loans, multi-family and commercial real estate loans and commercial business loans. To a much lesser extent, the loan portfolio includes construction and consumer loans. Savings Institute historically and currently originates loans primarily for investment purposes. At June 30, 2010, Savings Institute had loans held for sale totaling $1.8 million.

One- to Four-Family Residential Loans. Savings Institute’s primary lending activity is the origination of mortgage loans to enable borrowers to purchase or refinance existing homes or to construct new residential dwellings in its market area. Savings Institute offers fixed-rate and adjustable-rate mortgage loans with terms up to 40 years. Borrower demand for adjustable-rate loans versus fixed-rate loans is a function of the level of current and anticipated future interest rates, the difference between the interest rates and loan fees offered for fixed-rate mortgage loans and the initial period interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate mortgage loans and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment and the effect each has on Savings Institute’s interest rate risk. The loan fees charged, interest rates and other provisions of mortgage loans are determined on the basis of Savings Institute’s own pricing criteria and competitive market conditions. Additionally, Savings Institute offers reverse mortgages to its customers, through a correspondent relationship with another institution, in response to increasing demand for this type of product.

Savings Institute offers fixed-rate loans with terms of 10, 15, 20, 30 or 40 years. Savings Institute’s adjustable-rate mortgage loans are based primarily on 30-year amortization schedules. Interest rates and payments on adjustable-rate mortgage loans adjust annually after a one, three, five, seven or ten-year initial fixed period. Interest rates and payments on adjustable-rate loans are adjusted to a rate typically equal to 2.75% (2.875% for jumbo loans) above the one-year constant maturity Treasury index. The maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate cap is generally 6% over the initial interest rate of the loan.

Generally, Savings Institute does not originate conventional loans with loan-to-value ratios exceeding 95% and generally originates loans with a loan-to-value ratio in excess of 80% only when secured by first liens on owner-occupied one- to four-family residences. Loans with loan-to-value ratios in excess of 80% generally require private mortgage insurance or additional collateral. Savings Institute requires all properties securing mortgage loans to be appraised by a board approved independent licensed appraiser and requires title insurance on all first mortgage loans. Borrowers must obtain hazard insurance and flood insurance for loans on property located in a flood zone before closing the loan.

In an effort to provide financing for moderate income and first-time buyers, Savings Institute offers loans insured by the Federal Housing Administration and the Veterans Administration and participates in the Connecticut Housing Finance Authority Program. Savings Institute offers fixed-rate residential mortgage loans through these programs to qualified individuals and originates the loans using modified underwriting guidelines.

Multi-Family and Commercial Real Estate Loans. Savings Institute makes multi-family and commercial real estate loans throughout its market area for the purpose of acquiring, developing, improving or refinancing multi-family and commercial real estate where the property is the primary collateral securing the loan, and the income generated from the property is the primary repayment source. Savings Institute offers fixed-rate and adjustable-rate mortgage loans secured by multi-family and commercial real estate. At June 30, 2010, 63.3% of Savings Institute’s multi-family and commercial real estate loans were secured by owner-occupied properties, including churches, retail facilities and other local properties used for businesses. The remaining percentage are secured by non-owner occupied properties such as condominiums, apartment buildings and single-family subdivisions. Savings Institute intends to continue to emphasize this segment of its loan portfolio, as market conditions permit, as such loans produce yields that are generally higher than one- to four-family residential loans and are more sensitive to changes in market interest rates.

Savings Institute originates adjustable-rate multi-family and commercial real estate loans for terms up to 25 years. Interest rates and payments on these loans typically adjust every five years after a five-year initial fixed-rate period. Interest rates and payments on adjustable-rate loans are adjusted to a rate typically 2.5-3.0% above the classic advance rates offered by the Federal Home Loan Bank of Boston. There are no adjustment period or lifetime interest rate caps. Loans are secured by first mortgages that generally do not exceed 75% of the property’s appraised value. At June 30, 2010, the largest outstanding multi-family or commercial real estate loan was $7.0 million. This loan is secured by a nursing home and rehabilitation facility and was performing according to its terms at June 30, 2010.

Loans secured by multi-family and commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income-producing properties often depend on the successful operation and management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy.

Construction and Land Loans. Savings Institute originates loans to individuals, and to a lesser extent, builders, to finance the construction of residential dwellings. Savings Institute also originates construction loans for commercial development projects, including condominiums, apartment buildings, single-family subdivisions as well as owner-occupied properties used for businesses. Residential construction loans generally provide for the payment of interest only during the construction phase, which is usually twelve months. At the end of the construction phase, the loan generally converts to a permanent mortgage loan. Commercial construction loans generally provide for the payment of interest only during the construction phase which may range from three to twenty-four months. Loans generally can be made with a maximum loan-to-value ratio of 80% on residential construction, 75% on construction for nonresidential properties and 80% of the lesser of the appraised value or cost of the project on multi-family construction. At June 30, 2010, the largest outstanding construction loan commitment for the construction of a church was $2.8 million, of which $1.7 million was outstanding and the largest residential construction loan commitment was $1.8 million, of which $1.2 million was outstanding. These loans were performing according to their terms at June 30, 2010. Primarily all commitments to fund construction loans require an appraisal of the property by a board approved independent licensed appraiser. Also, inspections of the property are required before the disbursement of funds during the term of the construction loan.

Savings Institute also originates land loans to individuals, local contractors and developers only for making improvements on approved building lots, subdivisions and condominium projects within two years of the date of the loan. Such loans to individuals generally are written with a maximum loan-to-value ratio based upon the appraised value or purchase price of the land. Maximum loan-to-value ratio on raw land is 50%, while the maximum loan-to-value ratio for land development loans involving approved projects is 65%. Savings Institute offers fixed-rate land loans and variable-rate land loans that adjust annually. Interest rates and payments on adjustable-rate land loans are adjusted to a rate typically equal to the then current The Wall Street Journal prime rate plus a 1.0–2.0% margin. The maximum amount by which the interest rate may be increased or decreased is generally 2% annually and the lifetime interest rate cap is generally 6% over the initial rate of the loan. Land loans totaled $435,000 at June 30, 2010.

Commercial Business Loans. Savings Institute originates commercial business loans to a variety of professionals, sole proprietorships and small businesses primarily in its market area. Savings Institute offers a variety of commercial lending products, the maximum amount of which is limited by Savings Institute’s in-house loans to one borrower limit. At June 30, 2010, the largest commercial loan was a $1.3 million loan, which is secured by a business asset consisting of a waste processing system. This loan was performing according to its terms at June 30, 2010.

Savings Institute offers loans secured by business assets other than real estate, such as business equipment and inventory. These loans are originated with maximum loan-to-value ratios of 75% of the value of the personal property. Savings Institute originates lines of credit to finance the working capital needs of businesses to be repaid by seasonal cash flows or to provide a period of time during which the business can borrow funds for planned equipment purchases. These loans convert to a term loan at the expiration of a draw period, which is not to exceed twelve months, and will be paid over a pre-defined amortization period. Additional products such as time notes, letters of credit and equipment lease financing are offered. Additionally, Savings Institute purchases the portion of commercial business loans that are fully guaranteed by the Small Business Administration and the United States Department of Agriculture. At June 30, 2010, Small Business Administration and United States Department of Agriculture loans totaled $90.8 million.

When originating commercial business loans, Savings Institute considers the financial statements of the borrower, the borrower’s payment history of both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, viability of the industry in which the customer operates and the value of the collateral.

Consumer Loans. Savings Institute offers a variety of consumer loans, primarily home equity lines of credit, and, to a lesser extent, loans secured by marketable securities, passbook or certificate accounts, motorcycles, automobiles and recreational vehicles, as well as unsecured loans. Generally, Savings Institute offers automobile loans with a maximum loan-to-value ratio of 100% of the purchase price for new vehicles. Unsecured loans generally have a maximum borrowing limit of $10,000 and a maximum term of five years.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and their ability to meet existing obligations and payments on the proposed loans. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount. Home equity lines of credit have adjustable rates of interest that are indexed to the prime rate as reported in The Wall Street Journal. Savings Institute will offer home equity loans with a maximum combined loan-to-value ratio of 80%. A home equity line of credit may be drawn down by the borrower for an initial period of five years from the date of the loan agreement. During this period, the borrower has the option of paying, on a monthly basis, either principal and interest or only interest. If the draw period is not extended for an additional 4 years and 10 months, the borrower has to pay back the amount outstanding under the line of credit over a term not to exceed ten years, beginning at the end of the five-year period.

Loan Underwriting Risks

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability and collateral value of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our loan portfolio more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Multi-Family and Commercial Real Estate Loans. Loans secured by multi-family and commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we generally require borrowers and loan guarantors to provide annual financial statements and/or tax returns. In reaching a decision on whether to make a multi-family or commercial real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.20x. Environmental screens, surveys and inspections are obtained when circumstances suggest the possibility of the presence of hazardous materials. Further, in connection with our ongoing monitoring of the loan, we typically will review the property, the underlying loan and guarantors annually.

Construction Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction, the estimated cost (including interest) of construction and the ability of the project to be sold upon completion. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a building having a value that is insufficient to assure full repayment. If we are forced to foreclose on a building before or at completion due to a borrower default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Commercial Business Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property the value of which tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s underlying business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Consumer Loans. Consumer loans may entail greater risk than residential mortgage loans do, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations, Purchases, Sales and Servicing

Loan originations come from a number of sources. The primary source of loan originations are Savings Institute’s in-house loan originators, and to a lesser extent, advertising and referrals from customers.

From time to time, Savings Institute will purchase whole participations in loans fully guaranteed by the Small Business Administration and the United States Department of Agriculture. The loans are primarily for commercial and agricultural properties located throughout the United States. Savings Institute purchased $19.6 million, $40.9 million and $12.3 million in loans during the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, respectively.

At June 30, 2010, we were a participating lender on two loans totaling $2.9 million, which are secured by commercial real estate. This loan is being serviced by the lead lender. We generally perform our own underwriting analysis before purchasing loans and therefore believe there should not be a greater risk of default on these obligations. However, in a purchased participation loan, we do not service the loan and thus are subject to the policies and practices of the lead lender with regard to monitoring delinquencies, pursuing collections and instituting foreclosure proceedings.

The Bank originates conventional conforming one- to four-family loans, which meet Fannie Mae underwriting standards. Beginning in 2008, substantially all one- to four-family residential conforming loans have been sold in the secondary market on a servicing retained basis. Such loans are sold to Fannie Mae, the Connecticut Housing Finance Authority and the Federal Home Loan Bank under the Mortgage Partnership Finance Program. The decision to sell loans in the secondary market is based on prevailing market interest rate conditions, an analysis of the composition and risk of the loan portfolio, liquidity needs and interest rate risk management. Generally, loans are sold without recourse. We utilize the proceeds from these sales primarily to meet liquidity needs. Proceeds from the sale of loans totaled $20.1 million, $56.9 million and $14.4 million for the six months ended June 30, 2010 and for the years ended December 31, 2009 and 2008, respectively. We intend to continue to originate these types of loans for sale in the secondary market in the future to increase our noninterest income.

At June 30, 2010, Savings Institute retained the servicing rights on $134.4 million of loans for others, consisting primarily of fixed-rate mortgage loans sold with or without recourse to third parties. Loan repurchase commitments are agreements to repurchase loans previously sold upon the occurrence of conditions established in the contract, including default by the underlying borrower. At June 30, 2010, the balance of loans sold with recourse totaled $26,000. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent mortgagors, processing insurance and tax payments on behalf of borrowers, assisting in foreclosures and property dispositions when necessary and general administration of loans.

Loan Approval Procedures and Authority

Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our Board of Directors and management. All residential mortgages and home equity lines of credit in excess of $6.0 million or all commercial loans and other consumer loans in excess of $2.0 million require the approval of the Board of Directors. The Loan Committee of the Board of Directors has the authority to approve: (1) residential mortgage loans and consumer and home equity lines of credit up to $6.0 million and (2) commercial and other consumer loans up to $2.0 million. The President and the Senior Credit Officer have approval for: (1) residential mortgage loans that conform to Fannie Mae and Freddie Mac standards up to $2.0 million or $417,000 for those that are non-conforming and (2) consumer and commercial loans up to $250,000 individually or $2.0 million jointly for home equity lines of credit or $1.0 million jointly for commercial and other consumer loans. Additionally, certain loan and branch personnel have the authority to approve residential mortgage loans up to $417,000, home equity lines up to $250,000 and consumer loans up to $100,000.

Loans to One Borrower

The maximum amount we may lend to one borrower and the borrower’s related entities generally is limited, by regulation, to 15% of our stated capital and reserves. At June 30, 2010, our general regulatory limit on loans to one borrower was approximately $11.3 million. At that date, our largest lending relationship was $8.2 million, representing a commercial business loan, two loans secured by a nursing home and rehabilitation facility and a loan to purchase an adjacent property. These loans were performing according to their terms at June 30, 2010.

Loan Commitments

We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our mortgage loan commitments expire in 90 days or less from the date of the application.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies, government-sponsored enterprises, state and municipal governments, mortgage-backed securities and certificates of deposit of federally-insured institutions. Within certain regulatory limits, we also may invest a portion of its assets in corporate securities and mutual funds. We are also required to maintain an investment in Federal Home Loan Bank stock. While we have the authority under applicable law and our investment policies to invest in derivative securities, we had no such investments at June 30, 2010.

Our primary source of income continues to be derived from our loan portfolio. The investment portfolio is mainly used to meet our cash flow needs, provide adequate liquidity for the protection of customer deposits and yield a favorable return on investments. The type of securities and the maturity periods are dependent on the composition of the loan portfolio, interest rate risk, liquidity position and our tax strategies. Our investment objectives are to provide and maintain liquidity, to maintain a balance of high quality, diversified investments to minimize risk, to provide collateral for pledging requirements, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak, to generate a favorable return and to assist in the financing needs of various local public entities, subject to credit quality review and liquidity concerns.

Our Board of Directors has the overall responsibility for the investment portfolio, including approval of our Investment Policy and the appointment of the Investment Committee. The Investment Committee is responsible for the approval of investment strategies and monitoring investment performance. The execution of specific investment initiatives and the day-to-day oversight of our investment portfolio is the responsibility of the Chief Executive Officer and the Chief Financial Officer. These officers, and others designated by the Board, are authorized to execute investment transactions up to specified limits based on the type of security without prior approval of the Investment Committee. Transactions exceeding these limitations require the approval of two of these officers, one of whom must be either the Chief Executive Officer or the Chief Financial Officer. Individual investment transactions are reviewed and approved by the Board of Directors on a monthly basis, while portfolio composition and performance are reviewed at least quarterly by the Investment Committee. Management determines the appropriate classification of securities at the date individual securities are acquired, and the appropriateness of such classification is reassessed at each balance sheet date.

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities purchased and held principally for the purpose of trading in the near term are classified as “trading securities.” These securities are carried at fair value, with unrealized gains and losses recognized in earnings. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss), net of taxes.

At June 30, 2010, our investment portfolio, which consisted solely of available for sale securities, totaled $182.2 million and represented 20.5% of assets. Our securities consisted primarily of “agency” mortgage-backed securities issued by Fannie Mae, Freddie Mac and Ginnie Mae with stated final maturities of 30 years or less, U.S. Government and agency obligations, “private-label” mortgage-backed securities with maturities of 30 years or less and government-sponsored enterprises securities with maturities of 20 years or less and corporate debt securities.

Deposit Activities and Other Sources of Funds

General. Deposits, other borrowings, repayments on loans and investment securities are the major sources of our funds for lending and other investment purposes. Loan and investment security repayments are a relatively stable source of funds, while deposit flows and loan and mortgage related investment security prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Substantially all of our depositors are residents of the State of Connecticut. We attract deposits in our market areas through advertising and through the offering of a broad selection of deposit instruments, including noninterest-bearing demand accounts (such as checking accounts), interest-bearing accounts (such as NOW and money market accounts), regular savings accounts and certificates of deposit. CDARS deposits, which are generally offered to in-market retail and commercial customers, offer our customers the ability to receive Federal Deposit Insurance Corporation insurance on deposits up to $50.0 million. We also utilize brokered deposits, which were $3.8 million at June 30, 2010, $1.8 million of which were CDARS deposits. We do not currently utilize brokered deposits as a primary funding source. Rather, we occasionally maintain a minimal amount of such deposits to ensure our access to another liquidity source should the need arise. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing bi-weekly. Our current strategy is to offer competitive rates but not be the market leader in every account type and maturity.

Cash Management Services. We also offer a variety of deposit accounts designed for the businesses operating in our market area. Our business banking deposit products include a commercial checking account and checking accounts specifically designed for small businesses and non-profit organizations. We also offer remote capture products for business customers to meet their online banking needs. Additionally, we offer sweep accounts and money market accounts for businesses. We are seeking to increase our commercial deposits through the offering of these types of cash management products.

Borrowings. We utilize borrowings from the Federal Home Loan Bank of Boston to supplement our supply of lendable funds and to meet deposit withdrawal requirements. As of June 30, 2010, Savings Institute had outstanding borrowings of $114.2 million with the Federal Home Loan Bank.

The Federal Home Loan Bank functions as a central reserve bank providing credit for its member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our whole first mortgage loans and other assets (principally mortgage related securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness.

Junior Subordinated Debt Owed to Unconsolidated Trust. In 2006, SI Capital Trust II (the “Trust”), a business trust, issued $8.0 million of trust preferred securities in a private placement and issued approximately 248 shares of common stock at $1,000 par value to SI Financial Group. The Trust has no independent assets or operations and was formed to issue trust preferred securities and invest the proceeds in an equivalent amount of junior subordinated debentures issued by SI Financial Group. The trust preferred securities mature in 30 years and bear interest at three-month LIBOR plus 1.70%. The interest rate on these securities at June 30, 2010 was 2.24%. SI Financial Group may redeem the trust preferred securities, in whole or in part, on or after September 15, 2011, or earlier under certain conditions.

On July 1, 2010, SI Financial Group entered into an interest rate swap agreement with a third party financial institution with a notional amount of $8.0 million whereby the counterparty will pay a variable rate equal to three-month LIBOR and SI Financial Group will pay a fixed rate of 2.44%. The agreement becomes effective on December 15, 2010 and terminates on December 15, 2015. This agreement was designated as a cash flow hedge against the trust preferred securities issued by SI Capital Trust II. This effectively fixes the interest rate on the $8.0 million of trust preferred securities at 4.14% for the period December 15, 2010 through December 15, 2015.

The debentures are the sole assets of the Trust and are subordinate to all of SI Financial Group’s existing and future obligations for borrowed money, its obligations under letters of credit and certain derivative contracts and any guarantees by SI Financial Group of any such obligations. The trust preferred securities generally rank equal to the trust common securities in priority of payment, but rank before the trust common securities if and so long as SI Financial Group fails to make principal or interest payments on the debentures. Concurrently with the issuance of the debentures and the trust preferred and common securities, SI Financial Group issued a guarantee related to the trust securities for the benefit of the holders. SI Financial Group’s obligations under the guarantee and SI Financial Group’s obligations under the debentures, the related indentures and the trust agreement relating to the trust securities, constitute a full and unconditional guarantee by SI Financial Group of the obligations of the Trust under the trust preferred securities. If SI Financial Group defers interest payments on the junior subordinated debt, or otherwise is in default of the obligations, SI Financial Group would be prohibited from making dividend payments to its shareholders.

The debentures are also subject to redemption before September 15, 2011, at a specified price after the occurrence of certain events that would either have a negative tax effect on the Trust or SI Financial Group or would result in the Trust being treated as an investment company that is required to be registered under the Investment Company Act of 1940. Upon repayment of the debentures at their stated maturity or following their redemption, the Trust will use the proceeds of such repayment to redeem an equivalent amount of outstanding trust preferred securities and trust common securities.

Other Borrowings. SI Financial Group occasionally utilizes collateralized borrowings, which represent loans sold that do not meet the criteria for derecognition, due primarily to recourse and other provisions that could not be measured at the date of transfer. Such borrowings are derecognized when all recourse and other provisions that could not be measured at the time of transfer either expire or become measurable. SI Financial Group had no collateralized borrowings at June 30, 2010.

Trust Services

Savings Institute’s trust department provides fiduciary services, investment management and retirement services, to individuals, partnerships, corporations and institutions. Additionally, Savings Institute acts as guardian, conservator, executor or trustee under various trusts, wills and other agreements. Savings Institute has implemented comprehensive policies governing the practices and procedures of the trust department, including policies relating to investment of trust property, maintaining confidentiality of trust records, avoiding conflicts of interest and maintaining impartiality. Consistent with its operating strategy, Savings Institute will continue to emphasize the growth of its trust business to accumulate assets and increase fee-based income. At June 30, 2010, trust assets under administration were $136.3 million, consisting of 306 accounts, the largest of which totaled $11.5 million, or 8.5%, of the trust department’s total assets. As of June 30, 2010, SI Trust Servicing provided trust outsourcing services to 14 clients, consisting of 7,839 accounts totaling $5.5 billion in assets. For the six months ended June 30, 2010 and for the years ended December 31, 2009 and 2008, total trust services revenue was $2.0 million, $3.7 million and $3.6 million, respectively.

Properties

SI Financial Group conducts its business through its executive office at 803 Main Street, Willimantic, Connecticut, its 21 branch offices located in Connecticut and its trust servicing office located in Rutland, Vermont. Of the 22 offices, 4 are owned and 18 are leased. Lease expiration dates range from 2011 to 2028 with renewal options of 5 to 20 years.

Office Locations	Number of Offices
Connecticut:
New London County	8
Windham County	7
Tolland County	3
Hartford County	2
Middlesex County	1

Vermont:
Rutland County	1

Total:	22

Additionally, Savings Institute owns or leases three other properties used, in part, for banking operations and an employee training center. The total net book value of the properties at June 30, 2010 was $9.5 million. See Notes 6 and 12 in SI Financial Group’s Consolidated Financial Statements included in this prospectus for more information.

Personnel

As of June 30, 2010, we had 241 full-time employees and 31 part-time employees. We believe our relationship with our employees is good.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

SI Financial Group’s subsidiaries include Savings Institute Bank and Trust Company and SI Capital Trust II.

The following are descriptions of Savings Institute’s wholly-owned subsidiaries.

803 Financial Corp. 803 Financial Corp. was established in 1995 as a Connecticut corporation to maintain an ownership interest in a third-party registered broker-dealer, Infinex Investments, Inc. Infinex operates offices at Savings Institute and offers customers a complete range of nondeposit investment products, including mutual funds, debt, equity and government securities, retirement accounts, insurance products and fixed and variable annuities. Savings Institute receives a portion of the commissions generated by Infinex from sales to customers. Due to a regulatory restriction on federally-chartered thrifts, on December 31, 2004, 803 Financial Corp. sold its interest in Infinex to SI Financial Group. As a result, 803 Financial Corp. has no other holdings or business activities.

SI Realty Company, Inc. SI Realty Company, Inc., established in 1999 as a Connecticut corporation, holds real estate owned by Savings Institute, including foreclosure properties. At June 30, 2010, SI Realty Company, Inc. had $4.6 million in assets.

SI Mortgage Company. In January 1999, Savings Institute formed SI Mortgage Company to manage and hold loans secured by real property. SI Mortgage Company qualifies as a “passive investment company,” which exempts it from Connecticut income tax under current law. Income tax savings to Savings Institute from the use of a passive investment company was $89,000 for the six months ended June 30, 2010 and $2,000 and $219,000 for the years ended December 31, 2009 and 2008, respectively.

Management’s Discussion and Analysis of Results of Operations

and Financial Conditions

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated balance sheets as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009 and the unaudited consolidated interim financial statements as of June 30, 2010 and 2009 and for the six months periods then ended, that appear at the end of this prospectus.

General Overview

We conduct community banking activities by accepting deposits and making loans in our market area. Our lending products include residential mortgage loans, multi-family and commercial real estate loans and loans guaranteed by the Small Business Administration and United States Department of Agriculture and, to a lesser extent, construction, commercial business and consumer loans. We also maintain an investment portfolio consisting primarily of mortgage-backed securities, U.S. government and agency obligations, securities of government-sponsored enterprises and corporate debt securities, to manage our liquidity and interest rate risk. Our loan and investment portfolios are funded with deposits as well as collateralized borrowings from the Federal Home Loan Bank of Boston and commercial banks.

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Our net interest income is affected by a variety of factors, including the mix of interest-earning assets in our portfolio and changes in levels of interest rates. Growth in net interest income is dependent upon our ability to prudently manage the balance sheet for growth, combined with how successfully we maintain or increase net interest margin, which is net interest income as a percentage of average interest-earning assets.

A secondary source of income is noninterest income, or other income, which is revenue that we receive from providing products and services. The majority of our noninterest income generally comes from service charges (mostly from service charges on deposit accounts and mortgage and electronic banking) and revenue we generate from our wealth management services, which includes our insurance, investment and trust operations. We also generate noninterest income through mortgage banking fees as we originate substantially all of our fixed-rate one- to four-family residential conforming loans for sale in the secondary market with the servicing retained. We also earn income on bank-owned life insurance and recognize income from the sale of securities.

Provision for Loan Losses. The allowance for loan losses is maintained at a level representing management’s best estimate of known and inherent losses in the loan portfolio, based upon management’s evaluation of the portfolio’s collectibility. The allowance is established through the provision for loan losses, which is charged against income. Charge-offs, if any, are charged to the allowance. Subsequent recoveries, if any, are credited to the allowance. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

Expenses. The noninterest expense we incur in operating our business consists of salaries and employee benefits, occupancy and equipment expenses, computer and electronic banking services, outside professional fees, marketing and advertising expenses, Federal Deposit Insurance Corporation premiums and regulatory assessments and various other miscellaneous expenses.

Our largest noninterest expense is for salaries and employee benefits, which consists primarily of salaries and wages paid to our employees, payroll taxes, expenses for health insurance, retirement plans, director and committee fees and other employee benefits, including employer 401(k) plan contributions, employee stock ownership plan allocations and equity incentive awards, such as stock options and shares of restricted stock.

Occupancy and equipment expenses include the fixed and variable costs of buildings such as depreciation charges, maintenance, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using the straight-line method based on the useful lives of the related assets, which range from three to 40 years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the lease.

Computer and electronic banking services includes fees to our third-party processing service and fees related to our automatic teller machines and debit cards.

Professional fees include fees paid to our independent auditors, the firm that conducts our internal audit, attorneys, primarily in connection with resolution of problem assets, compensation consultants and certain costs associated with being a public company.

Marketing expenses include expenses for advertisements, promotions and premium items and public relations expenses.

Federal Deposit Insurance Corporation and regulatory assessments are a specified percentage of assessable deposits, depending on the risk characteristics of the institution. Due to losses incurred by the Deposit Insurance Fund in 2008 from failed institutions, and anticipated future losses, the Federal Deposit Insurance Corporation increased its assessment rates for 2009 and charged a special assessment to increase the balance of the insurance fund. Our special assessment amounted to $393,000. We also are assessed by our banking regulators.

Other expenses include expenses for stationary, printing, supplies, telephone, postage, contributions and donations, insurance premiums, certain public company expenses and other fees and expenses.

Our Business Strategy

Our mission is to operate and grow a profitable community-oriented financial institution. SI Financial Group plans to achieve this by continuing its strategies of:

•

Offering a full range of financial products and services. We have a long tradition of focusing on the needs of consumers and small and medium-sized businesses in the community and being an active corporate citizen. We believe that our community orientation, quicker decision-making process and customized products are attractive and distinguish us from the larger regional banks that operate in our market area. In this context, we strive to become a financial services company offering one-stop shopping for all of our customers financial needs through banking, investments, insurance and trust products and services. We believe that our broad array of product offerings deepen our relationships with our current customers and entice new customers to begin banking with us, ultimately increasing fee income and profitability.

•

Actively managing our balance sheet and diversifying our asset mix. The current economic recession has underscored the importance of a strong balance sheet. We manage our balance sheet by: (1) prudently increasing the percentage of our assets consisting of multi-family and commercial real estate and commercial business loans, which offer higher yields, shorter maturities and more sensitivity to interest rate fluctuations; (2) managing our interest rate risk by diversifying the type and maturity of our assets in our loan and investment portfolios and monitoring the maturities in our deposit portfolio; and (3) maintaining strong capital levels and liquidity. Multi-family and commercial real estate and commercial business loans increased $13.3 million for the six months ended June 30, 2010 and $28.0 million and $36.7 million for the years ended December 31, 2009 and 2008, respectively, and comprised 46.0% of total loans at June 30, 2010. We intend to continue to pursue the opportunities from the many multi-family and commercial properties and businesses located in our market area.

•

Continuing conservative underwriting practices and maintaining a high quality loan portfolio. We believe that strong asset quality is a key to long-term financial success. We have sought to maintain a high level of asset quality and moderate credit risk by using conservative underwriting standards and by diligent monitoring and collection efforts. Nonperforming loans decreased from $9.3 million at December 31, 2008 to $4.3 million at June 30, 2010. At June 30, 2010, nonperforming loans were 0.70% of the total loan portfolio and 0.48% of total assets. Although we intend to increase our multi-family and commercial real estate and commercial business lending, we intend to continue our philosophy of managing large loan exposures through conservative loan underwriting and credit administration standards.

•

Increasing core deposits. Our primary source of funds is retail deposit accounts. At June 30, 2010, 55.2% of our deposits were core deposits, consisting of demand, savings and money market accounts. We value core deposits because they represent longer-term customer relationships and a lower cost of funding compared to certificates of deposit. Core deposits have continued to increase primarily due to the investments we have made in our branch network, new product offerings, competitive interest rates and the movement of customer funds out of riskier investments, including the stock market. We intend to continue to increase our core deposits and to focus on gaining market share in counties outside of Windham County by continuing to offer exceptional customer service, cross-selling our loan and deposit products and trust, insurance and investment services and increasing our commercial deposits from small and medium-sized businesses through additional business banking and cash management products.

•

Supplementing fee income through expanded mortgage banking operations. We view the changing regulatory landscape and historically low interest rate environment as an opportunity to gain noninterest income by leveraging our expertise in originating residential mortgages and selling such increased originations in the secondary market. This strategy enables us to have a much larger lending capacity, provide a more comprehensive product offering and reduce the interest rate, prepayment and credit risks associated with originating residential loans for retention in our loan portfolio. Further, this strategy allows us to be more flexible with the single-family residential loans we maintain for investment. To accelerate this initiative, we hired two additional mortgage originators in 2010 and intend to hire at least one more originator in 2011. The increased capital we raise from this offering may allow us to maintain a greater amount of loans held for sale, which will allow us to increase our mortgage banking operations.

•

Grow through acquisitions. We intend to pursue expansion opportunities in areas in or adjacent to our existing market area in strategic locations that maximize growth opportunities or with companies that add complementary products to our existing business. We believe that the current economic recession will increase the rate of consolidation in the banking industry. We will look to be opportunistic to expand through the acquisition of banks or other financial service companies and believe additional capital will better position us to take advantage of those opportunities. While we periodically conduct informal discussion with other parties, we currently do not have any specific plans for any such acquisitions.

Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our consolidated financial statements, which are prepared in conformity with generally accepted accounting principles in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of income and expenses. We consider the accounting policies discussed below to be critical accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

Allowance for Loan Losses. Determining the amount of allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a monthly basis and establishes the provision for loan losses based on the size and the composition of the loan portfolio, delinquency levels, loss experience, economic conditions and other factors related to the collectability of the loan portfolio. The level of the allowance for loan losses fluctuates primarily due to changes in the size and composition of the loan portfolio and in the level of nonperforming loans, classified assets and charge-offs. A portion of the allowance is established by segregating the loans by loan category and assigning allocation percentages based on our historical loss experience, delinquency trends, economic conditions and other qualitative factors. The applied loss factors are re-evaluated quarterly to ensure their relevance in the current economic environment. Accordingly, increases in the size of the loan portfolio and the increased emphasis on commercial real estate and commercial business loans, which carry a higher degree of risk of default and, thus, a higher allocation percentage, increases the allowance. Additionally, a portion of the allowance is established based on the level of specific nonperforming loans and classified assets.

Although management believes that it uses the best information available to establish the allowance for loan losses, which is based on estimates that are susceptible to change, future additions to the allowance may be necessary as a result of changes in economic conditions and other factors. Additionally, our regulators, as a part of their examination process, periodically review our allowance for loan losses and may require us to increase our allowance for loan losses by recognizing additional provisions for loan losses charged to expense, or to decrease our allowance for loan losses by recognizing loan charge-offs. See Notes 1 and 4 in SI Financial Group’s Consolidated Financial Statements for additional information.

Other-Than-Temporary Impairment of Securities. One of the significant estimates related to securities is the evaluation of investments for other-than-temporary impairment. Marketable equity securities are evaluated for other-than-

temporary impairment based on the severity and duration of the impairment and, if deemed to be other-than-temporary, the declines in fair value are reflected in earnings as realized losses. For those debt securities for which the fair value is less than its amortized cost and SI Financial Group does not intend to sell such security and it is not more likely than not that it will be required to sell such security prior to the recovery of its amortized cost basis (which may be maturity) less any credit losses, the credit-related other-than-temporary impairment loss is recognized as a charge to earnings. Noncredit-related other-than-temporary impairment losses for debt securities are recognized in other comprehensive income (loss), net of applicable taxes.

The evaluation of securities for impairment is a quantitative and qualitative process, which is subject to risks and uncertainties and is intended to determine whether declines in the fair value of investments should be recognized in current period earnings. The risks and uncertainties include changes in general economic conditions, the issuer’s financial condition or future prospects, the effects of changes in interest rates or credit spreads and the expected recovery period. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market conditions warrant such evaluation. See Notes 1 and 3 in SI Financial Group’s Consolidated Financial Statements for additional information.

Deferred Income Taxes. SI Financial Group uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. SI Financial Group exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities. These judgments require us to make projections of future taxable income. These judgments and estimates, which are inherently subjective, are reviewed periodically as regulatory and business factors change. A reduction in estimated future taxable income may require SI Financial Group to record a valuation allowance against its deferred tax assets. A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings. See Notes 1 and 10 in SI Financial Group’s Consolidated Financial Statements.

Impairment of Long-Lived Assets. SI Financial Group is required to record certain assets it has acquired, including identifiable intangible assets such as core deposit intangibles, goodwill and certain liabilities that it acquired at fair value, which may involve making estimates based on third-party valuations, such as appraisals or internal valuations based on discounted cash flow analyses or other valuation techniques. Further, long-lived assets, including intangible assets and premises and equipment, that are held and used by us, are presumed to have a useful life. The determination of the useful lives of intangible assets is subjective, as is the appropriate amortization period for such intangible and long-lived assets. Additionally, long-lived assets are reviewed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to noninterest expenses. Testing for impairment is a subjective process, the application of which could result in different evaluations of impairment. See Notes 1, 6 and 7 in SI Financial Group’s Consolidated Financial Statements for additional information.

Balance Sheet Analysis

General. Total assets increased $17.1 million, or 2.0%, to $889.4 million at June 30, 2010 from $872.4 million at December 31, 2009, primarily due to increases of $21.9 million in cash and cash equivalents and $1.4 million in loans held for sale, offset by decreases of $1.9 million in other real estate owned, $1.4 million in securities, $1.3 million in net deferred tax assets and $1.2 million in net loans receivable. Cash and cash equivalents increased as a result of an increase in deposits. During the first half of 2010, SI Financial Group acquired four properties with a net carrying value of $1.1 million and sold seven other real estate owned properties with an aggregate carrying value of $2.9 million.

Total assets increased $19.2 million, or 2.3%, to $872.4 million at December 31, 2009, as compared to $853.1 million at December 31, 2008, primarily due to increases in securities, prepaid Federal Deposit Insurance Corporation assessment and other real estate owned, offset by decreases in net loans receivable and net deferred tax assets. The prepaid Federal Deposit Insurance Corporation assessment of $3.5 million represents the estimated Federal Deposit Insurance Corporation assessment for the years of 2010 through 2012. As assessments are incurred, a charge will be made to earnings with an offsetting credit to the prepaid asset. Other real estate owned increased $3.7 million, and consists of four residential and four commercial real estate properties. Cash and cash equivalents increased $1.0 million to $24.2 million at December 31, 2009.

Total assets increased $62.9 million, or 8.0%, to $853.1 million at December 31, 2008, as compared to $790.2 million at December 31, 2007, primarily due to increases in net loans receivable, securities, and to a lesser extent, net deferred tax assets, intangible assets and cash and cash equivalents. Net deferred tax assets increased $4.7 million, to $7.9 million at December 31, 2008 largely resulting from the deferred taxes associated with the increase in the unrealized holding losses on securities. Intangible assets, consisting of core deposit intangibles and goodwill, increased $3.7 million, to $4.3 million at December 31, 2008 due to Savings Institute’s Colchester and New London, Connecticut branch acquisitions. Cash and cash equivalents increased $2.5 million to $23.2 million at December 31, 2008.

Loans. The net loan portfolio decreased $1.2 million for the first six months of 2010. Loan originations decreased $40.6 million, or 44.5%, during 2010 as related to the comparable period in 2009 due to reduced demand and more prudent underwriting standards, as a result of adverse economic conditions. Changes in the loan portfolio consisted of the following:

•

Residential Mortgage Loans. Residential mortgage loans continue to represent the largest segment of the loan portfolio at June 30, 2010, comprising 48.0% of the total loan portfolio. Residential mortgage loans decreased $13.8 million, or 4.5%. Contributing to the decrease was the sale of $20.0 million of longer-term fixed-rate residential mortgage loans. Loan originations for residential mortgage loans decreased $43.4 million for the first half of 2010 compared to the same period in 2009.

•

Commercial Loans. At June 30, 2010, the commercial loan portfolio, which includes multi-family and commercial real estate and commercial business loans, represented 46.0% of total loans. Multi-family and commercial real estate loans increased $2.0 million, or 1.3%. Loan originations for multi-family and commercial real estate loans increased $1.4 million during the first six months of 2010 compared to the same period in 2009. Commercial business loans increased $11.3 million, or 10.5%, for 2010 primarily due to the purchase of $19.6 million in United States Department of Agriculture and Small Business Administration loans that are guaranteed by the U.S. Government. As a result of the reduced loan demand, loan originations for commercial business loans declined $322,000 during the first half of 2010 compared to the first half of 2009.

•

Consumer Loans. Consumer loans represent 4.5% of the total loan portfolio. Consumer loans increased $1.4 million during the first half of 2010. Increases in home equity loans of $1.4 million were offset by decreases in other consumer loans. Loan originations for consumer loans, primarily home equity lines of credit, increased $1.8 million for the six months ended June 30, 2010 from the comparable period in 2009.

Despite increases in residential mortgage loan originations, net loans receivable decreased $9.6 million for 2009 from the sale of $56.3 million in longer-term fixed-rate residential mortgage loans and lower commercial real estate and business loans originations. Overall loan originations increased $4.7 million, or 3.3%, during the year ended December 31, 2009 compared to the same period in 2008 due primarily to a decrease in market interest rates for residential mortgage loans. The conversion of construction loans to permanent mortgage loans and principal pay-offs contributed to the decrease in construction loans. Changes in the loan portfolio consisted of the following:

•

Residential Mortgage Loans. Residential mortgage loans continue to represent the largest segment of the loan portfolio at December 31, 2009, comprising 50.1% of total loans. Due to residential mortgage loan sales, residential mortgage loans decreased $26.2 million, despite an increase of $55.7 million in residential mortgage loan originations over 2008. The increase in residential mortgage loan originations was partially offset by the sale of $56.3 million in residential mortgage loans from current production during 2009.

•

Commercial Loans. At December 31, 2009, the commercial loan portfolio represented 43.8% of the total loan portfolio. Multi-family and commercial real estate loans increased $1.1 million, or 0.7%. Commercial business loans increased $26.9 million for 2009 as a result of the purchase of $40.9 million in United States Department of Agriculture and Small Business Administration loans that are guaranteed by the U.S. government. SI Financial Group’s continued strategy is to increase the percentage of SI Financial Group’s assets in commercial loans, including commercial real estate and commercial business loans. To accomplish this goal, SI Financial Group is offering additional banking services to its customers and promoting stronger business development to obtain new business banking relationships, while maintaining strong credit quality.

•	Consumer Loans. Consumer loans represent 4.3% of the total loan portfolio. Consumer loans increased $4.0 million, or 18.0%, resulting from an increase in home equity lines of credit.

Net loans receivable increased $29.7 million, or 5.1%, to $617.3 million at December 31, 2008. Of the $29.7 million increase in net loans receivable, $7.4 million represented primarily commercial loans acquired in connection with the

Colchester and New London, Connecticut branch acquisitions during the first quarter of 2008. The increase in net loans receivable included increases in multi-family and commercial real estate loans and residential mortgage loans of $25.9 million and $2.0 million, respectively, commercial business loans of $10.8 million and consumer loans of $1.0 million, offset by a decrease in construction loans of $9.3 million. The conversion of construction loans to permanent mortgage loans and principal pay-offs contributed to the decrease in construction loans. Loan originations increased $5.5 million during 2008 from the comparable period of 2007. During the year ended December 31, 2008, we sold $14.2 million of longer-term fixed-rate residential mortgage loans. Changes in the loan portfolio consisted of the following:

•

Residential Mortgage Loans. Residential mortgage loans continue to represent the largest segment of our loan portfolio as of December 31, 2008, comprising 53.5% of total loans. Despite mortgage loan sales, residential mortgage loans increased $2.0 million. Loan originations for residential mortgage loans decreased $6.9 million for 2008 compared to 2007.

•

Commercial Loans. Multi-family and commercial real estate loans increased $25.9 million, or 19.5%, due to an increase of $12.7 million in loan originations during 2008. Commercial business loans increased $10.8 million for 2008 as a result of loan purchases of $12.3 million and an increase in loan originations of $2.5 million. Of the $7.4 million of net loans receivable acquired in the branch acquisitions, $3.7 million and $3.5 million represented commercial real estate and commercial business loans, respectively. As of December 31, 2008, the commercial loan portfolio represented 38.5% of the Company’s total loan portfolio. Our continued strategy is to increase the percentage of our assets in commercial loans, including commercial real estate and commercial business loans. To accomplish this goal, we are offering additional banking services to our customers and promoting stronger business development to obtain new business banking relationships, while maintaining strong credit quality.

•	Consumer Loans. Consumer loans represent 3.6% of the total loan portfolio. Consumer loans increased $1.0 million, or 4.8%, despite a decrease of $2.8 million in loan originations during 2008.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30, 2010		At December
			2009		2008		2007		2006		2005
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
Residential—1 to 4 family	$292,447	47.95%	$306,244	50.12%	$332,399	53.46%	$330,389	55.87%	$309,695	53.65%	$266,739	51.66%
Multi-family and commercial	161,798	26.53	159,781	26.15	158,693	25.52	132,819	22.46	118,600	20.55	100,926	19.54
Construction	9,327	1.53	11,400	1.87	27,892	4.49	37,231	6.29	44,647	7.73	47,325	9.16

Total real estate loans	463,572	76.01	477,425	78.14	518,984	83.47	500,439	84.62	472,942	81.93	414,990	80.36

Consumer loans:
Home Equity	23,961	3.93	22,573	3.69	18,762	3.02	17,774	3.01	18,489	3.20	20,562	3.98
Other	3,478	0.57	3,513	0.57	3,345	0.54	3,330	0.56	10,616	1.84	3,294	0.64

Total consumer loans	27,439	4.50	26,086	4.26	22,107	3.56	21,104	3.57	29,105	5.04	23,856	4.62

Commercial business loans:
SBA and USDA guaranteed	90,777	14.89	77,310	12.65	45,704	7.35	42,267	7.15	51,358	8.90	57,570	11.15
Other	28,075	4.60	30,239	4.95	34,945	5.62	27,583	4.66	23,813	4.13	19,982	3.87

Total commercial business Loans	118,852	19.49	107,549	17.60	80,649	12.97	69,850	11.81	75,171	13.03	77,552	15.02

Total loans	609,863	100.00%	611,060	100.00%	621,740	100.00%	591,393	100.00%	577,218	100.00%	516,398	100.00%

Deferred loan origination costs, net of deferred fees	1,529		1,523		1,570		1,390		1,258		1,048
Allowance for loan losses	(4,878)		(4,891)		(6,047)		(5,245)		(4,365)		(3,671)

Loans receivable, net	$606,514		$607,692		$617,263		$587,538		$574,111		$513,775

Loan Maturity

The following tables set forth certain information at December 31, 2009 regarding scheduled contractual maturities during the periods indicated. The tables do not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. The amounts shown below exclude deferred loan fees and costs.

	Amounts Due In
(In thousands)	One Year or Less	More Than One Year to Five Years	More Than Five Years	Total Amount Due
Real estate loans:
Residential—1 to 4 family	$86	$8,611	$297,547	$306,244
Multi-family and commercial	204	4,234	155,343	159,781
Construction	5,933	80	5,387	11,400

Total real estate loans	6,223	12,925	458,277	477,425
Commercial business loans	9,893	9,110	88,546	107,549
Consumer loans	149	1,655	24,282	26,086

Total loans	$16,265	$23,690	$571,105	$611,060

The following table sets forth the dollar amount of all scheduled maturities of loans at December 31, 2009 that are due after December 31, 2010 and have either fixed interest rates or adjustable interest rates. The amounts shown below exclude unearned interest on consumer loans and deferred loan fees.

	Due After December 31, 2010
(In thousands)	Fixed Rates	Floating or Adjustable Rates	Total
Real estate loans:
Residential—1 to 4 family	$207,468	$98,690	$306,158
Multi-family and commercial	12,622	146,955	159,577
Construction	4,362	1,105	5,467

Total real estate loans	224,452	246,750	471,202
Commercial business loans	38,264	59,392	97,656
Consumer loans	7,503	18,434	25,937

Total loans	$270,219	$324,576	$594,795

Securities. Available for sale securities decreased $1.4 million, or 0.7%, from $183.6 million at December 31, 2009 to $182.2 million at June 30, 2010. The sale of U.S. government and agency obligations contributed to the decline in securities. The reduction in net unrealized losses on available for sale securities resulted in a decrease in net deferred tax assets.

Available for sale securities increased $20.9 million, or 12.8%, from $162.7 million at December 31, 2008 to $183.6 million at December 31, 2009 as a result of purchases of predominately U.S. government and agency obligations.

Available for sale securities increased $20.8 million, or 14.6%, from $141.9 million at December 31, 2007 to $162.7 million at December 31, 2008 as a result of purchases of predominately mortgage-backed securities with funds received, in part, from our Colchester and New London, Connecticut branch acquisitions.

The following table sets forth the amortized cost and fair values of our securities portfolio at the dates indicated. All of our securities were classified as available for sale at the dates indicated.

	At June 30, 2010		At December 31,
			2009		2008		2007
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. Government and agency obligations	$28,028	$28,124	$35,945	$36,229	$2,453	$2,415	$1,156	$1,132
Government-sponsored enterprises	15,075	15,405	13,980	14,035	25,985	26,587	32,551	32,762
Mortgage-backed securities (1):
Agency – residential	92,541	96,480	89,751	93,099	81,383	83,651	74,026	74,758
Non-agency – residential	13,889	12,906	18,690	16,219	36,347	30,463	18,158	18,106
Non-agency – HELOC	4,157	3,456	4,328	2,196	3,089	2,816	—	—
Corporate debt securities	10,341	10,478	6,979	7,321	5,901	5,958	500	500
Collateralized debt obligations	8,129	5,034	8,153	5,038	6,625	5,392	9,575	9,538
Obligations of state and political subdivisions	5,756	5,980	5,003	5,131	4,000	4,037	2,000	2,018
Tax-exempt securities	3,210	3,218	3,210	3,219	280	280	350	350
Foreign government securities	100	100	100	100	100	100	100	100

Total debt securities	181,226	181,181	186,139	182,587	166,163	161,699	138,416	139,264
Equity securities – financial services	1,015	1,029	1,043	975	1,060	1,000	2,734	2,650

Total available for sale securities	$182,241	$182,210	$187,182	$183,562	$167,223	$162,699	$141,150	$141,914

(1)	Agency securities refer to debt obligations issued or guaranteed by government corporations or government-sponsored enterprises (“GSEs”). Non-agency securities, or private-label securities, are the sole obligation of their issuer and are not guaranteed by one of the GSEs or the U.S. Government.

We had no individual investments that had an aggregate book value in excess of 10% of our shareholders’ equity at June 30, 2010.

The following table sets forth the amortized cost, weighted-average yields and contractual maturities of securities at June 30, 2010. Weighted-average yields on tax-exempt securities are not presented on a tax equivalent basis because the impact would be insignificant. Certain mortgage-backed securities and collateralized debt obligations have adjustable interest rates and will reprice periodically within the various maturity ranges. These repricing schedules are not reflected in the table below. At June 30, 2010, the amortized cost of mortgage-backed securities with adjustable rates totaled $37.3 million.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
(Dollars in thousands)	Amortized Cost	Weighted- average Yield	Amortized Cost	Weighted- average Yield	Amortized Cost	Weighted- average Yield	Amortized Cost	Weighted- average Yield	Amortized Cost	Weighted- average Yield
U.S. Government and agency obligations	$2	2.30%	$1,849	2.32%	$6,327	2.97%	$19,850	3.19%	$28,028	3.09%
Government-sponsored enterprises	2,000	3.38	10,089	2.23	2,986	2.81	—	—	15,075	2.50
Mortgage-backed securities
Agency – residential	—	—	5,824	3.89	19,647	4.52	67,070	3.95	92,541	4.07
Non-agency – residential	—	—	—	—	—	—	13,889	5.23	13,889	5.23
Non-agency – HELOC	—	—	—	—	—	—	4,157	1.08	4,157	1.08
Corporate debt securities	—	—	8,430	2.58	911	2.31	1,000	4.67	10,341	2.76
Collateralized debt obligations	—	—	—	—	—	—	8,129	1.40	8,129	1.40
Obligations of state and political subdivisions	—	—	4,756	4.69	500	4.73	500	4.98	5,756	4.72
Tax-exempt securities	3,070	1.62	140	3.87	—	—	—	—	3,210	1.72
Foreign government securities	50	6.04	50	2.39	—	—	—	—	100	4.22

Total debt securities	5,122		31,138		30,371		114,595		181,226
Equity securities – financial services	—	—	—	—	—	—	1,015	2.17	1,015	2.17

Total available for sale securities	$5,122	2.35%	$31,138	3.02%	$30,371	3.97%	$115,610	3.69%	$182,241	3.58%

During 2009, we adopted new guidance regarding recognition and presentation of other-than-temporary impairments, which makes the guidance more operational and improves the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This guidance does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market conditions warrant such an evaluation. The evaluation is based upon factors such as the creditworthiness of the issuers/guarantors, the underlying collateral, if applicable, and the continuing performance of the securities. Management also evaluates other facts and circumstances that may be indicative of an other-than-temporary impairment condition. This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost and near-term prospects of the issuers.

Marketable equity securities are evaluated for other-than-temporary impairments based on the severity and duration of the impairment and, if deemed to be other-than-temporary, the declines in fair value are reflected in earnings as realized losses. For debt securities, other-than-temporary impairment is required to be recognized (1) if we intend to sell the security; (2) if it is “more likely than not” that we will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. For all impaired debt securities that we intend to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as other-than-temporary impairments through earnings. Credit-related other-than-temporary impairments for all other impaired debt securities is recognized through earnings. Non-credit related other-than-temporary impairments for such debt securities is recognized in other comprehensive income (loss), net of applicable taxes. The adoption of this new guidance resulted in a cumulative effect adjustment of $2.7 million (net of taxes) to retained earnings with a corresponding adjustment to accumulated other comprehensive loss on January 1, 2009. During the six months ended June 30, 2010 and the year ended December 31, 2009, we recognized additional other-than-temporary impairments for credit losses on debt securities of $332,000 and $228,000, respectively. The following summarizes, by security type, the basis for management’s determination during the preparation of the financial statements of whether the applicable investments within SI Financial Group’s available for sale portfolio were other-than-temporarily impaired at June 30, 2010.

U.S. Government and Agency Obligations and Government–Sponsored Enterprises. The unrealized losses on SI Financial Group’s U.S. Government and agency obligations and government-sponsored enterprises related primarily to a widening of the rate spread to comparable treasury securities. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. Because the decline in market value is attributable to changes in interest rates and not credit quality and because SI Financial Group does not intend to sell these securities and it is not more likely than not that SI Financial Group will be required to sell the securities before their anticipated recovery, which may be maturity, SI Financial Group does not consider these investments to be other-than-temporarily impaired at June 30, 2010.

Mortgage-backed Securities – Agency – Residential. The unrealized losses on SI Financial Group’s agency–residential mortgage-backed securities were caused by increases in the rate spread to comparable treasury securities. SI Financial Group does not expect these securities to settle at a price less than the amortized cost basis of the investments. Because SI Financial Group does not intend to sell the investments and it is not more likely than not that SI Financial Group will be required to sell the investments before the recovery of their amortized cost basis, which may be at maturity, SI Financial Group does not consider these investments to be other-than-temporarily impaired at June 30, 2010.

Mortgage-backed Securities – Non-agency – Residential. The unrealized losses on SI Financial Group’s non-agency-residential mortgage-backed securities are primarily due to the fact that these securities continue to trade well below historic levels, particularly those backed by jumbo or hybrid loan collateral. In particular, three non-agency mortgage-backed securities displayed market pricing below book value and were rated below investment grade at June 30, 2010. At June 30, 2010, management evaluated credit rating details for the tranche owned, as well as credit information on subordinate tranches, potential future credit losses and loss analyses. Additionally, management reviewed reports prepared by an independent third party for certain non-agency mortgage-backed securities. SI Financial Group recorded other-than-temporary impairment on one of these non-agency mortgage-backed securities totaling $899,000 related to credit, including $332,000 during the six months ended June 30, 2010. SI Financial Group did not record any further impairment losses at June 30, 2010 because SI Financial Group does not intend to sell the investments and it is not more likely than not that SI Financial Group will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity. See the table of non-agency mortgage-backed securities rated below investment grade as of June 30, 2010 for more details.

Mortgage-backed Securities – Non-agency – HELOC. The unrealized loss on SI Financial Group’s non-agency – HELOC mortgage-backed security is related to one security whose market has been illiquid. This security is collateralized by home equity lines of credit secured by first and second liens and insured by Financial Security Assurance. At June 30, 2010, management evaluated credit rating details, collateral support and loss analyses. All of the unrealized losses on this security relate to factors other than credit. Because SI Financial Group does not intend to sell this security and it is not more likely than not that SI Financial Group will be required to sell this security before the recovery of its amortized cost basis, which may be at maturity, SI Financial Group did not record an impairment loss at June 30, 2010.

Collateralized Debt Obligations. The unrealized losses on SI Financial Group’s collateralized debt obligations related to investments in pooled trust preferred securities. The pooled trust preferred securities market continues to experience significant declines in market value as a result of market saturation. Transactions for pooled trust preferred securities have been limited and have occurred primarily as a result of distressed or forced liquidation sales.

Management evaluated current credit ratings, credit support and stress testing for future defaults related to SI Financial Group’s pooled trust preferred securities. Management also reviewed analytics provided by the trustee and independent other-than-temporary impairment review and associated cash flow analyses performed by an independent third party. The unrealized losses on SI Financial Group’s pooled trust preferred securities investments were caused by a lack of liquidity, credit downgrades and decreasing credit support. The increased number of bank and insurance company failures has decreased the level of credit support for these investments. A number of lower tranche income issuances have foregone payments or have received payment in kind through increased principal allocations. SI Financial Group previously recorded other-than-temporary impairment losses on three pooled trust preferred securities investments totaling $1.2 million related to credit factors. At June 30, 2010, based on the existing credit profile, management does not believe that these investments will suffer from any further credit-related losses. Because SI Financial Group does not intend to sell the investments and it is not more likely than not that SI Financial Group will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity, SI Financial Group did not record additional impairment losses at June 30, 2010. See the table of collateralized debt obligations rated below investment grade as of June 30, 2010 for more details.

Equity Securities. SI Financial Group’s investments in marketable equity securities consist of common and preferred stock of companies in the financial services sector. Management evaluated the near-term prospects of the issuers and SI Financial Group’s ability and intent to hold the investments for a reasonable period of time sufficient for an anticipated recovery of fair value. Although the issuers have shown declines in earnings as a result of the weakened economy, no credit issues have been identified that cause management to believe that the declines in market value are other-than-temporary at June 30, 2010.

The following table details SI Financial Group’s non-agency mortgage-backed securities that were rated below investment grade at June 30, 2010 (dollars in thousands).

Security	Class (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Lowest Credit Rating (2)	Total Credit–Related OTTI (3)	Credit Support Coverage Ratios (4)
MBS 1	SSNR,AS	$3,176	$—	$498	$2,678	CCC	$—	1.016
MBS 2	SSUP,AS	606	—	33	573	CC	899	0.512
MBS 3	PT,AS	511	—	10	501	CCC	—	0.878

		$4,293	$—	$541	$3,752		$899

(1)	Class definitions: PT – Pass Through, AS – Accelerated, SSNR – Super Senior, SSUP – Senior Support.
(2)	SI Financial Group utilized credit ratings provided by Moody’s, S&P and Fitch in its evaluation of issuers.
(3)	The other-than-temporary impairment amounts provided in the table represent cumulative credit loss amounts through June 30, 2010.
(4)	The credit support coverage ratio, which is the ratio that determines the multiple of credit support, is based on assumptions for the performance of the loans within the delinquency pipeline. The assumptions used are: current collateral support/((60 day delinquencies x .60)+(90 day delinquencies x .70)+(foreclosures x 1.00)+(other real estate x 1.00)) x .40 for loss severity.

The following table details SI Financial Group’s collateralized debt obligations that were rated below investment grade at June 30, 2010 (dollars in thousands).

Security	Class	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Lowest Credit Rating (1)	Total Credit- Related OTTI (2)	% of Current Defaults and Deferrals to Total Collateral
CDO 1	B1	$1,000	$—	$363	$637	B+	$—	9.0
CDO 2	B3	1,000	—	367	633	B+	—	9.0
CDO 3	MEZ	88	2	—	90	CC	35	25.9
CDO 4	B	1,480	—	866	614	CCC+	376	21.1
CDO 5	C	163	—	122	41	C	809	23.8
CDO 6	A2	2,629	—	799	1,830	B+	—	28.4
CDO 7	A1	1,769	—	580	1,189	BB	—	31.4

		$8,129	$2	$3,097	$5,034		$1,220

(1)	SI Financial Group utilized credit ratings provided by Moody’s, S&P and Fitch in its evaluation of issuers.
(2)	The other-than-temporary impairment amounts provided in the table represent cumulative credit loss amounts through June 30, 2010.

See Notes 3 and 15 in the Consolidated Financial Statements included in this Prospectus for more details.

Deposits. Deposits, including mortgagors’ and investors’ escrow accounts, increased 2.4% to $674.4 million at June 30, 2010. Interest-bearing deposits increased $12.8 million, or 2.2%, which included increases in NOW and money market accounts of $18.8 million and savings accounts of $2.3 million, offset by a decrease in certificates of deposit of $8.3 million. Noninterest-bearing deposits increased $2.9 million. Deposit growth was the result of marketing and promotional initiatives, as well as competitively-priced deposit products.

Deposits, including mortgagors’ and investors’ escrow accounts, increased $38.1 million, or 6.1%, in 2009, which included increases in NOW and money market accounts of $33.1 million, noninterest-bearing demand deposits of $7.8 million and savings accounts of $784,000, offset by a decrease in certificates of deposit of $3.5 million. The increase in deposits was the result of branch expansion, marketing initiatives and competitively-priced deposit products, such as our e.SI checking product, which increased $12.7 million during 2009. Certificates of deposit decreased as customers transferred their deposits to certain higher-yielding NOW and money market products.

Deposits increased $72.5 million, or 13.1%, to $624.3 million at December 31, 2008. We experienced increases in certificates of deposit and NOW and money market accounts of $40.9 million and $36.5 million, respectively, offset by a decrease in savings accounts of $5.8 million. Contributing to the increase in deposits was $27.7 million in deposits assumed from our Colchester and New London, Connecticut branch acquisitions. Marketing and offerings of competitively-priced deposit products also contributed to the increase. Savings accounts decreased as customers transferred their deposits to certain higher-yielding NOW and money market products.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30, 2010		At December 31,
			2009		2008		2007
(Dollars in thousands)	Balance	Percent of Total	Balance	Percent of Total	Balance	Percent of Total	Balance	Percent of Total
Noninterest-bearing demand Deposits	$68,259	10.09%	$65,407	9.87%	$57,647	9.23%	$56,762	10.29%
NOW and money market accounts	239,538	35.39	220,759	33.33	187,699	30.07	151,237	27.41
Savings accounts (1)	65,928	9.74	64,903	9.80	64,119	10.27	69,876	12.66
Certificates of deposit (2)	303,056	44.78	311,309	47.00	314,811	50.43	273,897	49.64

Total deposits	$676,781	100.00%	$662,378	100.00%	$624,276	100.00%	$551,772	100.00%

(1)	Includes mortgagors’ and investors’ escrow accounts in the amount of $2.3 million, $3.6 million, $3.6 million and $3.4 million at June 30, 2010 and December 31, 2009, 2008 and 2007, respectively.
(2)	Includes brokered deposits of $3.8 million, $1.5 million, $4.5 million and $2.1 million at June 30, 2010 and December 31, 2009, 2008 and 2007, respectively.

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity at June 30, 2010. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period at June 30, 2010	Jumbo Certificates of Deposits
(In thousands)
Three months or less	$19,038
Over three through six months	22,847
Over six through twelve months	17,964
Over twelve months	41,520

Total	$101,369

The following table sets forth the time deposits classified by rates at the dates indicated.

	At June 30, 2010	At December 31,
(In thousands)		2009	2008	2007
0.01% – 1.00%	$35,327	$29,852	$715	$662
1.01% – 2.00%	84,104	51,722	25,106	17,340
2.01% – 3.00%	102,215	87,402	50,717	10,751
3.01% – 4.00%	36,877	86,632	163,095	21,207
4.01% – 5.00%	42,806	50,382	67,869	167,520
5.01% – 6.00%	1,727	5,319	7,309	56,293
6.01% – greater	—	—	—	124

Total	$303,056	$311,309	$314,811	$273,897

The following table sets forth the amount and maturities of time deposits classified by rates at June 30, 2010.

(Dollars in thousands)	Less than One Year	One to Two Years	Two to Three Years	Three to Four Years	More than Four Years	Total	Percent of Total Certificate Accounts
0.01% – 1.00%	$30,129	$5,198	$—	$—	$—	$35,327	11.66%
1.01% – 2.00%	53,460	29,577	284	783	—	84,104	27.75
2.01% – 3.00%	50,168	7,358	31,820	518	12,351	102,215	33.73
3.01% – 4.00%	8,030	16,116	975	6,645	5,111	36,877	12.17
4.01% – 5.00%	32,644	3,249	3,242	3,235	436	42,806	14.12
5.01% – 6.00%	690	555	215	267	—	1,727	0.57

Total	$175,121	$62,053	$36,536	$11,448	$17,898	$303,056	100.00%

Borrowings. Borrowings decreased $1.9 million to $122.4 million at June 30, 2010, resulting from net repayments of Federal Home Loan Bank advances.

Advances from the Federal Home Loan Bank decreased $23.5 million, or 16.8%, for the year ended December 31, 2009 to $116.1 million as Savings Institute repaid borrowings with excess cash from the increase of deposits. In addition to repayments and maturities of borrowings, Savings Institute restructured Federal Home Loan Bank borrowings and extended the maturities of certain advances during 2009 and 2010 as a result of the low interest rate environment. These borrowings were used to fund asset growth and increase liquidity.

Federal Home Loan Bank borrowings decreased from $141.6 million at December 31, 2007 to $139.6 million at December 31, 2008.

The following table sets forth outstanding balances and weighted-average interest rates for our Federal Home Loan Bank advances and trust preferred securities at and for the periods indicated.

	At or for the Six Months Ended June 30,		At or For the Years Ended December 31,
(Dollars in thousands)	2010	2009	2009	2008	2007
Maximum amount of advances outstanding at any month-end during the period:
Federal Home Loan Bank advances	$121,100	$143,600	$143,600	$147,664	$141,619
Subordinated debt	8,248	8,248	8,248	8,248	15,465

Average balance outstanding during the period:
Federal Home Loan Bank advances	$116,151	$138,893	$131,460	$143,697	$114,960
Subordinated debt	8,248	8,248	8,248	8,248	10,463

Weighted-average interest rate during the period:
Federal Home Loan Bank advances	3.67%	4.24%	4.15%	4.40%	4.59%
Subordinated debt	1.96	3.18	2.63	4.81	7.42

Balance outstanding at end of period:
Federal Home Loan Bank advances	$114,169	$128,600	$116,100	$139,600	$141,619
Subordinated debt	8,248	8,248	8,248	8,248	8,248

Weighted-average interest rate at end of period:
Federal Home Loan Bank advances	3.63%	4.11%	3.61%	4.24%	4.53%
Subordinated debt	2.24	2.33	1.95	3.70	6.69

Results of Operations for the Six Months Ended June 30, 2010 and 2009

General. SI Financial Group reported net income of $1.2 million for the six months ended June 30, 2010, an increase of $1.8 million, compared to a net loss of $563,000 for the six months ended June 30, 2009. The increase in net income was due to increases in noninterest income and net interest income and a decrease in the provision for loan losses, offset by an increase in noninterest expenses.

Interest and Dividend Income. For the six months ended June 30, 2010, interest and dividend income decreased $1.9 million, or 8.7%, to $20.3 million due to a lower yield earned on interest-earning assets, offset by an increase in the average balance of interest-earning assets of $12.7 million, of which average securities increased $22.9 million. The yield on interest-earning assets decreased 56 basis points to 4.93%, with the yield on securities contributing the largest decrease of 132 basis points to 3.49%. SI Financial Group experienced declines in the average balance of loans of $18.8 million and the yield on loans of 21 basis points. The decrease in yields were due to lower market interest rates.

The following table sets forth the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have on interest income and interest expense for the periods presented. The rate column shows the effects to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the rate and volume columns. For purposes of this table, changes attributable to both changes in rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Six Months Ended June 30, 2010 and 2009
	Increase (Decrease) Due To
(Dollars in thousands)	Rate	Volume	Net
Interest-earning assets:
Interest and dividend income:
Loans (1)(2)	$(650)	$(533)	$(1,183)
Securities (3)	(1,216)	497	(719)
Other interest-earning assets	(56)	28	(28)

Total interest-earning assets	(1,922)	(8)	(1,930)

Interest-bearing liabilities:
Interest expense:
Deposits (4)	(1,770)	56	(1,714)
Federal Home Loan Bank advances	(366)	(443)	(809)
Subordinated debt	(50)	—	(50)

Total interest-bearing liabilities	(2,186)	(387)	(2,573)

Change in net interest income (3)	$264	$379	$643

(1)	Amount is net of deferred loan origination fees and costs. Average balances include nonaccural loans and loans held for sale.
(2)	Loan fees are included in interest income and are insignificant.
(3)	Securities income and net interest income are presented on a tax equivalent basis using a tax rate of 34%. The tax equivalent adjustment is deducted from tax equivalent net interest income to agree to the amount reported in the statements of income.
(4)	Includes mortgagors’ and investors’ escrow accounts and brokered deposits.

Interest Expense. Interest expense decreased $2.6 million for the six months ended June 30, 2010 as compared to the same period in 2009, resulting from decreases in the rates paid on deposits and borrowings and a $22.7 million decrease in the average balance of Federal Home Loan Bank advances, offset by an increase in average interest-bearing deposits of $29.1 million. Rates paid on average deposits decreased 69 basis points from 2.39% to 1.70%. The rates paid on Federal Home Loan Bank advances and subordinated debt decreased 57 basis points and 122 basis points, respectively. Contributing to higher average deposits were increases in NOW and money market accounts and savings accounts of $35.7 million and $1.6 million, respectively, offset by a decrease of $8.2 million in certificates of deposit accounts.

Provision for Loan Losses. The provision for loan losses decreased $1.5 million for the six months ended June 30, 2010 compared to the same period in 2009. The lower provision in 2010 resulted from declines in nonperforming loans and net loan charge-offs, predominately in commercial real estate loans. At June 30, 2010, nonperforming loans totaled $4.3 million, compared to $8.6 million at June 30, 2009. Specific reserves relating to nonperforming loans increased to $516,000 at June 30, 2010, compared to $252,000 at June 30, 2009. Net loan charge-offs were $435,000 for the six months ended June 30, 2010, compared to $3.0 million for the six months ended June 30, 2009. Higher loan charge-offs during the first half of 2009 primarily related to two commercial construction relationships aggregating $2.3 million.

Noninterest Income. The following table shows the components of noninterest income and the dollar and percentage changes for the periods presented.

	Six Months Ended June 30,		Change
(Dollars in thousands)	2010	2009	Dollars	Percent
Service fees	$2,577	$2,448	$129	5.3%
Wealth management fees	2,054	1,927	127	6.6
Increase in cash surrender value of bank-owned life insurance	143	146	(3)	(2.1)
Net gain on sales of securities	681	254	427	168.1
Net impairment losses recognized in earnings	(332)	(150)	(182)	121.3
Mortgage banking fees	355	338	17	5.0
Net gain on sale of equipment	—	104	(104)	(100.0)
Other	72	(252)	324	(128.6)

Total noninterest income	$5,550	$4,815	$735	15.3

Contributing to higher noninterest income for 2010 were increases in the net gain on the sale of securities, wealth management fees, service fees and other noninterest income. Increases in the net gains on the sale of securities totaling $427,000 were reported for the six months ended June 30, 2010, compared to the same period in 2009. Higher wealth management fees of $127,000 resulted from an increase in trust service fees for the six months ended June 30, 2010, compared to the same period in 2009. Service fees increased $129,000 for the first half of 2010 primarily due to higher electronic banking usage. Other-than-temporary impairment charges on certain securities totaling $332,000 were recorded for the six months ended June 30, 2010, compared to $150,000 for the six months ended June 30, 2009. The increase in other noninterest income for the first half of 2010 was the result of impairment charges of $12,000 for the six months ended June 30, 2010 that were recorded to reduce the carrying value in the investment in two small business investment company limited partnerships compared to $336,000 for the six months ended June 30, 2009.

Noninterest Expenses. The following table shows the components of noninterest expenses and the dollar and percentage changes for the periods presented.

	Six Months Ended June 30,		Change
(Dollars in thousands)	2010	2009	Dollars	Percent
Salary and employee benefits	$8,211	$8,202	$9	0.1%
Occupancy and equipment	2,764	2,806	(42)	(1.5)
Computer and electronic banking services	1,894	1,623	271	16.7
Outside professional services	536	469	67	14.3
Marketing and advertising	390	409	(19)	(4.6)
Supplies	265	282	(17)	(6.0)
FDIC deposit insurance and regulatory assessments	668	872	(204)	(23.4)
Other	1,574	1,376	198	14.4

Total noninterest expenses	$16,302	$16,039	$263	1.6

We experienced increases in costs associated with other real estate owned and in computer and electronic banking services expense as a result of increased telecommunications costs and transaction activity. Noninterest expenses for the second quarter of 2009 reflected an Federal Deposit Insurance Corporation-imposed industry-wide five basis point special assessment of $393,000 and prepayment penalties totaling $111,000 for the early extinguishment of Federal Home Loan Bank borrowings.

Income Tax Provision. For the six months ended June 30, 2010, income tax expense increased $847,000 due to increases in pre-tax income. The effective tax rate for the six months ended June 30, 2010 and 2009 was 32.4% and 32.3%, respectively.

Results of Operations for the Years Ended December 31, 2009 and 2008

General. We recorded net income of $435,000 for the year ended December 31, 2009, an increase of $3.3 million, compared to a net loss of $2.9 million for the year ended December 31, 2008. The net loss for the year ended December 31, 2008 was primarily attributable to a $7.1 million other-than-temporary impairment charge on certain securities to reduce their carrying value to fair value.

Interest and Dividend Income. Total interest and dividend income decreased $3.1 million, or 6.7%, for 2009, primarily due to a lower yield on interest-earning assets, offset by an increase in interest-earning assets. Lower market interest rates contributed to decreases in the yield of 60 basis points and 44 basis points on securities and loans, respectively, during 2009. Additionally, the yield on loans was negatively impacted by the increase in unrecognized interest related to nonaccrual loans. Average interest-earning assets increased $21.8 million to $823.0 million in 2009, mainly due to a higher average balance of loans and, to a lesser extent, a higher average balance on federal funds and other interest-earning assets. The average balance of loans increased $15.8 million while the rate earned on loans decreased to 5.67% for 2009 from 6.11% for 2008.

The following table sets forth the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have on interest income and interest expense for the periods presented. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the rate and volume columns. For purposes of this table, changes attributable to both changes in rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	2009 Compared to 2008
	Increase (Decrease) Due To
(Dollars in thousands)	Rate	Volume	Net
Interest-earning assets:
Interest and dividend income:
Loans (1)(2)	$(2,700)	$948	$(1,752)
Securities (3)	(1,070)	(27)	(1,097)
Other interest-earning assets	(374)	120	(254)

Total interest-earning assets	(4,144)	1,041	(3,103)

Interest-bearing liabilities:
Interest expense:
Deposits (4)	(3,429)	874	(2,555)
Federal Home Loan Bank advances	(343)	(520)	(863)
Subordinated debt	(180)	—	(180)

Total interest-bearing liabilities	(3,952)	354	(3,598)

Change in net interest income (5)	$(192)	$687	$495

(1)	Amount is net of deferred loan origination fees and costs. Average balances include nonaccrual loans and loans held for sale.
(2)	Loan fees are included in interest income and are immaterial.
(3)	Municipal securities income and net interest income are presented on a tax equivalent basis using a tax rate of 34%. The tax equivalent adjustment is deducted from tax equivalent net interest income to agree to the amounts reported in the statements of operations.
(4)	Includes mortgagors’ and investors’ escrow accounts.
(5)	Presented on a tax equivalent basis.

Interest Expense. Interest expense decreased $3.6 million, or 16.0%, to $18.9 million for 2009 compared to $22.5 million in 2008, primarily due to lower rates paid on interest-bearing liabilities, offset by a higher average balance of deposits. Overall, average rates declined as a result of the lower interest rate environment during 2009. Average interest-bearing deposits rose $34.9 million and the average yield decreased 60 basis points. An increase in NOW and money market accounts totaling $25.3 million contributed the largest increase to the average balance for deposit accounts, as customers shifted from savings accounts to NOW and money market accounts. The average yield on these deposits decreased 68 basis points. The average balance of certificates of deposit increased $13.7 million and the average rate paid decreased 59 basis points to 3.33%. The average balance of Federal Home Loan Bank advances decreased $12.2 million and the average yield decreased 25 basis points to 4.15% for 2009. Rates on subordinated borrowings decreased 218 basis points due to a reduction in the three-month LIBOR rate.

Provision for Loan Losses. The provision for loan losses increased $1.5 million to $2.8 million in 2009. The higher provision relates to an increase in charge-offs due to the impact of continued adverse economic and real estate market conditions. For the year ended December 31, 2009, net loan charge-offs totaled $4.0 million, compared to $567,000 for the year ended December 31, 2008. Specific reserves relating to impaired loans decreased to $267,000 at December 31, 2009 compared to $1.2 million at December 31, 2008. The ratio of the allowance for loan losses to total loans decreased from 0.97% at December 31, 2008 to 0.80% at December 31, 2009. At December 31, 2009, nonperforming loans totaled $3.0 million, as compared to $9.3 million at December 31, 2008. The increase in loan charge-offs and the decrease in nonperforming loans and specific reserves for the year ended December 31, 2009 primarily resulted from the charge-off of two commercial construction loan relationships aggregating $2.9 million that were previously identified as impaired with established specific reserves and the transfer of loans totaling $5.5 million into other real estate owned. While we have no direct exposure to sub-prime mortgages in its loan portfolio, economic conditions have negatively impacted the residential and commercial construction markets and contributed to the decrease in credit quality for commercial loans.

Noninterest Income. Total noninterest income increased $7.0 million to $10.2 million in 2009. The following table shows the components of noninterest income and the dollar and percentage changes from 2008 to 2009.

	Years Ended December 31,		Change
(Dollars in thousands)	2009	2008	Dollars	Percent
Service fees	$5,033	$5,251	$(218)	(4.2)%
Wealth management fees	3,912	3,923	(11)	(0.3)
Increase in cash surrender value of bank-owned life insurance	294	304	(10)	(3.3)
Net gain on sales of securities	285	463	(178)	(38.4)
Net impairment losses recognized in earnings	(228)	(7,148)	6,920	(96.8)
Mortgage banking fees	707	202	505	250.0
Net gain on sale of equipment	99	—	99	n/a
Other	79	141	(62)	(44.0)

Total noninterest income	$10,181	$3,136	$7,045	224.6

An increase in noninterest income for the year ended December 31, 2009 primarily resulted from lower other-than-temporary impairment charges and an increase in mortgage banking fees, offset by decreases in service fees and the net gain on the sale of available for sale securities. For 2009, we reported mortgage banking fees of $707,000 resulting from the sale of $56.3 million of fixed-rate longer-term residential mortgage loans, compared to mortgage banking fees of $202,000 resulting from the sale of $14.2 million of fixed-rate longer-term residential mortgage loans in 2008. Service fees declined for the year ended December 31, 2009 due to lower overdraft charges on certain deposit products. We realized net gains on the sale of bonds and stocks totaling $215,000 and $70,000, respectively, during 2009 compared to a net gain on the sale of bonds totaling $463,000 for 2008. Other noninterest income included a net gain of $291,000 in death benefit proceeds received from a bank-owned life insurance policy during 2009, offset by impairment charges of $383,000 and $63,000, which were recorded to reduce the carrying value in two small business investment company limited partnerships during the years ended December 31, 2009 and 2008, respectively.

Noninterest Expenses. Noninterest expenses increased $1.4 million for 2009 as compared to 2008. The following table shows the components of noninterest expenses and the dollar and percentage changes from 2008 to 2009.

	Years Ended December 31,		Change
(Dollars in thousands)	2009	2008	Dollars	Percent
Salaries and employee benefits	$15,767	$16,211	$(444)	(2.7)%
Occupancy and equipment	5,559	5,733	(174)	(3.0)
Computer and electronic banking services	3,477	3,084	393	12.7
Outside professional services	975	842	133	15.8
Marketing and advertising	791	800	(9)	(1.1)
FDIC deposit insurance and regulatory assessments	1,756	567	1,189	209.7
Supplies	524	569	(45)	(7.9)
Other	2,556	2,234	322	14.4

Total noninterest expenses	$31,405	$30,040	$1,365	4.5

Noninterest expenses increased in 2009 primarily due to increases in the Federal Deposit Insurance Corporation assessment, computer and electronic banking services, other noninterest expenses and outside professional services. The increase in the Federal Deposit Insurance Corporation assessment of $1.2 million for the year ended December 31, 2009 was attributable to the expiration of credits during 2008, an increase in the assessment rate for 2009 and an Federal Deposit Insurance Corporation-imposed industry-wide five basis point special assessment totaling $393,000. Computer and electronic banking services expense increased due to higher telecommunication costs and transaction activity. Other noninterest expenses increased as a result of higher custodian fees for trust operations of $167,000, prepayment penalties for the early extinguishment of Federal Home Loan Bank borrowings of $111,000 and an increase in mortgage appraisal fees of $122,000, offset by a decrease in the provision for credit losses of $124,000. Additionally, we recorded an impairment charge of $57,000 during the fourth quarter of 2009 on the goodwill from our New London branch acquisition in 2008. The decrease in salaries and employee benefits primarily related to higher deferred costs associated with the increase in residential mortgage originations in 2009. Occupancy and equipment expense was impacted by our purchase of the Norwich, Connecticut branch office and the training facility, resulting in lower lease expense for 2009.

Income Tax Provision. For 2009, we had an income tax provision of $35,000 compared to an income tax benefit of $1.4 million for 2008. The income tax provision for 2009 resulted from an increase in taxable income, offset by a nontaxable gain on bank-owned life insurance proceeds. The effective tax rate was 7.4% and 32.1% for 2009 and 2008, respectively. For the year ended December 31, 2009, the effective tax rate was impacted by an increase in the valuation allowance to $139,000 from $118,000 at December 31, 2008 due to the uncertainty of realization of our charitable contribution deduction. For the year ended December 31, 2008, the valuation allowance of $118,000 was established due to the uncertainty of realization of federal capital loss carry-forwards and other-than-temporary impairment losses on equity securities. As a result of the Emergency Economic Stabilization Act of 2008, which was enacted into law in October 2008, we recorded a deferred tax benefit during the year ended December 31, 2008 associated with the other-than-temporary impairment losses recognized for our preferred stock holdings of Fannie Mae and Freddie Mac. Before the enactment of the Emergency Economic Stabilization Act, such losses were treated as capital losses for both tax and financial reporting purposes. Under the Emergency Economic Stabilization Act, ordinary loss treatment is available to financial institutions for such securities.

Results of Operations for the Years Ended December 31, 2008 and 2007

General. We recorded a net loss of $2.9 million for the year ended December 31, 2008, a decrease of $4.3 million, compared to net income of $1.4 million for the year ended December 31, 2007. The decrease in net income was attributable to the other-than-temporary impairment charge on securities of $7.1 million, an increase in noninterest expenses of $2.1 million and an increase in the provision for loan losses of $307,000, offset in part by an increase in net interest income of $2.5 million and a decrease in the provision for income taxes of $1.9 million.

Interest and Dividend Income. Total interest and dividend income increased $3.2 million, or 7.3%, for 2008. Average interest-earning assets increased $77.5 million, or 10.7%, to $801.1 million in 2008, mainly due to higher average balances of securities and loans and, to a lesser extent, a higher average balance on federal funds and other interest-earning assets. The higher yield on securities was, in part, offset by a decrease in the yield on loans. The average balance of securities increased $47.0 million and the yield increased to 5.02% in 2008 from 4.85% in 2007, due in part to the purchase of higher-yielding mortgage-backed securities during 2008. The average balance of loans increased $24.6 million while the rate earned on loans decreased 17 basis points to 6.11% for 2008 from 6.28% for 2007. The decrease in the average yield on loans was attributable to unrecognized interest related to an increase in nonaccrual loans during the period and lower market interest rates, offset by an increase in higher-yielding commercial loans.

The following table sets forth the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have on interest income and interest expense for the periods presented. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the rate and volume columns. For purposes of this table, changes attributable to both changes in rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	2008 Compared to 2007
	Increase (Decrease) Due To
(Dollars in thousands)	Rate	Volume	Net
Interest-earning assets:
Interest and dividend income:
Loans (1)(2)	$(1,031)	$1,520	$489
Securities (3)	373	2,210	2,583
Other interest-earning assets	(83)	163	80

Total interest-earning assets	(741)	3,893	3,152

Interest-bearing liabilities:
Interest expense:
Deposits (4)	(1,446)	1,453	7
Federal Home Loan Bank advances	(225)	1,273	1,048
Subordinated debt	(236)	(143)	(379)

Total interest-bearing liabilities	(1,907)	2,583	676

Change in net interest income (5)	$1,166	$1,310	$2,476

(1)	Amount is net of deferred loan origination fees and costs. Average balances include nonaccrual loans and loans held for sale.
(2)	Loan fees are included in interest income and are immaterial.
(3)	Municipal securities income and net interest income are presented on a tax equivalent basis using a tax rate of 34%. The tax equivalent adjustment is deducted from tax equivalent net interest income to agree to the amounts reported in the statements of operations.
(4)	Includes mortgagors’ and investors’ escrow accounts.
(5)	Presented on a tax equivalent basis.

Interest Expense. Interest expense increased $676,000, or 3.1%, to $22.5 million for 2008 compared to $21.8 million in 2007. We experienced increases in the average balance of deposits and Federal Home Loan Bank borrowings and a decrease in the average rates paid during 2008. Average interest-bearing deposits rose $58.8 million and the average yield decreased 34 basis points. An increase in NOW and money market accounts totaling $45.1 million contributed the largest increase to the average balance for deposit accounts, as customers shifted from savings accounts to NOW and money market accounts. The average yield on these deposits increased 29 basis points. The average balance of certificates of deposit increased $23.4 million and the average rate paid decreased 61 basis points to 3.92%. The average balance of Federal Home Loan Bank advances increased $28.7 million and the average yield decreased 19 basis points to 4.40% for 2008. Rates on subordinated borrowings decreased 261 basis points due to a reduction in the three-month LIBOR rate. Overall, average rates declined during 2008 as a result of the lower interest rate environment.

Provision for Loan Losses. The provision for loan losses increased $307,000 to $1.4 million in 2008 from $1.1 million in 2007. The higher provision reflects an increase in nonperforming loans, charge-offs and the allowance loan factors for commercial real estate, construction and commercial business loan portfolios due to adverse market conditions. Specific reserves relating to impaired loans decreased to $1.2 million at December 31, 2008 compared to $1.3 million at December 31, 2007. The ratio of the allowance for loan losses to total loans increased from 0.89% at December 31, 2007 to

0.97% at December 31, 2008. At December 31, 2008, nonperforming loans totaled $9.3 million, of which two commercial construction relationships accounted for $5.5 million of nonperforming loans and $1.0 million in specific reserves. Nonperforming loans totaled $7.6 million at December 31, 2007. For the year ended December 31, 2008, net loan charge-offs totaled $567,000, compared to net loan charge-offs of $182,000 for the year ended December 31, 2007, due largely to higher charge-offs on commercial business loans. While we have no direct exposure to sub-prime mortgages in its loan portfolio, declining economic conditions have negatively impacted the residential and commercial construction markets and contributed to the decrease in credit quality for commercial loans.

Noninterest Income. Total noninterest income decreased $6.2 million to $3.1 million in 2008. The following table shows the components of noninterest income and the dollar and percentage changes from 2007 to 2008.

	Years Ended December 31,		Change
(Dollars in thousands)	2008	2007	Dollars	Percent
Service fees	$5,251	$4,838	$413	8.5%
Wealth management fees	3,923	3,843	80	2.1
Increase in cash surrender value of bank-owned life insurance	304	294	10	3.4
Net gain on sales of securities	463	106	357	336.8
Net impairment losses recognized in earnings	(7,148)	—	(7,148)	n/a
Mortgage banking fees	202	167	35	21.0
Other	141	130	11	8.5

Total noninterest income	$3,136	$9,378	$(6,242)	(66.6)

The decrease in noninterest income for the year ended December 31, 2008 was attributable to $7.1 million of other-than-temporary impairment charges on certain securities, offset primarily by increases in service fees, net gain on sales of securities and wealth management fees. During 2008, service fees rose as a result of an increase in overdraft charges on certain deposit products and higher electronic banking usage. The increase in the gain on sales of securities was due to $34.1 million in securities sold or called during 2008 compared to $17.6 million in securities sold during 2007. Wealth management fees were higher principally due to increases in fees associated with trust servicing and life insurance products. During 2008, an impairment charge of $63,000 was recorded in other noninterest income to reduce the carrying value of our investment in a small business investment company limited partnership.

Noninterest Expenses. Noninterest expenses increased $2.1 million, for 2008 as compared to 2007. The following table shows the components of noninterest expenses and the dollar and percentage changes from 2007 to 2008.

	Years Ended December 31,		Change
(Dollars in thousands)	2008	2007	Dollars	Percent
Salaries and employee benefits	$16,211	$15,029	$1,182	7.9%
Occupancy and equipment	5,733	5,379	354	6.6
Computer and electronic banking services	3,084	2,654	430	16.2
Outside professional services	842	1,029	(187)	(18.2)
Marketing and advertising	800	773	27	3.5
FDIC deposit insurance and regulatory assessments	567	264	303	114.8
Supplies	569	509	60	11.8
Other	2,234	2,291	(57)	2.5

Total noninterest expenses	$30,040	$27,928	$2,112	7.6

Higher noninterest expenses were primarily attributable to increased operating costs associated with three additional branch offices. This resulted in higher compensation costs due to increased staffing levels and occupancy expense related to facility leases and other occupancy-related expenses. Computer and electronic banking services expense rose due to increased telecommunication costs and transaction activity. The increase in noninterest expenses in 2008 was offset by a decrease in outside professional services resulting from charges associated with the termination of the agreement to purchase a mortgage company that were recorded in 2007.

Income Tax Provision. For 2008, we had an income tax benefit of $1.4 million compared to an income tax provision of $540,000 for 2007. The income tax benefit for 2008 resulted from the pre-tax operating loss. The effective tax rate was 32.1% and 27.7% for 2008 and 2007, respectively. For the year ended December 31, 2008, the effective tax rate was impacted by a valuation allowance totaling $118,000, which was established due to the uncertainty of realization of federal capital loss carry-forwards and other-than-temporary impairment losses on equity securities. As a result of the Emergency Economic Stabilization Act of 2008, which was enacted into law on October 3, 2008, we recorded a deferred tax benefit during the year ended December 31, 2008 associated with the other-than-temporary impairment losses recognized for our preferred stock holdings of Fannie Mae and Freddie Mac. Before the enactment of the Emergency Economic Stabilization Act, such losses were treated as capital losses for both tax and financial reporting purposes. Under the Emergency Economic Stabilization Act, ordinary loss treatment is available to financial institutions for such securities.

Average Balance Sheets. The following sets forth information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resulting yields and rates paid, interest rate spread, net interest margin and the ratio of average interest-earning assets to average interest-bearing liabilities for the periods indicated.

	At June 30, 2010	Six Months Ended June 30,
		2010			2009
(Dollars in thousands)	Yield/ Rate	Average Balance	Interest and Dividends	Average Yield/ Rate	Average Balance	Interest and Dividends	Average Yield/ Rate
Interest-earning assets:
Loans (1) (2)	5.64%	$608,308	$16,856	5.59%	$627,156	$18,039	5.80%
Securities (3)	3.26	194,617	3,372	3.49	171,686	4,091	4.81
Other interest-earning assets	0.02	26,164	49	0.38	17,534	77	0.89

Total interest-earning assets	4.88	829,089	20,277	4.93	816,376	22,207	5.49

Noninterest-earning assets		52,648			46,495

Total assets		$881,737			$862,871

Interest-bearing liabilities:
Deposits:
NOW and money market	0.68	$234,443	904	0.78	$198,718	1,186	1.20
Savings (4)	0.39	64,030	161	0.51	62,408	225	0.73
Certificates of deposit (5)	2.46	307,447	4,052	2.66	315,666	5,420	3.46

Total interest-bearing deposits	1.54	605,920	5,117	1.70	576,792	6,831	2.39
Federal Home Loan Bank advances	3.63	116,151	2,112	3.67	138,893	2,921	4.24
Subordinated debt	2.24	8,248	80	1.96	8,248	130	3.18

Total interest-bearing liabilities	1.87	730,319	7,309	2.02	723,933	9,882	2.75

Noninterest-bearing liabilities		71,310			65,063

Total liabilities		801,629			788,996
Total shareholders’ equity		80,108			73,875

Total liabilities and shareholders’ equity		$881,737			$862,871

Net interest-earning assets		$98,770			$92,443

Tax equivalent net interest income (3)			12,968			12,325
Tax equivalent interest rate spread (6)				2.91%			2.74%

Tax equivalent net interest margin as a percentage of interest-earning assets (7)				3.15%			3.04%

Average of interest-earning assets to average interest-bearing liabilities				113.52%			112.77%

Less: tax equivalent adjustment (3)			(10)			(3)

Net interest income			$12,958			$12,322

(1)	Amount is net of deferred loan origination fees and costs. Average balances include nonaccrual loans and loans held for sale.

(2)	Loan fees are included in interest income and are immaterial.
(3)	Securities income and net interest income are presented on a tax equivalent basis using a tax rate of 34%. The tax equivalent adjustment is deducted from tax equivalent net interest income to agree to the amounts reported in the statements of operations.
(4)	Includes mortgagors’ and investors’ escrow accounts.
(5)	Includes brokered deposits.
(6)	Tax equivalent net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(7)	Tax equivalent net interest margin represents tax equivalent net interest income divided by average interest-earning assets.

	Years Ended December 31,
	2009			2008			2007
(Dollars in thousands)	Average Balance	Interest and Dividends	Average Yield/ Rate	Average Balance	Interest and Dividends	Average Yield/ Rate	Average Balance	Interest and Dividends	Average Yield/ Rate
Interest-earning assets:
Loans (1)(2)	$624,647	$35,440	5.67%	$608,838	$37,192	6.11%	$584,237	$36,703	6.28%
Securities (3)	177,609	7,849	4.42	178,146	8,946	5.02	131,100	6,363	4.85
Other interest-earning assets	20,709	112	0.54	14,160	366	2.58	8,339	286	3.43

Total interest-earning assets	822,965	43,401	5.27	801,144	46,504	5.80	723,676	43,352	5.99

Noninterest-earning assets	47,377			44,518			38,609

Total assets	$870,342			$845,662			$762,285

Interest-bearing liabilities:
Deposits:
NOW and money market	$206,012	2,189	1.06	$180,699	3,149	1.74	$135,568	1,960	1.45
Savings (4)	62,717	408	0.65	66,796	668	1.00	76,517	1,053	1.38
Certificates of deposit (5)	318,029	10,586	3.33	304,361	11,921	3.92	280,924	12,718	4.53

Total interest-bearing deposits	586,758	13,183	2.25	551,856	15,738	2.85	493,009	15,731	3.19
Federal Home Loan Bank advances	131,460	5,461	4.15	143,697	6,324	4.40	114,960	5,276	4.59
Subordinated debt	8,248	217	2.63	8,248	397	4.81	10,463	776	7.42

Total interest-bearing liabilities	726,466	18,861	2.60	703,801	22,459	3.19	618,432	21,783	3.52

Noninterest-bearing liabilities	68,350			64,436			60,952

Total liabilities	794,816			768,237			679,384

Total shareholders’ equity	75,526			77,425			82,901

Total liabilities and shareholders’ equity	$870,342			$845,662			$762,285

Net interest-earning assets	$96,499			$97,343			$105,244

Tax equivalent net interest income (3)		24,540			24,045			21,569

Tax equivalent interest rate spread (6)			2.67%			2.61%			2.47%

Tax equivalent net interest margin as a percentage of interest-earning assets (7)			2.98%			3.00%			2.98%

Average interest-earning assets to average interest-bearing liabilities			113.28%			113.83%			117.02%

Less: tax equivalent adjustment (3)		(16)			(5)			(5)

Net interest income		$24,524			$24,040			$21,564

(1)	Amount is net of deferred loan origination fees and costs. Average balances include nonaccrual loans and loans held for sale.
(2)	Loan fees are included in interest income and are immaterial.
(3)	Securities income and net interest income are presented on a tax equivalent basis using a tax rate of 34%. The tax equivalent adjustment is deducted from tax equivalent net interest income to agree to the amounts reported in the statements of operations.
(4)	Includes mortgagors’ and investors’ escrow accounts.
(5)	Includes brokered deposits.
(6)	Tax equivalent net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(7)	Tax equivalent net interest margin represents tax equivalent net interest income divided by average interest-earning assets.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of net interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available for sale securities, that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers due to unforeseen circumstances. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. Further, we have strengthened our oversight of problem assets by maintaining a Managed Assets Committee. The Committee, which consists of our chief executive officer, our chief financial officer and other loan and credit administration officers, meets monthly to review classified and watch list credits to ensure the appropriateness of the current classification and to attempt to identify any new problem loans. The Board of Directors reviews the committee’s reports on a quarterly basis.

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. We make initial contact with the borrower when the loan becomes 15 days past due. If payment is not then received by the 30th day of delinquency, additional letters and phone calls generally are made. When the loan becomes 90 days past due, a letter is sent notifying the borrower that foreclosure proceedings will commence if the loan is not brought current within 30 days. Generally, when the loan becomes 120 days past due, we will commence foreclosure proceedings against any real property that secures the loan or attempt to repossess any personal property that secures a consumer or commercial loan. If a foreclosure action is instituted and the loan is not brought current, paid in full or refinanced before the foreclosure sale, the real property securing the loan is typically sold at foreclosure. We may consider loan repayment arrangements with certain borrowers under certain circumstances.

Management reports to the Board of Directors or a committee of the Board monthly regarding the amount of loans delinquent more than 30 days, all loans in foreclosure and all foreclosed and repossessed property that we own.

Analysis of Nonperforming and Classified Assets. We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Loans are generally placed on nonaccrual status when they become 90 days delinquent at which time the accrual of interest ceases and any previously recorded interest is reversed and recorded as a reduction of loan interest and fee income. Typically, payments received on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure are classified as foreclosed assets until it is sold. When property is acquired, it is initially recorded at the lower of its cost or fair value, less estimated selling expenses. Holding costs and declines in fair value after acquisition of the property result in charges against income.

Troubled debt restructurings occur when debtors are granted concessions that we would not otherwise consider because of economic or legal reasons pertaining to the debtor’s financial difficulties. Such concessions would include, but are not limited to, the transfer of assets or the issuance of equity interest by the debtor to satisfy all or part of the debt, modification of the terms of debt or the substitution or addition of debtor(s).

The following table provides information with respect to our nonperforming assets and troubled debt restructurings as of the dates indicated. The Company had no accruing loans past due 90 days or more at each of the dates indicated.

	At June 30, 2010	At December 31,
(Dollars in Thousands)		2009	2008	2007	2006	2005
Nonaccrual loans:
Real estate loans:
Residential 1-4 family	$2,523	$2,597	$2,795	$755	$392	$149
Multi-family and commercial	949	—	832	42	—	75
Construction	375	375	5,483	6,082	—	—
Commercial business loans	420	35	217	733	71	—
Consumer loans	—	—	1	20	929	16

Total nonaccrual loans	4,267	3,007	9,328	7,632	1,392	240
Other real estate owned, net (1)	1,745	3,680	—	913	—	325

Total nonperforming assets	6,012	6,687	9,328	8,545	1,392	565
Accruing troubled debt restructurings	2,574	67	69	71	72	74

Total nonperforming assets and accruing troubled debt restructurings	$8,586	$6,754	$9,397	$8,616	$1,464	$639

Ratios:
Total nonperforming loans to total loans	0.70%	0.49%	1.50%	1.29%	0.24%	0.05%
Total nonperforming loans to total assets	0.48	0.34	1.09	0.97	0.18	0.03
Total nonperforming assets and troubled debt restructurings to total assets	0.97	0.77	1.10	1.09	0.19	0.09

(1)	Other real estate owned balances are shown net of related loss allowance.

The decrease in nonperforming assets was primarily due to a decrease in other real estate owned offset by an increase in nonaccrual loans. Nonaccrual loans increased due to the addition of one commercial real estate loan totaling $949,000 and two commercial business loans totaling $387,000, one of which was classified as special mention at December 31, 2009. The remaining nonaccrual loans consisted of 20 residential loans that have all received appraisals in the past year.

Other real estate owned decreased $1.9 million from December 31, 2009 to June 30, 2010, primarily as a result of the sale of five residential and two commercial properties with an aggregate carrying value of $2.9 million. During the first half of 2010, we acquired one commercial and three residential properties with a net carrying value totaling $1.1 million and reduced the carrying value of one commercial property in the amount of $111,000.

As of June 30, 2010, troubled debt restructurings increased $3.5 million as a result of interest rate concessions for two commercial real estate loans. As of June 30, 2010, all borrowers are performing in accordance with their loans as restructured. Further, we anticipate that the borrowers will repay all contractual principal and interest in accordance with the terms of their restructured loan agreements.

The decrease in nonaccrual loans at December 31, 2009 resulted, in part, to the transfer of $5.5 million in loans to other real estate owned during 2009. Management is proactive in its approach to identifying and resolving problem loans and is focused on working with the borrowers and guarantors of these loans to provide loan modifications when warranted. The level of nonperforming assets is expected to fluctuate in response to changing economic and market conditions, the relative size and composition of the loan portfolio, as well as management’s degree of success in resolving problem assets.

Interest income that would have been recorded for the six months ended June 30, 2010 and for the year ended December 31, 2009 had nonaccruing loans and troubled debt restructurings been current in accordance with their original terms and had been outstanding throughout the period amounted to $169,000 and $554,000, respectively. The amount of interest related to nonaccrual loans and troubled debt restructurings included in interest income was $78,000 and $65,000 for the six months ended June 30, 2010 and for the year ended December 31, 2009, respectively.

Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. If we classify an asset as loss, we allocate an amount equal to 100% of the portion of the asset classified loss.

The following table shows the aggregate amounts of our criticized and classified assets at the dates indicated.

	At June 30, 2010	At December 31,
(In thousands)		2009	2008	2007
Special mention assets	$28,493	$33,874	$11,044	$13,322
Substandard assets	28,913	26,855	10,825	8,297
Doubtful assets	—	33	—	27
Loss assets	8	—	1	1

Total criticized and classified assets	$57,414	$60,762	$21,870	$21,647

At June 30, 2010, total classified assets included forty-four commercial real estate loans totaling $33.1 million, thirty-four commercial business loans totaling $8.9 million, twenty-six residential mortgage loans totaling $3.7 million, three commercial construction loans totaling $1.0 million and nine investment securities totaling $10.7 million. Substandard assets include $18.3 million in loans of which $4.3 million were nonperforming at June 30, 2010. Of the $4.3 million in nonperforming loans, residential mortgage loans totaling $1.9 million and commercial loans totaling $762,000 were 90 days or more past due. The substandard assets also included six collateralized debt obligations totaling $6.4 million and three non-agency mortgage-backed securities totaling $4.3 million.

Other than disclosed in the above tables, there are no other loans at June 30, 2010 that management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Of the substandard assets at December 31, 2009, $16.0 million were loans, $3.0 million of which were nonperforming loans. The substandard assets also included four non-agency mortgage-backed securities totaling $7.1 million and five collateralized debt obligations totaling $3.7 million. The largest substandard loan, a commercial construction loan totaling $2.4 million, was not 90 days or more past due at December 31, 2009. Of the $33.9 million of special mention loans, only one loan totaling $270,000 was 60 days or more past due at December 31, 2009.

At December 31, 2009, total classified loans related to forty-eight commercial real estate loans totaling $31.7 million, twenty-eight commercial business loans totaling $8.4 million, six commercial construction loans totaling $5.9 million and twenty-four residential mortgage loans totaling $3.9 million. Declining economic conditions have negatively impacted the residential and commercial construction markets and contributed to the decrease in credit quality for commercial loans. The continued weakening of both the local and national real estate markets has contributed to the inability of commercial developers to sell completed units, which resulted in declining collateral values and an increased risk of default.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At June 30, 2010				December 31, 2009				December 31, 2008
	60-89 Days		90 Days or More		60-89 Days		90 Days or More		60-89 Days		90 Days or More
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
(Dollars in thousands)
Real estate loans:
Residential – 1 to 4 family	8	$1,091	13	$1,986	2	$484	14	$2,393	5	$750	9	$1,774
Multi-family and commercial	—	—	1	375	—	—	1	375	3	1,421	2	716
Construction	—	—	—	—	—	—	—	—	1	179	4	5,484

Total real estate loans	8	1,091	14	2,361	2	484	15	2,768	9	2,350	15	7,974

Consumer loans:
Home equity	—	—	—	—	—	—	—	—	—	—	—	—
Other	1	6	—	—	—	—	—	—	2	7	—	—

Total consumer loans	1	6	—	—	—	—	—	—	2	7	—	—
Commercial business loans:
SBA and USDA guaranteed	1	1,263	2	899	—	—	—	—	1	515	2	1,240
Other	—	—	2	389	1	8	1	27	1	328	3	217

Total commercial business loans	1	1,263	4	1,288	1	8	1	27	2	843	5	1,457

Total delinquent loans	10	$2,360	18	$3,649	3	$492	16	$2,795	13	$3,200	20	$9,431

The increase in delinquencies was primarily due to three delinquent Small Business Administration and United States Department of Agriculture loans. These loans, which are fully guaranteed by the full faith and credit of the U.S. government, require no allowance for loan losses.

Allowance for Loan Losses. The allowance for loan losses, a material estimate which could change significantly in the near-term, is established through a provision for loan losses charged to earnings to account for losses that are inherent in the loan portfolio and estimated to occur, and is maintained at a level that management considers adequate to absorb losses in the loan portfolio. Loan losses are charged against the allowance for loan losses when management believes that the uncollectibility of the principal loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance for loan losses when received.

Management’s judgment in determining the adequacy of the allowance is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance for loan losses is evaluated on a monthly basis by management and is based on the evaluation of the known and inherent risk characteristics and size and composition of the loan portfolio, the assessment of current economic and real estate market conditions, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, historical loan loss experience and evaluations of loans and other relevant factors.

The allowance for loan losses consists of the following key elements:

•

Specific allowance for identified impaired loans. For such loans that are identified as impaired, an allowance is established when the discounted cash flows (or collateral value if the loan is collateral dependent or observable market price) of the impaired loan are lower than the carrying value of that loan.

•

General valuation allowance, which represents a valuation allowance on the remainder of the loan portfolio, after excluding impaired loans. For this portion of the allowance, loans are segregated by category and are assigned allowance percentages based on historical loan loss experience adjusted for qualitative factors. Qualitative factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date, may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting Savings Institute’s primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in particular segments of the portfolio, duration of the current business cycle and Savings Institute’s regulatory examination results. The applied loss factors are re-evaluated quarterly to ensure their relevance in the current economic environment.

In computing the allowance for loan losses, we do not assign a general valuation allowance to the United States Department of Agriculture and Small Business Administration loans that we purchase as such loans are fully guaranteed. Such loans account for $90.8 million, or 14.9% of the loan portfolio at June 30, 2010.

The majority of our loans are collateralized by real estate located in eastern Connecticut. Accordingly, the collateral value of a substantial portion of the loan portfolio and real estate acquired through foreclosure is susceptible to changes in market conditions.

Although management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses would adversely affect our financial condition and results of operations.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	June 30, 2010			December 31,
				2009			2008			2007
(Dollars in thousands)	Amount	% of Allowance in each Category to Total Allowance	% of Loans in each Category to Total Loans	Amount	% of Allowance in each Category to Total Allowance	% of Loans in each Category to Total Loans	Amount	% of Allowance in each Category to Total Allowance	% of Loans in each Category to Total Loans	Amount	% of Allowance in each Category to Total Allowance	% of Loans in each Category to Total Loans
Real estate loans:
Residential—1 to 4 family	$984	20.17%	47.95%	$1,028	21.02%	50.12%	$906	14.98%	53.46%	$823	15.69%	55.87%
Multi-family and commercial	2,593	53.16	26.53	2,443	49.95	26.15	2,358	38.99	25.52	1,679	32.01	22.46
Construction	159	3.26	1.53	221	4.51	1.87	1,533	25.36	4.49	1,653	31.52	6.29
Commercial business	833	17.08	19.49	906	18.53	17.60	1,097	18.13	12.97	922	17.57	11.81
Consumer loans	309	6.33	4.50	293	5.99	4.26	153	2.54	3.56	168	3.21	3.57

Total allowance for loan losses	$4,878	100.00%	100.00%	$4,891	100.00%	100.00%	$6,047	100.00%	100.00%	$5,245	100.00%	100.00%

	December 31,
	2006			2005
(Dollars in thousands)	Amount	% of Allowance in each Category to Total Allowance	% of Loans in each Category to Total Loans	Amount	% of Allowance in each Category to Total Allowance	% of Loans in each Category to Total Loans
Real estate loans:
Residential—1 to 4 family	$794	18.19%	53.65%	$739	20.13%	51.66%
Multi-family and commercial	1,744	39.95	20.55	1,414	38.52	19.54
Construction	706	16.18	7.73	486	13.24	9.16
Commercial business	783	17.94	13.03	892	24.29	15.02
Consumer loans	338	7.74	5.04	140	3.82	4.62

Total allowance for loan losses	$4,365	100.00%	100.00%	$3,671	100.00%	100.00%

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with U.S. generally accepted accounting principles, there can be no assurance that the Office of Thrift Supervision, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. The Office of Thrift Supervision may require us to increase our allowance for loan losses based on judgments different from ours. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	Six Months Ended June 30,		Years Ended December 31,
(Dollars in thousands)	2010	2009	2009	2008	2007	2006	2005
Allowance at beginning of period	$4,891	$6,047	$6,047	$5,245	$4,365	$3,671	$3,200

Provision for loan losses	422	1,930	2,830	1,369	1,062	881	410

Charge-offs:
Residential—1 to 4 family	(144)	(84)	(257)	(80)	—	—	—
Multi-family and commercial	(222)	(79)	(149)	(42)	(246)	—	(17)
Construction	—	(2,312)	(2,927)	(41)	—	—	—
Commercial business loans	(48)	(448)	(645)	(359)	—	—	(1)
Consumer loans	(28)	(75)	(97)	(75)	(188)	(199)	(11)

Total charge-offs	(442)	(2,998)	(4,075)	(597)	(434)	(199)	(29)

Recoveries:
Residential—1 to 4 family	1	17	43	4	4	4	5
Multi-family and commercial	3	—	—	—	131	—	65
Construction	—	—	—	—	—	—	—
Commercial business loans	1	1	37	21	—	2	3
Consumer loans	2	4	9	5	117	6	17

Total recoveries	7	22	89	30	252	12	90

Net (charge-offs) recoveries	(435)	(2,976)	(3,986)	(567)	(182)	(187)	61

Allowance at end of year	$4,878	$5,001	$4,891	$6,047	$5,245	$4,365	$3,671

Ratios:
Allowance to total loans outstanding at end of period	0.80%	0.79%	0.80%	0.97%	0.89%	0.76%	0.71%
Allowance to nonperforming loans	114.32	57.92	162.65	64.83	68.72	313.58	1529.58
Net (charge-offs) recoveries to average loans outstanding during the period	(0.14)	(0.96)	(0.64)	(0.09)	(0.03)	(0.03)	0.01

Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. To reduce the volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk generally is to emphasize the origination of adjustable-rate mortgage loans for retention in our loan portfolio. However, the ability to originate adjustable-rate loans depends to a great extent on market interest rates and borrowers’ preferences. As an alternative to adjustable-rate mortgage loans, we offer fixed-rate mortgage loans with maturities of fifteen years. This product enables us to compete in the fixed-rate mortgage market while maintaining a shorter maturity. Fixed-rate mortgage loans typically have an adverse effect on interest rate sensitivity compared to adjustable-rate loans. Accordingly, we have sold more longer-term fixed-rate mortgage loans in the secondary market in recent periods to manage interest rate risk. We also use shorter-term investment securities and longer-term borrowings from the Federal Home Loan Bank to help manage interest rate risk.

We have an Asset/Liability Committee to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

On July 1, 2010, SI Financial Group entered into an interest rate swap agreement with a third party financial institution with a notional amount of $8.0 million whereby the counterparty will pay a variable rate equal to three-month LIBOR and SI Financial Group will pay a fixed rate of 2.44%. The agreement becomes effective on December 15, 2010 and terminates on December 15, 2015. This agreement was designated as a cash flow hedge against the trust preferred securities issued by SI Capital Trust II. This effectively fixes the interest rate on the $8.0 million of trust preferred securities at 4.14% for the period December 15, 2010 through December 15, 2015.

Net Interest Income Simulation Analysis. We analyze our interest rate sensitivity position to manage the risk associated with interest rate movements through the use of interest income simulation. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest sensitive.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period.

Our goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest income. Interest income simulations are completed quarterly and presented to the Asset/Liability Committee. The simulations provide an estimate of the impact of changes in interest rates on net interest income under a range of assumptions. The numerous assumptions used in the simulation process are reviewed by the Asset/Liability Committee on a quarterly basis. Changes to these assumptions can significantly affect the results of the simulation. The simulation incorporates assumptions regarding the potential timing in the repricing of certain assets and liabilities when market rates change and the changes in spreads between different market rates. The simulation analysis incorporates management’s current assessment of the risk that pricing margins will change adversely over time due to competition or other factors.

Simulation analysis is only an estimate of our interest rate risk exposure at a particular point in time. We continually review the potential effect changes in interest rates could have on the repayment of rate sensitive assets and funding requirements of rate sensitive liabilities.

The table below sets forth an approximation of our exposure as a percentage of estimated net interest income for the next 12- and 24-month periods using interest income simulation. The simulation uses projected repricing of assets and liabilities at June 30, 2010 on the basis of contractual maturities, anticipated repayments and scheduled rate adjustments. Prepayment rates can have a significant impact on interest income simulation. Because of the large percentage of loans and mortgage-backed securities we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

The following table reflects changes in estimated net interest income only for SI Financial Group.

	At June 30, 2010 Percentage Change in Estimated Net Interest Income Over
	12 Months	24 Months
300 basis point increase in rates	(3.11)%	(4.11)%
225 basis point increase in rates	0.73	2.10
50 basis point decrease in rates	(0.20)	(1.13)

Management believes that under the current rate environment, a change of interest rates downward of 200 basis points is a highly remote interest rate scenario. Therefore, management modified the limit and a 50 basis point decrease in interest rates was used. This limit will be re-evaluated periodically and may be modified as appropriate.

The basis point change in rates in the above table is assumed to occur evenly over the following 12 months for the 300 basis point increase in rates and the 50 basis point decrease in rates. The 225 basis point increase in rates represents the most likely scenario and incorporates a gradual increase in rates of 75 basis points during the next 12-month period and 150 basis points increase during the subsequent 12-month period based on anticipated policy of the Federal Reserve Board. Based on the scenario above, net interest income would be adversely affected (within our internal guidelines) in the 12-month and 24-month period, if rates declined by 50 basis points or increased by 300 basis points.

Liquidity Management. Liquidity management is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments and sales, maturities and sales of securities and Federal Home Loan Bank and subordinated debt borrowings. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows, mortgage prepayments and loan and security sales are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investment in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management, funds management and liquidity policies. Our policy is to maintain liquid assets less short-term liabilities within a range of 10.0% to 20.0% of total assets. Liquid assets were 18.5% of total assets at June 30, 2010. Excess liquid assets are generally invested in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At June 30, 2010, cash and cash equivalents totaled $46.1 million. Interest-bearing deposits and federal funds sold totaled $32.8 million. Securities classified as available for sale, which provide additional sources of liquidity, totaled $182.2 million at June 30, 2010. In addition, at June 30, 2010, we had the ability to borrow $187.7 million from the Federal Home Loan Bank, which includes overnight lines of credit of $10.0 million. On that date, we had Federal Home Loan Bank advances outstanding of $114.2 million and no overnight advances outstanding. Additionally, we have the ability to access the Federal Reserve Bank’s Discount Window on a collateralized basis. We also maintain a $7.0 million unsecured line of credit with a financial institution to access federal funds. We had not accessed this line of credit as of June 30, 2010. We believe that our liquid assets combined with the available lines provide adequate liquidity to meet our current financial obligations.

At June 30, 2010, Savings Institute had $59.7 million in loan commitments outstanding, which included $9.3 million in undisbursed construction loans, $20.9 million in unused home equity lines of credit, $13.4 million in commercial lines of credit, $14.1 million in commitments to grant loans, $1.4 million in overdraft protection lines and $717,000 in standby letters of credit. Certificates of deposit due within one year of June 30, 2010 totaled $175.1 million, or 26.0% of total deposits. Management believes that the amount of deposits in shorter-term certificates of deposit reflects customers’ hesitancy to invest their funds in longer-term certificates of deposit due to the uncertain interest rate environment. To compensate, Savings Institute has increased the duration of its borrowings with the Federal Home Loan Bank and offered attractive rates on certain certificates of deposit in an effort to extend the maturity of its deposits. Savings Institute will be required to seek other sources of funds, including other certificates of deposit and lines of credit, if maturing certificates of deposit are not retained. Depending on market conditions, Savings Institute may be required to pay higher rates on such deposits or other borrowings than are currently paid on certificates of deposit. Additionally, a shorter duration in the securities portfolio may be necessary to provide liquidity to compensate for any deposit outflows. We believe, however, based on past experience, a significant portion of our certificates of deposit will be retained. We have the ability, if necessary, to adjust the interest rates offered to our customers in an effort to attract and retain deposits.

The following table presents certain of our contractual obligations as of June 30, 2010.

(Dollars in thousands)	Payments Due by Period
	Total	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years
Contractual Obligations
Operating lease obligations (1)	$11,864	$1,317	$2,314	$1,734	$6,499
Federal Home Loan Bank advances	114,169	1,000	46,100	55,069	12,000
Other long-term obligations (2)	8,248	—	—	—	8,248

Total	$134,281	$2,317	$48,414	$56,803	$26,747

(1)	Payments are for lease of real property.
(2)	Represents junior subordinated debt owed to unconsolidated trust.

Our primary investing activities are the origination of loans and the purchase and sale of securities. Our primary financing activities consist of activity in deposit accounts and borrowed funds. Deposit flows are affected by the overall levels of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

The following table presents our primary investing and financing activities during the periods indicated.

	Six Months Ended June 30, 2010	Years Ended December 31,
(Dollars in thousands)		2009	2008
Loan originations	$50,597	$146,324	$141,588
Loan sales	20,010	56,336	14,232
Other decreases in loans	51,373	141,544	109,290
Purchase of loans	19,589	40,876	12,281
Security purchases	58,460	95,071	100,810
Security sales	33,801	24,483	19,981
Security maturities, calls and principal repayments	29,726	54,782	47,720
Increases in deposits	15,656	39,804	44,648
Net decrease in Federal Home Loan Bank advances	1,931	23,500	2,019
Purchase of treasury stock	74	68	2,626

Capital Management. We have managed our capital to maintain strong protection for depositors and creditors. Savings Institute is subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2010, Savings Institute exceeded all of its regulatory capital requirements. Savings Institute is considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Federal Banking Regulations—Capital Requirements” and the notes to the consolidated financial statements included in this prospectus. In addition, due in part to our sufficient capital level, we did not participate in the U.S. Government sponsored Troubled Asset Relief Program.

The following tables provide its capital amounts and ratios at the dates provided.

June 30, 2010	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Risk-Based Capital Ratio	$75,324	14.84%	$40,606	8.00%	$50,757	10.00%
Tier I Risk-Based Capital Ratio	70,633	13.91	20,311	4.00	30,467	6.00
Tier I Capital Ratio	70,633	8.08	34,967	4.00	43,709	5.00
Tangible Equity Ratio	70,633	8.08	13,113	1.50	n/a	n/a

December 31, 2009	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Risk-Based Capital Ratio	$74,095	14.30%	$41,452	8.00%	$51,815	10.00%
Tier I Risk-Based Capital Ratio	69,201	13.36	20,719	4.00	31,078	6.00
Tier I Capital Ratio	69,201	8.02	34,514	4.00	43,143	5.00
Tangible Equity Ratio	69,201	8.02	12,943	1.50	n/a	n/a

December 31 2008	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Risk-Based Capital Ratio	$69,273	13.32%	$41,605	8.00%	$52,007	10.00%
Tier I Risk-Based Capital Ratio	64,130	12.33	20,805	4.00	31,207	6.00
Tier I Capital Ratio	64,130	7.59	33,797	4.00	42,246	5.00
Tangible Equity Ratio	64,130	7.59	12,674	1.50	n/a	n/a

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with accounting principles generally accepted in the United States of America, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, lines of credit and letters of credit.

The contractual amounts of commitments to extend credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer defaults and the value of any existing collateral becomes worthless. We use the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Financial instruments whose contract amounts represent credit risk at June 30, 2010 and December 31, 2009 and 2008 are as follows:

	At June 30, 2010	At December 31,
(In thousands)		2009	2008
Commitments to extend credit: (1)
Future loan commitments	$14,057	$8,648	$5,386
Undisbursed construction loans	9,272	9,843	19,840
Undisbursed home equity lines of credit	20,908	18,733	18,327
Undisbursed commercial lines of credit	13,369	12,390	13,507
Overdraft protection lines	1,390	1,425	1,434
Standby letters of credit (2)	717	784	710

Total commitments	$59,713	$51,823	$59,204

(1)	Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments may require payment of a fee and generally have fixed expiration dates or other termination clauses.
(2)	Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party.

Savings Institute is a limited partner in two Small Business Investment Corporations. At June 30, 2010 and December 31, 2009, our remaining off-balance sheet commitment for the capital investments was $757,000. See Note 12 in our Consolidated Financial Statements.

For the six months ended June 30, 2010 and for the years ended December 31, 2009 and 2008, we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

The information required by this item is included in Note 1 to the consolidated financial statements included in this prospectus.

Effect of Inflation and Changing Prices

The financial statements and related financial data presented in this prospectus have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial condition and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management

Board of Directors

The Board of Directors of new SI Financial Group is comprised of seven persons who are elected for terms of three years, approximately one-third of whom will be elected annually. The directors of new SI Financial Group are the same individuals that comprise the boards of directors of SI Financial Group and Savings Institute. All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Mr. Brouillard, who is President and Chief Executive Officer of SI Financial Group and Savings Institute. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of June 30, 2010.

The following directors have terms ending in 2011:

Mark D. Alliod is the President and sole owner of Mark D. Alliod CPA PC, a public accounting firm in South Windsor, Connecticut. Age 46. Director since 2005.

Mr. Alliod provides expertise with regard to tax, financial and accounting matters. Also, as owner of the accounting firm, Mr. Alliod brings small business knowledge and management experience. He has the background to qualify as SI Financial Group’s audit committee financial expert.

Michael R. Garvey is a principal and owner of the public accounting firm of Garvey & Associates, LLC, which provides audit and tax services throughout Connecticut. As a principal of the accounting firm, Mr. Garvey is responsible for monitoring the firm’s risk management, strategic plan and overall firm operations. Mr. Garvey is also a principal and owner of Professional Payrolls, LLC, which provides payroll processing services to small, local businesses in New London, Connecticut. Age 45. Director since 2007.

Mr. Garvey is a certified public accountant and has the financial background and expertise in financial accounting, auditing and tax matters to qualify as an audit committee financial expert. In addition, Mr. Garvey possesses substantial small company management experience as the owner of Professional Payrolls, LLC.

Robert O. Gillard is the Chairman and owner of the O.L. Willard Company, Inc., a material supply company with locations in Storrs and Willimantic, Connecticut. Age 63. Director since 1999.

Mr. Gillard’s career as a small business executive provides SI Financial Group with organizational understanding and expertise. Further, through his business, Mr. Gillard has gained comprehensive knowledge of the homebuilding industry throughout Eastern Connecticut, which aids the Board in its oversight of the lending function. In addition, as an active member of the community, including being a member of the Design Review subcommittee of the Mansfield Planning Board and his previous service on the Greater Windham Community Foundation, Mr. Gillard maintains contact with and is in touch with the local consumer environment.

The following directors have terms ending in 2012:

Donna M. Evan is a Sales Manager for WILI AM/FM, a commercial radio station located in Willimantic, Connecticut. Her responsibilities include working with local and regional businesses to market products and services, soliciting business from local and regional businesses and communicating with advertising agencies to coordinate advertising for national clients. Age 61. Director since 1996.

Ms. Evan brings significant business and management level experience from a setting outside of the financial services industry. In addition, through her business experience, Ms. Evan has gained significant marketing knowledge, valuable insight into current buying trends and the local economic environment, adding additional value to the Board.

Henry P. Hinckley is the Chairman of the Board of Directors of SI Bancorp, SI Financial Group and Savings Institute. Mr. Hinckley also is the President and owner of J.P. Mustard Agency, Inc., an insurance agency located in Willimantic, Connecticut. In this capacity, he manages five employees and operates a computerized agency management system. Age 69. Director since 1984.

Mr. Hinckley provides the Board with significant local marketing and sales insight and managerial and operational knowledge through his experience as president of an insurance agency. Mr. Hinckley has considerable experience in the insurance industry and the related risk assessment practice area necessary in banking operations.

The following directors have terms ending in 2013:

Rheo A. Brouillard has been the President and Chief Executive Officer of Savings Institute, SI Bancorp and SI Financial Group since 1995, 2000 and 2004, respectively. Age 56. Director since 1995.

Mr. Brouillard’s extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which Savings Institute serves affords the Board valuable insight regarding the business and operation of Savings Institute. Mr. Brouillard’s knowledge of SI Financial Group’s and Savings Institute’s business and history, combined with his success and strategic vision, position him well to continue to serve as our President and Chief Executive Officer.

Roger Engle was the President of The Crystal Water Company, a water supplier located in Danielson, Connecticut, from 1973 until his retirement in 2000. Mr. Engle served as the First Selectman for the town of Brooklyn, Connecticut from November 2005 until November 2009. As First Selectman, Mr. Engle oversaw all functions of the town, including the budgeting process, issuance of bonds and maintenance of public infrastructure. He was also a director of Connecticut Water Service, Inc. (NASDAQ: CTWS), which delivers water to customers throughout 42 towns in Connecticut and Massachusetts. Age 72. Director since 1998.

Mr. Engle’s experience as President of The Crystal Water Company and First Selectman provides the Board valuable management level experience, including insight into the budget process. In addition, Mr. Engle’s continued involvement in community organizations and local political matters is a vital component of a well rounded board.

Executive Officers

Our executive officers are elected by the Board of Directors and serve at the board’s discretion. The following individuals currently serve as executive officers of SI Financial Group and Savings Institute and will serve in the same positions with new SI Financial Group following the conversion and the offering.

Name	Position
Rheo A. Brouillard	President and Chief Executive Officer of SI Financial Group, SI Bancorp, MHC and Savings Institute
Brian J. Hull	Executive Vice President, Chief Financial Officer and Treasurer of SI Financial Group, SI Bancorp, MHC and Savings Institute
David T. Weston	Senior Vice President and Senior Trust Officer of Savings Institute
William E. Anderson	Senior Vice President and Retail Banking Officer of Savings Institute
Laurie L. Gervais	Senior Vice President and Director of Human Resources of Savings Institute
Michael J. Moran	Senior Vice President and Senior Credit Officer of Savings Institute

Below is information regarding our executive officers who are not also directors. Unless otherwise stated, each executive officer has held his or her current position for at least the last five years. Ages presented are as of June 30, 2010.

Brian J. Hull has been Executive Vice President since 2002 and Chief Financial Officer and Treasurer since he joined Savings Institute in 1997. Mr. Hull has served as Chief Financial Officer and Treasurer of Savings Institute, SI Bancorp, MHC and SI Financial Group since 2000 and 2004, respectively. Age 50.

David T. Weston has been Senior Vice President and Senior Trust Officer since 2008. Mr. Weston oversees wealth management services, which includes trust, investment and insurance operations. Mr. Weston served as a Vice President within Savings Institute’s Trust Department since 2004. Age 48.

William E. Anderson, Jr. was named Senior Vice President in 2009 after having served as Vice President since 2002. Mr. Anderson joined Savings Institute in 1995. Age 41.

Laurie L. Gervais was named Senior Vice President in 2009 after having served as Vice President since 2003. Ms. Gervais joined Savings Institute in 1983. Age 46.

Michael J. Moran has been Senior Vice President and Senior Credit Officer since November 2008 and previously held this position from 1998 through December 2006. Mr. Moran served as Senior Vice President and Senior Commercial Real Estate Officer from January 2007 until November 2008. Mr. Moran joined Savings Institute in 1995. Age 61.

Board Leadership Structure and Board’s Role in Risk Oversight

The Board of Directors of SI Financial Group has determined that the separation of the offices of Chairman of the Board and President and Chief Executive Officer will enhance board independence and oversight. Moreover, the separation of the Chairman of the Board and President and Chief Executive Officer will allow the President and Chief Executive Officer to focus on his responsibilities of running SI Financial Group, enhancing shareholder value and expanding and strengthening our franchise while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Consistent with this determination, Henry P. Hinckley serves as Chairman of the Board of SI Financial Group. Mr. Hinckley is independent under the listing requirements of The Nasdaq Stock Market.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit, interest rate, liquidity, operational, strategic and reputation risks. Management is responsible for the day-to-day management of risks SI Financial Group faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Chairman of the Board meets regularly with management to discuss strategy and risks facing SI Financial Group. Senior management attends the board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of SI Financial Group’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Meetings and Committees of the Board of Directors

SI Financial Group and Savings Institute conduct business through meetings and activities of their Boards of Directors and their committees. During the year ended December 31, 2009, the Board of Directors of SI Financial Group held eleven meetings and the Board of Directors of Savings Institute held twelve meetings. No director attended fewer than 75% of the aggregate total meetings of SI Financial Group’s and Savings Institute’s respective Board of Directors and the committees on which such director served during the year ended December 31, 2009.

In connection with the completion of the conversion and offering, new SI Financial Group will establish an audit committee, a compensation committee and a nominating and corporate governance committee. All of the members of the audit, compensation and nominating and corporate governance committees will be independent directors as defined in the listing standards of the Nasdaq Stock Market. Such committees will operate in accordance with the written charters currently used by SI Financial Group.

The following table identifies our standing committees and their members at June 30, 2010. All members of each committee are independent in accordance with the listing requirements of the Nasdaq Stock Market. Each committee operates under a written charter that is approved by the Board of Directors that governs its composition, responsibilities and operation. Each committee reviews and reassesses the adequacy of its charter at least annually. The charters of those committees are available in the Governance Documents portion of the Investor Relations section of our website (www.mysifi.com).

Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Mark D. Alliod	X	*	X		X
Rheo A. Brouillard
Roger Engle	X		X	*	X
Donna M. Evan			X		X	*
Michael R. Garvey	X
Robert O. Gillard	X
Henry P. Hinckley			X		X
Number of Meetings in 2009	5		6		5

*	Denotes Chairperson

Audit Committee

The Audit Committee meets periodically with the independent registered public accounting firm and management to review accounting, auditing, internal control structure and financial reporting matters. The committee also receives and reviews the reports and findings and other information presented to them by SI Financial Group’s officers regarding financial reporting policies and practices. The Audit Committee selects the independent registered public accounting firm and meets with them to discuss the results of the annual audit and any related matters. The Board of Directors has determined that Messrs. Alliod and Garvey are “audit committee financial experts” under the rules of the Securities and Exchange Commission. Both are independent under the listing standards of the Nasdaq Stock Market applicable to audit committee members.

Compensation Committee

The Compensation Committee approves the compensation objectives for SI Financial Group and Savings Institute, establishes the compensation for the President and Chief Executive Officer and other executives and establishes personnel policies. The Compensation Committee reviews all components of compensation, including base salary, bonus, equity compensation, benefits and other perquisites. In addition to reviewing competitive market values, the Compensation Committee also examines the total compensation mix, pay-for-performance relationships and how all elements, in the aggregate, comprise the executives’ total compensation package. The Chief Executive Officer makes recommendations to the Compensation Committee from time to time regarding the appropriate mix and level of compensation for other officers. Those recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. The Compensation Committee also assists the Board of Directors in evaluating potential candidates for executive positions.

The Compensation Committee, in conjunction with the Nominating and Corporate Governance Committee, considers the appropriate levels and form of director compensation and makes recommendations to the Board of Directors regarding director compensation.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee takes a leadership role in shaping governance policies and practices, including recommending to the Board of Directors the corporate governance policies and guidelines applicable to SI Financial Group and monitoring compliance with these policies and guidelines. In addition, the Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the director nominees for election at the next annual meeting of shareholders. It recommends director candidates for each committee for appointment by the Board.

Directors’ Compensation

The following table provides the compensation received by individuals who served as non-employee directors of SI Financial Group during 2009. The table excludes perquisites, which did not exceed $10,000 in the aggregate for each director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark D. Alliod	$22,800	$4,500	$—	$1,272	$—	$28,572
Roger Engle	23,200	—	—	—	160	23,360
Donna M. Evan	20,800	—	—	—	160	20,960
Michael R. Garvey	23,200	2,250	—	—	—	25,450
Robert O. Gillard	23,200	—	—	2,613	160	25,973
Henry P. Hinckley	32,800	—	—	—	192	32,992
Steven H. Townsend (5)	10,100	—	—	—	160	10,260

(1)	Reflects the aggregate grant date fair value for restricted stock awards granted during the year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 – Share Based Payment. The amounts were calculated based on SI Financial Group’s stock price as of the grant date, which was $4.50. See footnote 1 to the directors and executive officers stock ownership table under “Stock Ownership” for the aggregate number of unvested restricted stock award shares held in trust by each director at fiscal year-end.
(2)

As of December 31, 2009, Messrs. Alliod, Engle, Gillard, and Ms. Evan each held 20,000 options to purchase shares of SI Financial Group’s common stock, Mr. Garvey held 10,000 options to purchase shares of SI Financial Group’s common stock, Mr. Hinckley held 25,000 options to purchase shares of SI Financial Group’s common stock and Mr. Townsend held no options to purchase shares of SI Financial Group’s common stock.
(3)	This column reflects the above market earnings on the deferred fee arrangements between Savings Institute and Messrs. Alliod and Gillard. Under the terms of the arrangements, Messrs. Alliod and Gillard elect to defer a portion of their director fees.
(4)	Reflects the dollar value of dividends paid on unvested restricted stock awards.
(5)	Steven H. Townsend resigned as a director of SI Financial Group and Savings Institute effective as of July 3, 2009.

Cash Retainer and Meeting Fees for Non-Employee Directors. The following table sets forth the applicable retainers and fees to be paid to non-employee directors for their service on Savings Institute’s and SI Financial Group’s Board of Directors during 2010. SI Bancorp does not pay any fees to its directors.

Quarterly Retainer (for service on SI Financial Group’s Board of Directors)	$500
Monthly Retainer (for service on Savings Institute’s Board of Directors)	1,000
Monthly Retainer for Savings Institute’s Chairman of the Board	2,000
Fee per Board or Committee Meeting	400

Compensation Discussion and Analysis

We have designed a compensation and benefits program for our named executive officers that is focused on motivating and retaining talented executives that can help us build our franchise and enhance long-term shareholder value. More specifically, our program is designed to accomplish the following objectives:

•	Align the interests of our named executive officers with the interests of shareholders in the creation of long-term shareholder value;

•	Tie annual cash incentives to the achievement of measurable corporate performance;

•	Reward executives for enhancing long-term shareholder value;

•	Balance rewards for the achievement of both short-term and long-term SI Financial Group objectives and ensure sound risk management; and

•	Encourage ownership of SI Financial Group common stock.

Management and the Compensation Committee of the Board of Directors work together to ensure that executives are held accountable and rewarded for delivering superior performance and enhanced shareholder returns.

Elements of Our Compensation and Benefits Program. To achieve our objectives we have structured a compensation and benefits program that provides our named executive officers with the following:

•	Competitive Base Pay

•	Annual Cash Incentives

•	Long-term Equity Incentives

•	Retirement Benefits; and

•	Employment/Change in Control Agreements

The elements of a named executive officer’s total compensation package will vary depending upon the executive’s job position and responsibilities with SI Financial Group and Savings Institute.

Role of Compensation Committee. The Compensation Committee reviews all of the elements of compensation for our named executive officers annually to ensure we are competitive in the market place and that the mix of benefits accurately reflects our compensation philosophy. The Committee operates under a written charter that establishes the Compensation Committee’s responsibilities. The Compensation Committee and Board of Directors review the charter annually to ensure that the scope of the charter is consistent with the Compensation Committee’s role. Under the charter, the Compensation Committee is charged with general responsibility for the oversight and administration of our compensation program. The charter also authorizes the Compensation Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

Role of Management. Our chief executive officer and other named executive officers develop recommendations regarding the appropriate mix and level of compensation for their subordinates. The chief executive officer develops recommendations for the other named executive officers. The recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. The chief executive officer meets with the Compensation Committee to discuss the recommendations and also reviews with the Committee his recommendations concerning the compensation of our named executive officers. Our chief executive officer also provides input on his own compensation. However, he does not participate in Committee discussions or the review of Committee documents relating to the determination of his compensation.

Role of Compensation Consultant. In 2008, the Compensation Committee retained the services of Arthur Warren and Associates, a compensation consulting firm with expertise in the community bank sector, to review, and make recommendations concerning, SI Financial Group’s executive compensation program. The consultant’s report provided the Committee with competitive market observations on executive base salaries, short- and long-term incentives and other executive benefits. A representative from Arthur Warren and Associates attended the October 16, 2008 meeting of the Compensation Committee to present their findings.

2009 Peer Group. For 2009, the Compensation Committee, with the assistance of Arthur Warren and Associates and SI Financial Group’s Human Resources Department, selected the following financial institutions as a peer group to benchmark compensation levels for its named executive officers:

New England Bank

Chicopee Savings Bank

Legacy Banks

Westfield Bank

United Bank

Rockville Bank

Farmington Savings Bank

Naugatuck Savings Bank

Chelsea Groton Bank

Dime Bank

These financial institutions were selected based on asset size ($600 million to $1.5 million), geographic proximity to SI Financial Group and operating characteristics. In addition to reviewing the compensation data of these peer institutions, the Compensation Committee also reviewed other publicly available salary surveys prepared by Amalfi Consulting LLC and Pearl Meyer & Partners.

Base Salary. Our goal is to provide our executive officers with base salaries that are competitive, that reflect their tenure and individual experience and that are consistent with their individual performance. The Compensation Committee has established base salary ranges for each named executive officer using the median base salaries of Savings Institute’s peer institutions as a target.

Annual Pay for Performance Program. Our named executive officers are eligible to receive annual cash incentive compensation awards through our Pay-for-Performance Program (“PFP”). The plan provides for quarterly and annual payouts for some participants; however, our named executive officers are only eligible for annual cash incentives. The Compensation Committee, in conjunction with the Asset Liability Committee, establishes the performance goals for each of our named executive officers on an annual basis, focusing on performance measures that are critical to our growth. The 2009 PFP targeted four performance measures: (1) return on average assets, (2) noninterest expense, (3) earnings per share, and (4) deposit growth. The Committee assigns a weighting to each goal. In 2009, the highest weighting was assigned to the noninterest expense metric (35%), earnings per share and return on average assets were each assigned a 25% weighting and deposit growth was assigned a 15% weighting. In addition, each goal is assigned a target level with stretch and threshold performance levels set approximately 10% above and below the target, respectively. The threshold, target and stretch levels are then linked to an incentive opportunity that is calculated based on the midpoint of the executives pay grade and position, ranging from 20% at the threshold level, 30% at the target level and 50% at the stretch level. To be eligible to receive a PFP payout, plan participants must be employed by Savings Institute as of the payment date of the award. However, the Compensation Committee, in its sole discretion, may pay awards on a pro rata basis if the named executive officers are not employed as of the payment date due to retirement or disability. Before PFP payouts, our president and chief executive officer certifies that all of the other named executive officers have met the goals set forth on their Profile Sheets. The Compensation Committee certifies to the president and chief executive officer achievement of his stated goals. Typically PFP payouts are made within 2-1/2 months of the end of the program year, which begins in January and ends in December. The actual 2009 PFP payouts varied based on the achievement of the stated SI Financial Group performance goals. See “Executive Compensation—Summary Compensation Table” for details on PFP awards earned in 2009. See also “Executive Compensation—Grant of Plan-Based Awards” for additional information on the threshold, target and stretch levels for the 2009 PFP.

2009 Payouts

The following charts set forth the 2009 Annual Pay for Performance Program payouts made to each of the participating named executive officers, as well as the Compensation Committee’s assessment of the executive in relation to Savings Institute’s achievement of the noted performance measures. The charts list each performance measure and the weight given to each measure. The charts also illustrate the threshold, target and maximum levels for measuring the performance and the weight given to the achievement at each level and provides information on Savings Institute’s actual performance under the noted measures and the corresponding payout.

Rheo A. Brouillard

	Performance Goals				Payment Range as a Percentage of Midpoint Base Salary			Actual Achievement
Bank Measure	Weight	Threshold	Target	Maximum	25% Threshold	37.5% Target	50% Maximum	Actual Performance	Actual Payout
Return on Average Assets	25.0%	32.9 bp	36.6 bp	40.3 bp	$21,486	$32,228	$42,971	5.8 bp	$—
Non-Interest Expense	35.0	$34,800	$31,649	$28,500	30,080	45,120	60,160	$32,750	30,080
Earnings Per Share	25.0	0.23	0.28	0.34	21,486	32,228	42,971	0.05	—
Deposit Growth	15.0	41,200	48,399	58,200	12,891	19,337	25,783	42,385	12,891

Total	100.0%								$42,971

Brian J. Hull

	Performance Goals				Payment Range as a Percentage of Midpoint Base Salary			Actual Achievement
Bank Measure	Weight	Threshold	Target	Maximum	20% Threshold	30% Target	40% Maximum	Actual Performance	Actual Payout
Return on Average Assets	25.0%	32.9 bp	36.6 bp	40.3 bp	$10,030	$15,046	$20,061	5.8 bp	$—
Non-Interest Expense	35.0	$34,800	$31,649	$28,500	14,043	21,064	28,086	$32,750	14,043
Earnings Per Share	25.0	0.23	0.28	0.34	10,031	15,046	20,061	0.05	—
Deposit Growth	15.0	41,200	48,399	58,200	6,018	9,028	12,037	42,385	6,018

Total	100.0%								$20,061

David T. Weston/Michael Moran/Laurie Gervais

	Performance Goals				Payment Range as a Percentage of Midpoint Base Salary			Actual Achievement
Bank Measure	Weight	Threshold	Target	Maximum	20% Threshold	30% Target	40% Maximum	Actual Performance	Actual Payout
Return on Average Assets	25.0%	32.9 bp	36.6 bp	40.3 bp	$7,140	$10,709	$14,279	5.8 bp	$—
Non-Interest Expense	35.0	$34,800	$31,649	$28,500	9,995	14,993	19,991	$32,750	9,995
Earnings Per Share	25.0	0.23	0.28	0.34	7,140	10,709	14,279	0.05	—
Deposit Growth	15.0	41,200	48,399	58,200	4,284	6,426	8,568	42,385	4,284

Total	100.0%								$14,279

Long-Term Equity Incentives. Since we became a public company in 2004, equity-based compensation has been a significant element of the total compensation package for our named executive officers. The Committee believes that equity awards help align the interests of our named executive officers to the interests of our SI Financial Group’s shareholders. Since the initial awards were made in 2005, SI Financial Group has been somewhat limited in its ability to use equity compensation by the limitations inherent in the mutual holding company structure. However, it is anticipated that, subsequent to SI Financial Group’s second-step conversion, it will be possible to reintroduce equity compensation as a regular feature of SI Financial Group’s overall executive compensation program.

Retirement Benefits. All of our named executive officers participate in Savings Institute’s qualified retirement plans available to all employees, including Savings Institute’s ESOP and 401(k) Plan. In addition to the tax-qualified plans, Savings Institute has entered into a non-qualified supplemental retirement plan agreement with each of its named executive officers. The agreements provide retirement benefits based on a fixed percentage of each executive’s final three-year average compensation. Savings Institute also maintains a nonqualified supplemental plan for Mr. Brouillard to make up for the potential shortfall in his retirement benefits attributable to the limitations that reduce benefits for highly compensated executives under tax-qualified retirement plans. The Committee reviews these programs on an annual basis to ensure that they are consistent with prevailing market practices, our overall executive compensation philosophy, and are cost effective to Savings Institute. See “Executive Compensation—Non-Qualified Plans” for details on these programs.

Employment/Change in Control Agreements. We recognize that an important consideration in our ability to attract and retain key personnel is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. Accordingly, we believe that it is in the best interest of SI Financial Group and its shareholders to provide our key personnel with reasonable financial arrangements in the event of termination of employment. In addition, the use of such arrangements by our competitors necessarily influences our use of such arrangements to maintain our ability to attract and retain key personnel. At present, all of our named executive officers are covered by employment agreements providing specified severance benefits and benefit continuation in the event of their termination without cause or for good reason, disability, and after a change in control. No severance benefits are payable if the executive is terminated for cause or upon the executive’s voluntary termination of employment. We currently maintain employment agreements with Messrs. Brouillard and Hull and change in control agreements with our other named executive officers. See “Executive Compensation—Employment and Change in Control Agreements” for the details of these arrangements.

Perquisites. We provide our named executive officers with reasonable perquisites to further their ability to promote the business interests of SI Financial Group in our markets and to reflect competitive practices for similarly situated officers employed by our peers. The perquisites are reviewed periodically and adjusted as necessary.

Tax and Accounting Considerations. SI Financial Group considers the tax consequences of the compensation plans (to the individual and to SI Financial Group) in making compensation decisions. Specifically, the Compensation Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code (the “Code”), which provides that SI Financial Group may not deduct compensation of more than $1.0 million if paid to certain individuals unless such compensation is “performance-based.” SI Financial Group does not consider base salary and the grant of options and stock under its equity incentive plan to be performance-based compensation and, therefore, such compensation would not be deductible to SI Financial Group to the extent it exceeds $1.0 million. However, in 2009, no such compensation exceeded $1.0 million for any named executive officer.

Compensation for Named Executive Officers in 2009

Chief Executive Officer Compensation. In determining Mr. Brouillard’s compensation, the Compensation Committee, in conjunction with the Nominating and Corporate Governance Committee, conducted a formal review to assess his performance in relation to SI Financial Group’s business plan. Based on this review, the Compensation Committee increased his base salary by 8.33% to $325,000, effective March 8, 2010. Mr. Brouillard also received a payout under SI Financial Group’s 2009 PFP equal to $42,971. No option or stock awards were granted to Mr. Brouillard in 2009. The Committee noted that, based on peer group information, Mr. Brouillard’s total compensation package remained in line with similarly situated officers at peer companies and that adjustments to his compensation were warranted in light of the quality of his leadership in challenging economic times.

Compensation for Other Named Executive Officers. In determining 2009 compensation for other named executive officers, Mr. Brouillard conducted an annual performance review of each executive and considered each executive’s total compensation relative to similarly situated officers at peer companies. Mr. Brouillard provided the results of the performance reviews and compensation analyses to the Committee which, after further deliberation, followed Mr. Brouillard’s specific recommendations, authorizing the following base salary adjustments, effective March 1, 2010:

Brian Hull	7.69% increase to $210,000
David T. Weston	4.00% increase to $156,000
Michael J. Moran	5.00% increase to $147,000
Laurie L. Gervais	10.00% increase to $143,000

In addition, each executive received a payout under the 2009 PFP. See “Executive Compensation – Summary Compensation Table.”

Executive Compensation

Summary Compensation Table. The following table provides information concerning total compensation earned or paid to the principal executive officer, principal financial officer and the three other most highly compensated executive officers of SI Financial Group who served in such capacities at December 31, 2009. These five officers are referred to as the named executive officers in this prospectus.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		All Other Compensation ($)(2)	Total ($)
Rheo A. Brouillard President and Chief Executive Officer	2009 2008 2007	$312,339 294,831 279,199	$42,971 43,806 30,060	$	— — —	$21,755 52,369 23,521	$377,065 391,006 332,780

Brian J. Hull Executive Vice President, Chief Financial Officer and Treasurer	2009 2008 2007	203,084 189,308 170,808	20,061 20,451 15,015		— — —	13,569 32,720 17,168	236,714 242,479 202,991

David T. Weston Senior Vice President, Senior Trust Officer	2009 2008 2007	155,769 142,315 137,025	14,279 14,556 3,125		20,500 — —	8,141 6,506 9,965	198,689 163,377 150,115

Michael J. Moran Senior Vice President, Senior Credit Officer	2009 2008 2007	145,769 125,577 120,385	14,279 14,556 2,092		— — —	16,077 28,411 15,402	176,125 168,544 137,879

Laurie L. Gervais Senior Vice President, Director Human Resources	2009 2008 2007	133,203 117,692 99,196	14,279 14,556 9,873		— — —	8,694 18,164 9,581	156,176 150,412 118,650

(1)	Reflects the aggregate grant date fair value for restricted stock awards granted during the year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 – Share Based Payment. The amounts were calculated based on SI Financial Group’s stock price as of the grant date, which was $4.10.
(2)	Details of the amounts reported in the “All Other Compensation” column for 2009 are provided in the table below. The table excludes perquisites, which did not exceed $10,000 in the aggregate for each named executive officer:

	Mr. Brouillard	Mr. Hull	Mr. Weston	Mr. Moran	Ms. Gervais
Employer contributions to 401(k) Plan	$5,711	$6,689	$5,110	$4,798	$4,423
Market value of allocations under the ESOP	3,688	3,365	2,564	2,413	2,224
Economic benefit of employer-paid premiums for life insurance agreements	11,556	2,931	467	8,482	1,729
Dividends paid on stock awards	800	584	—	384	318

Employment and Change in Control Agreements

SI Financial Group and Savings Institute maintain employment agreements with Messrs. Brouillard and Hull. The employment agreements had an initial term of three years. On each anniversary of the date of the agreement, the Board of Directors may extend the agreement for an additional year, unless Messrs. Brouillard and Hull elect not to extend the term.

As a result of extensions approved by the Board of Directors, Messrs. Brouillard’s and Hull’s employment agreements currently have a term through September 30, 2013. Under the agreements, Mr. Brouillard will serve as the President and Chief Executive Officer and Mr. Hull will serve as Executive Vice President, Chief Financial Officer and Treasurer. The current base salaries under the employment agreements for Messrs. Brouillard and Hull are $325,000 and $210,000, respectively. In addition to the base salary, among other things, the agreements provide for participation in discretionary bonuses or other incentive compensation provided to senior management, and participation in stock benefit plans and other fringe benefits applicable to executive personnel.

Under the terms of their employment agreements, Messrs. Brouillard and Hull are subject to a one year non-compete if they terminate their employment for good reason (as defined in the agreement) or they are terminated without cause (as defined in the agreement).

Savings Institute has entered into change in control agreements with Messrs. Weston and Moran and Ms. Gervais. Each agreement had an initial term of two years. On each anniversary of the date of the agreement, the Board of Directors may extend the agreement for an additional year, unless the executive requests that the term not be extended. As a result of extensions approved by the Board of Directors, the change in control agreements currently each have a term through September 30, 2012.

See “Potential Post-Termination Benefits” for a discussion of the benefits and payments Messrs. Brouillard, Hull, Weston and Moran and Ms. Gervais may receive under their agreements upon termination of employment.

Grants of Plan-Based Awards

The following table provides information concerning awards granted to the named executive officers during the year ended December 31, 2009.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Number of Shares of Stock or Units (1)	Grant Date Fair Value of Stock Awards (2)
		Threshold	Target	Maximum
Rheo A. Brouillard	—	$85,943	$128,914	$171,885	—	$—
Brian J. Hull	—	40,112	60,184	80,245	—	—
David T. Weston	03/19/2009	—	—	—	5,000	20,500
	—	28,558	42,838	57,117	—	—
Michael J. Moran	—	28,558	42,838	57,117	—	—
Laurie J. Gervais	—	28,558	42,838	57,117	—	—

(1)	Vest in five equal annual installments beginning on the first anniversary of the date of grant.
(2)	Sets forth the grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The grant date fair value of all stock awards is equal to the number of awards multiplied by the closing price for SI Financial Group’s common stock on the date of grant, which was $4.10 for Mr. Weston.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning options and stock awards that have not vested as of December 31, 2009 for each named executive officer.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Rheo A. Brouillard	80,000	20,000	$10.10	5/17/2015	10,000	$52,500
Brian J. Hull	32,000	8,000	10.10	5/17/2015	7,300	38,325
David T. Weston	8,000	2,000	10.10	5/17/2015	5,000	26,250
Michael J. Moran	21,600	5,400	10.10	5/17/2015	4,800	25,200
Laurie L. Gervais	21,600	5,400	10.10	5/17/2015	3,975	20,869

(1)	Stock options granted pursuant to the Equity Incentive Plan vest in five equal annual installments commencing on May 17, 2006.
(2)	Stock awards granted to Messrs. Brouillard, Hull, Moran and Ms. Gervais vest in five equal installments commencing on May 17, 2006. The 5,000 awards granted to Mr. Weston vest in five equal installments commencing on March 19, 2010.
(3)	Based on $5.25 per share, the closing price of SI Financial Group’s common stock on December 31, 2009.

Stock Vested

The following table provides information concerning the vesting of stock awards for each named executive officer, on an aggregate basis, during the year ended December 31, 2009. No stock options were exercised during the year ended December 31, 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)
Rheo A. Brouillard	10,000	$55,900
Brian J. Hull	7,300	40,807
David T. Weston	—	—
Michael J. Moran	4,800	26,832
Laurie J. Gervais	3,975	22,220

(1)	Based upon SI Financial Group’s closing stock price of $5.59 on May 17, 2009.

Non-Qualified Plans

Executive Supplemental Retirement Plan. Savings Institute maintains an Executive Supplemental Retirement Plan Agreement for Messrs. Brouillard, Hull and Moran and Ms. Gervais. Each agreement provides a retirement benefit based on a fixed percentage of the participant’s final three-year average compensation. Benefits are payable upon the earlier of a participant’s termination of employment (other than for cause) at or after attaining age 65, or on the date when the sum of the participant’s years of service and age total 80 for Messrs. Brouillard and Moran and Ms. Gervais or 78 for Mr. Hull. If a participant terminates employment before satisfaction of these requirements, the participant may receive an early retirement benefit that would be adjusted by 2% for each point by which the sum of the participant’s age and years of service is less than 80 for Mr. Brouillard, Mr. Moran and Ms. Gervais or 78 for Mr. Hull. Participants may elect to receive their plan benefits in the form of a single life annuity with 15 guaranteed annual payments or a lump sum equal to the actuarial equivalent of the annuity payment.

Split-Dollar Life Insurance Agreements. Savings Institute maintains individual split-dollar life insurance agreements with Messrs. Brouillard, Hull and Moran and Ms. Gervais to encourage the officers to continue to render high quality service to Savings Institute in exchange for financial protection for their beneficiaries if they die. The death benefits provided under the split-dollar life insurance agreements are funded through bank-owned life insurance policies. Savings Institute pays all of the life insurance premiums. See “Potential Post-Termination Benefits” for a description of the benefits provided under the agreements.

Supplemental Executive Retirement Plan. Savings Institute also maintains a Supplemental Executive Retirement Plan that provides restorative payments to executives designated by the Board of Directors who are prevented from receiving the full benefits contemplated by the employee stock ownership plan’s benefit formula and the full matching contribution under the 401(k) Plan. Savings Institute’s Board of Directors has designated Mr. Brouillard to participate in the plan. The restorative payments under the plan consist of payments in lieu of shares that cannot be allocated to the participant’s account under the employee stock ownership plan and payments for employer matching contributions that cannot be allocated under the 401(k) Plan due to the legal limitations imposed on tax-qualified plans. The benefits under the plan will be paid to Mr. Brouillard at the same time benefits are paid under the employee stock ownership plan and 401(k) Plan. See “Potential Post-Termination Benefits” for a description of the benefit provided under the plan.

Potential Post-Termination Benefits

Payments Made Upon Termination for Cause. If named executive officers are terminated for cause, they will receive their base salary through the date of termination and retain the rights to any vested benefits subject to the terms of the plan or agreement under which those benefits are provided. Unvested stock options and restricted stock awarded under the Equity Incentive Plan to named executive officers would be forfeited upon termination for cause.

All benefits credited to Mr. Brouillard under the supplemental executive retirement plan are non-forfeitable and therefore payable to him if he is terminated for cause. All benefits accrued on behalf of the named executive officers under their executive supplemental retirement arrangements would be forfeited if the executives are terminated for cause.

Payments Made Upon Termination without Cause or for Good Reason. If SI Financial Group or Savings Institute elects to terminate Messrs. Brouillard or Hull for reasons other than for cause, or if Messrs. Brouillard or Hull resign after specified circumstances that would constitute constructive termination, the executives (or, in the event of death, their beneficiaries) are entitled to a lump sum severance payment equal to the base salary payments due for the remaining term of the employment agreement, along with all contributions that would have been made on behalf of the executive during the remaining term of the agreement pursuant to any of SI Financial Group’s or Savings Institute’s employee benefit plans. In addition, Savings Institute or SI Financial Group would continue and/or pay for each executive’s life, medical, disability and dental coverage for the remaining term of the employment agreement.

If Messrs. Weston or Moran or Ms. Gervais are terminated without cause or for good reason, each would retain the rights to any vested benefits subject to the terms of the plan or agreement under which those benefits are provided.

All benefits credited to Mr. Brouillard under the supplemental executive retirement plan are non-forfeitable and therefore payable to him if he is terminated for good reason or without cause. If Messrs. Brouillard, Moran and Hull and Ms. Gervais are terminated without cause or for good reason, the executives would be entitled to either an early retirement benefit or Basic Benefit (as defined under their executive supplemental retirement arrangements) depending on when the executive’s employment was terminated.

Unvested stock options and restricted stock awarded under the Equity Incentive Plan to named executive officers would be forfeited upon termination without cause or for good reason.

Payments Made Upon Disability. Under Messrs. Brouillard’s and Hull’s employment agreements, if they become disabled and their employment is terminated, they will be entitled to disability pay equal to 100% of their bi-weekly base salary in effect at the date of termination. They would continue to receive disability payments until the earlier of: (1) the date they return to full employment with us; (2) their death; or (3) age 65. All disability payments would be reduced by the amount of any benefits payable under our disability plans. In addition, Messrs. Brouillard and Hull would continue to be covered to the greatest extent possible under all benefit plans in which they participated before their disability as if they were actively employed by us. If Mr. Weston, Mr. Moran or Ms. Gervais becomes disabled and his or her employment is terminated, each will be entitled to benefits payable under our disability plan.

All benefits credited to Mr. Brouillard under the supplemental executive retirement plan are non-forfeitable and therefore payable to him if he becomes disabled and his employment is terminated.

Under the terms of the executive supplemental retirement plan agreements, if the designated executives become disabled, Savings Institute will transfer funds to a Contingent Liability Trust equal to its accrued plan liability for the executive as of the date of the disability. When the accrued liability balance is transferred, Savings Institute’s obligation ends and a bank-owned disability policy from MassMutual Life Insurance Company covering the executive makes payments to the Contingent Liability Trust during the disability period.

Upon termination due to disability, outstanding stock options granted pursuant to the Equity Incentive Plan vest and remain exercisable until the earlier of one year from the date of termination of employment due to disability or the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest upon termination of employment due to disability.

Payments Made Upon Death. Under their employment agreements, Messrs. Brouillard’s and Hull’s estates are entitled to receive the compensation due to them through the end of the month in which their death occurs. Messrs. Weston’s or Moran’s or Ms. Gervais’ estate is entitled to receive compensation due to him or her through the date of his or her death.

All benefits credited to Mr. Brouillard under the supplemental executive retirement plan are non-forfeitable and therefore payable to his beneficiary if he dies.

Under the terms of the executive supplemental retirement plan agreements, should a participant die while employed with Savings Institute or after the payments have begun, the executive’s designated beneficiary will receive the balance in the executive’s plan liability account on the date of death in a lump sum cash payment.

Pursuant to the split-dollar life insurance agreements with Messrs. Brouillard, Hull and Moran and Ms. Gervias, if an executive dies following his termination of employment, the death benefit provided under his split-dollar life insurance agreement is determined in accordance with the methodology set forth in his agreement. The death benefit will not exceed the excess of the net-at-risk amount under the policies for the inactive officer, provided, however that the death benefit provided to a beneficiary of an inactive officer will be reduced to three times the officer’s compensation (as defined in the agreement), if, as of the officer’s death, the officer had an irrevocable election to receive a lump sum distribution of his benefits (if any) payable under the executive supplemental retirement plan agreement.

Upon termination of employment due to death, outstanding stock options granted pursuant to the Equity Incentive Plan vest and remain exercisable until the earlier of one year from the date of death or the expiration date of the stock options. Restricted stock awards granted under the plan also vest upon death.

Payments Made Upon a Change in Control. Messrs. Brouillard’s and Hull’s employment agreements provide that in the event of a change in control followed by voluntary termination of employment (upon circumstances discussed in the agreement) or involuntary termination of employment for reasons other than cause, the executives receive a severance payment equal to 2.99 times the average of each executive’s five preceding taxable years’ annual compensation (“base amount”). For this calculation, annual compensation will include all taxable income plus any retirement contributions or benefits made or accrued during the period. In addition, Messrs. Brouillard and Hull will also receive the contributions they would have received under our retirement programs for a period of thirty-six months, as well as health, life, dental and disability coverage for that same time period. Section 280G of the Internal Revenue Code provides that payments related to a change in control that equal or exceed three times the “base amount” constitute “excess parachute payments.” Individuals who receive excess parachute payments are subject to a 20% excise tax on the amount that exceeds the base amount, and the employer may not deduct such amounts. The executives’ employment agreements provide that if the total value of the benefits provided and payments made to them in connection with a change in control, either under their employment agreements alone or together with other payments and benefits that they have the right to receive from SI Financial Group and Savings Institute, exceed three times their base amount (“280G Limit”), their severance payment will be reduced or revised so that the aggregate payments do not exceed their 280G Limit.

The change in control agreement provides that if, following a change in control, the officer’s employment is terminated without cause or he or she voluntarily terminates employment for good reason, he or she will be entitled to a severance payment equal to two times the average of his or her annual compensation over the five calendar years preceding the change in control, plus coverage under Savings Institute’s health and welfare plans for twenty-four months. The terms “change in control” and “good reason” are defined in the change in control agreement. The change in control agreement provides that the total value of the benefits provided and payments made may not exceed his 280G Limit and that to avoid such a result the severance payment would be reduced.

Under the terms of the executive supplemental retirement plan agreements, if a participant terminates employment in connection with a change in control (as defined in the plan), the participant will be entitled to a lump sum cash amount specified in the executive’s plan agreement payable within 30 days of the participant’s termination of employment. Payments made under the agreements upon a change in control may be categorized as parachute payments and, therefore, count towards each executive’s 280G Limit.

Under the terms of the employee stock ownership plan, upon a change in control (as defined in the plan), the plan trustee will repay in full any outstanding acquisition loan. After repayment of the acquisition loan, all remaining shares of our stock held in the loan suspense account, all other stock or securities, and any cash proceeds from the sale or other disposition of any shares of our stock held in the loan suspense account will be allocated among the accounts of all participants in the plan who were employed by us on the date immediately preceding the effective date of the change in control. The allocations of shares or cash proceeds shall be credited to each eligible participant in proportion to the opening balances in their accounts as of the first day of the valuation period in which the change in control occurred. Payments under the employee stock ownership plan are not categorized as parachute payments and, therefore, do not count towards each executive’s 280G Limit.

In addition to providing for benefits lost under the employee stock ownership plan and 401(k) Plan as a result of limitations imposed by the Internal Revenue Code, the supplemental executive retirement plan also provides supplemental benefits to participants upon a change in control (as defined in the plan) before the complete scheduled repayment of the employee stock ownership plan loan. The supplement benefit is equal to the benefit the participants would have received under the employee stock ownership plan, had the participants remained employed throughout the term of the plan’s acquisition loan, less the benefits actually provided. All benefits received under this plan count towards the participant’s 280G Limit.

In the event of a change in control of SI Financial or Savings Institute, outstanding stock options granted pursuant to the Equity Incentive Plan vest and, if the option holder is terminated other than for cause within twelve months of the change in control, will remain exercisable until the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest upon a change in control. The value of the accelerated options and restricted stock grants count towards an executive’s 280G Limit.

Potential Post-Termination Benefits Tables. The amount of compensation payable to each named executive officer upon termination for cause, termination without cause or for good reason, a change in control followed by termination of employment, disability, death and retirement is shown below. The amounts shown assume that such termination was effective as of December 31, 2009, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The amounts do not include: (1) the executive’s account balances in Savings Institute’s tax-qualified retirement plans to which each executive has a non-forfeitable interest; or (2) the value of any stock options as the exercise prices of all stock options exceeded the stock price of SI Financial Group common stock at December 31, 2009. The amounts shown relating to unvested restricted stock awards are based on the fair market value of SI Financial Group’s common stock on December 31, 2009, which was $5.25. The actual amounts to be paid out can only be determined at the time of such executive’s separation from SI Financial Group.

The following table provides the amount of compensation payable to Mr. Brouillard for each of the situations listed below.

	Payments Due Upon
	Termination For Cause	Termination Without Cause or for Good Reason (1)	Disability (2)	Death	Retirement	Change in Control with Termination of Employment
Cash wages	$—	$893,750	$1,317,083	$—	$—	$1,179,813
Health and welfare benefits (3)	—	43,445	143,498	—	—	47,394
Income attributable to executive supplemental retirement plan	—	2,231,775	1,082,666	1,082,666	1,844,922	2,200,000
Income attributable to vesting of restricted stock	—	52,500	52,500	52,500	—	52,500
Income attributable to distribution under split-dollar insurance policy	—	—	—	2,206,000	—	—
Income attributable to distribution under supplemental executive retirement plan	30,042	30,042	30,042	30,042	30,042	30,042

Total payment	$30,042	$3,251,512	$2,625,789	$3,371,208	$1,874,964	$3,509,749	(4)

(1)	“Good Reason” means the material breach of the agreement by Savings Institute or SI Financial Group, including: (1) a material change to the executive’s responsibilities or authority; (2) assignment to executive of duties of a non-executive nature or duties for which he is not reasonably equipped by his skills or experience; (3) the failure to nominate or renominate the executive to the Board of Directors of Savings Institute or SI Financial Group; (4) a reduction in salary or benefits; (5) termination or material reduction of incentive and benefits plans, programs or arrangements; (6) relocation of executive’s principal business office by more than twenty-five miles; or (7) the liquidation or dissolution of SI Financial Group or Savings Institute.
(2)	Disability payment equals the executive’s base salary as of his termination date assuming coverage is continued until executive reaches 65 years of age.
(3)	The value of coverage under Savings Institute’s life, medical, health and dental insurance programs for a period of 36 months.
(4)	The amount represents the maximum severance payments to Mr. Brouillard. To avoid incurring an “excess parachute payment” under Section 280G of the Internal Revenue Code, Mr. Brouillard’s payment would need to be reduced by $451,026. See “Potential Post-Termination Payments—Payments Made upon a Change in Control.”

The following table provides the amount of compensation payable to Mr. Hull for each of the situations listed below.

	Payments Due Upon
	Termination For Cause	Termination Without Cause or for Good Reason (1)	Disability (2)	Death	Retirement	Change in Control with Termination of Employment
Cash wages	$—	$577,500	$—	$—	$—	$741,273
Health and welfare benefits (3)	—	43,445	236,970	—	—	47,394
Income attributable to executive supplemental retirement plan	—	1,300,093	781,304	298,601	962,201	1,290,000
Income attributable to vesting of restricted stock	—	38,325	38,325	38,325	—	38,325
Income attributable to distribution under split-dollar insurance policy	—	—	—	1,617,000	—	—

Total payment	$—	$1,959,363	$1,056,599	$1,953,926	$962,201	$2,116,992	(4)

(1)

“Good Reason” means the material breach of the agreement by Savings Institute or SI Financial Group, including: (1) a material change to the executive’s responsibilities or authority; (2) assignment to executive of duties of a non-executive nature or duties for which he is not reasonably equipped by his skills or experience; (3) the failure to nominate or renominate the executive to the Board of Directors of Savings Institute or SI Financial Group; (4) a reduction in salary or benefits; (5) termination or material reduction of incentive and benefits plans, programs or arrangements;

(6) relocation of executive’s principal business office by more than twenty-five miles; or (7) the liquidation or dissolution of SI Financial Group or Savings Institute.
(2)	Disability payment equals the executive’s base salary as of his termination date assuming coverage is continued until executive reaches 65 years of age.
(3)	The value of coverage under Savings Institute’s life insurance programs for a period of 36 months.
(4)	The amount represents the maximum severance payments to Mr. Hull. To avoid incurring an “excess parachute payment” under Section 280G of the Internal Revenue Code, Mr. Hull’s payment would need to be reduced by $411,039. See “Potential Post-Termination Payments—Payments Made upon a Change in Control.”

The following table provides the amount of compensation payable to Mr. Weston for each of the situations listed below.

	Payments Due Upon
	Termination For Cause	Disability	Death	Retirement	Change in Control with Termination of Employment
Cash wages	$—	$—	$—	$—	$276,599
Health and welfare benefits (1)	—	—	—	—	25,332
Income attributable to vesting of restricted stock	—	26,250	26,250	—	26,250

Total payment	$—	$26,250	$26,250	$—	$328,181

(1)	The value of coverage under Savings Institute’s life insurance programs for a period of 24 months.

The following table provides the amount of compensation payable to Mr. Moran for each of the situations listed below.

	Payments Due Upon
	Termination For Cause	Disability	Death	Retirement	Change in Control with Termination of Employment
Cash wages	$—	$—	$—	$—	$359,222
Income attributable to executive supplemental retirement plan	—	541,503	163,510	774,910	780,000
Income attributable to vesting of restricted stock	—	25,200	25,200	—	25,200
Income attributable to distribution under split-dollar insurance policy	—	—	1,081,000	—	—

Total payment	$—	$566,703	$1,269,710	$774,910	$1,164,422

The following table provides the amount of compensation payable to Ms. Gervais for each of the situations listed below.

	Payments Due Upon
	Termination For Cause	Disability	Death	Retirement	Change in Control with Termination of Employment
Cash wages	$—	$—	$—	$—	$294,666
Health and welfare benefits	—	—	—	—	1,896
Income attributable to executive supplemental retirement plan	—	407,259	116,334	792,269	750,000
Income attributable to vesting of restricted stock	—	20,869	20,869	—	20,869
Income attributable to distribution under split-dollar insurance policy	—	—	975,000	—	—

Total payment	$—	$428,128	$1,112,203	$792,269	$1,067,431

2005 Equity Incentive Plan

The SI Financial Group 2005 Equity Incentive Plan was adopted by our Board of Directors and approved by our shareholders in May 2005. The 2005 Equity Incentive Plan authorized the granting of up to 615,623 stock options and 246,249 shares of restricted stock. The purpose of the 2005 Equity Incentive Plan is to promote SI Financial Group’s success by linking the personal interests of its employees, officers and directors to those of SI Financial Group’s shareholders, and by providing participants with an incentive for outstanding performance. The 2005 Equity Incentive Plan is further intended to provide flexibility to SI Financial Group in its ability to motivate, attract, and retain the services of employees, officers and directors upon whose judgment, interest, and special effort the successful conduct of SI Financial Group’s operation is largely dependent. The 2005 Equity Incentive Plan is administered by the Compensation Committee of SI Financial Group’s Board of Directors, which has the authority to determine the eligible directors or employees to whom awards are to be granted, the number of awards to be granted, the vesting of the awards and the conditions and limitations of the awards.

As of June 30, 2010, options for 496,750 shares were outstanding and options for 118,873 shares remained available for future awards under the plan. None of the options granted under the plan have been exercised. As of June 30, 2010, 243,649 shares of restricted stock were granted and 2,600 shares remained available for future awards under the plan.

The 2005 Equity Incentive Plan provides that in the event any merger, consolidation, share exchange or other similar corporate transaction affects the shares of SI Financial Group in such a manner that an adjustment is required to preserve the benefits available under the plan, the committee administering the plan has the authority to adjust the number of shares which may be granted, the number of shares subject to restricted stock awards or outstanding stock options, and the exercise price of any stock option grant. As a result, upon completion of the conversion and offering, outstanding shares of restricted stock and options to purchase shares of SI Financial Group common stock will be converted into and become shares of restricted stock and options to purchase shares of new SI Financial Group common stock. The number of shares of restricted stock and common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio in the conversion. The aggregate exercise price, duration and vesting schedule of these awards will not be affected.

Future Equity Incentive Plan

Following the offering, SI Financial Group plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, SI Financial Group anticipates that the plan will authorize a number of stock options equal to 7.7% of the total shares sold in the offering, and a number of shares of restricted stock equal to 3.1% of the total shares sold in the offering. Therefore, the number of shares reserved under the plan will range from 602,426 shares, assuming 5,578,125 shares are issued in the offering, to 815,046 shares, assuming 7,546,875 shares are issued in the offering.

SI Financial Group may fund the equity incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of SI Financial Group common stock. The issuance of additional shares after the offering would dilute the interests of existing shareholders. See “Pro Forma Data.”

SI Financial Group will grant all stock options at an exercise price equal to 100% of the fair market value of the stock on the date of grant. SI Financial Group will grant restricted stock awards at no cost to recipients. Restricted stock awards and stock options generally vest ratably over a five-year period (or as otherwise permitted by the Office of Thrift Supervision), but SI Financial Group may also make vesting contingent upon the satisfaction of performance goals established by the Board of Directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of SI Financial Group.

The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. We will submit the equity incentive plan to shareholders for their approval not less than six months after completion of the conversion and offering, at which time we will provide shareholders with detailed information about the plan.

Policies and Procedures for Approval of Related Persons Transactions

SI Financial Group maintains a Policy and Procedures Governing Related Persons Transactions, which is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons. Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than five percent of any outstanding class of voting securities of SI Financial Group, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•	the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year;

•	SI Financial Group is, will or may be expected to be a participant; and

•	any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

•	any compensation paid to an executive officer of SI Financial Group if the Compensation Committee of the Board of Directors approved (or recommended that the Board approve) such compensation;

•	any compensation paid to a director of SI Financial Group if the Board or an authorized committee of the board approved such compensation; and

•

any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of SI Financial Group business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to SI Financial Group’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the Audit Committee. In determining whether to approve or ratify a related person transaction, the Audit Committee will consider all relevant factors, including:

•	whether the terms of the proposed transaction are at least as favorable to SI Financial Group as those that might be achieved with an unaffiliated third party;

•	the size of the transaction and the amount of consideration payable to the related person;

•	the nature of the interest of the related person;

•	whether the transaction may involve a conflict of interest; and

•	whether the transaction involves the provision of goods and services to SI Financial Group that are available from unaffiliated third parties.

A member of the Audit Committee who has an interest in the transaction will abstain from voting on the approval of the transaction but may, if so requested by the Chair of the Committee, participate in some or all of the discussion relating to the transaction.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by SI Financial Group to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Savings Institute to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Savings Institute is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit Savings Institute to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee. All outstanding loans made by Savings Institute to its directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Savings Institute, and did not involve more than the normal risk of collectibility or present other unfavorable features.

In accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of Savings Institute’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to SI Financial Group’s Code of Ethics and Business Conduct, all executive officers and directors of SI Financial Group must disclose any existing or emerging conflicts of interest to the President and Chief Executive Officer of SI Financial Group. Such potential conflicts of interest include, but are not limited to, the following: (1) SI Financial Group conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (2) the ownership of more than 5% of the outstanding securities or 5% of total assets of any business entity that does business with or in competition with SI Financial Group.

Indemnification for Directors and Officers

SI Financial Group’s articles of incorporation provide that SI Financial Group must indemnify all directors and officers of SI Financial Group against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of SI Financial Group. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party. Except insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of SI Financial Group pursuant to its articles of incorporation or otherwise, SI Financial Group has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Stock Ownership

The following table provides information as of             , 2010 about the persons known to SI Financial Group to be the beneficial owners of more than 5% of our outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding (1)
SI Bancorp, MHC (2) 803 Main Street Willimantic, Connecticut 06226	7,286,975	61.9%

(1)	Based on 11,777,496 shares of SI Financial Group’s common stock outstanding and entitled to vote as of , 2010.
(2)	The members of the Board of Directors of SI Bancorp, MHC also constitute the Board of Directors of SI Financial Group and Savings Institute.

The following table provides information about the shares of SI Financial Group common stock that may be considered to be owned by each director and director nominee of SI Financial Group, each executive officer named in the summary compensation table and by all directors, director nominees and executive officers of SI Financial Group as a group as of             , 2010. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The number of shares beneficially owned by all directors and executive officers as a group totaled 5.3% of our common stock as of             , 2010. Each director and named executive officer owned less than 1% of our outstanding common stock as of that date, except for Mr. Brouillard who owned 1.4% of our outstanding common stock.

Name	Common Stock (1)		Options Exercisable Within 60 Days	Total
Directors
Mark D. Alliod	8,121	(2)	16,000	24,121
Rheo A. Brouillard	70,584	(3)	100,000	170,584
Roger Engle	20,548	(4)	20,000	40,548
Donna M. Evan	20,000		20,000	40,000
Michael R. Garvey	5,499		6,000	11,499
Robert O. Gillard	22,427	(5)	20,000	42,427
Henry P. Hinckley	17,000		25,000	42,000

Named Executive Officers Who Are Not Also Directors
Laurie L. Gervais	28,736		27,000	55,736
Brian J. Hull	47,174		40,000	87,174
Michael J. Moran	27,891		27,000	54,891
David T. Weston	12,655		10,000	22,655
All Directors and Executive Officers as a group (12 persons)	298,783		338,800	636,783

(1)	This column includes the following:

	Unvested Shares of Restricted Stock Held in Trust	Allocated Shares Held in ESOP Trust	Shares Held in Trust in 401(k) Plan
Mr. Alliod	—	—	—
Mr. Brouillard	—	3,817	24,187
Mr. Engle	—	—	—
Ms. Evan	—	—	—
Mr. Garvey	500	—	—
Mr. Gillard	—	—	—
Mr. Hinckley	—	—	—
Ms. Gervais	—	1,937	14,301
Mr. Hull	—	3,248	13,361
Mr. Moran	—	2,400	11,834
Mr. Weston	3,000	2,455	—

(2)	Includes 1,350 shares held by Mr. Alliod’s daughter and 1,146 shares held by the individual retirement account of Mr. Alliod’s spouse.
(3)	Includes 1,000 shares held by Mr. Brouillard’s spouse and 2,850 shares held by the individual retirement account of Mr. Brouillard’s spouse.
(4)	Includes 25 shares and 48 shares held in a custodian account for Mr. Engle’s two children, under which Mr. Engle’s spouse has voting and investment power.
(5)	Includes 4,409 shares held by the individual retirement account of Mr. Gillard’s spouse.

Subscriptions by Executive Officers and Directors

The table below sets forth, for each of our directors and named executive officers and for all of the directors and named executive officers as a group, the following information:

•

the number of shares of SI Financial Group common stock to be received in exchange for shares of new SI Financial Group common stock upon consummation of the conversion and the offering, based upon their beneficial ownership of SI Financial Group common stock as of             , 2010;

•	the proposed purchases of new SI Financial Group common stock, assuming sufficient shares are available to satisfy their subscriptions; and

•	the total amount of new SI Financial Group common stock to be held upon consummation of the conversion and the offering.

In each case, it is assumed that shares are sold and the exchange ratio is calculated at the midpoint of the offering range. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 25% of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. See “The Conversion and Offering—Limitations on Purchases of Shares.”

Name of Beneficial Owner	Number of Shares Received in Exchange for Shares of SI Financial Group (1) (2)	Proposed Purchases of Stock in the Offering (1)		Total Common Stock to be Held
		Number of Shares	Dollar Amount	Number of Shares (2)	Percentage of Total Outstanding (3)
Directors:
Mark D. Alliod	7,313	2,500	$20,000	9,813	*
Rheo A. Brouillard (4)	63,567	5,875	47,000	69,442	*
Roger Engle	18,505	100	800	18,605	*
Donna M. Evan	18,012	1,000	8,000	19,012	*
Michael R. Garvey	4,952	312	2,496	5,264	*
Robert O. Gillard	20,197	1,250	10,000	21,447	*
Henry P. Hinckley	15,310	625	5,000	15,935	*

Named Executive Officers Who Are Not Also Directors:
Laurie L. Gervais (4)	25,879	750	6,000	30,129	*
Brian J. Hull (4)	42,484	3,125	25,000	45,609	*
Michael J. Moran (4)	25,118	625	5,000	25,118	*
David T. Weston	11,397	1,250	10,000	11,397	*

All Directors and Named Executive Officers as a Group (12 persons)	269,078	18,037	$144,296	287,115	2.71%

*	Less than 1%.
(1)	Also includes proposed subscriptions, if any, by associates.
(2)	Based on information presented in “Stock Ownership.” Excludes shares that may be acquired upon the exercise of outstanding stock options.
(3)	If shares are sold and the exchange ratio is calculated at the minimum of the offering range, all directors and officers as a group would own 2.74% of the outstanding shares of new SI Financial Group common stock.
(4)	Includes an estimated 5,875, 750, 3,125 and 625 shares to be purchased by Mr. Brouillard, Ms. Gervais, Mr. Hull and Mr. Moran, respectively, through self-directed purchases within Savings Institute’s 401(k) plan. Such purchases will receive the same purchase priorities, and be subject to the same purchase limitations, as purchases made by such officers using other funds.

Regulation and Supervision

General

Savings Institute is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and by the Federal Deposit Insurance Corporation as the insurer of its deposits. Savings Institute is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation. Savings Institute must file reports with the Office of Thrift Supervision concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of Thrift Supervision to evaluate Savings Institute’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of an adequate allowance for loan losses for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on new SI Financial Group and Savings Institute and their operations. New SI Financial Group, as a savings and loan holding company, will be required to file certain reports with, is subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision.

Certain of the regulatory requirements that are or will be applicable to Savings Institute and new SI Financial Group are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Savings Institute and new SI Financial Group and is qualified in its entirety by reference to the actual statutes and regulations.

Regulatory Reform Legislation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) makes extensive changes in the regulation of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

Certain provisions of the Dodd-Frank Act are expected to have a near term impact on new SI Financial Group and Savings Institute. For example, the Office of Thrift Supervision will be eliminated. Responsibility for the supervision and regulation of federal savings banks will be transferred to the Office of the Comptroller of the Currency, which is the agency that is currently primarily responsible for the regulation and supervision of national banks. The Office of the Comptroller of the Currency will assume responsibility for implementing and enforcing many of the laws and regulations applicable to federal savings banks. The Board of Governors of the Federal Reserve System will supervise and regulate all savings and loan holding companies that were formerly regulated by the Office of Thrift Supervision, including new SI Financial Group. The transfer of regulatory functions will take place over a transition period of up to one year from the enactment date of July 21, 2010 (subject to a possible six month extension).

Additionally, the Dodd-Frank Act creates a new Consumer Financial Protection Bureau as an independent bureau of the Federal Reserve Board. The Consumer Financial Protection Bureau will assume responsibility for the implementation of the federal financial consumer protection and fair lending laws and regulations, a function currently assigned to prudential regulators, and will have authority to impose new requirements. However, institutions of less than $10 billion in assets, such as Savings Institute, will continue to be examined for compliance with consumer protection and fair lending laws and regulations by, and be subject to the enforcement authority of, their prudential regulator, although the Consumer Financial Protection Bureau will have back-up authority to examine and enforce consumer protection laws against all institutions, including institutions with less than $10 billion in assets.

Also effective one year after the date of enactment is a provision of the Dodd-Frank Act that eliminates the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest-bearing checking accounts. Depending on competitive responses, this change to existing law could have an adverse impact on Savings Institute’s interest expense. The Dodd-Frank Act also broadens the base for Federal Deposit Insurance Corporation insurance assessments. Assessments will now be based on the average consolidated total assets less tangible equity capital of a financial institution.

The Dodd-Frank Act also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2009, and non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2013.

The Dodd-Frank Act will require publicly traded companies to give shareholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and authorizes the Securities and Exchange Commission to promulgate rules that would allow shareholders to nominate their own candidates using a company’s proxy materials. On August 25, 2010, the Securities and Exchange Commission adopted such rules requiring all publicly traded companies to include nominees of significant, long-term shareholders in their proxy materials, alongside the nominees of management. Under the rules, shareholders will be eligible to have their nominees included in the proxy materials if they own at least 3% of a company’s shares continuously for at least the prior three years. The new proxy rules take effect 60 days after their publication in the Federal Register, although “smaller reporting companies,” defined as a company with $75 million or less in public float, will not have to comply with the new proxy rules for three years. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.

The Dodd-Frank Act also weakens the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws. Additionally, the Dodd-Frank Act includes a series of provisions covering mortgage loan origination standards affecting, among other things, originator compensation, minimum repayment standards and pre-payments. The Dodd-Frank Act also directs the Federal Reserve to issue rules that are expected to limit debit-card interchange fees.

Unlike bank holding companies, thrift holding companies, including new SI Financial Group, are not currently subject to consolidated capital requirements. The Dodd-Frank Act immediately authorizes the Office of Thrift Supervision and its successor regulator of thrift holding companies, the Board of Governors of the Federal Reserve, to promulgate capital requirements for all thrift holding companies, including new SI Financial Group. The Dodd-Frank Act also extends the “source of strength” doctrine to include thrift holding companies, including new SI Financial Group. The federal banking regulatory agencies are required to issue joint rules within two years of enactment of the Dodd-Frank act requiring that all bank and thrift holding companies serve as a source of strength for any depository institution subsidiary.

Five years after the date of enactment of the Dodd-Frank Act, thrift holding companies that were not subject to the authority of the Board of Governors of the Federal Reserve as of May 19, 2010, including new SI Financial Group, will be subject to the following: (1) minimum capital requirements for thrift holding companies that can be no lower than the generally applicable capital requirements that were in effect for insured depositories as of the date of enactment of the Dodd-Frank Act; (2) any trust preferred securities issued after May 19, 2010 are removed as a permitted component of a holding company’s Tier 1 capital; (3) for holding companies with $15 billion or more in consolidated assets, any trust preferred securities issued before May 19, 2010 will no longer be a permitted component of a holding company’s Tier 1 capital after a three-year phase-in period which begins January 1, 2013; and (4) for holding companies, such as new SI Financial Group, with less than $15 billion in consolidated assets, any trust preferred securities issued before May 19, 2010 may remain a component of a holding company’s Tier 1 capital. All of SI Financial Group’s trust preferred securities were issued prior to May 19, 2010. As such, these securities will not be subject to the deduction from capital pursuant to the Dodd-Frank Act; however the restrictions set forth above may restrict SI Financial Group’s ability to refinance existing trust preferred securities, as new issuances would not be included as capital.

It is difficult to predict at this time what specific impact the Dodd-Frank Act and the yet to be written implementing rules and regulations will have on community banks. However, it is expected that at a minimum they will increase new SI Financial Group and Savings Institute’s operating and compliance costs and could also increase interest expense.

Federal Banking Regulation

Business Activities. The activities of federal savings banks, such as Savings Institute, are governed by federal laws and regulations. Those laws and regulations delineate the nature and extent of the business activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Capital Requirements. The Office of Thrift Supervision’s capital regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% Tier 1 capital to total assets leverage ratio (3% for institutions that are not anticipating or experiencing significant growth and have well diversified risk; i.e., generally, the highest examination rating) and an 8% total risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and Tier 2 (supplementary) capital less certain specified deductions from total capital such as reciprocal holdings of depository institution capital instruments and equity investments) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet activities, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the capital regulation based on the risks believed inherent in the type of asset. Tier 1 (core) capital is generally defined as common shareholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. Tier 2 (supplementary) capital includes cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible debt securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available for sale equity securities with readily determinable fair market values. Overall, the amount of Tier 2 capital included as part of total capital cannot exceed 100% of Tier 1 capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular risks or circumstances. At June 30, 2010, Savings Institute met each of its capital requirements.

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings association that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings association that has a total risk-based capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings association that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings association is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company up to the lesser of 5% of the savings association’s total assets when it was deemed to be undercapitalized or the amount necessary to achieve compliance with applicable capital requirements. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. A number of discretionary supervisory actions could also be taken, including the issuance of a capital directive and the replacement of senior executive officers and directors. Significantly and critically undercapitalized institutions are subject to additional mandatory and discretionary measures.

In addition to the increase in capital requirements set forth in the Dodd-Frank Act, Federal bank regulators have the authority to impose higher capital requirements on an individual bank basis. These requirements may be greater than those set forth in the Dodd-Frank Act or that would qualify a bank as being “well capitalized” under the Federal Deposit Insurance Corporation’s prompt corrective action regulations. If SI Financial Group or Savings Institute were to become subject to higher individual capital requirements, such action may have a negative impact on their ability to execute their business plans, as well as their ability to grow, pay dividends or engage in mergers and acquisitions and may result in restrictions in their operations.

Insurance of Deposit Accounts. Savings Institute’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Under the Federal Deposit Insurance Corporation’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depends upon the category to which it is assigned. Effective April 1, 2009, assessment rates range from seven to 77.5 basis points. The Dodd-Frank Act requires the Federal Deposit Insurance Corporation to amend its procedures to base assessments on total assets less tangible equity rather than deposits. It is uncertain how quickly that will occur. No institution may pay a dividend if in default of the federal deposit insurance assessment.

The Federal Deposit Insurance Corporation imposed on all insured institutions a special emergency assessment of five basis points of total assets minus Tier 1 capital, as of June 30, 2009 (capped at ten basis points of an institution’s deposit assessment base), in order to cover losses to the Deposit Insurance Fund. That special assessment was collected on September 30, 2009. The Federal Deposit Insurance Corporation provided for similar assessments during the final two quarters of 2009, if deemed necessary. However, in lieu of further special assessments, the Federal Deposit Insurance Corporation required insured institutions to prepay estimated quarterly risk-based assessments for the fourth quarter of 2009 through the fourth quarter of 2012. The estimated assessments, which include an assumed annual assessment base increase of 5%, were recorded as a prepaid expense asset as of December 31, 2009. As of December 31, 2009, and each quarter thereafter, a charge to earnings will be recorded for each regular assessment with an offsetting credit to the prepaid asset.

Due to the recent difficult economic conditions, deposit insurance per account owner has been raised to $250,000 for all types of accounts. That coverage was made permanent by the Dodd-Frank Act. In addition, the Federal Deposit Insurance Corporation adopted an optional Temporary Liquidity Guarantee Program by which, for a fee, noninterest bearing transaction accounts would receive unlimited insurance coverage until June 30, 2010, subsequently extended to December 31, 2010, and certain senior unsecured debt issued by institutions and their holding companies between October 13, 2008 and December 31, 2009 would be guaranteed by the Federal Deposit Insurance Corporation through June 30, 2012, or in some cases, December 31, 2012. Savings Institute participates in the unlimited noninterest bearing transaction account coverage; Savings Institute and SI Financial Group opted not to participate in the unsecured debt guarantee program. The Dodd-Frank Act extended the unlimited coverage for certain noninterest bearing transactions accounts through December 31, 2012.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. That payment is established quarterly and during the four quarters ended June 30, 2010 averaged 1.04 basis points of assessable deposits.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The Federal Deposit Insurance Corporation must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the Federal Deposit Insurance Corporation.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Savings Institute. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. The management of Savings Institute does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Loans to One Borrower. Federal law provides that savings associations are generally subject to the limits on loans to one borrower applicable to national banks. Generally, subject to certain exceptions, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

Qualified Thrift Lender Test. Federal law requires savings associations to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities but also including education, credit card and small business loans) in at least 9 months out of each 12-month period.

A savings association that fails the qualified thrift lender test is subject to certain operating restrictions. The Dodd-Frank Act subjects violations of the qualified thrift lender requirements to possible enforcement action for violation of law. As of June 30, 2010, Savings Institute maintained 73.61% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Limitation on Capital Distributions. Applicable regulations impose limitations upon all capital distributions by a savings association, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice of the capital distribution if, like Savings Institute, it is a subsidiary of a holding company. If Savings Institute’s capital ever fell below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution, which is otherwise permitted by the regulation, if the Office of Thrift Supervision determines that such distribution would constitute an unsafe or unsound practice.

Standards for Safety and Soundness. The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness in various areas such as internal controls and information systems, internal audit, loan documentation and credit underwriting, interest rate exposure, asset growth and quality, earnings and compensation, fees and benefits. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings association fails to meet any standard prescribed by the guidelines, the institution may be required to submit an acceptable plan to achieve compliance with the standard.

Community Reinvestment Act. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. An institution’s failure to comply with the provisions of the Community Reinvestment Act could result in denials of applications for transactions such as mergers, acquisitions and branches. Savings Institute received an “outstanding” Community Reinvestment Act rating in its most recently completed examination. The responsibility for implementing the Community Reinvestment Act is not being transferred to the new Consumer Financial Protection Bureau but rather is remaining with the prudential regulators.

Transactions with Related Parties. Federal law limits Savings Institute’s authority to engage in transactions with “affiliates” (e.g., any entity that controls or is under common control with Savings Institute, including new SI Financial Group). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings association. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings association’s capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type specified by federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must generally be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings associations are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings association may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits loans by SI Financial Group to its executive officers and directors. However, the law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Savings Institute’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The laws limit both the individual and aggregate amount of loans that Savings Institute may make to insiders based, in part, on Savings Institute’s capital level and requires that certain board approval procedures be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are subject to additional limitations based on the type of loan involved.

Enforcement. The Office of Thrift Supervision currently has primary enforcement responsibility over savings associations and has authority to bring actions against the institution and all institution-affiliated parties, including shareholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful actions likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings association. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations. The Office of Thrift Supervision’s enforcement authority will transfer to the Office of the Comptroller of the Currency under the Dodd-Frank Act regulatory restructuring.

Assessments. Savings associations are required to pay assessments to the Office of Thrift Supervision to fund the agency’s operations. The general institution (and savings and loan holding companies) assessment, paid on a semi-annual basis, is computed based upon the savings association’s (including consolidated subsidiaries) total assets, financial condition and complexity of its business. The Office of Thrift Supervision assessments paid by SI Financial Group and Savings Institute for the six months ended June 30, 2010 and for the year ended December 31, 2009 totaled $117,000 and $223,000, respectively. The Office of the Comptroller of the Currency similarly assesses its regulated institutions to fund its operations.

Federal Home Loan Bank System. Savings Institute is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Savings Institute, as a member of the Federal Home Loan Bank of Boston, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. Savings Institute was in compliance with this requirement with an investment in Federal Home Loan Bank stock at June 30, 2010 of $8.4 million.

The Federal Home Loan Banks have been required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. Such requirements, and general financial condition, affect the amount of dividends that the Federal Home Loan Banks pay to their members and the rate of interest that the Federal Home Loan Banks impose on advances to their members. Indeed, primarily due to financial conditions, the Federal Home Loan Bank of Boston has not paid a dividend since 2008.

Federal Reserve System. The Federal Reserve Board regulations require savings associations to maintain noninterest earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (NOW) and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $55.2 million; a 10% reserve ratio is applied above $55.2 million. The first $10.7 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The amounts are adjusted annually. Savings Institute complies with the foregoing requirements.

Other Regulations

Savings Institute’s operations are also subject to federal laws applicable to credit transactions, such as, but not limited to, the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

The operations of Savings Institute also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

Holding Company Regulation

General. New SI Financial Group will register with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision, reporting requirements and regulations. In addition, the Office of Thrift Supervision will have enforcement authority over new SI Financial Group and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to Savings Institute. As a savings and loan holding company, new SI Financial Group will be able to engage only in activities permitted to a financial holding company and those permitted for a multiple savings and loan holding company, which includes non-banking activities that have been determined to be permissible for bank holding companies.

As part of the Dodd-Frank Act regulatory restructuring, the Office of Thrift Supervision’s authority over savings and loan holding companies will be transferred to the Federal Reserve Board, which is the agency that regulates and supervises bank holding companies.

A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings association or savings and loan holding company, without prior regulatory approval, and from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings associations, factors considered include, among other things, the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive effects.

No acquisition may be approved that would result in a multiple savings and loan holding company controlling savings associations in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings association in another state if the laws of the state of the target savings association specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Savings and loan holding companies are not currently subject to specific regulatory capital requirements. The Dodd-Frank Act, however, requires the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. There is a five year transition period before the capital requirements will apply to savings and loan holding companies.

Savings Institute must notify the Office of Thrift Supervision thirty (30) days before declaring any dividend. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

On July 21, 2010, President Obama signed the Dodd-Frank Act, which is legislation that restructures the regulation of depository institutions. In addition to eliminating the Office of Thrift Supervision and creating the Consumer Financial Protection Bureau, the Dodd-Frank Act, among other things, requires changes in the way that institutions are assessed for deposit insurance, mandates the imposition of consolidated capital requirements on savings and loan holding companies, requires that originators of securitized loans retain a percentage of the risk for the transferred loans, reduces the federal preemption afforded to federal savings associations and contains a number of reforms related to mortgage origination. Many of the provisions of the Dodd-Frank Act require the issuance of regulations before their impact on operations can be assessed by management. However, there is a significant possibility that the Dodd-Frank Act will, at a minimum, result in increased regulatory burden and increase compliance costs for Savings Institute and new SI Financial Group.

Federal Securities Laws

SI Financial Group common stock is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. As a result, SI Financial Group files quarterly and annual reports with the Securities and Exchange Commission and is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act. Upon completion of the conversion and offering, new SI Financial Group common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act. As a result, new SI Financial Group will be required to file quarterly and annual reports with the Securities and Exchange Commission and will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act.

Federal and State Taxation

Federal Income Taxation

General. SI Financial Group reports its income on a calendar year basis using the accrual method of accounting. The federal income tax laws apply to SI Financial Group in the same manner as to other corporations with some exceptions, including particularly Savings Institute’s reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to SI Financial Group and its subsidiaries. SI Financial Group’s federal income tax returns have been either audited or closed under the statute of limitations through tax year 2006. SI Financial Group’s maximum federal income tax rate was 34.0% for 2009.

Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts for institutions with assets in excess of $500.0 million and the percentage of taxable income method for all institutions for tax years beginning after 1995 and required savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. However, those tax-based bad debt reserves accumulated prior to 1988 (“Base Year Reserves”) were not required to be recaptured unless the institution failed certain tests. Approximately $3.7 million of Savings Institute’s accumulated tax-based bad debt reserves would not be recaptured into taxable income unless it makes a “non-dividend distribution” to SI Financial Group as described below.

Distributions. If Savings Institute makes “non-dividend distributions” to SI Financial Group, the distributions will be considered to have been made from Savings Institute’s unrecaptured tax-based bad debt reserves, including the balance of its Base Year Reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Savings Institute’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Savings Institute’s taxable income. Non-dividend distributions include distributions in excess of Savings Institute’s current and accumulated earnings and profits as calculated for federal income tax purposes, distributions in redemption of stock and distributions in partial or complete liquidation. Dividends paid out of Savings Institute’s current or accumulated earnings and profits will not be so included in Savings Institute’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Savings Institute makes a non-dividend distribution to SI Financial Group, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Savings Institute does not intend to pay non-dividend distributions that would result in a recapture of any portion of its bad debt reserves.

State Income Taxation

SI Financial Group and its subsidiaries are subject to the Connecticut corporation business tax. SI Financial Group and its subsidiaries are eligible to file a combined Connecticut income tax return and pay the regular corporation business tax. The Connecticut corporation business tax is based on the federal taxable income before net operating loss and special deductions of SI Financial Group and its subsidiaries and makes certain modifications to federal taxable income to arrive at Connecticut taxable income. Connecticut taxable income is multiplied by the state tax rate (7.5% for fiscal years 2010 and 2009) to arrive at Connecticut income tax.

In May 1998, the State of Connecticut enacted legislation permitting the formation of passive investment company subsidiaries by financial institutions. This legislation exempts qualifying passive investment companies from the Connecticut corporation business tax and excludes dividends paid from a passive investment company from the taxable income of the parent financial institution. Savings Institute’s formation of a passive investment company in January 1999 substantially eliminates the state income tax expense of SI Financial Group and its subsidiaries under current law. See “Business—Subsidiary Activities—SI Mortgage Company” for a discussion of Savings Institute’s passive investment company.

The Conversion and Offering

This conversion is being conducted pursuant to a plan of conversion approved by the boards of directors of SI Bancorp, MHC, SI Financial Group and Savings Institute. The Office of Thrift Supervision has conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by such agency.

General

On September 9, 2010, the boards of directors of SI Bancorp, MHC, SI Financial Group and Savings Institute adopted the plan of conversion. The second-step conversion that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. Under the plan of conversion, Savings Institute will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of new SI Financial Group, a newly formed Maryland corporation. Current shareholders of SI Financial Group, other than SI Bancorp, MHC, will receive shares of new SI Financial Group common stock in exchange for their shares of SI Financial Group common stock. Following the conversion and offering, SI Financial Group and SI Bancorp, MHC will no longer exist.

The conversion to a stock holding company structure also includes the offering by new SI Financial Group of its common stock to eligible depositors of Savings Institute in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The amount of capital being raised in the offering is based on an independent appraisal of new SI Financial Group. Most of the terms of the offering are required by the regulations of the Office of Thrift Supervision.

Consummation of the conversion and offering requires the approval of the Office of Thrift Supervision. In addition, pursuant to Office of Thrift Supervision regulations, consummation of the conversion and offering and the contribution to the charitable foundation are each conditioned upon approval by (1) at least a majority of the votes eligible to be cast by depositors of Savings Institute, (2) the holders of at least two-thirds of the outstanding shares of SI Financial Group common stock and (3) the holders of at least a majority of the outstanding shares of common stock of SI Financial Group, excluding shares held by SI Bancorp, MHC.

The Office of Thrift Supervision approved our plan of conversion, subject to, among other things, approval of the plan of conversion by SI Bancorp, MHC’s members (depositors of Savings Institute) and SI Financial Group’s shareholders. Meetings of SI Bancorp, MHC’s members and SI Financial Group’s shareholders have been called for this purpose on [Date 3], 2010.

Funds received before completion of the subscription and community offerings will be maintained in a segregated account at Savings Institute. If we fail to receive the necessary shareholder or member approval, or if we cancel the conversion and offering for any reason, orders for common stock already submitted will be cancelled, subscribers’ funds will be returned promptly, with interest calculated at Savings Institute’s passbook savings rate, and all deposit account withdrawal holds will be cancelled. We will not make any deduction from the returned funds for the costs of the offering.

The following is a brief summary of the pertinent aspects of the conversion and offering. A copy of the plan of conversion is available from SI Financial Group upon request and is available for inspection at each banking office of Savings Institute and at the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the registration statement, of which this prospectus forms a part, that new SI Financial Group has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Conversion and Offering

After considering the advantages and disadvantages of the conversion and offering, the boards of directors of SI Bancorp, MHC, SI Financial Group and Savings Institute approved the conversion and offering as being in the best interests of SI Financial Group and Savings Institute and their respective shareholders and customers. The Board of Directors concluded that the conversion and offering provide a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the conversion and offering.

The conversion and offering will result in the raising of additional capital that will support Savings Institute’s future lending and operational growth and may also support the acquisition of other financial institutions or financial service companies or their assets. Although Savings Institute is categorized as “well-capitalized” and does not require additional capital, the Board of Directors has determined that opportunities for continued growth make pursuing the conversion and offering at this time desirable.

We expect that the larger number of shares that will be in the hands of public investors after completion of the conversion and offering will result in a more liquid and active market than currently exists for SI Financial Group common stock. A more liquid and active market would make it easier for investors to buy and sell our common stock.

After completion of the conversion and offering, the unissued common and preferred stock authorized by new SI Financial Group’s articles of incorporation will permit us to raise additional capital through further sales of securities. Although SI Financial Group currently has the ability to raise additional capital through the sale of additional shares of SI Financial Group common stock, that ability is limited by the mutual holding company structure, which, among other things, requires that SI Bancorp, MHC hold a majority of the outstanding shares of SI Financial Group common stock.

As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer our common stock as consideration in a merger or acquisition because we cannot now issue stock in an amount that would cause SI Bancorp, MHC to own less than a majority of the outstanding shares of SI Financial Group. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two.

If SI Financial Group had undertaken a conversion in to fully public stock form 2004 rather than a minority stock offering, applicable regulations would have required a greater amount of SI Financial Group common stock to be sold than the amount that was sold in the minority offering. If a standard conversion had been conducted in 2004, management of SI Financial Group believed that it would have been difficult to prudently invest the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the minority offering. In addition, a conversion to stock form in 2004 would have immediately eliminated all aspects of the mutual form of organization.

The disadvantage of the conversion and offering considered by the Board of Directors is that operating in the stock holding company form of organization could subject Savings Institute to contests for corporate control. The Board of Directors determined that the advantages of the conversion and offering outweighed this disadvantage.

Description of the Conversion

New SI Financial Group has been incorporated under Maryland law as a first-tier wholly owned subsidiary of SI Financial Group. To effect the conversion, the following will occur:

•	SI Bancorp, MHC will convert to stock form and simultaneously merge with and into SI Financial Group, with SI Financial Group as the surviving entity; and

•	SI Financial Group will merge with and into new SI Financial Group, with new SI Financial Group as the surviving entity.

As a result of the series of mergers described above, Savings Institute will become a wholly owned subsidiary of new SI Financial Group and the outstanding shares of SI Financial Group common stock held by persons other than SI Bancorp, MHC (i.e., “public shareholders”) will be converted into a number of shares of new SI Financial Group common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of new SI Financial Group common stock to be outstanding upon the completion of the conversion and offering (i.e., the common stock issued in the offering plus the shares issued in exchange for shares of SI Financial Group common stock) as the percentage of SI Financial Group common stock owned by them in the aggregate immediately before consummation of the conversion and offering before giving effect to (1) the payment of cash in lieu of issuing fractional exchange shares and (2) any shares of common stock purchased by public shareholders in the offering.

Share Exchange Ratio for Current Shareholders

Office of Thrift Supervision regulations provide that in a conversion from mutual holding company to stock holding company form, the public shareholders will be entitled to exchange their shares for common stock of the stock holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Under the plan of conversion, each publicly held share of SI Financial Group common stock will, on the effective date of the conversion and offering, be converted automatically into and become the right to receive a number of new shares of new SI Financial Group common stock. The number of new shares of common stock will be determined pursuant to an exchange ratio that ensures that the public shareholders of SI Financial Group common stock will own approximately the same percentage of common stock in new SI Financial Group after the conversion and offering as they held in SI Financial Group immediately before the conversion and offering, before giving effect to (1) the payment of cash in lieu of fractional shares and (2) their purchase of shares in the offering. At                     , 2010, there were 11,777,496 shares of SI Financial Group common stock outstanding, of which 4,490,521 were held by persons other than SI Bancorp, MHC. The exchange ratio is not dependent on the market value of SI Financial Group common stock. It will be calculated based on the percentage of SI Financial Group common stock held by the public, the appraisal of SI Financial Group prepared by RP Financial and the number of shares sold in the offering.

The following table shows how the exchange ratio will adjust, based on the number of shares sold in the offering. The table also shows how many shares an owner of 100 shares of SI Financial Group common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold In the Offering		Shares to be Exchanged for Existing Shares of SI Financial Group		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Equivalent Per Share Value (1)	Equivalent Pro Forma Book Value Per Exchanged Share (2)	Shares to be Received for 100 Existing Shares (3)
	Amount	Percent	Amount	Percent
Minimum	5,578,125	61.9%	3,437,460	38.1%	9,015,585	0.7655	$6.12	$9.41	76
Midpoint	6,562,500	61.9%	4,044,071	38.1%	10,606,571	0.9006	7.20	9.99	90
Maximum	7,546,875	61.9%	4,650,682	38.1%	12,197,557	1.0357	8.29	10.58	103
Maximum, as adjusted	8,678,906	61.9%	5,348,284	38.1%	14,027,190	1.1910	9.53	11.24	119

(1)	Represents the value of shares of new SI Financial Group common stock received in the conversion by a holder of one share of SI Financial Group common stock at the exchange ratio, assuming a market price of $8.00 per share.
(2)	Represents the pro forma tangible shareholders’ equity per share at each level of the offering range multiplied by the respective exchange ratio.
(3)	Cash will be paid instead of issuing any fractional shares.

Outstanding options to purchase shares of SI Financial Group common stock will be converted into and become options to purchase new SI Financial Group common stock. The number of shares of common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected. At June 30, 2010, there were 496,750 outstanding options to purchase SI Financial Group common stock, of which 414,150 were exercisable.

How We Determined the Offering Range and the $8.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an appraisal by an independent person experienced and expert in corporate appraisal. We have retained RP Financial, which is experienced in the evaluation and appraisal of business entities, to prepare the appraisal. RP Financial will receive fees totaling $90,000 for its appraisal report, plus $10,000 for each appraisal update (of which there will be at least one more) and reasonable out-of-pocket expenses. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering. RP Financial has not received any other compensation from us in the past two years.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules.

In addition to this information, RP Financial reviewed our conversion application as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded, fully converted financial institution holding companies that RP Financial deemed comparable to us;

•	the specific terms of the offering of our common stock;

•	the pro forma impact of the additional capital raised in the offering;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

RP Financial’s independent valuation also utilized certain assumptions as to the pro forma earnings of new SI Financial Group after the offering. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds, and expenses related to the stock-based benefit plans of new SI Financial Group, including the employee stock ownership plan and the new equity incentive plan. The employee stock ownership plan and new equity incentive plan are assumed to purchase 6.0% and 3.1%, respectively, of the shares of new SI Financial Group common stock sold in the offering. The new equity incentive plan is assumed to grant options to purchase the equivalent of 7.7% of the shares of new SI Financial Group common stock sold in the offering. See “Pro Forma Data“ for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent appraisal also reflects the cash contribution to SI Financial Group Foundation. The cash contribution to the charitable foundation will not have a material effect on our estimated pro forma market value.

Consistent with Office of Thrift Supervision appraisal guidelines, RP Financial applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us, subject to valuation adjustments applied by RP Financial to account for differences between SI Financial Group and the peer group.

The price-to-earnings approach is generally the best indicator of long-term value for a stock and, as a result, RP Financial gave it the most significant weight among the three valuation approaches. The price-to-book value approach also serves as a valuable benchmark in the valuation of thrift stocks, particularly in the context of a conversion offering, as the earnings approach is limited by the assumptions it requires regarding the use of the proceeds. The price-to-assets approach is generally a less reliable indicator of market value and thus given less weight by RP Financial. This approach is also given less weight by investors. Also, this approach as set forth in the regulatory guidelines does not take into account the amount of stock purchases that are funded by deposit withdrawals, thus understating the price-to-assets ratio on a pro forma basis.

In applying each of the valuation methods, RP Financial considered adjustments to our pro forma market value based on a comparison of SI Financial Group with the peer group. RP Financial made slight downward adjustments for profitability, growth and viability of earnings and for marketing of the issue and made a slight upward adjustment for financial condition. No adjustments were made for asset growth, primary market area, dividends, trading liquidity, regulatory matters or management.

The peer group is comprised of publicly traded thrifts all selected based on asset size, market area and operating strategy. In preparing its appraisal, RP Financial placed emphasis on the price-to-earnings and the price-to-book approaches and placed lesser emphasis on the price-to-assets approaches in estimating pro forma market value. The peer group consisted of ten publicly traded, fully converted, financial institution holding companies based in the northeastern region of the United States. The peer group included companies with:

•	average assets of $1.1 billion;

•	average nonperforming assets of 1.1% of total assets;

•	average loans of 64.6% of total assets;

•	average tangible equity of 10.4% of total assets; and

•	average core income of 0.54% of average assets.

The appraisal peer group consists of the companies listed below. Total assets are as of June 30, 2010.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets
			(In millions)
Beacon Federal Bancorp, Inc. (BFED)	NASDAQ	East Syracuse, NY	$1,072
Central Bancorp, Inc. (CEBK)	NASDAQ	Somerville, MA	527
ESB Financial Corporation (ESBF)	NASDAQ	Ellwood City, PA	1,948
ESSA Bancorp, Inc. (ESSA)	NASDAQ	Stroudsburg, PA	1,067
Harleysville Savings Financial Corporation (HARL)	NASDAQ	Harleysville, PA	867
Hingham Institution for Savings (HIFS)	NASDAQ	Hingham, MA	972
New Hampshire Thrift Bancshares, Inc. (NHTB)	NASDAQ	Newport, NH	993
TF Financial Corporation (THRD)	NASDAQ	Newton, PA	721
United Financial Bancorp, Inc. (UBNK)	NASDAQ	West Springfield, MA	1,545
Westfield Financial, Inc. (WFD)	NASDAQ	Westfield, MA	1,235

RP Financial prepared a valuation dated August 26, 2010. RP Financial has advised us that the estimated pro forma market value, or valuation range, of our common stock, including shares sold in the offering and exchange shares, ranged from a minimum of $72.1 million to a maximum of $97.6 million, with a midpoint of $84.9 million. The aggregate offering price of the shares of common stock will be equal to the valuation range multiplied by the 61.9% ownership interest that SI Bancorp, MHC has in SI Financial Group. The number of shares offered will be equal to the aggregate offering price divided by the price per share. Based on the valuation range, the percentage of SI Financial Group common stock owned by SI Bancorp, MHC and the $8.00 price per share, the minimum of the offering range is 5,578,125 shares, the midpoint of the offering range is 6,562,500 shares, the maximum of the offering range is 7,546,875 shares and 15% above the maximum of the offering range is 8,678,906 shares. RP Financial will update its independent valuation before we complete our offering.

The following table presents a summary of selected pricing ratios for the peer group companies and for all publicly traded thrifts and the resulting pricing ratios for new SI Financial Group reflecting the pro forma impact of the offering, as calculated by RP Financial in its appraisal report of August 26, 2010. Compared to the median pricing ratios of the peer group, SI Financial Group’s pro forma pricing ratios at the maximum of the offering range indicated a discount of 14.8% on a price-to-book value basis and a discount of 21.9% on a price-to-tangible book value basis.

	Price to Earnings Multiple		Price to Core Earnings Multiple		Price to Book Value Ratio	Price to Tangible Book Value Ratio
New SI Financial Group (pro forma) (1):
Minimum	32.80	x	36.07	x	60.93%	63.14%
Midpoint	38.54		42.37		67.74	70.05
Maximum	44.26		48.65		73.87	76.26
Maximum, as adjusted	50.81		55.85		80.16	82.64
Pricing ratios of peer group companies as of August 26, 2010 (2):
Average	15.21	x	15.83	x	85.14%	93.10%
Median	12.02		11.48		86.74	97.68
All fully-converted, publicly traded thrifts as of August 26, 2010 (2):
Average	18.32	x	17.69	x	69.82%	77.62%
Median	15.19		16.20		67.16	73.61

(1)	Based on SI Financial Group financial data as of and for the twelve months ended June 30, 2010.
(2)	Based on earnings for the twelve months ended June 30, 2010 and book value and tangible book value as of June 30, 2010.

Our Board of Directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our Board of Directors has decided to offer the shares for a price of $8.00 per share. The purchase price of $8.00 per share was determined by us, taking into account, among other factors, the market price of our stock before adoption of the plan of conversion, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Our Board of Directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 0.7655 to a maximum of 1.0357 shares of new SI Financial Group common stock for each current share of SI Financial Group common stock, with a midpoint of 1.0357. Based upon this exchange ratio, we expect to issue between 3,437,460 and 4,650,682 shares of new SI Financial Group common stock to the holders of SI Financial Group common stock outstanding immediately before the completion of the conversion and offering.

Our Board of Directors considered the appraisal when recommending that shareholders and depositors approve the plan of conversion. However, our Board of Directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon expiration of the offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 8,678,906 without any further notice to you.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, a new offering range may be set, in which case all funds would be promptly returned and held funds authorized for withdrawal from deposit accounts will be released and all subscribers would be given the opportunity to place a new order. If the offering is terminated, all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released. If RP Financial establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

1.	Persons with deposits in Savings Institute with aggregate balances of $50 or more (“qualifying deposits”) as of the close of business on June 30, 2009 (“eligible account holders”).

2.	Our employee stock ownership plan.

3.	Persons with qualifying deposits in Savings Institute as of the close of business on September 30, 2010 who are not eligible account holders, excluding our officers, directors and their associates (“supplemental eligible account holders”).

4.	Depositors of Savings Institute as of the close of business on [RECORD DATE], 2010, who are not eligible or supplemental eligible account holders.

Unlike our employee stock ownership plan, the Savings Institute 401(k) Plan has not been granted priority subscription rights. Accordingly, a 401(k) plan participant who elects to purchase shares in the offering through self-directed purchases within the 401(k) plan will receive the same subscription priority, and be subject to the same purchase limitations, as if the participant had elected to purchase shares using funds outside the 401(k) plan.

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion. See “—Limitations on Purchases of Shares.” All persons on a joint deposit account will be counted as a single subscriber to determine the maximum amount that may be subscribed for by an individual in the offering.

Priority 1: Eligible Account Holders. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,“ each eligible account holder has the right to subscribe for up to the greater of:

•	$500,000 of common stock (which equals 62,500 shares); or

•	one-tenth of 1% of the total offering of common stock; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $            .

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of SI Financial Group or Savings Institute or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to their increased deposits in Savings Institute in the one year period preceding June 30, 2009.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at June 30, 2009. Failure to list an account, or providing incomplete or incorrect information, could result in the loss of all or part of a subscriber’s stock allocation in the event of an oversubscription.

Priority 2: Tax-Qualified Employee Benefit Plans. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,“ our tax-qualified employee benefit plans (other than our 401(k) plan) have the right to purchase up to 10% of the shares of common stock issued in the offering. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 6.0% of the shares sold in the offering. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. If we increase the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to the amount of its subscription. If the plan’s subscription is not filled in its entirety due to oversubscription or by choice, the employee stock ownership plan may purchase shares after the offering in the open market or directly from us, with the approval of the Office of Thrift Supervision.

Priority 3: Supplemental Eligible Account Holders. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,“ each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$500,000 of common stock (which equals 62,500 shares); or

•	one-tenth of 1% of the total offering of common stock; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $             million.

If eligible account holders and the employee stock ownership plan subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at September 30, 2010. Failure to list an account, or providing incomplete or incorrect information, could result in the loss of all or part of a subscriber’s stock allocation in the event of an oversubscription.

Priority 4: Other Members. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares” each other member has the right to purchase up to the greater of $500,000 of common stock (which equals 62,500 shares) or one-tenth of 1% of the total offering of common stock. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members whose subscriptions remain unfilled in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at [RECORD DATE], 2010. Failure to list an account or providing incomplete or incorrect information could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of conversion, will terminate at 2:00 p.m., Eastern time, on [Date 1], 2010. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

If the sale of the common stock is not completed by [Date 2], 2010 and regulatory approval of an extension has not been granted, all funds received will be returned promptly, with interest calculated at Savings Institute’s passbook savings rate and without deduction of any fees, and all withdrawal authorizations will be cancelled. If we receive approval of the Office of Thrift Supervision to extend the time for completing the offering, we will notify all subscribers of the duration of the extension, and subscribers will have the right to confirm, change or cancel their orders. If we do not receive a response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly, with interest and withdrawal authorizations will be cancelled. No single extension can exceed 90 days. The offering must be completed no later than 24 months after SI Bancorp, MHC’s members approve the plan of conversion.

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable or unduly burdensome for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. When registering your stock purchase on the order form, you should not add the name(s) of persons who have no subscription rights or who qualify in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. If you exercise your subscription rights, you will be required to acknowledge on the order form that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or a subscriber’s shares of common stock before the completion of the offering.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. Illegal transfers of subscription rights, including agreements made before completion of the offering to transfer shares after the offering, have been subject to enforcement actions by the Securities and Exchange Commission as violations of Rule 10b-5 of the Securities Exchange Act of 1934.

We intend to report to the Office of Thrift Supervision and the Securities and Exchange Commission anyone who we believe sells or gives away their subscription rights. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may, in our discretion, offer shares to the general public in a community offering. In the community offering, preference will be given first to natural persons and trusts of natural persons who are residents of Hartford, Middlesex, New London, Tolland and Windham Counties, Connecticut (“community residents”), second to shareholders of SI Financial Group as of                     , 2010 and finally to members of the general public.

We will consider a person to be a resident of a particular county if he or she occupies a dwelling in the county, has the intent to remain for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence together with an indication that such presence is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to make a determination as to a person’s resident status. In all cases, the determination of residence status will be made by us in our sole discretion.

Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” purchasers in the community offering are eligible to purchase up to $500,000 of common stock (which equals 62,500 shares). If shares are available for community residents in the community offering but there are insufficient shares to satisfy all of their orders, the available shares will be allocated first to each community resident whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining community residents whose orders remain unsatisfied on an equal number of shares per order basis until all available shares have been allocated. If, after filling the orders of community residents in the community offering, shares are available for shareholders of SI Financial Group in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for community residents. The same allocation method would apply if oversubscription occurred among the general public.

Expiration Date for the Community Offering. We expect that the community offering, if held, will terminate at the same time as the subscription offering, although it may continue without notice to you until [Date 2], 2010, or longer if the Office of Thrift Supervision approves a later date. No single extension may exceed 90 days. If we receive regulatory approval for an extension beyond [Date 2], 2010, all subscribers will be notified of the duration of the extension, and will have the right to confirm, change or cancel their orders. If we do not receive a response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned, with interest.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering

The plan of conversion provides that shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering. Stifel, Nicolaus & Company, Incorporated is acting as sole book-running manager for the syndicated community offering. In such capacity, Stifel, Nicolaus & Company, Incorporated may form a syndicate of other brokers-dealers who are Financial Industry Regulatory Authority member firms. Neither Stifel, Nicolaus & Company, Incorporated, nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Stifel, Nicolaus & Company, Incorporated has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until before the commencement of any syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision.

The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Common stock sold in the syndicated community offering will be sold at the $8.00 per share purchase price. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” purchasers in the syndicated community offering are eligible to purchase up to $500,000 of common stock (which equals 62,500 shares). We may begin the syndicated community offering at any time following the commencement of the subscription offering.

The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Under these rules, Stifel, Nicolaus & Company, Incorporated or the other broker-dealers participating in the syndicated community offering generally will accept payment for shares of common stock to be purchased in the syndicated community offering through a “sweep” arrangement under which a customer’s brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer wishes to purchase in the syndicated community offering on the settlement date. Customers who authorize participating broker-dealers to debit their brokerage accounts are required to have the funds for the payment in their accounts on, but not before, the settlement date. No funds will be debited from brokerage accounts until the settlement date, which will only occur if the minimum of the offering range is met, at which time the funds will be promptly paid to SI Financial Group. Customers who do not wish to authorize participating broker-dealers to debit their brokerage accounts will not be permitted to purchase shares of common stock in the syndicated community offering. Customers without brokerage accounts will not be able to participate in the syndicated community offering. Institutional investors will pay Stifel Nicolaus & Company, Incorporated, in its capacity as sole book-running manager, for shares purchased in the syndicated community offering on the settlement date through the services of the Depository Trust Company on a delivery versus payment basis. The closing of the syndicated community offering is subject to conditions set forth in an agency agreement among SI Financial Group, SI Bancorp, MHC and Savings Institute, on one hand, and Stifel, Nicolaus & Company, Incorporated, on the other hand. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering less fees and commissions payable by us, will be delivered promptly to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly after the closing, without interest. If the offering is not consummated, funds in the account will be returned promptly, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated community offering, order forms will not be used.

Limitations on Purchases of Shares

In addition to the purchase limitations described above under “—Subscription Offering and Subscription Rights,” “—Community Offering“ and “—Syndicated Community Offering,” the plan of conversion provides for the following purchase limitations:

•	The minimum purchase is 25 shares.

•

No individual (or individuals exercising subscription rights through a single qualifying account held jointly) may purchase more than $500,000 of common stock (which equals 62,500 shares), subject to increase as described below.

•

Except for our employee stock ownership plan, no individual, together with any associates, and no group of persons acting in concert, may purchase in all categories of the stock offering combined, more than $1,000,000 of common stock (which equals 125,000 shares), subject to increase as described below.

•	Our directors and executive officers, together with their associates, may purchase in the aggregate up to 25% of the common stock sold in the offering.

•

The maximum number of shares of new SI Financial Group common stock that may be subscribed for in all categories of the stock offering combined, by any person, together with associates of, or persons acting in concert with, such person, when combined with any shares of new SI Financial Group common stock to be received by them in exchange for shares of SI Financial Group common stock, may not exceed 5.0% of the total shares of new SI Financial Group common stock outstanding upon completion of the conversion and offering. However, existing shareholders of SI Financial Group will not be required to sell any shares of SI Financial Group common stock or be limited from receiving any shares of new SI Financial Group common stock in exchange for their shares of SI Financial Group common stock or have to divest themselves of any shares of new SI Financial Group common stock received in exchange for their shares of SI Financial Group common stock as a result of this limitation.

We may, in our sole discretion, increase the individual and/or aggregate purchase limitations to up to 5% of the shares of common stock sold in the offering. If we decide to increase the purchase limitations, persons who subscribed in the subscription offering for the maximum number of shares of common stock and indicated on their stock order forms an interest in being resolicited, will be permitted to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. In the event of such a resolicitation, we have the right, in our sole discretion, to require subscribers to supply immediately available funds for the purchase of additional shares. Such persons will be prohibited from paying with a personal check, but we may allow payment by wire transfer.

If we increase the maximum purchase limitations to 5% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitations to 9.99%, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of common stock sold in the offering.

The plan of conversion defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons reside at the same address or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their board membership.

The plan of conversion defines “associate,” with respect to a particular person, to mean:

•

a corporation or organization other than SI Bancorp, MHC, SI Financial Group or Savings Institute or a majority-owned subsidiary of SI Bancorp, MHC, SI Financial Group or Savings Institute of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

•

any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of SI Bancorp, MHC, SI Financial Group or Savings Institute or any of their subsidiaries.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Marketing Arrangements

To assist in the marketing of our common stock, we have retained Stifel, Nicolaus & Company, Incorporated, which is a broker-dealer registered with the Financial Industry Regulatory Authority. Stifel, Nicolaus & Company, Incorporated will assist us on a best efforts basis in the offering by:

(1)	acting as our financial advisor for the conversion and offering;

(2)	providing administrative services and managing the Stock Information Center;

(3)	educating our employees regarding the offering;

(4)	targeting our sales efforts, including assisting in the preparation of marketing materials; and

(5)	soliciting orders for common stock.

For these services, Stifel, Nicolaus & Company, Incorporated will receive an advisory and administrative fee of $50,000 and 1% of the dollar amount of all shares of common stock sold in the subscription and community offering. No sales fee will be payable to Stifel, Nicolaus & Company, Incorporated with respect to shares purchased by officers, directors and employees or their immediate families, shares purchased by our tax-qualified and non-qualified employee benefit plans, and shares that will be issued in the exchange for existing shares of SI Financial Group common stock. In the event that Stifel, Nicolaus & Company, Incorporated sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Stifel, Nicolaus & Company, Incorporated) shall not exceed 5.50% in the aggregate. Stifel, Nicolaus & Company, Incorporated also will be reimbursed for allocable expenses in an amount not to exceed $25,000 for the subscription offering and community offering and $45,000 for the syndicated offering, and for attorney’s fees in an amount not to exceed $100,000 (excluding the reasonable out-of-pocket expenses of counsel).

If we are required to resolicit subscribers for shares of our common stock in the subscription and community offerings, Stifel, Nicolaus & Company, Incorporated will be required to provide significant additional services in connection with the resolicitation (including repeating the services described above), and we may pay Stifel, Nicolaus & Company, Incorporated an additional fee for those services that will not exceed $50,000. Under such circumstances, with our consent, Stifel, Nicolaus & Company, Incorporated may be reimbursed for additional reimbursable attorney’s fees not to exceed $20,000, provided that the aggregate of all reimbursable expenses and legal fees shall not exceed $200,000.

We will indemnify Stifel, Nicolaus & Company, Incorporated against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Savings Institute may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. No sales activity will be conducted in a Savings Institute banking office. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Stifel, Nicolaus & Company, Incorporated. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

In addition, we have engaged Stifel, Nicolaus & Company, Incorporated to act as our records management agent in connection with the conversion and offering. In its role as records management agent, Stifel, Nicolaus & Company, Incorporated will coordinate with our data processing contacts and interface with the Stock Information Center to provide the records processing and the proxy and stock order services, including but not limited to: (1) consolidating deposit accounts and vote calculation; (2) preparing information for order forms and proxy cards; (3) interfacing with our financial printer; (4) recording stock order information; and (5) tabulating proxy votes. For these services, Stifel, Nicolaus & Company, Incorporated will receive a fee of $35,000 (additional fees in an amount not to exceed $5,000 may be negotiated in the event significant work is required due to unexpected circumstances), and we will have made an advance payment of $10,000 with respect to this fee. We will also reimburse Stifel, Nicolaus & Company, Incorporated for its reasonable out-of-pocket expenses associated with its acting as information agent in an amount not to exceed $5,000.

Lock-up Agreements

We and our directors and executive officers have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares of our common stock or options, warrants or other securities exercisable, convertible or exchangeable for our common stock during the period commencing with the filing of the registration statement for the offering and conversion and ending 90 days after completion of the offering and conversion without the prior written consent of Stifel, Nicolaus & Company, Incorporated. In addition, except for securities issued pursuant to existing employee benefit plans in accordance with past practices or securities issued in connection with a merger or acquisition by us, we have agreed not to issue, offer to sell or sell any shares of our common stock or options, warrants or other securities exercisable, convertible or exchangeable for our common stock without the prior written consent of Stifel, Nicolaus & Company, Incorporated for a period of 90 days after completion of the offering and conversion.

Prospectus Delivery

To ensure that each subscriber in the subscription and community offerings receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date. We are not obligated to deliver a prospectus or order form by means other than U.S. mail. Execution of an order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In the syndicated community offering, a prospectus in electronic format may be made available on the Internet sites or through other online services maintained by Stifel, Nicolaus & Company, Incorporated or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Stifel, Nicolaus & Company, Incorporated or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Order Forms. To purchase shares of common stock in the subscription offering or community offering, you must submit a properly completed original stock order form and remit full payment. We are not required to accept stock orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) prior to 2:00 p.m. Eastern time, on [Date 1], 2010. We are not required to accept stock order forms that are not received by that time, are unsigned, executed defectively or are received without submitting full payment or without appropriate deposit account withdrawal instructions. We are not required to notify purchasers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms, but we do not represent that we will do so.

You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to our Stock Information Center at the indicated address on the order form. Stock order forms may only be hand-delivered to Savings Institute’s main office, located at 803 Main Street, Willimantic, Connecticut. Stock order forms will not be accepted at our other Savings Institute offices and should not be mailed to Savings Institute. Once tendered, a stock order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, by signing the stock order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares.

By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Savings Institute or any federal or state government, and that you received a copy of this prospectus. However, signing the stock order form will not cause you to waive your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the stock order forms will be final.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made only by:

•	Personal check, bank check or money order made payable directly to “SI Financial Group, Inc.”; or

•	Authorization of withdrawal from the types of Savings Institute deposit accounts provided for on the stock order form.

You may not remit Savings Institute line of credit checks, and we will not accept wire transfers or third-party checks, including those payable to you and endorsed over to SI Financial Group, Inc. Please do not remit cash. You may not designate on your stock order form a direct withdrawal from a Savings Institute retirement account. See “—Using Retirement Account Funds to Purchase Shares” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from Savings Institute deposit accounts with check-writing privileges. Instead, a check should be provided. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s).

Appropriate means for designating withdrawals from deposit accounts at Savings Institute are provided on the order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the applicable contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock during the offering; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be cancelled at the time of withdrawal without penalty and the remaining balance will earn interest calculated at the current passbook savings rate subsequent to the withdrawal.

If payment is made by personal check, funds must be available in the account. Payments made by check or money order will be immediately cashed and placed in a segregated account at Savings Institute and will earn interest calculated at Savings Institute’s passbook savings rate from the date payment is processed until the offering is completed, at which time a subscriber will be issued a check for interest earned.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by [Date 2], 2010, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Regulations prohibit Savings Institute from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

The employee stock ownership plan will not be required to pay for shares at the time it subscribes, but rather may pay for shares upon the completion of the offering; provided that there is in force, from the time of its subscription until the completion of the offering, a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before the completion of the offering. This payment may be made by wire transfer.

Using Retirement Account Funds To Purchase Shares. A depositor interested in using funds in his or her individual retirement account, or IRA, or any other retirement account at Savings Institute to purchase common stock must do so through a self-directed retirement account. Since we do not offer those accounts, before placing a stock order, a depositor must make a transfer of funds from Savings Institute to a trustee (or custodian) offering a self-directed retirement account program (such as a brokerage firm). There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s retirement funds. An annual administrative fee may be payable to the new trustee. Subscribers interested in using funds in a retirement account held at Savings Institute or elsewhere to purchase common stock should contact the Stock Information Center for assistance, preferably at least two weeks before the [Date 1], 2010 offering expiration date, because processing such transactions takes additional time. Whether or not you may use retirement funds for the purchase of shares in the offering depends on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Termination of Offering. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest calculated at Savings Institute’s passbook savings rate from the date of receipt.

Effects of Conversion on Deposits and Borrowers

General. Each depositor in Savings Institute currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of SI Bancorp, MHC based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that SI Bancorp, MHC is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of SI Bancorp, MHC after other claims are paid. Any depositor who opens a deposit account at Savings Institute obtains a pro rata ownership interest in the net worth of SI Bancorp, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of SI Bancorp, MHC, which is lost to the extent that the balance in the account is reduced. When a mutual holding company converts to stock holding company form, depositors lose all rights to the net worth of the mutual holding company, except the right to claim a pro rata share of funds representing the liquidation account established by each of new SI Financial Group and Savings Institute in connection with the conversion.

Continuity. While the conversion and offering are being accomplished, the normal business of Savings Institute will continue without interruption, including being regulated by the Office of Thrift Supervision. After the conversion and offering, Savings Institute will continue to provide services for depositors and borrowers under its current policies by its present management and staff.

The directors of Savings Institute at the time of conversion will serve as directors of Savings Institute after the conversion and offering. The Board of Directors of new SI Financial Group is composed of the individuals who serve on the Board of Directors of SI Financial Group. All officers of Savings Institute at the time of conversion will retain their positions after the conversion and offering.

Deposit Accounts and Loans. The conversion and offering will not affect any deposit accounts or borrower relationships with Savings Institute. All deposit accounts in Savings Institute after the conversion and offering will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the conversion and offering. The conversion and offering will not change the interest rate or the maturity of deposits at Savings Institute.

After the conversion and offering, all loans of Savings Institute will retain the same status that they had before the conversion and offering. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion and offering.

Effect on Liquidation Rights. If SI Bancorp, MHC were to liquidate, all claims of SI Bancorp, MHC’s creditors would be paid first. Thereafter, if there were any assets remaining, members of SI Bancorp, MHC would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Savings Institute immediately before liquidation. In the unlikely event that Savings Institute were to liquidate after the conversion and offering, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “—Liquidation Rights“ below), with any assets remaining thereafter distributed to new SI Financial Group as the holder of Savings Institute’s capital stock.

Liquidation Rights

Liquidation Prior to the Conversion. In the unlikely event of a complete liquidation of SI Bancorp, MHC or SI Financial Group prior to the conversion, all claims of creditors of SI Financial Group, including those of depositors of Savings Institute (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of SI Financial Group remaining, these assets would be distributed to shareholders, including SI Bancorp, MHC. Then, if there were any assets of SI Bancorp, MHC remaining, members of SI Bancorp, MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Savings Institute immediately prior to liquidation.

Liquidation Following the Conversion. In the unlikely event that new SI Financial Group and Savings Institute were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” maintained by SI Financial Group pursuant to the plan of conversion to certain depositors, with any assets remaining thereafter distributed to SI Financial Group as the holder of Savings Institute capital stock. The plan of conversion also provides that new SI Financial Group shall cause the establishment of a bank liquidation account. The establishment and maintenance of a second liquidation account by Savings Institute is designed to support the liquidation account established by new SI Financial Group if new SI Financial Group does not have sufficient assets to fund its obligations under its liquidation account. There are no differences in the provisions of the two liquidation accounts to be established and maintained.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by new SI Financial Group for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to SI Bancorp, MHC’s ownership interest in the retained earnings of SI Financial Group as of the date of its latest balance sheet contained in this prospectus. The plan of conversion also provides that new SI Financial Group shall cause Savings Institute to establish a bank liquidation account.

The liquidation account established by new SI Financial Group is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of new SI Financial Group and Savings Institute or of Savings Institute. Specifically, in the unlikely event that new SI Financial Group and Savings Institute were to completely liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of June 30, 2009 and September 30, 2010 of the liquidation account maintained by new SI Financial Group. In a liquidation of both entities, or of Savings Institute, when new SI Financial Group has insufficient assets to fund the distribution due to eligible account holders and Savings Institute has positive net worth, Savings Institute will pay amounts necessary to fund new SI Financial Group’s remaining obligations under the liquidation account. The plan of conversion also provides that if new SI Financial Group is sold or liquidated apart from a sale or liquidation of Savings Institute, then the rights of eligible account holders in the liquidation account maintained by new SI Financial Group will be surrendered and treated as a liquidation account in Savings Institute. Depositors will have an equivalent interest in Savings Institute liquidation account and Savings Institute liquidation account will have the same rights and terms as the liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Office of Thrift Supervision, new SI Financial Group will eliminate or transfer the liquidation account and the interests in such account to Savings Institute and the liquidation account shall thereupon become the liquidation account of Savings Institute and not be subject in any manner or amount to new SI Financial Group’s creditors.

Also, under the rules and regulations of the Office of Thrift Supervision, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which new SI Financial Group or Savings Institute is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Each eligible account holder and supplemental eligible account holder would have an initial interest in each of the liquidation accounts maintained by new SI Financial Group and Savings Institute for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Savings Institute on June 30, 2009 or September 30, 2010, as applicable. Each eligible account holder and supplemental eligible account holder would have a pro rata interest in the total liquidation accounts maintained by new SI Financial Group and Savings Institute for each such deposit account, based on the proportion that the balance of each such deposit account on June 30, 2009 or September 30, 2010 bears to the balance of all deposit accounts in Savings Institute on such date.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on June 30, 2009 or September 30, 2010 or any other annual closing date, then the interest in the liquidation accounts maintained by new SI Financial Group and Savings Institute relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation accounts maintained by new SI Financial Group and Savings Institute would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of eligible account holders and supplemental eligible account holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to new SI Financial Group as the sole shareholder of Savings Institute.

Delivery of Stock Certificates in the Subscription and Community Offerings

A certificate representing the common stock purchased in the subscription and community offerings will be mailed by first-class mail by our transfer agent to the registration address designated by the subscriber on the stock order form as soon as practicable following completion of the conversion and offering. Our transfer agent will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or will otherwise dispose of the certificate in accordance with applicable law. Until certificates for common stock are available and delivered to purchasers, purchasers may not be able to sell their shares, even though trading of the common stock will have commenced. Your ability to sell the shares of common stock before your receipt of the stock certificate will depend on arrangements you may make with your brokerage firm. If you are currently a shareholder of SI Financial Group, see “—Share Exchange Ratio for Current Shareholders.”

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our Stock Information Center. The toll-free telephone number is (            )             -            . The Stock Information Center is open Monday through Friday, from 10:00 a.m. to 4:00 p.m., Eastern time. The Stock Information Center will be closed weekends and bank holidays.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, for a period of one year from the date of the completion of the offering we may not repurchase any of our common stock from any person, except (1) in an offer made to all shareholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the conversion and offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. If any options previously granted under the 2005 Equity Incentive Plan are exercised during the first year following the conversion and offering, they will be funded with newly issued shares, as the Office of Thrift Supervision does not view pre-existing stock options as an extraordinary circumstance or compelling business purpose for a stock repurchase in the first year after conversion. Based on the foregoing restrictions, we anticipate that we will not repurchase any shares of our common stock in the year following completion of the conversion and offering.

Restrictions on Transfer of Shares Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the offering, except upon the death of the shareholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the offering will be free of this restriction. Shares of common stock issued to directors and executive officers and their associates will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their accounts with Savings Institute as account holders. While this aspect of the offering makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.

Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of conversion, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Accounting Treatment

The conversion will be accounted for as a change in legal organization and form and not a business combination. Accordingly, the carrying amount of the assets and liabilities of Savings Institute will remain unchanged from their historical cost basis.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of conversion and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers. Completion of the conversion and offering is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Connecticut tax laws, that no gain or loss will be recognized by Savings Institute, SI Financial Group or SI Bancorp, MHC as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Savings Institute, SI Financial Group, SI Bancorp, MHC, new SI Financial Group, persons receiving subscription rights and shareholders of SI Financial Group.

Kilpatrick Stockton LLP has issued an opinion to SI Financial Group, SI Bancorp, MHC and new SI Financial Group that, for federal income tax purposes:

1. The merger of SI Bancorp, MHC with and into SI Financial Group (the mutual holding company merger) will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. (Section 368(a)(l)(A) of the Internal Revenue Code.)

2. SI Bancorp, MHC will not recognize any gain or loss on the transfer of its assets to the SI Financial Group and SI Financial Group’s assumption of its liabilities, if any, in constructive exchange for a liquidation interest in SI Financial Group or on the constructive distribution of such liquidation interest to SI Bancorp, MHC’s members who remain depositors of Savings Institute. (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code.)

3. No gain or loss will be recognized by SI Financial Group upon the receipt of the assets of SI Bancorp, MHC in the mutual holding company merger in exchange for the constructive transfer to the members of SI Bancorp, MHC of a liquidation interest in SI Financial Group. (Section 1032(a) of the Internal Revenue Code.)

4. Persons who have an interest in SI Bancorp, MHC will recognize no gain or loss upon the constructive receipt of a liquidation interest in SI Financial Group in exchange for their voting and liquidation rights in SI Bancorp, MHC. (Section 354(a) of the Internal Revenue Code.)

5. The basis of the assets of SI Bancorp, MHC (other than stock in SI Financial Group) to be received by SI Financial Group will be the same as the basis of such assets in the hands of SI Bancorp, MHC immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code.)

6. The holding period of the assets of SI Bancorp, MHC in the hands of SI Financial Group will include the holding period of those assets in the hands of SI Bancorp, MHC. (Section 1223(2) of the Internal Revenue Code.)

7. The merger of SI Financial Group with and into new SI Financial Group (the holding company merger) will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. (Section 368(a)(1)(F) of the Internal Revenue Code.)

8. SI Financial Group will not recognize any gain or loss on the transfer of its assets to new SI Financial Group and new SI Financial Group’s assumption of its liabilities in exchange for shares of common stock in new SI Financial Group or on the constructive distribution of such stock to shareholders of SI Financial Group other than SI Bancorp, MHC and the liquidation accounts to the eligible account holders and supplemental eligible account holders. (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code.)

9. No gain or loss will be recognized by new SI Financial Group upon the receipt of the assets of SI Financial Group in the holding company merger. (Section 1032(a) of the Internal Revenue Code.)

10. The basis of the assets of SI Financial Group (other than stock in Savings Institute) to be received by new SI Financial Group will be the same as the basis of such assets in the hands of SI Financial Group immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code.)

11. The holding period of the assets of SI Financial Group (other than stock in Savings Institute) to be received by new SI Financial Group will include the holding period of those assets in the hands of SI Financial Group immediately prior to the transfer. (Section 1223(2) of the Internal Revenue Code.)

12. SI Financial Group shareholders will not recognize any gain or loss upon their exchange of SI Financial Group common stock for new SI Financial Group common stock. (Section 354 of the Internal Revenue Code.)

13. Eligible account holders and supplemental eligible account holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in SI Financial Group for the liquidation accounts in new SI Financial Group. (Section 354 of the Internal Revenue Code.)

14. The payment of cash to shareholders of SI Financial Group in lieu of fractional shares of new SI Financial Group common stock will be treated as though the fractional shares were distributed as part of the holding company merger and then redeemed by new SI Financial Group. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Internal Revenue Code, with the result that such shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.)

15. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase SI Financial Group common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders, supplemental eligible account Holders and other voting members upon distribution to them of nontransferable subscription rights to purchase shares of SI Financial Group common stock. (Section 356(a) of the Internal Revenue Code.) Eligible account holders, supplemental eligible account holders and other voting members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights. (Rev. Rul. 56-572, 1956-2 C.B. 182.)

16. It is more likely than not that the fair market value of the benefit provided by Savings Institute liquidation account supporting the payment of the liquidation account in the event new SI Financial Group lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders and supplemental eligible account holders upon the constructive distribution to them of such rights in Savings Institute liquidation account as of the effective date of the holding company merger. (Section 356(a) of the Internal Revenue Code.)

17. It is more likely than not that the basis of common stock purchased in the offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Internal Revenue Code.)

18. Each shareholder’s holding period in his or her new SI Financial Group common stock received in the exchange will include the period during which the common stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the shareholder on the date of the exchange. (Section 1223(1) of the Internal Revenue Code.)

19. The holding period of the common stock purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Internal Revenue Code.)

20. No gain or loss will be recognized by new SI Financial Group on the receipt of money in exchange for common stock sold in the offering. (Section 1032 of the Internal Revenue Code.)

The statements set forth in paragraph (15) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

The statements set forth in paragraph (16) above are based on the position that the benefit provided by Savings Institute liquidation account supporting the payment of the liquidation account if new SI Financial Group lacks sufficient net assets has a fair market value of zero. According to our counsel: (1) there is no history of any holder of a liquidation account receiving any payment attributable to a liquidation account; (2) the interests in the liquidation account and bank liquidation account are not transferable; (3) the amounts due under the liquidation account with respect to each eligible account holder and supplemental eligible account holder will be reduced as their deposits in Savings Institute are reduced as described in the plan of conversion; and (4) Savings Institute liquidation account payment obligation arises only if new SI Financial Group lacks sufficient net assets to fund the liquidation account. If such bank liquidation account rights are subsequently found to have an economic value, income may be recognized by each eligible account holder and supplemental eligible account holder in the amount of such fair market value as of the effective date of the holding company merger.

The statements set forth in paragraphs (9) and (10) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

The statements set forth in paragraph (11) above are based on the position that the benefit provided by the liquidation account in Savings Institute supporting the payment of the liquidation account in new SI Financial Group if new Savings Institute lacks sufficient new assets has a market value of zero. Whether this benefit has a fair market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether these benefits have a fair market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that such a benefit has a market value.

Wolf & Company, P.C. has issued an opinion to us to the effect that, more likely than not, the income tax consequences under Connecticut law of the conversion are not materially different than for federal tax purposes.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The opinions of Kilpatrick Stockton LLP and Wolf & Company, P.C. are filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Interpretation, Amendment and Termination

All interpretations of the plan of conversion by our Board of Directors will be final, subject to the authority of the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable by the Board of Directors, the plan of conversion may be substantively amended by a majority vote of the Board of Directors as a result of comments from regulatory authorities or otherwise, at any time before the submission of proxy materials to the members of SI Bancorp, MHC and shareholders of SI Financial Group. Amendment of the plan of conversion thereafter requires a majority vote of the Board of Directors, with the concurrence of the Office of Thrift Supervision. The plan of conversion may be terminated by a majority vote of the Board of Directors at any time before the earlier of the date of the special meeting of shareholders and the date of the special meeting of members of SI Bancorp, MHC, and may be terminated by the Board of Directors at any time thereafter with the concurrence of the Office of Thrift Supervision. The plan of conversion will terminate if the conversion and offering are not completed within 24 months from the date on which the members of SI Bancorp, MHC approved the plan of conversion, and may not be extended by us or the Office of Thrift Supervision.

SI Financial Group Foundation

General

In furtherance of our commitment to our local community, the plan of conversion provides that we will fund our existing foundation, SI Financial Group Foundation, a nonstock Delaware corporation, with cash in connection with the stock offering. By further enhancing our visibility and reputation in our local community, we believe that SI Financial Group Foundation will continue to enhance the long-term value of our community banking franchise. The stock offering presents us with an opportunity to provide additional liquidity to the foundation.

Purpose of the Charitable Foundation

In connection with the conversion, SI Financial Group intends to contribute to SI Financial Group Foundation up to $500,000 in cash. Other than shares issued in the exchange, we will not issue any shares of new SI Financial Group common stock to SI Financial Group Foundation in connection with the conversion and offering. SI Financial Group Foundation currently holds no other cash or other assets other than 214,653 shares of SI Financial Group common stock, which will be converted into SI Financial Group shares of SI Financial Group common stock based on the exchange ratio at the midpoint of the offering range. SI Financial Group Foundation is dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that SI Financial Group Foundation will continue to enable us to assist the communities within our market area in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act. SI Financial Group Foundation will continue to accomplish that goal by providing for continued ties between it and us, thereby forming a partnership within the communities in which we operate.

Structure of the Charitable Foundation

SI Financial Group Foundation is incorporated under Delaware law as a nonstock corporation. The Certificate of Incorporation of SI Financial Group Foundation provides that SI Financial Group Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Certificate of Incorporation further provides that no part of the net earnings of SI Financial Group Foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

SI Financial Group Foundation’s Board of Directors consists of five of our current officers, two of our current directors, one of our former directors and one individual who is not affiliated with us. Office of Thrift Supervision regulations require that one of our directors not be one of our officers, directors or employees and has experience with local charitable organizations and grant making and our unaffiliated director satisfied these requirements. While there are no plans to change the size of the Board of Directors during the year following the completion of the conversion, following the first anniversary of the conversion, SI Financial Group Foundation may alter the size and composition of its Board of Directors. For five years after the conversion, one seat on SI Financial Group Foundation’s Board of Directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our or any of our affiliate’s officers, directors or employees, and one seat on SI Financial Group Foundation’s Board of Directors will be reserved for one of our directors.

The Board of Directors of SI Financial Group Foundation is responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of SI Financial Group Foundation are bound by their fiduciary duty to advance SI Financial Group Foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which SI Financial Group Foundation was established. The directors of SI Financial Group Foundation also are responsible for directing the activities of SI Financial Group Foundation, including the management and voting of our common stock held by SI Financial Group Foundation. However, as required by Office of Thrift Supervision regulations, all shares of common stock held by SI Financial Group Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by our shareholders.

SI Financial Group Foundation’s place of business is located at our administrative offices. The Board of Directors of SI Financial Group Foundation appoints such officers and employees as may be necessary to manage its operations. To the extent applicable, we comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervisions regulations governing transactions between us and SI Financial Group Foundation.

SI Financial Group Foundation will receive working capital from the cash contribution and:

1.	any dividends that may be paid on our common stock in the future;

2.	within the limits of applicable federal and state laws, loans collateralized by the common stock; or

3.	the proceeds of the sale of any of the common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, SI Financial Group Foundation is required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by us is that the amount of common stock that may be sold by SI Financial Group Foundation in any one year shall not exceed 5% of the average market value of the assets held by SI Financial Group Foundation, except where the Board of Directors of SI Financial Group Foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

SI Financial Group Foundation qualifies as a Section 501(c)(3) exempt organization under the Internal Revenue Code and is classified as a private foundation. We are authorized under federal law to make charitable contributions. We believe that the stock offering presents an opportunity to provide additional liquidity to our existing charitable foundation.

We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five year period following the contribution to SI Financial Group Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period. However, we do not have any assurance that we will have sufficient earnings to be able to use the deduction in full. Any decisions to make additional contributions to SI Financial Group Foundation would be based on an assessment of, among other factors, our financial condition at that time, the interests of our shareholders and depositors, and the financial condition and operations of SI Financial Group Foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. SI Financial Group Foundation is required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. SI Financial Group Foundation is required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and SI Financial Group Foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Conditions Imposed on the Charitable Foundation

Office of Thrift Supervision regulations impose the following conditions on SI Financial Group Foundation:

1.	the Office of Thrift Supervision can examine SI Financial Group Foundation;

2.	SI Financial Group Foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

3.	SI Financial Group Foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that SI Financial Group Foundation submits to the Internal Revenue Service;

4.	SI Financial Group Foundation must operate according to written policies adopted by its Board of Directors, including a conflict of interest policy;

5.	SI Financial Group Foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

6.	SI Financial Group Foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by our shareholders.

Comparison of Shareholders’ Rights

As a result of the conversion, current holders of SI Financial Group common stock will become shareholders of new SI Financial Group. There are certain differences in shareholder rights arising from distinctions between the federal stock charter and bylaws of SI Financial Group and the articles of incorporation and bylaws of new SI Financial Group and from distinctions between laws with respect to federally chartered savings and loan holding companies and Maryland law.

In some instances, the rights of shareholders of new SI Financial Group will be less than the rights shareholders of SI Financial Group currently have. The decrease in shareholder rights under the Maryland articles of incorporation and bylaws are not mandated by Maryland law but have been chosen by management as being in the best interest of new SI Financial Group. In some instances, the differences in shareholder rights may increase management rights. In other instances, the provisions in new SI Financial Group’s articles of incorporation and bylaws described below may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the Board of Directors or management, or the appointment of new directors, more difficult. We believe that the provisions described below are prudent and will enhance our ability to remain an independent financial institution and reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors. These provisions also will assist us in the orderly deployment of the conversion proceeds into productive assets and allow us to implement our business plan during the initial period after the conversion. We believe these provisions are in the best interests of new SI Financial Group and its shareholders.

The following discussion is not intended to be a complete statement of the differences affecting the rights of shareholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the articles of incorporation and bylaws of new SI Financial Group and Maryland law.

Authorized Capital Stock. The authorized capital stock of the current SI Financial Group consists of 75,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. The authorized capital stock of the new SI Financial Group will consist of 35,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share.

SI Financial Group’s charter and new SI Financial Group’s articles of incorporation both authorize the Board of Directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. Although neither Board of Directors has any intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt.

Issuance of Capital Stock. Currently, pursuant to applicable laws and regulations, SI Bancorp, MHC is required to own not less than a majority of the outstanding common stock of SI Financial Group. There will be no such restriction applicable to new SI Financial Group following consummation of the conversion, as SI Bancorp, MHC will cease to exist.

New SI Financial Group’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to the directors, officers or controlling persons of new SI Financial Group, whereas SI Financial Group’s federal stock charter provides that no shares may be issued to directors, officers or controlling persons other than as part of a general public offering, or to directors for purposes of qualifying for service as directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. Thus, new SI Financial Group could adopt stock-related compensation plans such as stock option plans without shareholder approval and shares of the capital stock of new SI Financial Group could be issued directly to directors or officers without shareholder approval. The rules of The Nasdaq Stock Market, however, generally require listed companies, like new SI Financial Group will be, to obtain shareholder approval of most stock-related compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances to qualify such plans for favorable treatment under current federal income tax laws and regulations. We plan to submit the stock compensation plan discussed in this prospectus to shareholders for their approval.

Neither the federal stock charter and bylaws of SI Financial Group nor the articles of incorporation and bylaws of new SI Financial Group provide for preemptive rights to shareholders in connection with the issuance of capital stock.

Voting Rights. Neither the federal stock charter of SI Financial Group nor the articles of incorporation of new SI Financial Group permits cumulative voting in the election of directors. Cumulative voting entitles you to a number of votes equaling the number of shares you hold multiplied by the number of directors to be elected. Cumulative voting allows you to cast all your votes for a single nominee or apportion your votes among any two or more nominees. For example, when three directors are to be elected, cumulative voting allows a holder of 100 shares to cast 300 votes for a single nominee, apportion 100 votes for each nominee, or apportion 300 votes in any other manner.

Payment of Dividends. The ability of Savings Institute to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by tax considerations related to savings associations. Savings Institute will continue to be subject to these restrictions after the conversion, and such restrictions will indirectly affect new SI Financial Group because dividends from Savings Institute will be a primary source of funds for the payment of dividends to the shareholders of new SI Financial Group.

Maryland law generally provides that, unless otherwise restricted in a corporation’s articles of incorporation, a corporation’s Board of Directors may authorize and a corporation may pay dividends to shareholders. However, a distribution may not be made if, after giving effect thereto, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than its total liabilities.

Board of Directors. The bylaws of SI Financial Group and the articles of incorporation of new SI Financial Group each require the Board of Directors to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Under both the bylaws of SI Financial Group and the bylaws of new SI Financial Group, any vacancy occurring in the Board of Directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present. Any director of SI Financial Group so chosen shall hold office until the next annual meting of shareholders, and any director of new SI Financial Group so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified.

The bylaws of both SI Financial Group and new SI Financial Group provide that to be eligible to serve on the Board of Directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

Under the bylaws of SI Financial Group, directors may be removed only for cause by the vote of the holders of a majority of the shares of stock entitled to vote at a meeting of shareholders called for such purpose. The bylaws of new SI Financial Group impose the same limitation.

Limitations on Liability. The articles of incorporation of new SI Financial Group provides that, to the fullest extent permitted under Maryland law, the directors and officers of new SI Financial Group shall have no personal liability to new SI Financial Group or its shareholders for money damages except (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (3) to the extent otherwise provided by the Maryland General Corporation Law.

Currently, federal law does not permit federally chartered savings and loan holding companies like SI Financial Group to limit the personal liability of directors in the manner provided by Maryland law and the laws of many other states.

Indemnification of Directors, Officers, Employees and Agents. Federal regulations provide that SI Financial Group must indemnify its directors, officers and employees for any costs incurred in connection with any action involving any such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor.

In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of SI Financial Group or its shareholders. SI Financial Group also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, SI Financial Group is required to notify the Office of Thrift Supervision of its intention and such payment cannot be made if the Office of Thrift Supervision objects thereto.

The articles of incorporation of new SI Financial Group provides that it will indemnify its directors and officers, whether serving it or at its request any other entity, to the fullest extent required or permitted under Maryland law. Such indemnification includes the advancement of expenses. The articles of incorporation of new SI Financial Group also provides that new SI Financial Group will indemnify its employees and agents and any director, officer, employee or agent of any other entity to such extent as shall be authorized by the Board of Directors and be permitted by law.

Special Meetings of Shareholders. The bylaws of SI Financial Group provide that special meetings of the shareholders of SI Financial Group may be called by the Chairman, President, a majority of the Board of Directors or the holders of not less than one-tenth of the outstanding capital stock of SI Financial Group entitled to vote at the meeting. The bylaws of new SI Financial Group provide that special meetings of shareholders may be called by the Chairman, the President or by two-thirds of the total number of directors. In addition, Maryland law provides that a special meeting of shareholders may be called by the Secretary upon written request of the holders of a majority of all the shares entitled to vote at a meeting.

Shareholder Nominations and Proposals. The bylaws of SI Financial Group provide an advance notice procedure for shareholders to nominate directors or bring other business before an annual or special meeting of shareholders of SI Financial Group. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the SI Financial Group’s Board of Directors or by a shareholder who has given appropriate notice to SI Financial Group before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given SI Financial Group appropriate notice of its intention to bring that business before the meeting. SI Financial Group’s secretary must receive notice of the nomination or proposal at least 30 days before the date of the annual meeting; provided, however, that if less than 40 days’ notice of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

New SI Financial Group’s bylaws establish a similar advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders of new SI Financial Group. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the new SI Financial Group’s Board of Directors or by a shareholder who has given appropriate notice to new SI Financial Group before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given new SI Financial Group appropriate notice of its intention to bring that business before the meeting. New SI Financial Group’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide certain information to new SI Financial Group concerning the nature of the new business, the shareholder, the shareholder’s ownership in the new SI Financial Group and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide new SI Financial Group with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives new SI Financial Group’s Board of Directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the Board of Directors, to inform shareholders and make recommendations about those matters.

Shareholder Action Without a Meeting. Under Maryland law, action may be taken by shareholders of new SI Financial Group without a meeting if all shareholders entitled to vote on the action give written consent to taking such action without a meeting. Similarly, the bylaws of SI Financial Group provide that action may be taken by shareholders without a meeting if all shareholders entitled to vote on the matter consent to the taking of such action without a meeting.

Shareholder’s Right to Examine Books and Records. A federal regulation, which is currently applicable to SI Financial Group, provides that shareholders holding of record at least $100,000 of stock or at least 1% of the total outstanding voting shares may inspect and make extracts from specified books and records of a federally chartered savings and loan association after proper written notice for a proper purpose.

Under Maryland law, a shareholder who has been a shareholder of record for at least six months or who holds, or is authorized in writing by holders of, at least 5% of the outstanding shares of any class or series of stock of a corporation has the right, for any proper purpose and upon at least 20 days’ written notice, to inspect in person or by agent, the corporation’s books of account and its stock ledger. In addition, under Maryland law, any shareholder or his agent, upon at least seven days’ written notice, may inspect and copy during usual business hours, the corporation’s bylaws, minutes of the proceedings of shareholders’ annual statements of affairs and voting trust agreements.

Limitations on Voting Rights. The articles of incorporation of new SI Financial Group provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of new SI Financial Group or any subsidiary or a trustee of a plan.

In addition, Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of new SI Financial Group’s equity securities without the prior written approval of the Office of Thrift Supervision. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

The charter of SI Financial Group provides that, for a period of five years from the effective date of SI Financial Group’s minority stock offering (that is, through September 30, 2009) no person, other than SI Bancorp, MHC, shall directly or indirectly offer to acquire or acquire more than 10% of the then-outstanding shares of common stock. The foregoing restriction does not apply to:

•	the purchase of shares by underwriters in connection with a public offering; or

•	the purchase of shares by any employee benefit plans of SI Financial Group or any subsidiary.

Mergers, Consolidations and Sales of Assets. Federal regulations currently require the approval of two-thirds of the Board of Directors of SI Financial Group and the holders of two-thirds of the outstanding stock of SI Financial Group entitled to vote thereon for mergers, consolidations and sales of all or substantially all of its assets. Such regulation permits SI Financial Group to merge with another corporation without obtaining the approval of its shareholders if:

•	it does not involve an interim savings institution;

•	the charter of SI Financial Group is not changed;

•

each share of SI Financial Group stock outstanding immediately before the effective date of the transaction is to be an identical outstanding share or a treasury share of SI Financial Group after such effective date; and

•

either: (a) no shares of voting stock of SI Financial Group and no securities convertible into such stock are to be issued or delivered under the plan of combination or (b) the authorized unissued shares or the treasury shares of voting stock of SI Financial Group to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of SI Financial Group outstanding immediately before the effective date of the transaction.

Under Maryland law, a merger or consolidation of new SI Financial Group requires approval of two-thirds of all votes entitled to be cast by shareholders, except that no approval by shareholders is required for a merger if:

•	the plan of merger does not make an amendment of the articles of incorporation that would be required to be approved by the shareholders;

•

each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•

the number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase by more than 20% the total number of voting shares outstanding immediately before the merger. The articles of incorporation of new SI Financial Group reduce the vote required for a merger or consolidation to a majority of the total shares outstanding.

In addition, under certain circumstances the approval of the shareholders shall not be required to authorize a merger with or into a 90% owned subsidiary of new SI Financial Group.

Under Maryland law, a sale of all or substantially all of new SI Financial Group’s assets other than in the ordinary course of business, or a voluntary dissolution of new SI Financial Group, requires the approval of its Board of Directors and the affirmative vote of two-thirds of the votes entitled to be cast on the matter.

Business Combinations with Interested Shareholders. Under Maryland law, “business combinations” between new SI Financial Group and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (1) any person who beneficially owns 10% or more of the voting power of new SI Financial Group’s voting stock after the date on which new SI Financial Group had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of new SI Financial Group at any time after the date on which new SI Financial Group had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of new SI Financial Group A person is not an interested shareholder under the statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between new SI Financial Group and an interested shareholder generally must be recommended by the Board of Directors of new SI Financial Group and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of new SI Financial Group and (2) two-thirds of the votes entitled to be cast by holders of voting stock of new SI Financial Group other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if new SI Financial Group’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Neither the charter or bylaws of SI Financial Group nor the federal laws and regulations applicable to SI Financial Group contain a provision that restricts business combinations between SI Financial Group and any interested shareholder in the manner set forth above.

Dissenters’ Rights of Appraisal. A federal regulation that is applicable to SI Financial Group generally provides that a shareholder of a federally chartered savings and loan association that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. This regulation also provides, however, that the shareholders of a federally chartered savings and loan association that is listed on a national securities exchange are not entitled to dissenters’ rights in connection with a merger if the shareholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation which at the effective date of the merger will be listed on a national securities exchange or any combination of such shares of stock and cash.

Under Maryland law, shareholders of new SI Financial Group have the right to dissent from any plan of merger or consolidation to which new SI Financial Group is a party, and to demand payment for the fair value of their shares unless the articles of incorporation provide otherwise. Pursuant to new SI Financial Group’s articles of incorporation, holders of new SI Financial Group common stock are not entitled to exercise the rights of an objecting shareholder.

Evaluation of Offers; Other Corporate Constituencies. The articles of incorporation of new SI Financial Group provide that its directors, in discharging their duties to new SI Financial Group and in determining what they reasonably believe to be in the best interest of new SI Financial Group, may, in addition to considering the effects of any action on shareholders, consider any of the following: (a) the economic effect, both immediate and long-term, upon new SI Financial Group’s shareholders, including shareholders, if any, choosing not to participate in the transaction; (b) effects, including any social and economic effects on the employees, suppliers, creditors, depositors and customers of, and others dealing with, new SI Financial Group and its subsidiaries and on the communities in which new SI Financial Group and its subsidiaries operate or are located; (c) whether the proposal is acceptable based on the historical and current operating results or financial condition of new SI Financial Group; (d) whether a more favorable price could be obtained for new SI Financial Group’s stock or other securities in the future; (e) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees; (f) the future value of the stock or any other securities of new SI Financial Group; and (g) any antitrust or other legal and regulatory issues that are raised by the proposal. If on the basis of these factors the Board of Directors determines that any proposal or offer to acquire new SI Financial Group is not in the best interest of new SI Financial Group, it may reject such proposal or offer. If the Board of Directors determines to reject any such proposal or offer, the Board of Directors shall have no obligation to facilitate, remove any barriers to, or refrain from impeding the proposal or offer.

By having these standards in the articles of incorporation of new SI Financial Group, the Board of Directors may be in a stronger position to oppose such a transaction if the Board of Directors concludes that the transaction would not be in the best interest of new SI Financial Group, even if the price offered is significantly greater than the market price of any equity security of new SI Financial Group.

Amendment of Governing Instruments. No amendment of the charter of SI Financial Group may be made unless it is first proposed by the Board of Directors, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of new SI Financial Group generally may be amended by the holders of a majority of the shares entitled to vote, provided that any amendment of Section C of Article Sixth (limitation on common stock voting rights), Section B of Article Seventh (classification of Board of Directors), Sections F and J of Article Eighth (amendment of bylaws and elimination of director and officer liability) and Article Tenth (amendment of certain provisions of the Articles), must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote, except that the Board of Directors may amend the articles of incorporation without any action by the shareholders to the fullest extent allowed under Maryland law.

The bylaws of SI Financial Group may be amended in a manner consistent with regulations of the Office of Thrift Supervision and shall be effective after (1) approval of the amendment by a majority vote of the authorized Board of Directors, or by a majority of the votes cast by the shareholders of SI Financial Group at any legal meeting and (2) receipt of applicable regulatory approval. The bylaws of new SI Financial Group may be amended by the affirmative vote of a majority of the directors or by the vote of the holders of not less than 75% of the votes entitled to be cast by holders of the capital stock of new SI Financial Group entitled to vote generally in the election of directors (considered for this purpose as one class) at a meeting of the shareholders called for that purpose at which a quorum is present (provided that notice of such proposed amendment is included in the notice of such meeting).

Restrictions on Acquisition of New SI Financial Group

General

Certain provisions in the articles of incorporation and bylaws of new SI Financial Group may have antitakeover effects. In addition, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Articles of Incorporation and Bylaws of New SI Financial Group

Although our Board of Directors is not aware of any effort that might be made to obtain control of us after the offering, the Board of Directors believed it appropriate to adopt certain provisions permitted by federal and state regulations that may have the effect of deterring a future takeover attempt that is not approved by our Board of Directors. The following description of these provisions is only a summary and does not provide all of the information contained in our articles of incorporation and bylaws. See “Where You Can Find More Information“ as to where to obtain a copy of these documents.

Limitation on Voting Rights. Our articles of incorporation provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of new SI Financial Group or any subsidiary or a trustee of a plan.

Board of Directors.

Classified Board. Our Board of Directors is divided into three classes as nearly as equal in number as possible. The shareholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of new SI Financial Group.

Filling of Vacancies; Removal. Our bylaws provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled only by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the Board of Directors will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified. Our bylaws provide that a director may be removed from the Board of Directors before the expiration of his or her term only for cause and only upon the vote of a majority of the shares entitled to vote in the election of directors. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.

Qualification. Our bylaws provide that to be eligible to serve on the Board of Directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency. These provisions contained in our bylaws may prevent shareholders from nominating themselves or persons of their choosing for election to the Board of Directors.

Elimination of Cumulative Voting. Our articles of incorporation provide that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a shareholder group to elect a director nominee.

Special Meetings of Shareholders. Our shareholders must act only through an annual or special meeting. Special meetings of shareholders may only be called by the Chairman, the President, by two-thirds of the total number of directors or by the Secretary upon the written request of the holders of a majority of all the shares entitled to vote at a meeting. The limitations on the calling of special meetings of shareholders may have the effect of delaying consideration of a shareholder proposal until the next annual meeting.

Amendment of Articles of Incorporation. Our articles of incorporation provide that certain amendments to our articles of incorporation relating to a change in control of us must be approved by at least 75% of the outstanding shares entitled to vote.

Advance Notice Provisions for Shareholder Nominations and Proposals. Our bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our Board of Directors or by a shareholder who has given appropriate notice to us before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given us appropriate notice of the shareholder’s intention to bring that business before the meeting. Our Secretary must receive notice of the nomination or proposal not less than 90 days before the date of the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the shareholder, the shareholder’s ownership of new SI Financial Group and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives our Board of Directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our Board of Directors, to inform shareholders and make recommendations about those matters.

Authorized but Unissued Shares of Capital Stock. Following the offering, we will have authorized but unissued shares of common and preferred stock. Our articles of incorporation authorize the Board of Directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Business Combinations with Interested Shareholders. Under Maryland law, “business combinations” between new SI Financial Group and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (1) any person who beneficially owns 10% or more of the voting power of new SI Financial Group’s voting stock after the date on which new SI Financial Group had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of new SI Financial Group at any time after the date on which new SI Financial Group had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of new SI Financial Group. A person is not an interested shareholder under the statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between new SI Financial Group and an interested shareholder generally must be recommended by the Board of Directors of new SI Financial Group and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of new SI Financial Group and (2) two-thirds of the votes entitled to be cast by holders of voting stock of new SI Financial Group other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if new SI Financial Group’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

Change in Bank Control Act. The acquisition of 10% or more of our outstanding common stock may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Office of Thrift Supervision regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of New SI Financial Group Capital Stock

The common stock of new SI Financial Group represents nonwithdrawable capital, is not an account of any type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

General

New SI Financial Group is authorized to issue 35,000,000 shares of common stock having a par value of $0.01 per share and 1,000,000 shares of preferred stock having a par value of $0.01. Each share of new SI Financial Group’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. New SI Financial Group will not issue any shares of preferred stock in the conversion and offering.

Common Stock

Dividends. New SI Financial Group can pay dividends if, as and when declared by its Board of Directors. The payment of dividends by new SI Financial Group is limited by law and applicable regulation. See “Our Dividend Policy.“ The holders of common stock of new SI Financial Group will be entitled to receive and share equally in dividends declared by the Board of Directors of new SI Financial Group. If new SI Financial Group issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of new SI Financial Group will possess exclusive voting rights in new SI Financial Group. They will elect new SI Financial Group’s Board of Directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the Board of Directors. Except as discussed in “Restrictions on Acquisition of New SI Financial Group,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If new SI Financial Group issues preferred stock, holders of new SI Financial Group preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Savings Institute, new SI Financial Group, as the sole holder of Savings Institute’s capital stock, would be entitled to receive all of Savings Institute’s assets available for distribution after payment or provision for payment of all debts and liabilities of Savings Institute, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of new SI Financial Group, the holders of its common stock would be entitled to receive all of the assets of new SI Financial Group available for distribution after payment or provision for payment of all its debts and liabilities. If new SI Financial Group issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of new SI Financial Group will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

New SI Financial Group will not issue any preferred stock in the conversion and offering and it has no current plans to issue any preferred stock after the conversion and offering. Preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock of new SI Financial Group will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

In connection with the conversion and offering, we will register our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the conversion and offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of our common stock has been passed upon for us by Kilpatrick Stockton LLP, Washington, D.C. The federal income tax consequences of the conversion have been opined upon by Kilpatrick Stockton LLP. Wolf & Company, P.C. has provided an opinion to us regarding the Connecticut income tax consequences of the conversion. Kilpatrick Stockton LLP and Wolf & Company, P.C. have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Stifel, Nicolaus & Company, Incorporated by Locke Lord Bissell & Liddell LLP, Washington, D.C.

Experts

The consolidated financial statements of SI Financial Group and subsidiary as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, have been included herein in reliance upon the report of Wolf & Company, P.C., independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

RP Financial has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the offering. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

SI Bancorp, MHC has filed an application for approval of the plan of conversion with the Office of Thrift Supervision. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

A copy of the plan of conversion is available without charge from Savings Institute by contacting the Stock Information Center.

The appraisal report of RP Financial has been filed as an exhibit to our registration statement and to our application to the Office of Thrift Supervision. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its Web site as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of Thrift Supervision as described above.

Index to Financial Statements of SI Financial Group

Page
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets as of June 30, 2010 (unaudited) and December 31, 2009 and 2008	F-2
Consolidated Statements of Operations for the Six Months Ended June 30, 2010 and 2009 (unaudited) and for the Years Ended December 31, 2009, 2008 and 2007	F-3
Consolidated Statements of Changes in Shareholders’ Equity for the Six Months Ended June 30, 2010 (unaudited) and the Years Ended December 31, 2009, 2008 and 2007	F-4
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2010 and 2009 (unaudited) and Years Ended December 31, 2009, 2008 and 2007	F-6
Notes to Consolidated Financial Statements	F-8

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for new SI Financial Group have not been included in this prospectus because new SI Financial Group, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

SI Financial Group, Inc.

We have audited the accompanying consolidated balance sheets of SI Financial Group, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SI Financial Group, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

Boston, Massachusetts

March 11, 2010, except for Note 20,

as to which the date is September 9, 2010

SI FINANCIAL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31,
		2009	2008
(Dollars in Thousands, Except Share Amounts)	(unaudited)
ASSETS:
Cash and due from banks:
Noninterest-bearing	$13,332	$12,889	$14,008
Interest-bearing	4,811	2,350	465
Federal funds sold	27,950	8,965	8,730

Total cash and cash equivalents	46,093	24,204	23,203
Available for sale securities, at fair value	182,210	183,562	162,699
Loans held for sale	1,835	396	—
Loans receivable (net of allowance for loan losses of $4,878, $4,891 and $6,047 at June 30, 2010, December 31, 2009 and 2008, respectively)	606,514	607,692	617,263
Federal Home Loan Bank stock, at cost	8,388	8,388	8,388
Bank-owned life insurance	8,877	8,734	8,714
Premises and equipment, net	12,418	12,966	12,225
Goodwill and other intangibles	4,179	4,195	4,294
Accrued interest receivable	3,333	3,341	3,721
Deferred tax asset, net	4,778	6,078	7,938
Other real estate owned, net	1,745	3,680	—
Prepaid FDIC deposit insurance assessment	3,056	3,549	—
Other assets	6,009	5,569	4,677

Total assets	$889,435	$872,354	$853,122

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Deposits:
Noninterest-bearing	$68,259	$65,407	$57,647
Interest-bearing	606,184	593,380	563,004

Total deposits	674,443	658,787	620,651
Mortgagors’ and investors’ escrow accounts	2,338	3,591	3,625
Federal Home Loan Bank advances	114,169	116,100	139,600
Junior subordinated debt owed to unconsolidated trust	8,248	8,248	8,248
Accrued expenses and other liabilities	9,077	8,166	8,071

Total liabilities	808,275	794,892	780,195

Commitments and contingencies (Notes 11 and 12)
Shareholders’ Equity:
Preferred stock ($.01 par value; 1,000,000 shares authorized; none issued)	—	—	—
Common stock ($.01 par value; 75,000,000 shares authorized; 12,563,750 shares issued; 11,777,496, 11,789,202 and 11,800,445 shares outstanding at June 30, 2010, December 31, 2009 and 2008, respectively)	126	126	126
Additional paid-in capital	52,226	52,230	52,103
Unallocated common shares held by ESOP	(3,068)	(3,230)	(3,553)
Unearned restricted shares	(29)	(193)	(714)
Retained earnings	39,964	38,883	35,848
Accumulated other comprehensive loss	(20)	(2,389)	(2,986)
Treasury stock, at cost (786,254, 774,548 and 763,305 shares at June 30, 2010, December 31, 2009 and 2008, respectively)	(8,039)	(7,965)	(7,897)

Total shareholders’ equity	81,160	77,462	72,927

Total liabilities and shareholders’ equity	$889,435	$872,354	$853,122

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
(Dollars in Thousands, Except Share Amounts)	(unaudited)
Interest and dividend income:
Loans, including fees	$16,856	$18,039	$35,440	$37,192	$36,703
Securities:
Taxable interest	3,322	4,048	7,744	8,516	5,808
Tax-exempt interest	29	13	47	13	16
Dividends	11	27	42	412	534
Other	49	77	112	366	286

Total interest and dividend income	20,267	22,204	43,385	46,499	43,347

Interest expense:
Deposits	5,117	6,831	13,183	15,738	15,731
Federal Home Loan Bank advances	2,112	2,921	5,461	6,324	5,276
Subordinated debt	80	130	217	397	776

Total interest expense	7,309	9,882	18,861	22,459	21,783

Net interest income	12,958	12,322	24,524	24,040	21,564
Provision for loan losses	422	1,930	2,830	1,369	1,062

Net interest income after provision for loan losses	12,536	10,392	21,694	22,671	20,502

Noninterest income:
Total other-than-temporary impairment losses on securities	(365)	(150)	(894)	(7,148)	—
Portion of losses recognized in other comprehensive income	33	—	666	—	—

Net impairment losses recognized in earnings	(332)	(150)	(228)	(7,148)	—
Service fees	2,577	2,448	5,033	5,251	4,838
Wealth management fees	2,054	1,927	3,912	3,923	3,843
Increase in cash surrender value of bank-owned life insurance	143	146	294	304	294
Net gain on sales of securities	681	254	285	463	106
Mortgage banking fees	355	338	707	202	167
Net gain on sale of equipment	—	104	99	—	—
Other	72	(252)	79	141	130

Total noninterest income	5,550	4,815	10,181	3,136	9,378

Noninterest expenses:
Salaries and employee benefits	8,211	8,202	15,767	16,211	15,029
Occupancy and equipment	2,764	2,806	5,559	5,733	5,379
Computer and electronic banking services	1,894	1,623	3,477	3,084	2,654
Outside professional services	536	469	975	842	1,029
Marketing and advertising	390	409	791	800	773
FDIC deposit insurance and regulatory assessments	668	872	1,756	567	264
Supplies	265	282	524	569	509
Other	1,574	1,376	2,556	2,234	2,291

Total noninterest expenses	16,302	16,039	31,405	30,040	27,928

Income (loss) before income taxes	1,784	(832)	470	(4,233)	1,952
Income tax provision (benefit)	578	(269)	35	(1,360)	540

Net income (loss)	$1,206	$(563)	$435	$(2,873)	$1,412

Net income (loss) per share:
Basic	$0.11	$(0.05)	$0.04	$(0.25)	$0.12
Diluted	$0.11	$(0.05)	$0.04	$(0.25)	$0.12

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007 AND SIX MONTHS ENDED JUNE 30, 2010 (UNAUDITED)

	Common Stock		Additional Paid-in Capital	Unallocated Common Shares Held by ESOP	Unearned Restricted Shares	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Treasury Stock	Total Shareholders’ Equity
	Shares	Dollars
(Dollars in Thousands, Except Share Amounts)
BALANCE AT DECEMBER 31, 2006	12,563,750	$126	$51,481	$(4,199)	$(1,679)	$39,254	$(1,011)	$(1,586)	$82,386
Comprehensive income:
Net income	—	—	—	—	—	1,412	—	—	1,412
Net unrealized gain on available for sale securities, net of reclassification adjustment and tax effects	—	—	—	—	—	—	1,515	—	1,515

Total comprehensive income									2,927
Cash dividends declared ($0.16 per share)	—	—	—	—	—	(733)	—	—	(733)
Equity incentive plan shares earned	—	—	286	—	498	—	—	—	784
Allocation of 32,295 ESOP shares	—	—	49	323	—	—	—	—	372
Excess tax benefit from share-based stock compensation	—	—	36	—	—	—	—	—	36
Treasury stock purchased (350,820 shares)	—	—	—	—	—	—	—	(3,685)	(3,685)

BALANCE AT DECEMBER 31, 2007	12,563,750	126	51,852	(3,876)	(1,181)	39,933	504	(5,271)	82,087

Cumulative effect adjustment of a change in accounting principle for split-dollar life insurance	—	—	—	—	—	(547)	—	—	(547)
Comprehensive loss:
Net loss	—	—	—	—	—	(2,873)	—	—	(2,873)
Net unrealized loss on available for sale securities, net of reclassification adjustment and tax effects	—	—	—	—	—	—	(3,490)	—	(3,490)

Total comprehensive loss									(6,363)
Cash dividends declared ($0.16 per share)	—	—	—	—	—	(665)	—	—	(665)
Equity incentive plan shares earned	—	—	301	—	467	—	—	—	768
Allocation of 32,295 ESOP shares	—	—	(44)	323	—	—	—	—	279
Tax deficiency from share-based stock compensation	—	—	(6)	—	—	—	—	—	(6)
Treasury stock purchased (270,655 shares)	—	—	—	—	—	—	—	(2,626)	(2,626)

BALANCE AT DECEMBER 31, 2008	12,563,750	126	52,103	(3,553)	(714)	35,848	(2,986)	(7,897)	72,927

SI FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY—(Continued)

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007 AND SIX MONTHS ENDED JUNE 30, 2010 (UNAUDITED)

	Common Stock		Additional Paid-in Capital	Unallocated Common Shares Held by ESOP	Unearned Restricted Shares	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Treasury Stock	Total Shareholders’ Equity
	Shares	Dollars
(Dollars in Thousands, Except Share Amounts)
Cumulative effect adjustment of a change in accounting principle for impairment of securities	—	—	—	—	—	2,717	(2,717)	—	—
Comprehensive income:
Net income	—	—	—	—	—	435	—	—	435
Net unrealized gain on available for sale securities, net of reclassification adjustment and tax effects	—	—	—	—	—	—	3,314	—	3,314

Total comprehensive income	—								3,749
Restricted shares activity	—	—	37	—	80	(117)	—	—	—
Equity incentive plan shares earned	—	—	301	—	441	—	—	—	742
Allocation of 32,295 ESOP shares	—	—	(168)	323	—	—	—	—	155
Tax deficiency from share-based stock compensation	—	—	(43)	—	—	—	—	—	(43)
Treasury stock purchased (11,243 shares)	—	—	—	—	—	—	—	(68)	(68)

BALANCE AT DECEMBER 31, 2009	12,563,750	126	52,230	(3,230)	(193)	38,883	(2,389)	(7,965)	77,462
Comprehensive income:
Net income	—	—	—	—	—	1,206	—	—	1,206
Net unrealized gain on available for sale securities, net of reclassification adjustment and tax effects	—	—	—	—	—	—	2,369	—	2,369

Total comprehensive income									3,575
Cash dividends declared ($0.03 per share)	—	—	—	—	—	(125)	—	—	(125)
Equity incentive plan shares earned	—	—	62	—	164	—	—	—	226
Committed to release 16,148 ESOP shares	—	—	(66)	162	—	—	—	—	96
Treasury stock purchased (11,706 shares)	—	—	—	—	—	—	—	(74)	(74)

BALANCE AT JUNE 30, 2010	12,563,750	$126	$52,226	$(3,068)	$(29)	$39,964	$(20)	$(8,039)	$81,160

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
(Dollars in Thousands)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$1,206	$(563)	$435	$(2,873)	$1,412
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	422	1,930	2,830	1,369	1,062
Employee stock ownership plan expense	96	81	155	279	372
Equity incentive plan expense	226	376	742	768	784
Excess tax expense (benefit) from share-based compensation	—	—	43	6	(36)
Amortization (accretion) of investment premiums and discounts, net	223	(112)	(101)	(224)	(229)
Amortization of loan premiums and discounts, net	311	113	282	274	509
Depreciation and amortization of premises and equipment	965	960	1,926	2,074	2,098
Amortization of core deposit intangible	16	21	42	53	98
Net gain on sale of securities	(681)	(254)	(285)	(463)	(106)
Deferred income tax provision (benefit)	80	6	275	(2,870)	(690)
Loans originated for sale	(21,449)	(28,830)	(56,732)	(13,822)	(13,941)
Proceeds from sale of loans held for sale	20,061	27,203	56,913	14,434	13,833
Net gain on sale of loans	(240)	(382)	(577)	(202)	(167)
Net gain on disposal of equipment	—	(104)	(99)	—	—
Net loss (gain) from sales or write-downs of other real estate owned	284	—	(16)	(10)	—
Increase in cash surrender value of bank-owned life insurance	(143)	(146)	(294)	(304)	(294)
Gain on bank-owned life insurance	—	—	(291)	—	—
Other-than-temporary impairment losses on securities	332	150	228	7,148	—
Change in operating assets and liabilities:
Accrued interest receivable	8	212	380	(153)	296
Other assets	72	625	(4,480)	(807)	666
Accrued expenses and other liabilities	1,081	(482)	52	1,039	1,200

Net cash provided by operating activities	2,870	804	1,428	5,716	6,867

Cash flows from investing activities:
Purchases of available for sale securities	(58,460)	(37,573)	(95,071)	(100,810)	(65,969)
Proceeds from sales of available for sale securities	33,801	9,558	24,483	19,981	17,551
Proceeds from maturities of and principal repayments on available for sale securities	29,726	29,184	54,782	47,720	28,643
Net decrease (increase) in loans	18,791	9,290	41,803	(11,646)	(15,911)
Purchase of loans	(19,589)	(21,806)	(40,876)	(12,281)	—
Purchases of Federal Home Loan Bank stock	—	—	—	(586)	(1,142)
Proceeds from bank-owned life insurance	—	—	565	—	—
Proceeds from sale of other real estate owned	2,894	—	1,865	923	—
Purchases of premises and equipment	(417)	(3,145)	(3,518)	(1,808)	(3,392)
Net cash (paid) received from branch (sale) acquisitions	—	(619)	(619)	15,805	—

Net cash provided by (used in) investing activities	6,746	(15,111)	(16,586)	(42,702)	(40,220)

Cash flows from financing activities:
Net increase in deposits	15,656	30,020	39,804	44,648	9,659
Net (decrease) increase in mortgagors’ and investors’ escrow accounts	(1,253)	124	(34)	188	191
Proceeds from Federal Home Loan Bank advances	23,355	4,032	37,300	53,507	106,011
Repayments of Federal Home Loan Bank advances	(25,286)	(15,032)	(60,800)	(55,526)	(76,348)
Repayments of subordinated debt	—	—	—	—	(7,217)
Cash dividends on common stock	(125)	—	—	(665)	(733)
Excess tax (expense) benefit from share-based compensation	—	—	(43)	(6)	36
Treasury stock purchased	(74)	(68)	(68)	(2,626)	(3,685)
Other, net	—	(3)	—	—	—

Net cash provided by financing activities	12,273	19,073	16,159	39,520	27,914

Net change in cash and cash equivalents	21,889	4,766	1,001	2,534	(5,439)
Cash and cash equivalents at beginning of period	24,204	23,203	23,203	20,669	26,108

Cash and cash equivalents at end of period	$46,093	$27,969	$24,204	$23,203	$20,669

Supplemental cash flow information:
Interest paid	$7,332	$9,945	$19,050	$22,488	$21,844
Income taxes paid, net	1	731	731	1,356	1,352
Transfer of loans to other real estate owned	1,243	418	5,529	—	913

(continued on next page)

SI FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Concluded)

Branch sale:

Cash paid for the disposition of net liabilities related to the sale of the branch office located in Gales Ferry, Connecticut in January 2009 was as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)
Assets:
Loans receivable	$—	$3	$3	$—	$—
Fixed assets, net	—	950	950	—	—
Other assets	—	96	96	—	—

Total assets	—	1,049	1,049	—	—

Liabilities:
Deposits	—	1,668	1,668	—	—

Total liabilities	—	1,668	1,668	—	—

Net liabilities	$—	$619	$619	$—	$—

Branch acquisitions:

Cash received for the assumption of net liabilities related to the purchase of branch offices located in Colchester and New London, Connecticut in January 2008 and March 2008, respectively was as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)
Assets:
Loans receivable	$—	$—	$—	$7,441	$—
Accrued interest—loans	—	—	—	40	—
Core deposit intangible	—	—	—	159	—
Fixed assets, net	—	—	—	685	—
Goodwill	—	—	—	3,545	—

Total assets	—	—	—	11,870	—

Liabilities:
Deposits	—	—	—	27,668	—
Accrued interest—deposits	—	—	—	7	—

Total liabilities	—	—	—	27,675	—

Net liabilities	$—	$—	$—	$15,805	$—

See accompanying notes to consolidated financial statements.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

SI Financial Group, Inc. (the “Company”) is the holding company for Savings Institute Bank and Trust Company (the “Bank”). Established in 1842, the Bank is a community-oriented financial institution headquartered in Willimantic, Connecticut. The Bank provides a variety of financial services to individuals, businesses and municipalities through its twenty-one offices in eastern Connecticut. Its primary products include savings, checking and certificate of deposit accounts, residential and commercial mortgage loans, commercial business loans and consumer loans. In addition, wealth management services, which include trust, financial planning, life insurance and investment services, are offered to individuals and businesses through the Bank’s Connecticut offices. SI Trust Servicing, the third-party provider of trust outsourcing services for community banks, expands the wealth management products offered by the Bank, and offers trust services to other community banks. The Company does not conduct any material business other than owning all of the stock of the Bank and making payments on the subordinated debentures it holds.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and the Bank’s wholly-owned subsidiaries, 803 Financial Corp., SI Mortgage Company and SI Realty Company, Inc. All significant intercompany accounts and transactions have been eliminated.

Basis of Financial Statement Presentation

The interim consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information, with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X of the Securities and Exchange Commission (“SEC”) and general practices within the banking industry. Accordingly, certain information and footnote disclosures required by GAAP for complete financial statements have been omitted. Information in the accompanying interim consolidated financial statements and notes to the financial statements of the Company as of June 30, 2010 and for the six months ended June 30, 2010 and 2009 is unaudited. These unaudited interim consolidated financial statements and related notes should be read in conjunction with the audited financial statements of the Company and the accompanying notes for the years ended December 31, 2009 and 2008 contained herein.

Interim financial statements are subject to possible adjustment in connection with the annual audit of the Company for the year ending December 31, 2010. In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all of the adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the financial condition, results of operations and cash flows as of and for the period covered herein. The results of operations for the six months ended June 30, 2010 are not necessarily indicative of the operating results for the year ending December 31, 2010.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, as of the date of the balance sheets and reported amounts of revenues and expenses for the periods presented. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, other-than-temporary impairment (“OTTI”) of securities, deferred income taxes and the impairment of long-lived assets.

Reclassifications

Certain amounts in the Company’s consolidated financial statements for prior periods have been reclassified to conform to the 2010 presentation. Income statement amounts totaling $561,000 of net deferred loan origination fees and costs were reclassified from salaries and benefits expense to loan interest and fee income and mortgage banking fees for the six months ended June 30, 2009. Such reclassifications had no effect on net income.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located within eastern Connecticut. The Company does not have any significant concentrations in any one industry or customer. See Notes 3 and 4 in the Notes to the Company’s Consolidated Financial Statements for details relating to the Company’s investment and lending activities.

Cash and Cash Equivalents and Statements of Cash Flows

Cash and due from banks, federal funds sold and short-term investments with original maturities of less than 90 days are recognized as cash equivalents in the statements of cash flows. Federal funds sold generally mature in one day. For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash flows from loans and deposits are reported on a net basis. The Company maintains amounts due from banks and federal funds sold that, at times, may exceed federally insured limits. The Company has not experienced any losses from such concentrations.

Fair Value Hierarchy

The Company groups its financial assets and financial liabilities in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1—Valuation is based on quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2—Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Securities

Management determines the appropriate classification of securities at the date individual securities are acquired, and the appropriateness of such classification is reassessed at each balance sheet date.

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities purchased and held principally for the purpose of trading in the near term are classified as “trading securities.” These securities are carried at fair value, with unrealized gains and losses recognized in earnings. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss), net of taxes.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

At each reporting period, the Company evaluates all securities classified as available for sale or held to maturity with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to have OTTI.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

In April 2009, the Company adopted new authoritative guidance regarding recognition and presentation of other-than-temporary impairments which amends the OTTI guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of OTTI on debt and equity securities in the financial statements. This guidance does not amend existing recognition and measurement guidance related to OTTI of equity securities.

Management evaluates securities for OTTI at least on a quarterly basis and more frequently when economic or market conditions warrant such an evaluation. The evaluation is based upon factors such as the creditworthiness of the issuers/guarantors, the underlying collateral, if applicable, and the continuing performance of the securities. Management also evaluates other facts and circumstances that may be indicative of an OTTI condition. This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost and near-term prospects of the issuers. Marketable equity securities are evaluated for OTTI based on the severity and duration of the impairment and, if deemed to be other-than-temporary, the declines in fair value are reflected in earnings as realized losses. For debt securities, OTTI is required to be recognized (1) if the Company intends to sell the security; (2) if it is “more likely than not” that the Company will be required to sell the security before recovery of its amortized cost basis; or (3) if the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. For all impaired debt securities that the Company intends to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI through earnings. Credit-related OTTI for all other impaired debt securities is recognized through earnings. Noncredit-related OTTI for such debt securities is recognized in other comprehensive income (loss), net of applicable taxes. The adoption of this new authoritative guidance resulted in a cumulative effect adjustment of $2.7 million (net of taxes) to retained earnings with a corresponding adjustment to accumulated other comprehensive loss. See Notes 3 and 15 for more details.

Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank of Boston (“FHLB”), is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. At its discretion, the FHLB may declare dividends on its stock. The stock is redeemable at par by the FHLB and the Company’s ability to redeem the shares owned is dependent on the redemption practices of the FHLB. The Company reviews its investment in FHLB stock for impairment based on the ultimate recoverability of the cost basis in the FHLB stock.

Regional banks within the Federal Home Loan Bank System have experienced higher levels of OTTI in their private label mortgage-backed securities, which have raised concerns about whether their capital levels could be reduced below regulatory requirements. In response to unprecedented market conditions and potential future losses, the FHLB has implemented an initiative to preserve capital by the adoption of a revised retained earnings target, declaration of a moratorium on excess stock repurchases and the suspension of cash dividend payments. The Bank anticipates it will not receive dividends on its holdings in FHLB stock for the foreseeable future. There can be no assurance that the impact of recent market conditions on the financial condition of the Federal Home Loan Banks or future legislation on the Federal Home Loan Banks will not cause a decrease in the value of FHLB stock held by the Bank. Based on the Company’s evaluation of the underlying investment, including the long-term nature of the investment, the liquidity position of the FHLB, the actions taken by the FHLB to address its regulatory capital situation and the Bank’s intent and ability to hold the investment for a period of time sufficient to recover its cost, the Bank did not recognize an OTTI loss for the six months ended June 30, 2010 and 2009 or for the years ended December 31, 2009, 2008 and 2007 on its investment in FHLB stock. Although OTTI losses have not been recognized on the Bank’s FHLB stock, continued deterioration in FHLB’s financial position may result in future impairment losses.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of amortized cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold on the trade date.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the transferred assets and no condition both constrains the transferee from taking advantage of that right and provides more than a trivial benefit for the transferor and (3) the transferor does not maintain effective control over the transferred assets through either (a) an agreement that both entitles and obligates the transferor to repurchase or redeem the assets before maturity or (b) the ability to unilaterally cause the holder to return specific assets.

Loans Receivable

Loans receivable are stated at current unpaid principal balances, net of the allowance for loan losses and deferred loan origination fees and costs. Management has the ability and intent to hold its loans receivable for the foreseeable future or until maturity or pay-off.

A loan is impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impairment is measured on a loan by loan basis for residential and commercial mortgage loans and commercial business loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring agreement.

The Company periodically may agree to modify the contractual terms of loans. When a loan is modified and concessions have been made to the original contractual terms, such as reductions of interest rates or deferral of interest or principal payments, due to the borrower’s financial condition, the modification is considered a troubled debt restructuring (“TDR”). All TDRs are initially classified as impaired.

Management considers all nonaccrual loans and TDRs to be impaired. In most cases, loan payments less than 90 days past due are considered minor collection delays and the related loans are generally not considered impaired.

Allowance for Loan Losses

The allowance for loan losses, a material estimate which could change significantly in the near-term, is established through a provision for loan losses charged to earnings to account for losses that are inherent in the loan portfolio and estimated to occur, and is maintained at a level that management considers adequate to absorb losses in the loan portfolio. Loan losses are charged against the allowance for loan losses when management believes that the uncollectibility of the principal loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance for loan losses when received. In the determination of the allowance for loan losses, management may obtain independent appraisals for significant properties, if necessary.

Management’s judgment in determining the adequacy of the allowance is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance for loan losses is evaluated on a monthly basis by management and is based on the evaluation of the known and inherent risk characteristics and size and composition of the loan portfolio, the assessment of current economic and real estate market conditions, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, historical loan loss experience and evaluations of loans and other relevant factors.

The allowance for loan losses consists of the following key elements:

•

Specific allowance for identified impaired loans. For such loans that are identified as impaired, an allowance is established when the present value of expected cash flows (or collateral value or observable market price if the loan is collateral dependent) of the impaired loan are lower than the carrying value of that loan.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

•

General valuation allowance, which represents a valuation allowance on the remainder of the loan portfolio, after excluding impaired loans. For this portion of the allowance, loans are segregated by category and assigned an allowance percentage based on historical loan loss experience adjusted for qualitative factors.

The majority of the Company’s loans are collateralized by real estate located in eastern Connecticut. Accordingly, the collateral value of a substantial portion of the Company’s loan portfolio and real estate acquired through foreclosure is susceptible to changes in market conditions.

Although management believes that it uses the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary as a result of changes in economic conditions and other factors.

Interest and Fees on Loans

Interest on loans is accrued and included in net interest income based on contractual rates applied to principal amounts outstanding. Accrual of interest is discontinued when loan payments are 90 days or more past due, based on contractual terms, or when, in the judgment of management, collectibility of the loan or loan interest becomes uncertain. Subsequent recognition of income occurs only to the extent payment is received subject to management’s assessment of the collectibility of the remaining interest and principal. A nonaccrual loan is restored to accrual status when it is no longer delinquent and collectibility of interest and principal is no longer in doubt. Interest collected on nonaccrual loans and impaired loans are recognized only to the extent cash payments are received, and may be recorded as a reduction to principal if the collectibility of the principal balance of the loan is unlikely.

Loan origination fees and direct loan origination costs are deferred, and the net amount is recognized as an adjustment of the related loan’s yield utilizing the interest method over the contractual life of the loan.

Other Real Estate Owned

Other real estate owned consists of properties acquired through, or in lieu of, loan foreclosure or other proceedings and is initially recorded at the lower of the related loan’s carrying amount less any specific allowance for loss or fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, the properties are held for sale and are carried at the lower of cost or fair value less estimated costs of disposal. Any write-down to fair value at the time of acquisition is charged to the allowance for loan losses. Properties are evaluated regularly to ensure the recorded amounts are supported by current fair values, and a charge to operations is recorded as necessary to reduce the carrying amount to fair value less estimated costs to dispose. Revenue and expense from the operation of other real estate owned and the provision to establish and adjust valuation allowances are included in noninterest expenses. Costs relating to the development and improvement of the property are capitalized, subject to the limit of fair value of the collateral. Gains or losses are included in noninterest expenses upon disposal. See Note 5 for additional details related to other real estate owned.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities. These judgments require us to make projections of future taxable income. These judgments and estimates, which are inherently subjective, are reviewed periodically as regulatory and business factors change. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that all or some portion of the deferred tax assets will not be realized.

The Company did not have any uncertain tax positions which require accrual or disclosure at June 30, 2010 and December 31, 2009. In accordance with the provisions of applicable accounting guidance, in future periods, the Company

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

may record a liability for unrecognized tax benefits related to the recognition, derecognition or change in measurement of a tax position as a result of new tax positions, changes in management’s judgment about the level of uncertainty of existing tax positions, expiration of open income tax returns due to the statutes of limitation, status of examinations and litigation and legislative activity. The Company has elected to report future interest and penalties related to unrecognized tax benefits, if any, as income tax expense in the Company’s consolidated statements of operations.

Income tax benefits related to stock compensation in excess of grant date fair value less any proceeds on exercise are recognized as an increase to additional paid-in capital upon vesting or exercising and delivery of the stock. Any income tax effects related to stock compensation that are less than grant date fair value less any proceeds on exercise would be recognized as a reduction of additional paid-in capital to the extent of previously recognized income tax benefits and then through income tax expense for the remaining amount.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is charged to operations using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the estimated economic lives of the improvements or the expected lease terms. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured. The estimated useful lives of the assets are as follows:

Classification	Estimated Useful Lives
Buildings	5 to 40 years
Furniture and equipment	3 to 10 years
Leasehold improvements	3 to 20 years

Gains and losses on dispositions are recognized upon realization. Maintenance and repairs are expensed as incurred and improvements are capitalized.

Impairment of Long-lived Assets

Long-lived assets, including premises and equipment and certain identifiable intangible assets that are held and used by the Company, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to earnings.

Goodwill and other intangibles are evaluated for impairment annually, or more frequently if events or changes in circumstances warrant such evaluation. Financial information for the Colchester and New London, Connecticut branch locations and SI Trust Servicing, which represent the reporting units, is used for evaluating goodwill for impairment. In performing the goodwill impairment testing and measurement process to assess potential impairment in accordance with applicable guidance, the Company utilized an income approach to determine the fair value of each of the reporting units. The income approach was based on discounted cash flows derived from assumptions of balance sheet and income statement activity, using observable market data to the extent available. The Bank’s management developed a financial forecast considering several long-term key business drivers such as anticipated loan and deposit growth. Significant assumptions used in deriving the discounted cash flow analyses for the branch impairment evaluations included estimates of deposit and loan growth and weighted-average rates of interest for deposits and loans. Growth estimates for deposits and loans were based on a combination of historical trends and anticipated growth projections. Weighted-average interest rates were utilized to calculate interest income and interest expense based on an analysis of the (1) average rate of interest for major product types and (2) anticipated run-off of existing accounts and projected interest rates at the time of maturity for certificates of deposit accounts. Significant assumptions used in the preparation of the discounted cash flow analysis for SI Trust Servicing included estimates of revenue and operating costs utilizing the current and projected revenue and cost structure. The implied fair values based on the discounted cash flows were compared to the carrying balances of goodwill for each of the reporting units to determine impairment. As a result of the goodwill impairment analyses, the Company reduced the carrying value of

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

goodwill related to its New London, Connecticut branch acquisition by $57,000 through a charge to earnings during the year ended December 31, 2009. This charge had no effect on the Company’s cash balances or liquidity. In addition, as goodwill and other intangible assets are not included in the calculation of regulatory capital, the regulatory ratios of the Bank were not affected by this impairment charge.

Other Investments

The Company is a limited partner in two Small Business Investment Companies (“SBICs”), which are licensed by the Small Business Administration. They provide mezzanine financing and private equity investments to small companies which may not otherwise qualify for standard bank financing. The Company records its investment in the SBICs at cost and evaluates its investment for impairment on a quarterly basis. Impairment that is considered by management to be other-than-temporary, results in a write-down of the investment which is recognized as a realized loss in earnings. See Note 12 regarding outstanding capital commitments to the limited partnerships.

Trust Assets

Trust assets held in a fiduciary or agency capacity, other than trust cash on deposit at the Bank, are not included in these consolidated financial statements because they are not assets of the Company. Trust fees are recognized on the accrual basis of accounting.

Related Party Transactions

Directors, officers and affiliates of the Company and the Bank have been customers of and have had transactions with the Bank, and it is expected that such persons will continue to have such transactions in the future. Management believes that all deposit accounts, loans, services and commitments comprising such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers who were not directors, officers or affiliates. In the opinion of management, the transactions with related parties did not involve more than the normal risk of collectibility, favored treatment or terms or present other unfavorable features. See Note 13 for details regarding related party transactions.

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of shareholders’ equity, such items, along with net income (loss), are components of comprehensive income (loss). See Note 15 for components of other comprehensive income (loss) and the related tax effects.

Treasury Stock

Common stock shares repurchased are recorded as treasury stock at cost.

Earnings Per Share

Basic net income (loss) per share is calculated by dividing the net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Unvested restricted shares are considered outstanding in the computation of basic earnings per share since the shares participate in dividends and the rights to the dividends are non-forfeitable. Diluted net income (loss) per share is computed in a manner similar to basic net income (loss) per share except that the weighted average number of common shares outstanding is increased to include the incremental common shares (as computed using the treasury stock method) that would have been outstanding if all potentially dilutive common stock equivalents were issued during the period. The Company’s common stock equivalents relate solely to stock options. Treasury shares and unallocated common shares held by the Employee Stock Ownership Plan (“ESOP”) are not deemed outstanding for earnings per share calculations.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

Anti-dilutive shares are common stock equivalents with weighted average exercise prices in excess of the weighted average market value for the periods presented. For the six months ended June 30, 2009 and for the years ended December 31, 2009 and 2008, all common stock equivalents were anti-dilutive and were not included in the computation of diluted earnings per share. The Company had anti-dilutive common shares outstanding of 437,142 and 475,525 for the six months ended June 30, 2010 and 2009, respectively, and 467,877, 499,341 and 303,112 for the years ended December 31, 2009, 2008 and 2007, respectively. The computation of earnings per share is as follows:

	Six Months Ended June 30,		Years Ended December 31,
(Dollars in thousands, except share amounts)	2010	2009	2009	2008	2007
Net income (loss)	$1,206	$(563)	$435	$(2,873)	$1,412

Weighted average common shares outstanding:
Basic	11,467,339	11,446,797	11,450,541	11,476,571	11,751,800
Effect of dilutive stock options	4,618	—	—	—	46,275

Diluted	11,471,957	11,446,797	11,450,541	11,476,571	11,798,075

Net income (loss) per share:
Basic	$0.11	$(0.05)	$0.04	$(0.25)	$0.12
Diluted	$0.11	$(0.05)	$0.04	$(0.25)	$0.12

Bank-owned Life Insurance

Bank-owned life insurance policies are presented on the consolidated balance sheets at cash surrender value. Changes in cash surrender value, as well as gains on the surrender of policies, are reflected in noninterest income on the consolidated statements of operations and are not subject to income taxes. See Note 11 for additional discussion.

Employee Stock Ownership Plan

The Company accounts for the ESOP in accordance with applicable guidance. The loan to the ESOP is repaid from the Bank’s contributions to the ESOP and dividends payable on common stock held by the ESOP over a period of 15 years. Unearned compensation applicable to the ESOP is reflected as a reduction of shareholders’ equity on the consolidated balance sheets. The difference between the average fair value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in capital. Compensation expense is recognized as ESOP shares are committed to be released. Unallocated ESOP shares are not considered outstanding for calculating earnings per share. Dividends paid on allocated ESOP shares are charged to retained earnings and dividends paid on unallocated ESOP shares are used to satisfy debt service. See Note 11 for additional discussion.

Equity Incentive Plan

The Company measures and recognizes compensation cost relating to share-based payment transactions based on the grant date fair value of the equity instruments issued over the vesting period of such awards on a straight-line basis. The fair value of each restricted stock allocation, equal to the market price at the date of grant, was recorded as unearned restricted shares. Unearned restricted shares are amortized to salaries and employee benefits expense over the vesting period of the restricted stock awards. The fair value of each stock option award was estimated on the date of grant using the Black-Scholes option pricing model, which includes several assumptions such as expected volatility, dividends, term and risk-free rate for each stock option award. See Note 11 for additional discussion.

Business Segment Reporting

Public companies are required to report (i) certain financial and descriptive information about “reportable operating segments,” as defined, and (ii) certain enterprise-wide financial information about products and services, geographic areas and major customers. An operating segment is a component of a business for which separate financial information is available and evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and evaluate

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

performance. The Company’s operations are limited to financial services provided within the framework of a community bank, and decisions are generally based on specific market areas and or product offerings. Accordingly, based on the financial information presently evaluated by the Company’s chief operating decision-maker, the Company’s operations are aggregated in one reportable operating segment.

Advertising Costs

Advertising costs are expensed as incurred.

Recent Accounting Pronouncements

Transfers of Financial Assets—In June 2009, the Financial Accounting Standards Board (“FASB”) issued new requirements related to the accounting for transfers of financial assets, including securitization transactions. These requirements: (1) eliminate the concept of a qualifying special-purpose entity, (2) change the requirements for derecognizing financial assets and (3) require additional disclosures to enhance information reported to users of financial statements by providing greater transparency about transfers of financial assets and an entity’s continuing involvement in transferred financial assets. These requirements were effective for a reporting entity’s first annual reporting period that begins after November 15, 2009. Transfers of financial assets occurring on or after the effective date are subject to the new requirements. The Company adopted these new requirements effective January 1, 2010, which did not have a material impact on the Company’s consolidated financial statements.

Fair Value Measurement Disclosures—In January 2010, the FASB amended its standards related to the disclosure of fair value measurements to require: (1) separate disclosure of significant amounts transferred in and out of Levels 1 and 2 fair value measurement categories, (2) a reconciliation of activity in the Level 3 fair value measurement category to present separately information relating to purchases, sales, issuances and settlements, (3) greater disaggregation of the assets and liabilities for which fair value measurements are presented and (4) expanded disclosure of the valuation techniques and inputs used to measure assets and liabilities in Levels 2 and 3 fair value measurement categories. The Company adopted these amendments effective January 1, 2010, with the exception of the requirement related to the reconciliation of activity in Level 3 fair value measurement category, which is effective for fiscal years beginning after December 15, 2010. The adoption of this amendment did not have a material impact on the Company’s consolidated financial statements.

Subsequent Events—In February 2010, the FASB amended its standard to require SEC filers to evaluate subsequent events through the date the financial statements are issued and eliminates the requirement to disclose the evaluation date in both issued and revised financial statements to alleviate potential conflicts with SEC requirements. This amendment was effective upon issuance and did not have a material impact on the Company’s consolidated financial statements.

Credit Quality of Financing Receivables and the Allowance for Credit Losses—In July 2010, the FASB issued guidance requiring additional disclosures that facilitate financial statement users’ evaluation of: (1) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (2) how that risk is analyzed and assessed in arriving at the allowance for credit losses and (3) the changes and reasons for those changes in the allowance for credit losses. For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010 and the disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. This amendment is expected to have a significant impact on the disclosures in Company’s consolidated financial statements.

NOTE 2. RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain cash reserve balances against its respective transaction accounts and non-personal time deposits. At June 30, 2010 and December 31, 2009 and 2008, the Bank was required to maintain cash and liquid asset reserves of $687,000, $684,000 and $688,000, respectively, and to maintain $3.0 million in the Federal Reserve Bank for clearing purposes to satisfy such reserve requirements at June 30, 2010 and December 31, 2009 and 2008.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

NOTE 3. SECURITIES AVAILABLE FOR SALE

The amortized cost, gross unrealized gains and losses and approximate fair values of available for sale securities are as follows:

	June 30, 2010
(In thousands)	Amortized Cost (1)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt securities:
U.S. Government and agency obligations	$28,028	$171	$(75)	$28,124
Government-sponsored enterprises	15,075	330	—	15,405
Mortgage-backed securities: (2)
Agency—residential	92,541	3,955	(16)	96,480
Non-agency—residential	13,889	46	(1,029)	12,906
Non-agency—HELOC	4,157	—	(701)	3,456
Corporate debt securities	10,341	184	(47)	10,478
Collateralized debt obligations	8,129	2	(3,097)	5,034
Obligations of state and political subdivisions	5,756	225	(1)	5,980
Tax-exempt securities	3,210	8	—	3,218
Foreign government securities	100	—	—	100

Total debt securities	181,226	4,921	(4,966)	181,181
Equity securities:
Equity securities—financial services	1,015	39	(25)	1,029

Total available for sale securities	$182,241	$4,960	$(4,991)	$182,210

(1)	Net of OTTI write-downs recognized in earnings.
(2)	Agency securities refer to debt obligations issued or guaranteed by government corporations or government-sponsored enterprises (“GSEs”). Non-agency securities, or private-label securities, are the sole obligation of their issuer and are not guaranteed by one of the GSEs or the U.S. Government.

	December 31, 2009
(In thousands)	Amortized Cost (1)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt securities:
U.S. Government and agency obligations	$35,945	$393	$(109)	$36,229
Government-sponsored enterprises	13,980	137	(82)	14,035
Mortgage-backed securities: (2)
Agency—residential	89,751	3,467	(119)	93,099
Non-agency—residential	18,690	—	(2,471)	16,219
Non-agency—HELOC	4,328	—	(2,132)	2,196
Corporate debt securities	6,979	355	(13)	7,321
Collateralized debt obligations	8,153	1	(3,116)	5,038
Obligations of state and political subdivisions	5,003	145	(17)	5,131
Tax-exempt securities	3,210	9	—	3,219
Foreign government securities	100	—	—	100

Total debt securities	186,139	4,507	(8,059)	182,587
Equity securities:
Equity securities—financial services	1,043	19	(87)	975

Total available for sale securities	$187,182	$4,526	$(8,146)	$183,562

(1)	Net of OTTI write-downs recognized in earnings, other than such noncredit-related amounts reclassified on January 1, 2009 as a cumulative effect adjustment for a change in accounting principle.
(2)	Agency securities refer to debt obligations issued or guaranteed by government corporations or government-sponsored enterprises (“GSEs”). Non-agency securities, or private-label securities, are the sole obligation of their issuer and are not guaranteed by one of the GSEs or the U.S. Government.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

	December 31, 2008
(In thousands)	Amortized Cost (1)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt securities:
U.S. Government and agency obligations	$2,453	$—	$(38)	$2,415
Government-sponsored enterprises	25,985	615	(13)	26,587
Mortgage-backed securities: (2)
Agency—residential	81,383	2,380	(112)	83,651
Non-agency—residential	36,347	9	(5,893)	30,463
Non-agency—HELOC	3,089	—	(273)	2,816
Corporate debt securities	5,901	154	(97)	5,958
Collateralized debt obligations	6,625	501	(1,734)	5,392
Obligations of state and political subdivisions	4,000	63	(26)	4,037
Tax-exempt securities	280	1	(1)	280
Foreign government securities	100	—	—	100

Total debt securities	166,163	3,723	(8,187)	161,699
Equity securities:
Equity securities—financial services	1,060	—	(60)	1,000

Total available for sale securities	$167,223	$3,723	$(8,247)	$162,699

(1)	Net of OTTI write-downs recognized in earnings.
(2)	Agency securities refer to debt obligations issued or guaranteed by government corporations or government-sponsored enterprises (“GSEs”). Non-agency securities, or private-label securities, are the sole obligation of their issuer and are not guaranteed by one of the GSEs or the U.S. Government.

At June 30, 2010 and December 31, 2009 and 2008, government-sponsored enterprise securities with an amortized cost of $4.0 million, $4.0 million and $6.0 million, respectively, and a fair value of $4.1 million, $4.1 million and $6.2 million, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

The amortized cost and fair value of debt securities by contractual maturities at June 30, 2010 and December 31, 2009 are presented below. Actual maturities of mortgage-backed securities may differ from contractual maturities because the mortgages underlying the securities may be called or repaid without any penalties. Because mortgage-backed securities are not due at a single maturity date, they are not included in the maturity categories in the following maturity summary.

	June 30, 2010		December 31, 2009
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Within 1 year	$5,122	$5,178	$3,125	$3,128
After 1 but within 5 years	25,314	25,892	21,827	22,398
After 5 but within 10 years	10,723	10,735	18,668	18,626
After 10 years	29,480	26,534	29,750	26,921

	70,639	68,339	73,370	71,073
Mortgage-backed securities	110,587	112,842	112,769	111,514

Total debt securities	$181,226	$181,181	$186,139	$182,587

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

The following is a summary of realized gains and losses on the sale of securities for the six months ended June 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007:

	Six Months Ended June 30,		Years Ended December 31,
(In thousands)	2010	2009	2009	2008	2007
Gross gains on sales	$899	$481	$942	$463	$321
Gross losses on sales	(218)	(227)	(657)	—	(215)

Net gain on sales of securities	$681	$254	$285	$463	$106

The tax provision applicable to the above net realized gains amounted to $232,000, $86,000, $97,000, $157,000 and $36,000 for the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007, respectively. Proceeds from the sale of available for sale securities totaled $33.8 million and $9.6 million for the six months ended June 30, 2010 and 2009, respectively. For the years ended December 31, 2009, 2008 and 2007, proceeds from the sale of available for sale securities totaled $24.5 million, $20.0 million and $17.6 million, respectively.

The following tables present information pertaining to securities with gross unrealized losses at June 30, 2010, December 31, 2009 and 2008, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position.

	Less Than 12 Months		12 Months Or More		Total
June 30, 2010:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In thousands)
U.S. Government and agency obligations	$13,323	$61	$1,118	$14	$14,441	$75
Mortgage-backed securities:
Agency—residential	2,450	16	—	—	2,450	16
Non-agency—residential	—	—	8,679	1,029	8,679	1,029
Non-agency—HELOC	—	—	3,456	701	3,456	701
Corporate debt	2,170	47	—	—	2,170	47
Collateralized debt obligations	41	121	4,903	2,976	4,944	3,097
Obligations of state and political subdivisions	752	1	—	—	752	1
Equity securities—financial services	—	—	734	25	734	25

Total	$18,736	$246	$18,890	$4,745	$37,626	$4,991

	Less Than 12 Months		12 Months Or More		Total
December 31, 2009:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In thousands)
U.S. Government and agency obligations	$17,114	$90	$1,631	$19	$18,745	$109
Government-sponsored enterprises	5,899	82	—	—	5,899	82
Mortgage-backed securities:
Agency—residential	11,126	119	—	—	11,126	119
Non-agency—residential	5,094	80	11,125	2,391	16,219	2,471
Non-agency—HELOC	—	—	2,196	2,132	2,196	2,132
Corporate debt	995	13	—	—	995	13
Collateralized debt obligations	1,337	826	3,613	2,290	4,950	3,116
Obligations of state and political subdivisions	483	17	—	—	483	17
Equity securities—financial services	201	62	734	25	935	87

Total	$42,249	$1,289	$19,299	$6,857	$61,548	$8,146

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

	Less Than 12 Months		12 Months Or More		Total
December 31, 2008:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In thousands)
U.S. Government and agency obligations	$1,812	$14	$540	$24	$2,352	$38
Government-sponsored enterprises	1,978	13	—	—	1,978	13
Mortgage-backed securities:
Agency—residential	3,523	110	1,029	2	4,552	112
Non-agency—residential	27,476	5,589	1,502	304	28,978	5,893
Non-agency—HELOC	2,817	273	—	—	2,817	273
Corporate debt	1,887	97	—	—	1,887	97
Collateralized debt obligations	3,660	1,734	—	—	3,660	1,734
Obligations of state and political subdivisions	475	26	—	—	475	26
Tax-exempt securities	139	1	—	—	139	1
Equity securities—financial services	962	60	—	—	962	60

Total	$44,729	$7,917	$3,071	$330	$47,800	$8,247

The Company adopted the provisions of new authoritative accounting guidance related to OTTI on debt securities for the interim period ended March 31, 2009, which was applied to debt securities held by the Company as of January 1, 2009. For those debt securities for which the fair value of the security is less than its amortized cost and the Company does not intend to sell such security and it is not more likely than not that it will be required to sell such security prior to the recovery of its amortized cost basis (which may be at maturity) less any credit losses, the authoritative accounting guidance requires that the credit component of the OTTI losses be recognized in earnings while the noncredit component is recognized in other comprehensive income (loss), net of related taxes. As a result, the Company reclassified the noncredit component of the OTTI losses previously recognized in earnings during the year ended December 31, 2008. The reclassification was reflected as a cumulative effect adjustment of $2.7 million, net of taxes, which increased retained earnings and accumulated other comprehensive loss. The amortized cost basis of these debt securities for which OTTI losses were recognized during 2008 were adjusted by the amount of the cumulative effect adjustment before taxes.

For debt securities with OTTI losses, the Company estimated the portion of loss attributable to credit using a discounted cash flow model in accordance with applicable guidance. Significant inputs for the non-agency mortgage-backed securities included the estimated cash flows of the underlying collateral based on key assumptions, such as default rate, loss severity and prepayment rate. Assumptions used can vary widely from loan to loan, and are influenced by such factors as loan interest rate, geographical location of the borrower, borrower characteristics and collateral type. Significant inputs for the collateralized debt obligations included estimated cash flows and prospective deferrals, defaults and recoveries based on the underlying seniority status and subordination structure of the pooled trust preferred debt tranche at the time of measurement. Prospective deferral, default and recovery estimates affecting projected cash flows were based on an analysis of the underlying financial condition of the individual issuers, with consideration of the account’s capital adequacy, credit quality, lending concentrations and other factors. All cash flow estimates were based on the securities’ tranche structure and contractual rate and maturity terms. The Company utilized the services of a third-party valuation firm to obtain information about the structure in order to determine how the underlying collateral cash flows will be distributed to each security issued from the structure. The present value of the expected cash flows was compared to the Company’s holdings to determine the credit-related impairment loss, if any.

To the extent that continued changes in interest rates, credit movements and other factors that influence fair value of investments occur, the Company may be required to record additional impairment charges for OTTI in future periods.

At June 30, 2010, forty-one debt securities with gross unrealized losses had aggregate depreciation of 11.7% of the Company’s amortized cost basis. The majority of the unrealized losses related to the Company’s non-agency mortgage-backed securities and collateralized debt obligations as discussed below.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

For the six months ended June 30, 2010, the Company recognized $332,000 of impairment charges on investments deemed other-than-temporarily impaired. The following summarizes, by security type, the basis for management’s determination during the preparation of the financial statements of whether the applicable investments within the Company’s available for sale portfolio were other-than-temporarily impaired at June 30, 2010.

U.S. Government and Agency Obligations and Government–Sponsored Enterprises. The unrealized losses on the Company’s U.S. Government and agency obligations and government-sponsored enterprises related primarily to a widening of the rate spread to comparable treasury securities. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. Because the decline in market value is attributable to changes in interest rates and not credit quality and because the Company does not intend to sell these securities and it is not more likely than not that the Company will be required to sell the securities before their anticipated recovery, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at June 30, 2010.

Mortgage-backed Securities—Agency—Residential. The unrealized losses on the Company’s agency–residential mortgage-backed securities were caused by increases in the rate spread to comparable treasury securities. The Company does not expect these securities to settle at a price less than the amortized cost basis of the investments. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before the recovery of their amortized cost basis, which may be at maturity, the Company does not consider these investments to be other-than-temporarily impaired at June 30, 2010.

Mortgage-backed Securities—Non-agency—Residential. The unrealized losses on the Company’s non-agency-residential mortgage-backed securities are primarily due to the fact that these securities continue to trade well below historic levels, particularly those backed by jumbo or hybrid loan collateral. In particular, three non-agency mortgage-backed securities displayed market pricing below book value and were rated below investment grade at June 30, 2010. At June 30, 2010, management evaluated credit rating details for the tranche owned, as well as credit information on subordinate tranches, potential future credit losses and loss analyses. Additionally, management reviewed reports prepared by an independent third party for certain non-agency mortgage-backed securities. The Company previously recorded OTTI on one of these non-agency mortgage-backed securities totaling $899,000 related to credit, including $332,000 during the six months ended June 30, 2010. The Company did not record any further impairment losses at June 30, 2010 because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity. See the table of non-agency mortgage-backed securities rated below investment grade as of June 30, 2010 for more details.

Mortgage-backed Securities—Non-agency—HELOC. The unrealized loss on the Company’s non-agency—HELOC mortgage-backed security is related to one security whose market has been illiquid. This security is collateralized by home equity lines of credit secured by first and second liens and insured by Financial Security Assurance. At June 30, 2010, management evaluated credit rating details, collateral support and loss analyses. All of the unrealized losses on this security relate to factors other than credit. Because the Company does not intend to sell this security and it is not more likely than not that the Company will be required to sell this security before the recovery of its amortized cost basis, which may be at maturity, the Company did not record an impairment loss at June 30, 2010.

Collateralized Debt Obligations. The unrealized losses on the Company’s collateralized debt obligations related to investments in pooled trust preferred securities (“PTPS”). The PTPS market continues to experience significant declines in market value. Transactions for PTPS have been limited and have occurred primarily as a result of distressed or forced liquidation sales.

Management evaluated current credit ratings, credit support and stress testing for future defaults related to the Company’s PTPS. Management also reviewed analytics provided by the trustee and independent OTTI review and associated cash flow analyses performed by an independent third party. The unrealized losses on the Company’s PTPS investments were caused by a lack of liquidity, credit downgrades and decreasing credit support. The increased number of bank and insurance company failures has decreased the level of credit support for these investments. A number of lower tranche income issues have foregone payments or have received payment in kind through increased principal allocations. The Company previously recorded OTTI losses on three PTPS investments totaling $1.2 million related to

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

credit factors. At June 30, 2010, based on the existing credit profile, management does not believe that these investments will suffer from any further credit-related losses. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity, the Company did not record additional impairment losses at June 30, 2010. See the table of collateralized debt obligations rated below investment grade as of June 30, 2010 for more details.

Equity Securities. The Company’s investments in marketable equity securities consist of common and preferred stock of companies in the financial services sector. Management evaluated the near-term prospects of the issuers and the Company’s ability and intent to hold the investments for a reasonable period of time sufficient for an anticipated recovery of fair value. Although the issuers have shown declines in earnings as a result of the weakened economy, no credit issues have been identified that cause management to believe that the declines in market value are other-than-temporary at June 30, 2010.

The following table details the Company’s non-agency mortgage-backed securities that were rated below investment grade at June 30, 2010 (dollars in thousands).

Security	Class (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Lowest Credit Rating (2)	Total Credit —Related OTTI (3)	Credit Support Coverage Ratios (4)
MBS 1	SSNR,AS	$3,176	$—	$498	$2,678	CCC	$—	1.016
MBS 2	SSUP,AS	606	—	33	573	CC	899	0.512
MBS 3	PT,AS	511	—	10	501	CCC	—	0.878

		$4,293	$—	$541	$3,752		$899

(1)	Class definitions: PT—Pass Through, AS—Accelerated, SSNR—Super Senior, SSUP—Senior Support.
(2)	The Company utilized credit ratings provided by Moody’s, S&P and Fitch in its evaluation of issuers.
(3)	The OTTI amounts provided in the table represent cumulative credit loss amounts through June 30, 2010.
(4)	The credit support coverage ratio, which is the ratio that determines the multiple of credit support, is based on assumptions for the performance of the loans within the delinquency pipeline. The assumptions used are: current collateral support/((60 day delinquencies x .60)+(90 day delinquencies x .70)+(foreclosures x 1.00)+(other real estate x 1.00)) x .40 for loss severity.

The following table details the Company’s collateralized debt obligations that were rated below investment grade at June 30, 2010 (dollars in thousands).

Security	Class	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Lowest Credit Rating (1)	Total Credit —Related OTTI (2)	% of Current Defaults and Deferrals to Total Collateral
CDO 1	B1	$1,000	$—	$363	$637	B+	$—	9.0
CDO 2	B3	1,000	—	367	633	B+	—	9.0
CDO 3	MEZ	88	2	—	90	CC	35	25.9
CDO 4	B	1,480	—	866	614	CCC+	376	21.1
CDO 5	C	163	—	122	41	C	809	23.8
CDO 6	A2	2,629	—	799	1,830	B+	—	28.4
CDO 7	A1	1,769	—	580	1,189	BB	—	31.4

		$8,129	$2	$3,097	$5,034		$1,220

(1)	The Company utilized credit ratings provided by Moody’s, S&P and Fitch in its evaluation of issuers.
(2)	The OTTI amounts provided in the table represent cumulative credit loss amounts through June 30, 2010.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

At December 31, 2009, fifty debt securities with gross unrealized losses had aggregate depreciation of approximately 11.7% of the Company’s amortized cost basis.

For the years ended December 31, 2009 and 2008, the Company recognized $228,000 and $7.1 million of impairment charges on investments deemed other-than-temporarily impaired, respectively. The following summarizes, by security type, the basis for management’s determination during the preparation of the financial statements of whether the applicable investments within the Company’s available for sale portfolio were other-than-temporarily impaired at December 31, 2009.

U.S. Government and Agency Obligations and Government–Sponsored Enterprises. The unrealized losses on the Company’s U.S. Government and agency obligations and government-sponsored enterprises related primarily to a widening of the rate spread to comparable treasury securities. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. Because the decline in fair value is attributable to changes in interest rates and illiquidity and not credit quality, and because the Company does not intend to sell these securities and it is not more likely than not that the Company will be required to sell the securities before their anticipated recovery, which may be at maturity, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2009.

Mortgage-backed Securities—Agency—Residential. The unrealized losses on the Company’s agency–residential mortgage-backed securities were caused by increases in the rate spread to comparable treasury securities. The Company does not expect these securities to settle at a price less than the amortized cost basis of the investments. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before the recovery of their amortized cost basis, which may be at maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2009.

Mortgage-backed Securities—Non-agency—Residential. The unrealized losses on the Company’s non-agency-residential mortgage-backed securities are primarily due to the fact that these securities continue to trade well below historic levels, particularly those backed by jumbo or hybrid loan collateral. In particular, five non-agency residential mortgage-backed securities displayed market pricing significantly below book value and were rated below investment grade. At December 31, 2009, management evaluated credit rating details for the tranche, as well as credit information on subordinate tranches, potential future credit losses and loss analyses. Additionally, management reviewed reports prepared by an independent third party for certain non-agency mortgage-backed securities. The Bank previously recorded OTTI losses related to credit on one of these non-agency mortgage-backed securities totaling $489,000. An additional OTTI loss of $78,000 was recorded during the fourth quarter of 2009. Based on the existing credit profile, management does not believe that these investments will suffer from any further credit-related losses. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity, the Company did not record any additional impairment losses at December 31, 2009. See the table of non-agency mortgage-backed securities rated below investment grade as of December 31, 2009 for more details.

Mortgage-backed Securities—Non-agency—HELOC. The unrealized loss on the Company’s non-agency—HELOC mortgage-backed security is related to one security whose market is now illiquid. This security is collateralized by home equity lines of credit secured by first and second liens and insured by Financial Security Assurance. At December 31, 2009, management evaluated credit rating details, collateral support and loss analyses. All of the unrealized losses on this security relate to factors other than credit. Because the Company does not intend to sell this investment and it is not more likely than not that the Company will be required to sell this investment before the recovery of its amortized cost basis, which may be at maturity, the Company did not record any impairment loss at December 31, 2009.

Collateralized Debt Obligations. The unrealized losses on the Company’s collateralized debt obligations related to investments in PTPS. The PTPS market continues to experience significant declines in market value since the end of last year. Transactions for these securities have been primarily related to distressed or forced liquidation sales.

The unrealized losses on the Company’s PTPS investments were caused by a lack of liquidity, credit downgrades and decreasing credit support. The increased number of bank and insurance company failures has decreased the level of credit support for these investments. A number of lower tranche income issues have forgone payments or have received

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

payment in kind through increased principal allocations. No loss of principal or break in yield is projected. Management evaluated current credit ratings, credit support and stress testing for future defaults related to the Company’s PTPS. Management also reviewed analytics provided by the trustee, reports from third-party sources and internal documents. Additionally, independent OTTI and associated cash flow analysis was performed by an independent third party. The Bank previously recorded OTTI losses on five PTPS investments related to credit factors of $150,000 and $1.1 million during 2009 and 2008, respectively. Based on the existing credit profile, management does not believe that these investments will suffer from any further credit related losses. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity, the Company did not record additional impairment losses at December 31, 2009. See the table of collateralized debt obligations rated below investment grade as of December 31, 2009 for more details.

Equity Securities. The Company’s investments in marketable equity securities consist of common and preferred stock of companies in the financial services sector. Management evaluated the near-term prospects of the issuers and the Company’s ability and intent to hold the investments for a reasonable period of time sufficient for an anticipated recovery of fair value. In analyzing the issuer’s financial condition, management considers industry analysts’ reports and financial performance. Although the issuers have shown declines in earnings as a result of the weakened economy, no credit issues have been identified that cause management to believe that the declines in market value are other-than-temporary at December 31, 2009.

The following table presents in more detail the Company’s non-agency mortgage-backed securities that are currently rated below investment grade as of December 31, 2009 (dollars in thousands).

Security	Class (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Lowest Credit Rating (2)	Total Credit —Related OTTI (3)	Credit Support Coverage Ratios (4)
MBS 1	PT,AS	$2,010	$—	$105	$1,905	CC	$—	3.5
MBS 2	SSNR,AS	3,453	—	1,160	2,293	B+	—	1.5
MBS 3	SSUP,AS	1,069	—	596	473	CC	567	0.9
MBS 4	PT,AS	580	—	32	548	B-	—	1.1
MBS 5	SEQ,AS	728	—	58	670	CCC	—	1.7

		$7,840	$—	$1,951	$5,889		$567

(1)	Class definitions: PT—Pass Through, AS—Accelerated, SSNR—Super Senior, SSUP—Senior Support and SEQ—Sequential.
(2)	The Company utilized credit ratings provided by Moody’s, S&P and Fitch in its evaluation of issuers.
(3)	The OTTI amounts provided in the table represent cumulative credit loss amounts through December 31, 2009.
(4)	The credit support coverage ratio, which is the ratio that determines the multiple of credit support, is based on assumptions for the performance of the loans within the delinquency pipeline. The assumptions used are: current collateral support/((60 day delinquencies x .60)+(90 day delinquencies x .70)+(foreclosures x 1.00)+(other real estate x 1.00)) x .40 for loss severity.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

The following table presents in more detail the Company’s collateralized debt obligations that are currently rated below investment grade as of December 31, 2009 (dollars in thousands).

Security	Class	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Lowest Credit Rating (1)	Total Credit —Related OTTI (2)	% of Current Defaults and Deferrals to Total Collateral
CDO 1	B1	$1,000	$—	$379	$621	B+	$—	9.0
CDO 2	B3	1,000	—	375	625	B+	—	9.0
CDO 3	MEZ	87	1	—	88	Ca	35	26.0
CDO 4	B	1,488	—	840	648	Caa1	376	16.0
CDO 5	C	163	—	72	91	CC	809	19.8
CDO 6	A2	2,623	—	846	1,777	B+	—	24.4
CDO 7	A1	1,792	—	604	1,188	BB	—	24.9

		$8,153	$1	$3,116	$5,038		$1,220

(1)	The Company utilized credit ratings provided by Moody’s, S&P and Fitch in its evaluation of issuers.
(2)	The OTTI amounts provided in the table represent cumulative credit loss amounts through December 31, 2009.

The following table summarizes OTTI losses on available for sale securities for the year ended December 31, 2009.

(In thousands)	Collateralized Debt Obligations	Non-agency Mortgage-backed Securities	Total
Total OTTI losses on securities	$(221)	$(673)	$(894)
OTTI related to noncredit losses recognized in other comprehensive income	71	595	666

OTTI related to credit losses recognized in net income	$(150)	$(78)	$(228)

The following table presents a roll-forward of the balance of credit losses on the Company’s debt securities for which a portion of OTTI has been recognized in other comprehensive income (in thousands).

Credit component of OTTI at January 1, 2009	$1,559
Amounts related to credit for which OTTI losses were not previously recognized	—
Additional credit losses for which OTTI losses were previously recognized	228

Credit component of OTTI at December 31, 2009	1,787
Amounts related to credit for which OTTI losses were not previously recognized	—
Additional credit losses for which OTTI losses were previously recognized	332

Credit component of OTTI at June 30, 2010	$2,119

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

NOTE 4. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loan Portfolio

The composition of the Company’s loan portfolio is as follows:

(In thousands)	June 30, 2010	December 31,
		2009	2008
Real estate loans:
Residential—1 to 4 family	$292,447	$306,244	$332,399
Multi-family and commercial	161,798	159,781	158,693
Construction	9,327	11,400	27,892

Total real estate loans	463,572	477,425	518,984
Consumer loans:
Home equity	23,961	22,573	18,762
Other	3,478	3,513	3,345

Total consumer loans	27,439	26,086	22,107

Commercial business loans:
SBA & USDA guaranteed	90,777	77,310	45,704
Other	28,075	30,239	34,945

Total commercial business loans	118,852	107,549	80,649

Total loans	609,863	611,060	621,740
Deferred loan origination costs, net of deferred fees	1,529	1,523	1,570
Allowance for loan losses	(4,878)	(4,891)	(6,047)

Loans receivable, net	$606,514	$607,692	$617,263

Impaired and Nonaccrual Loans

The following is a summary of information pertaining to impaired loans and nonaccrual loans.

(In thousands)	June 30, 2010	December 31,
		2009	2008
Impaired loans without valuation allowance	$4,847	$2,107	$6,934
Impaired loans with valuation allowance	2,222	967	3,960

Total impaired loans	$7,069	$3,074	$10,894

Valuation allowance related to impaired loans	$516	$267	$1,235

Nonaccrual loans	$4,267	$3,007	$9,328

Total loans past due 90 days or more and still accruing	$—	$—	$—

Additional information related to impaired loans for the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007 is as follows:

	June 30,		December 31,
(In thousands)	2010	2009	2009	2008	2007
Average recorded investment in impaired loans	$6,353	$9,451	$7,808	$9,407	$4,740

Interest income recognized on impaired loans	$78	$14	$65	$27	$21

Cash interest received on impaired loans	$118	$66	$99	$74	$44

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

No additional funds are committed to be advanced to those borrowers whose loans are impaired.

Interest income that would have been recorded had nonaccrual loans been performing in accordance with their original terms totaled $169,000 and $436,000 for the six months ended June 30, 2010 and 2009, respectively, and $554,000, $609,000 and $462,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

Allowance for Loan Losses

Changes in the allowance for loan losses for the six months ended June 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007 are as follows:

	Six Months Ended June 30,		Years Ended December 31,
(In thousands)	2010	2009	2009	2008	2007
Balance at beginning of period	$4,891	$6,047	$6,047	$5,245	$4,365
Provision for loan losses	422	1,930	2,830	1,369	1,062
Loans charged-off	(442)	(2,998)	(4,075)	(597)	(434)
Recoveries of loans previously charged-off	7	22	89	30	252

Balance at end of period	$4,878	$5,001	$4,891	$6,047	$5,245

Related Party Loans

Related party transactions, including loans with related parties, are discussed in further detail in Note 13.

Loans Held for Sale

Total loans held for sale amounted to $1.8 million at June 30, 2010 and $396,000 at December 31, 2009, consisting of fixed-rate residential mortgage loans. There were no loans held for sale at December 31, 2008.

Loans Serviced for Others

The Company services certain loans that it has sold with and without recourse to third parties and other loans for which the Company acquired the servicing rights. Loans serviced for others are not included in the Company’s consolidated balance sheets. The aggregate of loans serviced for others amounted to $134.4 million, $121.1 million and $81.5 million at June 30, 2010 and December 31, 2009 and 2008, respectively.

NOTE 5. OTHER REAL ESTATE OWNED

At June 30, 2010, other real estate owned consisted of two residential and three commercial real estate properties which were held for sale. Other real estate owned consisted of four residential and four commercial real estate properties which were held for sale at December 31, 2009. The Company had no other real estate owned at December 31, 2008. A summary of expenses applicable to other real estate operations for the six months ended June 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, is as follows:

	Six Months Ended June 30,		Years Ended December 31,
(In thousands)	2010	2009	2009	2008	2007
Net loss (gain) from sales or write-downs of other real estate owned, net	$284	$—	$(16)	$(10)	$—
Other real estate expense, net of rental income	152	82	145	113	113

Expense from other real estate operations, net	$436	$82	$129	$103	$113

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

NOTE 6. PREMISES AND EQUIPMENT

Premises and equipment at June 30, 2010, December 31, 2009 and 2008 are summarized as follows:

	June 30, 2010	December 31,
(In thousands)		2009	2008
Land	$2,098	$2,098	$145
Buildings	6,054	6,043	5,282
Leasehold improvements	7,747	7,736	8,526
Furniture and equipment	11,023	10,711	10,608
Construction in process	8	—	51

	26,930	26,588	24,612
Accumulated depreciation and amortization	(14,512)	(13,622)	(12,387)

Premises and equipment, net	$12,418	$12,966	$12,225

At June 30, 2010 and December 31, 2008, construction in process primarily related to incidental branch improvements. There were no outstanding commitments for the construction of new branches at June 30, 2010 and December 31, 2009 and 2008.

Depreciation and amortization expense was $965,000 and $960,000 for the six months ended June 30, 2010 and 2009, respectively, and $1.9 million, $2.1 million and $2.1 million for the years ended December 31, 2009, 2008 and 2007, respectively.

See Note 12 for a schedule of future minimum rental commitments pursuant to the terms of noncancelable lease agreements.

NOTE 7. GOODWILL AND OTHER INTANGIBLES

Goodwill

Goodwill is summarized as follows:

	June 30, 2010	December 31,
(In thousands)		2009	2008
Balance at beginning of period	$4,131	$4,188	$643
Additions	—	—	3,545
Impairment	—	(57)	—

Balance at end of period	$4,131	$4,131	$4,188

In January 2008, the Company completed its acquisition of a branch office located in Colchester, Connecticut. The Company received cash of $15.4 million for the acquisition of $460,000 in assets and the assumption of $18.4 million in liabilities, resulting in goodwill of $2.6 million.

In March 2008, the Company completed its acquisition of a branch office located in New London, Connecticut. The Company received cash of $432,000 for the acquisition of $7.9 million in assets and the assumption of $9.3 million in liabilities, resulting in goodwill of $967,000.

As a result of the Company’s goodwill impairment evaluation, the Company recorded goodwill impairment of $57,000 during the year ended December 31, 2009. Based on the continued disruption in the financial markets and market capitalization deterioration, the Company will continue to perform testing for impairment between annual assessments. To the extent that additional testing results in the identification of impairment, the Company may be required to record impairment charges related to its goodwill.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

Core Deposit Intangibles

In connection with the assumption of $18.4 million of deposit liabilities from the Colchester, Connecticut branch office acquisition in January 2008, the Bank recorded a core deposit premium intangible of $159,000. The resulting core deposit premium intangible is amortized over five years using the sum-of-the-years-digits method. Core deposit intangibles for the six months ended June 30, 2010 and for the years ended December 31, 2009 and 2008 are as follows:

	June 30, 2010	December 31,
(In thousands)		2009	2008
Balance at beginning of period	$64	$106	$—
Additions	—	—	159
Amortization	(16)	(42)	(53)

Balance at end of period	$48	$64	$106

Amortization expense, relating solely to the core deposit intangible was $16,000 and $21,000 for the six months ended June 30, 2010 and 2009, respectively, and $42,000, $53,000 and $98,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

NOTE 8. DEPOSITS

A summary of deposit balances, by type, is as follows:

	June 30, 2010	December 31,
(In thousands)		2009	2008
Noninterest-bearing demand deposits	$68,259	$65,407	$57,647

Interest-bearing accounts:
NOW and money market accounts	239,538	220,759	187,699
Savings accounts	63,590	61,312	60,494
Certificates of deposit (1)	303,056	311,309	314,811

Total interest-bearing accounts	606,184	593,380	563,004

Total deposits	$674,443	$658,787	$620,651

(1)	Includes brokered deposits of $3.8 million, $1.5 million and $4.5 million at June 30, 2010 and December 31, 2009 and 2008, respectively.

Certificates of deposit in denominations of $100,000 or more were $101.4 million, $101.8 million and $97.8 million at June 30, 2010 and December 31, 2009 and 2008, respectively. Effective July 21, 2010, with the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the FDIC permanently raised deposit insurance levels to $250,000 per depositor retroactive to January 1, 2009. Prior to the increase, deposits in excess of $100,000, with the exception of self-directed retirement accounts which are insured up to $250,000, were not federally insured.

Contractual maturities of certificates of deposit as of the periods presented are summarized below.

	June 30, 2010	December 31,
(In thousands)		2009	2008
Less than one year	$175,121	$200,275	$160,008
One to two years	62,053	69,979	104,301
Two to three years	36,536	21,124	38,749
Three to four years	11,448	7,644	4,015
Four to five years	15,174	11,468	7,064
Thereafter	2,724	819	674

Total certificates of deposit	$303,056	$311,309	$314,811

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

A summary of interest expense by account type for the periods presented is as follows:

	Six Months Ended June 30,		Years Ended December 31,
(In thousands)	2010	2009	2009	2008	2007
NOW and money market accounts	$904	$1,186	$2,189	$3,149	$1,960
Savings accounts (1)	161	225	408	668	1,053
Certificates of deposit (2)	4,052	5,420	10,586	11,921	12,718

Total	$5,117	$6,831	$13,183	$15,738	$15,731

(1)	Includes interest expense on mortgagors’ and investors’ escrow accounts.
(2)	Includes interest expense on brokered deposits.

Related Party Deposits

Reference Note 13 for a discussion of related party transactions, including deposits from related parties.

NOTE 9. BORROWINGS

Federal Home Loan Bank Advances

The Bank is a member of the FHLB. As a member, the Bank had access to a pre-approved secured line of credit with the FHLB of $10.0 million and the capacity to obtain additional advances up to a certain percentage of the value of its qualified collateral, as defined in the FHLB Statement of Credit Policy. In accordance with an agreement with the FHLB, the qualified collateral must be free and clear of liens, pledges and encumbrances. At June 30, 2010 and December 31, 2009 and 2008, there were no advances outstanding under the line of credit. Other outstanding advances from the FHLB aggregated $114.2 million, $116.1 million and $139.6 million at June 30, 2010 and December 31, 2009 and 2008, respectively, at interest rates ranging from 1.56% to 5.02%, 2.39% to 5.02% and 2.39% to 5.84%, respectively.

FHLB advances are secured by the Company’s investment in FHLB stock and other qualified collateral, which is based on a percentage of its outstanding residential first mortgage loans. The carrying value of Federal Home Loan Bank stock is based on the redemption provisions of the FHLB.

Junior Subordinated Debt Owed to Unconsolidated Trusts

SI Capital Trust II (the “Trust”), a wholly-owned subsidiary of the Company, was formed on August 31, 2006. The Trust had no independent assets or operations, and was formed to issue $8.0 million of trust securities and invest the proceeds thereof in an equivalent amount of junior subordinated debentures issued by the Company. The trust preferred securities mature in 30 years and bear interest at three-month LIBOR plus 1.70%. The Company may redeem the trust preferred securities, in whole or in part, on or after September 15, 2011, or earlier under certain conditions.

The subordinated debt securities are unsecured obligations of the Company and are subordinate and junior in right of payment to all present and future senior indebtedness of the Company. The Company has entered into a guarantee, which together with its obligations under the subordinated debt securities and the declaration of trust governing the Trust, including its obligations to pay costs, expenses, debts and liabilities, other than trust securities, provides a full and unconditional guarantee of amounts on the capital securities. If the Company defers interest payments on the junior subordinated debt securities, or otherwise is in default of the obligations, the Company would be prohibited from making dividend payments to its shareholders.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

The contractual maturities of borrowings at June 30, 2010 and December 31, 2009 are as follows:

	June 30, 2010
(Dollars in thousands)	FHLB Advances	Subordinated Debt	Total
Less than one year (1)	$1,000	$—	$1,000
One to two years	26,100	—	26,100
Two to three years (2)	20,000	—	20,000
Three to four years (3)	28,000	—	28,000
Four to five years	27,069	—	27,069
Thereafter (4)	12,000	8,248	20,248

	$114,169	$8,248	$122,417

Weighted average rate	3.63%	2.24%	3.54%

(1)	Includes FHLB advance of $1.0 million that is callable on August 5, 2010.
(2)	Includes FHLB advance of $2.0 million that is callable on September 10, 2010.
(3)	Includes FHLB advance of $4.0 million that is puttable on January 13, 2012.
(4)	Includes FHLB advances of $3.0 million and $2.0 million that are callable on August 9, 2010 and July 17, 2013, respectively.

	December 31, 2009
(Dollars in thousands)	FHLB Advances	Subordinated Debt	Total
Less than one year	$8,000	$—	$8,000
One to two years (1)	27,000	—	27,000
Two to three years	26,100	—	26,100
Three to four years (2)	19,000	—	19,000
Four to five years (3)	24,000	—	24,000
Thereafter (4)	12,000	8,248	20,248

	$116,100	$8,248	$124,348

Weighted average rate	3.61%	1.95%	3.50%

(1)	Includes FHLB advance of $1.0 million that is callable on August 5, 2010.
(2)	Includes FHLB advance of $2.0 million that is callable on September 10, 2010.
(3)	Includes FHLB advance of $4.0 million that is puttable on January 13, 2012.
(4)	Includes FHLB advances of $3.0 million and $2.0 million that are callable on August 9, 2010 and July 17, 2013, respectively.

NOTE 10. INCOME TAXES

The components of the income tax provision (benefit) for the six months ended June 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007 are as follows:

	June 30,		December 31,
(In thousands)	2010	2009	2009	2008	2007
Current income tax provision (benefit):
Federal	$489	$(275)	$(252)	$1,509	$1,229
State	9	—	12	1	1

Total current income tax provision (benefit)	498	(275)	(240)	1,510	1,230

Deferred income tax provision (benefit):
Federal	80	6	275	(2,870)	(690)

Total deferred income tax provision (benefit)	80	6	275	(2,870)	(690)

Total income tax provision (benefit)	$578	$(269)	$35	$(1,360)	$540

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

A reconciliation of the anticipated income tax provision (benefit), based on the statutory tax rate of 34.0%, to the income tax provision (benefit) as reported in the statements of operations is as follows:

	June 30,		December 31,
(Dollars in thousands)	2010	2009	2009	2008	2007
Income tax provision (benefit) at statutory rate	$607	$(283)	$160	$(1,439)	$664
Increase (decrease) resulting from:
Dividends received deduction	(1)	(4)	(10)	(33)	(21)
Bank-owned life insurance	(49)	(50)	(199)	(103)	(100)
Tax-exempt income	(10)	(4)	(15)	(7)	(9)
Compensation and employee benefit plans	60	40	72	72	72
Nondeductible expenses	5	5	6	7	6
Valuation allowance	(50)	—	21	118	—
Other	16	27	—	25	(72)

Total income tax provision (benefit)	$578	$(269)	$35	$(1,360)	$540

Effective tax rate	32.4%	32.3%	7.4%	32.1%	27.7%

The tax effects of temporary differences that give rise to significant components of the deferred tax assets and deferred tax liabilities at June 30, 2010 and December 31, 2009 and 2008 are presented below:

	June 30,	December 31,
(In thousands)	2010	2009	2008
Deferred tax assets:
Allowance for loan losses	$1,789	$1,764	$2,178
Unrealized losses on available for sale securities	1,697	2,770	2,804
Depreciation of premises and equipment	832	756	709
Other-than-temporary impairment	1,262	1,150	2,430
Investment write-downs	223	219	89
Charitable contribution carry-forward	—	93	80
Deferred compensation	1,698	1,524	1,222
Employee benefit plans	313	391	343
Capital loss carry-forward	2	5	68
Interest receivable on nonaccrual loans	171	160	297
Other	—	166	169

Total deferred tax assets	7,987	8,998	10,389
Less valuation allowance	(139)	(139)	(118)

Total deferred tax assets, net of valuation allowance	7,848	8,859	10,271

Deferred tax liabilities:
Unrealized gains on available for sale securities	1,686	1,539	1,266
Goodwill and other intangibles	157	100	12
Deferred loan costs	855	890	911
Mortgage servicing asset	284	252	144
Other	88	—	—

Total deferred tax liabilities	3,070	2,781	2,333

Deferred tax asset, net	$4,778	$6,078	$7,938

At June 30, 2010 and December 31, 2009, a valuation allowance totaling $139,000 was established for contribution carry-forwards, federal capital loss carry-forwards and other-than-temporary impairment losses on equity securities aggregating

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

$409,000 due to uncertainties of realization. The charitable contribution carry-forward, primarily relates to the contribution of the Company’s common stock to SI Financial Group Foundation, Inc. in 2004. The utilization of charitable contributions for any tax year is limited to 10% of taxable income without regard to charitable contributions, net operating losses and dividend received deductions. An organization is permitted to carry over contributions that exceed the annual 10% limitation as a deduction to the five succeeding tax years provided the organization has sufficient earnings. The Company anticipates that a portion of this contribution carry-forward will not be realized and therefore, a valuation allowance has been established.

Retained earnings at June 30, 2010 and December 31, 2009 and 2008 includes a contingency reserve for loan losses of $3.7 million, which represents the tax reserve balance existing at December 31, 1987, and is maintained in accordance with provisions of the Internal Revenue Code applicable to savings banks. Amounts transferred to the reserve have been claimed as deductions from taxable income, and, if the reserve is used for purposes other than to absorb losses on loans, a federal income tax liability could be incurred. It is not anticipated that the Company will incur a federal income tax liability relating to this reserve balance, and accordingly, deferred income taxes of approximately $1.3 million at June 30, 2010 and December 31, 2009 and 2008 have not been recognized.

Financial services companies doing business in Connecticut are permitted to establish a “passive investment company” (“PIC”) to hold and manage loans secured by real property. PICs are exempt from Connecticut corporation business tax and dividends received by the financial services companies from PICs are not taxable. In January 1999, the Bank established a PIC, as a wholly-owned subsidiary, and in June 2000, began to transfer a portion of its residential and commercial mortgage loan portfolios from the Bank to the PIC. A substantial portion of the Company’s interest income is now derived from the PIC, an entity whose net income is exempt from State of Connecticut taxes, and accordingly, state income taxes are minimal. The Bank’s ability to continue to realize the tax benefits of the PIC is subject to the PIC continuing to comply with all statutory requirements related to the operations of the PIC.

With limited exception, the Company is no longer subject to United States federal, state and local income tax examinations by the tax authorities for the years prior to 2006.

NOTE 11. BENEFIT PLANS

Profit Sharing and 401(k) Savings Plan

The Bank’s Profit Sharing and 401(k) Savings Plan (the “Plan”) is a tax-qualified defined contribution plan for the benefit of its eligible employees. The Bank’s profit sharing contribution to the Plan is a discretionary amount authorized by the Board of Directors, based on the financial results of the Bank. An employee’s share of the profit sharing contribution represents the ratio of the employee’s salary to the total salary expense of the Bank. Participants vest in the Bank’s discretionary profit sharing contributions based on years of service, with 100% vesting attained upon five years of service. There were no profit sharing contributions for the six months ended June 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007.

The Plan also includes a 401(k) feature. Eligible participants may make salary deferral contributions of up to 100% of earnings subject to Internal Revenue Services limitations. The Bank makes matching contributions equal to 50% of the participants’ contributions up to 6% of the participants’ earnings. Participants are immediately vested in their salary deferral contributions, employer matching contributions and earnings thereon. Bank contributions were $133,000 and $131,000 for the six months ended June 30, 2010 and 2009, respectively, and $255,000, $236,000 and $229,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

Group Term Replacement Plan

The Bank maintains the Group Term Replacement Plan to provide a death benefit to executives designated by the Compensation Committee of the Board of Directors. The death benefits are funded through certain insurance policies that are owned by the Bank on the lives of the participating executives. The Bank pays the life insurance premiums, which fund the

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

death benefits from its general assets, and is the beneficiary of any death benefits exceeding any executive’s maximum dollar amount specified in his or her split-dollar endorsement policy. The maximum dollar amount of each executive’s split-dollar death benefit equals three times the executive’s annual compensation less $50,000 pre-retirement and three times final annual compensation post-retirement not to exceed a specified dollar amount. For purposes of the plan, annual compensation includes an executive’s base compensation, commissions and cash bonuses earned under the Bank’s bonus plan. Participation in the plan ceases if an executive is terminated for cause or the executive terminates employment for reasons other than death, disability or retirement. If the Bank wishes to maintain the insurance after a participant’s termination in the plan, the Bank will be the direct beneficiary of the entire death proceeds of the insurance policies.

In January 2008, the Company recorded a cumulative effect adjustment for a change in accounting principle as a reduction to retained earnings and an increase in accrued liabilities of $547,000 related to the postretirement obligation of the Company. Total expense recognized under this plan was $51,000 and $47,000 for the six months ended June 30, 2010 and 2009, respectively, and $125,000, $76,000 and $0 for the years ended December 31, 2009, 2008 and 2007, respectively.

Executive Supplemental Retirement Agreements—Defined Benefit

The Bank maintains unfunded supplemental defined benefit retirement agreements with its directors and members of senior management. These agreements provide for supplemental retirement benefits to certain executives based upon average annual compensation and years of service. Entitlement of benefits commence upon the earlier of the executive’s termination of employment (other than for cause), at or after attaining age 65 or, depending on the executive, on the date when the executive’s years of service and age total 80 or 78. Total expense incurred under these agreements for the six months ended June 30, 2010 and 2009 was $413,000 and $407,000, respectively, and $826,000, $828,000 and $812,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

Performance-Based Incentive Plan

The Bank has an incentive plan whereby all employees are eligible to receive a bonus tied to both the Company and individual performance. Non-discretionary contributions to the plan require the approval of the Board of Directors’ Compensation Committee. Total expense recognized was $399,000 and $87,000 for the six months ended June 30, 2010 and 2009, respectively, and $194,000, $266,000 and $267,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

Supplemental Executive Retirement Plan

The Bank maintains the Supplemental Executive Retirement Plan to provide restorative payments to executives, designated by the Board of Directors, who are prevented from receiving the full benefits of the Bank’s Profit Sharing and 401(k) Savings Plan and Employee Stock Ownership Plan. The supplemental executive retirement plan also provides supplemental benefits to participants upon a change in control prior to the complete scheduled repayment of the ESOP loan. For the years ended December 31, 2009, 2008 and 2007, the President and Chief Executive Officer was designated by the Board of Directors to participate in the plan. Total expense incurred under this plan was $5,000, $5,000 and $7,000 for the years ended December 31, 2009, 2008 and 2007, respectively. No expense related to this plan was incurred for the six months ended June 30, 2010 and 2009.

Employee Stock Ownership Plan

In September 2004, the Bank established an Employee Stock Ownership Plan for the benefit of its eligible employees. The Company provided a loan to the Savings Institute Bank and Trust Company Employee Stock Ownership Plan of $4.9 million which was used to purchase 492,499 shares of the Company’s outstanding stock. The loan bears interest equal to 4.75% and provides for annual payments of interest and principal over the 15-year term of the loan.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

At June 30, 2010 and December 31, 2009, the remaining principal balance on the ESOP debt is payable as follows (in thousands):

2010	$290
2011	304
2012	318
2013	333
2014	349
Thereafter	2,011

Total	$3,605

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the shares purchased, which are held in a suspense account for allocation among participants as the loan is repaid. Shares held by the ESOP include the following at June 30, 2010 and December 31, 2009 and 2008:

	June 30, 2010	December 31,
		2009	2008
Allocated	158,410	133,485	99,080
Committed to be allocated	—	32,295	32,295
Committed to be released	16,148	—	—
Unallocated	306,807	322,955	360,950

Total shares	481,365	488,735	492,325

Fair value of unallocated shares	$1,933	$1,696	$2,166

Total compensation expense recognized in connection with the ESOP was $96,000 and $81,000 for the six months ended June 30, 2010 and 2009, respectively, and $155,000, $279,000 and $372,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

Equity Incentive Plan

The 2005 Equity Incentive Plan (the “Incentive Plan”) allows the Company to grant up to 615,623 stock options and 246,249 shares of restricted stock to its employees, officers, directors and directors emeritus. Both incentive stock options and non-statutory stock options may be granted under the plan. All options have a contractual life of ten years and vest equally over a period of five years beginning on the first anniversary of the date of grant. At June 30, 2010 and December 31, 2009, a total of 118,873 and 167,873 stock options were available for future grants, respectively. All restricted stock awards vest equally over a period of five years beginning on the first anniversary of the date of grant. The Company recognized share-based compensation expense related to the stock option and restricted stock awards of $226,000 and $376,000 for the six months ended June 30, 2010 and 2009, respectively, and $742,000, $768,000 and $784,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

There were 70,000 stock options granted during the six months ended June 30, 2010 and no stock option grants during the years ended December 31, 2009 and 2008. The fair value of each option granted in 2010 was determined at the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions:

Expected term (years)	10.00
Expected dividend yield	1.50%
Expected volatility	38.98%
Risk-free interest rate	3.70%
Fair value of options granted	$2.29

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

The expected term was based on the estimated life of the stock options. The dividend yield assumption was based on the Company’s historical and expected dividend pay-outs. The expected volatility represents the Company’s historical volatility. The risk-free interest rate was based on the implied yields of U.S. Treasury zero-coupon issues for periods within the contractual life of the awards in effect at the time of the stock option grants.

The following is a summary of activity for the Company’s stock options for the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007.

	June 30, 2010		December 31,
			2009		2008		2007
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding at beginning of period	447,750	$10.34	488,950	$10.33	503,550	$10.32	467,500	$10.13
Options granted	70,000	5.10	—	—	—	—	41,500	12.51
Options forfeited	(21,000)	11.62	(41,200)	10.23	(14,600)	10.10	(5,450)	10.10

Options outstanding at end of period	496,750	$9.55	447,750	$10.34	488,950	$10.33	503,550	$10.32

Options exercisable at end of period	414,150	$10.21	343,600	$10.24	281,250	$10.19	184,200	$10.11

There were no stock options exercised during each of the periods presented. At June 30, 2010, the weighted-average remaining contractual term for options outstanding and exercisable was 5.7 years and 5.0 years, respectively. At December 31, 2009, the weighted-average remaining contractual term for options outstanding and exercisable was 5.6 years and 5.5 years, respectively. The intrinsic value of stock options outstanding at June 30, 2010 was $84,000. The intrinsic value of stock options outstanding at December 31, 2009, 2008 and 2007 was zero. At June 30, 2010, there was $182,000 of total compensation costs related to outstanding stock options, which is expected to be recognized over a weighted-average period of 2.4 years. At December 31, 2009, there was $184,000 of total unrecognized compensation costs related to outstanding stock options, which is expected to be recognized over a weighted-average period of 0.6 years.

The following table presents the summary of activity for the Company’s unvested restricted shares for the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007.

	June 30, 2010		December 31,
			2009		2008		2007
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Unvested restricted shares at beginning of period	51,449	$9.06	88,899	$10.10	147,749	$10.10	196,999	$10.10
Restricted shares granted	—	—	9,000	4.17	—	—	—	—
Restricted shares vested	(43,949)	9.90	(44,450)	10.10	(49,250)	10.10	(49,250)	10.10
Restricted shares forfeited	—	—	(2,000)	10.10	(9,600)	10.10	—	—

Unvested restricted shares at end of period	7,500	$4.18	51,449	$9.06	88,899	$10.10	147,749	$10.10

At June 30, 2010 and December 31, 2009, a total of 2,600 shares were available for future grants. The aggregate fair value of restricted stock awards that vested during the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007 was $279,000, $267,000, $480,000 and $603,000, respectively. At June 30, 2010, there was $29,000 of

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

unrecognized compensation costs related to unvested restricted stock awards granted under the Incentive Plan, which is expected to be recognized over a weighted-average period of 2.2 years. At December 31, 2009, there was $193,000 of unrecognized compensation costs related to unvested restricted stock awards granted under the Incentive Plan, which is expected to be recognized over a weighted-average period of 0.7 years.

Bank-Owned Life Insurance

The Company has an investment in, and is the beneficiary of, life insurance policies on the lives of certain officers. The purpose of these life insurance investments is to provide income through the appreciation in cash surrender value of the policies, which is used to offset the costs of various benefit and retirement plans. The aggregate cash surrender value of all policies owned by the Company amounted to $8.9 million at June 30, 2010 and $8.7 million at December 31, 2009 and 2008. Income earned on these life insurance policies aggregated $143,000 and $146,000 for the six months ended June 30, 2010 and 2009, respectively, and $294,000, $304,000 and $294,000 for the years ended December 31, 2009, 2008 and 2007, respectively. The Company recognized a gain of $291,000 on death benefit proceeds received from a bank-owned life insurance policy during the year ended December 31, 2009.

NOTE 12. OTHER COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding commitments and contingencies that are not reflected in the accompanying consolidated financial statements. The Company is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized on the balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

Loan Commitments and Letters of Credit

The contractual amounts of commitments to extend credit represent the amount of potential loss should the contract be fully drawn upon, the customer defaults and the value of any existing collateral be determined as worthless. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Financial instruments whose contract amounts represent credit risk at June 30, 2010 and December 31, 2009 and 2008 were as follows:

	June 30, 2010	December 31,
(In thousands)		2009	2008
Commitments to extend credit:
Future loan commitments	$14,057	$8,648	$5,386
Undisbursed construction loans	9,272	9,843	19,840
Undisbursed home equity lines of credit	20,908	18,733	18,327
Undisbursed commercial lines of credit	13,369	12,390	13,507
Overdraft protection lines	1,390	1,425	1,434
Standby letters of credit	717	784	710

Total commitments	$59,713	$51,823	$59,204

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include residential and commercial property, accounts receivable, inventory, property, plant and equipment, deposits and securities.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

Undisbursed commitments under construction, home equity or commercial lines of credit are commitments for future extensions of credit to existing customers. Total undisbursed amounts on lines of credit may expire without being fully drawn upon and therefore, do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Letters of credit are primarily issued to support public or private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year.

Loans Sold with Recourse

At June 30, 2010 and December 31, 2009 and 2008, the outstanding balance of loans sold with recourse was $26,000, $32,000 and $43,000, respectively. Loan repurchase commitments are agreements to repurchase loans previously sold upon the occurrence of conditions established in the contract, including default by the underlying borrower. The Company determined that losses relating to loans sold with recourse were not probable and therefore, a liability was not recorded on the consolidated balance sheets at June 30, 2010 and December 31, 2009 and 2008.

Operating Lease Commitments

The Company leases certain of its branch offices and equipment under operating lease agreements that expire at various dates through 2028. At December 31, 2009, future minimum rental commitments pursuant to the terms of noncancelable lease agreements, by year and in the aggregate, are as follows (in thousands):

2010	$1,307
2011	1,314
2012	1,054
2013	930
2014	865
Thereafter	6,577

Total	$12,047

Certain leases contain options to extend for periods of 5 to 20 years. The cost of such extensions is not included in the above amounts. Rental expense charged to operations for cancelable and noncancelable operating leases was $655,000 and $712,000 for the six months ended June 30, 2010 and 2009, respectively, and $1.4 million, $1.5 million and $1.2 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Rental Income Under Subleases

The Company subleases excess office space under noncancelable operating lease agreements that expire at various dates through 2013. At June 30, 2010 and December 31, 2009, future minimum lease payments receivable for the noncancelable lease agreements is as follows (in thousands):

	June 30, 2010	December 31, 2009
2010	$26	$52
2011	44	44
2012	19	19
2013	10	10

Total	$99	$125

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

Rental income under the noncancelable lease agreements was $26,000 and $16,000 for the six months ended June 30, 2010 and 2009, respectively, and $45,000, $14,000 and $13,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

Legal Matters

Various legal claims arise from time to time in the normal course of business. Management believes that the resolution of these matters will not have a material effect on the Company’s financial condition or results of operations.

Investment Commitments

The Bank is a limited partner in two SBICs. In 1998, the Bank became a limited partner in an SBIC and committed to contribute capital of $1.0 million to the limited partnership. In 2007, the Bank became a limited partner in a second SBIC and committed to contribute capital of $1.0 million to the limited partnership. The Bank recognized write-downs totaling $12,000 and $336,000 for the six months ended June 30, 2010 and 2009, respectively, and $383,000 for the year ended December 31, 2009 on its investment in the two SBICs. The SBICs, with a combined net book value of $501,000, $513,000 and $776,000 at June 30, 2010 and December 31, 2009 and 2008, respectively, are included in other assets. At June 30, 2010 and December 31, 2009, the Bank’s remaining off-balance sheet commitment for capital investment in the SBICs was $757,000.

NOTE 13. RELATED PARTY TRANSACTIONS

Loans Receivable

In the normal course of business, the Bank grants loans to related parties. Related parties include directors and certain officers of the Company and its subsidiaries and their immediate family members and respective affiliates in which they have a controlling interest. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with customers, and did not involve more than the normal risk of collectibility. All related party loans were performing in accordance with their terms as of the periods presented.

Changes in loans outstanding to such related parties during the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007 are as follows:

	June 30, 2010	December 31,
(In thousands)		2009	2008	2007
Balance at beginning of period	$2,148	$1,983	$2,073	$1,899
Additions	16	613	137	368
Repayments	(135)	(448)	(204)	(194)
Other	—	—	(23)	—

Balance at end of period	$2,029	$2,148	$1,983	$2,073

Related party loan transactions labeled as “other” represent the net amount of loans for individuals who ceased being related parties during the period.

Deposits

Deposit accounts of directors, certain officers and other related parties aggregated $1.3 million, $1.1 million and $1.9 million at June 30, 2010 and December 31, 2009 and 2008, respectively.

Operating Expenses

During the six months ended June 30, 2010 and 2009, the Company paid $13,000 and $11,000, respectively, for leases, supplies and advertising to companies related to directors of the Company. For the years ended December 31, 2009, 2008 and 2007, the Company paid $21,000, $77,000 and $21,000, respectively, for leases, supplies and advertising to companies related to directors of the Company.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

SI Bancorp, MHC—Mutual Holding Company Parent

SI Bancorp, MHC (the “MHC”) owns a majority of the Company’s common stock and, through its Board of Directors and officers who manage the Company and the Bank also manage the MHC. As a federally-chartered mutual holding company, the Board of Directors of the MHC must ensure that the interests of depositors of the Bank are represented and considered in matters put to a vote of shareholders of the Company. Therefore, the votes cast by the MHC may not be in the best interest of all shareholders.

NOTE 14. REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items, as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to total assets (as defined). For the periods presented, the Bank met the conditions to be classified as “well capitalized” under the regulatory framework for prompt corrective action. As a savings and loan holding company regulated by the Office of Thrift Supervision, the Company is not subject to any separate regulatory capital requirements.

The Bank’s actual capital amounts and ratios for the periods presented are as follows:

June 30, 2010:	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Risk-Based Capital Ratio	$75,324	14.84%	$40,606	8.00%	$50,757	10.00%
Tier I Risk-Based Capital Ratio	70,633	13.91	20,311	4.00	30,467	6.00
Tier I Capital Ratio	70,633	8.08	34,967	4.00	43,709	5.00
Tangible Equity Ratio	70,633	8.08	13,113	1.50	n/a	n/a

December 31, 2009:	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Risk-Based Capital Ratio	$74,095	14.30%	$41,452	8.00%	$51,815	10.00%
Tier I Risk-Based Capital Ratio	69,201	13.36	20,719	4.00	31,078	6.00
Tier I Capital Ratio	69,201	8.02	34,514	4.00	43,143	5.00
Tangible Equity Ratio	69,201	8.02	12,943	1.50	n/a	n/a

December 31, 2008:	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Risk-Based Capital Ratio	$69,273	13.32%	$41,605	8.00%	$52,007	10.00%
Tier I Risk-Based Capital Ratio	64,130	12.33	20,805	4.00	31,207	6.00
Tier I Capital Ratio	64,130	7.59	33,797	4.00	42,246	5.00
Tangible Equity Ratio	64,130	7.59	12,674	1.50	n/a	n/a

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

Reconciliations of the Company’s total capital to the Bank’s regulatory capital are as follows:

	June 30, 2010	December 31,
(In thousands)		2009	2008
Total capital per consolidated financial statements	$81,160	$77,462	$72,927
Holding company equity not available for regulatory capital	(5,581)	(5,468)	(7,892)
Accumulated losses on available for sale securities	72	2,295	3,017
Intangible assets	(3,981)	(3,997)	(3,922)
Disallowed deferred tax asset	(1,037)	(1,091)	—

Total tier 1 capital	70,633	69,201	64,130

Adjustments for total capital:
Allowance for loan losses	4,691	4,894	5,143

Total capital per regulatory reporting	$75,324	$74,095	$69,273

NOTE 15. COMPREHENSIVE INCOME (LOSS)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss). Although certain changes in assets and liabilities are reported as a separate component of the equity section of the balance sheet, such items along with net income (loss) are components of comprehensive income (loss).

Other comprehensive income (loss), which is comprised solely of the change in unrealized gains and losses on available for sale securities, is as follows:

	Six Months Ended June 30, 2010
(In thousands)	Before Tax Amount	Tax Effect	Net of Tax Amount
Unrealized holding gains on available for sale securities	$3,451	$(1,173)	$2,278
Credit portion of OTTI losses recognized in net income	332	(113)	219
Noncredit portion of OTTI losses on available for sale securities	487	(166)	321
Reclassification adjustment for gains recognized in net income	(681)	232	(449)

Unrealized holding gains on available for sale securities, net of taxes	$3,589	$(1,220)	$2,369

	Year Ended December 31, 2009
(In thousands)	Before Tax Amount	Tax Effect	Net of Tax Amount
Unrealized holding gains on available for sale securities	$5,622	$(1,831)	$3,791
Credit portion of OTTI losses recognized in net income	228	(77)	151
Noncredit portion of OTTI losses on available for sale securities	(666)	226	(440)
Reclassification adjustment for gains recognized in net income	(285)	97	(188)

Unrealized holding gains on available for sale securities, net of taxes	$4,899	$(1,585)	$3,314

	Year Ended December 31, 2008
(In thousands)	Before Tax Amount	Tax Effect	Net of Tax Amount
Unrealized holding losses on available for sale securities	$(11,973)	$4,071	$(7,902)
Reclassification adjustment for losses recognized in net loss	6,685	(2,273)	4,412

Unrealized holding losses on available for sale securities, net of taxes	$(5,288)	$1,798	$(3,490)

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

The components of accumulated other comprehensive loss included in shareholders’ equity at June 30, 2010 and December 31, 2009 and 2008 are as follows:

	June 30, 2010	December 31,
(In thousands)		2009	2008
Securities:
Net unrealized gain (loss) on securities	$988	$2,003	$(4,524)
Tax effect	(335)	(681)	1,538

Net of tax amount	653	1,322	(2,986)
Noncredit portion of OTTI losses on available for sale securities	(1,019)	(1,506)	—
Tax effect	346	512	—

Net of tax amount	(20)	328	(2,986)

Cumulative effect of adoption of securities impairment guidance	—	(2,717)	—

Accumulated other comprehensive loss	$(20)	$(2,389)	$(2,986)

NOTE 16. FAIR VALUE OF ASSETS AND LIABILITIES

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The following methods and assumptions were used by the Company in estimating fair value disclosures of its financial instruments:

•	Cash and cash equivalents. The carrying amounts of cash and short-term instruments approximate the fair values based on the short-term nature of the assets.

•

Securities available for sale. Included in the available for sale category are both debt and equity securities. The securities measured at fair value in Level 1 are based on quoted market prices in an active exchange market. Securities measured at fair value in Level 2 are based on pricing models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data. The Company utilizes Interactive Data Corp. (“IDC”), a third-party, nationally-recognized pricing service to estimate fair value measurements for the majority of its portfolio. The pricing service evaluates each asset class based on relevant market information considering observable data, but these prices do not represent binding quotes. The fair value prices on all investments are reviewed for reasonableness by management. Securities measured at fair value in Level 3 include collateralized debt obligations that are backed by trust preferred securities issued by banks, thrifts and insurance companies. Management determined that an orderly and active market for these securities and similar securities did not exist based on a significant reduction in trading volume and widening spreads relative to historical levels. The Company estimates future cash flows discounted using a rate management believes is representative of current market conditions. Factors in determining the discount rate include the current level of deferrals and/or defaults, changes in credit rating and the financial condition of the debtors within the underlying securities, broker quotes for securities with similar structure and credit risk, interest rate movements and pricing for new issuances.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

•	Federal Home Loan Bank stock. The carrying value of FHLB stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

•	Loans held for sale. The fair value of loans held for sale is estimated using quoted market prices.

•

Loans receivable. For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. The fair value of fixed-rate loans are estimated by discounting the future cash flows using the rates at the end of the period in which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

•	Accrued interest receivable. The carrying amount of accrued interest approximates fair value.

•

Deposits. The fair value of demand deposits, negotiable orders of withdrawal, regular savings, certain money market deposits and mortgagors’ and investors’ escrow accounts is the amount payable on demand at the reporting date. The fair value of certificates of deposit and other time deposits is estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities to a schedule of aggregated expected maturities on such deposits.

•

Federal Home Loan Bank advances. The fair value of the advances is estimated using a discounted cash flow calculation that applies current FHLB interest rates for advances of similar maturity to a schedule of maturities of such advances.

•	Junior subordinated debt owed to unconsolidated trust. Rates currently available for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

•

Off-balance sheet instruments. Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standings.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table presents available for sale securities, representing the balances of assets, measured at fair value on a recurring basis as of June 30, 2010 and December 31, 2009 and 2008. There were no liabilities measured at fair value on a recurring basis as of June 30, 2010, December 31, 2009 or 2008.

	June 30, 2010
(In thousands)	Level 1	Level 2	Level 3	Total
U.S. Government and agency obligations	$1,021	$27,103	$—	$28,124
Government-sponsored enterprises	—	15,405	—	15,405
Mortgage-backed securities	—	112,842	—	112,842
Corporate debt securities	—	10,478	—	10,478
Collateralized debt obligations	—	—	5,034	5,034
Obligations of state and political subdivisions	—	5,980	—	5,980
Tax-exempt securities	—	3,218	—	3,218
Foreign government securities	—	100	—	100
Equity securities	302	727	—	1,029

Total assets at fair value	$1,323	$175,853	$5,034	$182,210

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

	December 31, 2009
(In thousands)	Level 1	Level 2	Level 3	Total
U.S. Government and agency obligations	$1,939	$34,290	$—	$36,229
Government-sponsored enterprises	—	14,035	—	14,035
Mortgage-backed securities	—	111,514	—	111,514
Corporate debt securities	—	7,321	—	7,321
Collateralized debt obligations	—	—	5,038	5,038
Obligations of state and political subdivisions	—	5,131	—	5,131
Tax-exempt securities	—	3,219	—	3,219
Foreign government securities	—	100	—	100
Equity securities	247	728	—	975

Total assets at fair value	$2,186	$176,338	$5,038	$183,562

	December 31, 2008
(In thousands)	Level 1	Level 2	Level 3	Total
U.S. Government and agency obligations	$—	$2,415	$—	$2,415
Government-sponsored enterprises	—	26,587	—	26,587
Mortgage-backed securities	—	116,930	—	116,930
Corporate debt securities	—	5,958	—	5,958
Collateralized debt obligations	—	—	5,392	5,392
Obligations of state and political subdivisions	—	4,037	—	4,037
Tax-exempt securities	—	280	—	280
Foreign government securities	—	100	—	100
Equity securities	300	700	—	1,000

Total assets at fair value	$300	$157,007	$5,392	$162,699

The following table shows a reconciliation of the beginning and ending balances for Level 3 assets (in thousands).

Balance at January 1, 2008	$—
Transfers to/from Level 3	6,641
Impairment charges included in net loss	(16)
Decrease in fair value of securities included in other comprehensive loss	(1,233)

Balance at December 31, 2008	5,392
Transfers to/from Level 3	—
Impairment charges included in net income	(228)
Decrease in fair value of securities included in other comprehensive income	(126)

Balance at December 31, 2009	5,038
Transfers to/from Level 3	—
Impairment charges included in net income	—
Decrease in fair value of securities included in other comprehensive income	(4)

Balance at June 30, 2010	$5,034

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The Company may also be required, from time to time, to measure certain other financial assets on a nonrecurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets. The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets. The gains (losses) represent the amount of write-down recorded for the periods presented on the assets held at June 30, 2010 and 2009 and December 31, 2009 and 2008. There were no liabilities measured at fair value on a nonrecurring basis as of the periods presented.

	June 30, 2010			Six Months Ended June 30, 2010
(In thousands)	Level 1	Level 2	Level 3	Total Losses
Impaired loans	$—	$—	$1,706	$(397)
Other real estate owned	—	—	1,745	(242)

Total assets	$—	$—	$3,451	$(639)

	June 30, 2009			Six Months Ended June 30, 2009
(In thousands)	Level 1	Level 2	Level 3	Total Gains
Impaired loans	$—	$—	$872	$624

Total assets	$—	$—	$872	$624

	December 31, 2009			Year Ended December 31, 2009
(In thousands)	Level 1	Level 2	Level 3	Total Losses
Impaired loans	$—	$—	$700	$(267)
Other real estate owned	—	—	3,680	—

Total assets	$—	$—	$4,380	$(267)

	December 31, 2008			Year Ended December 31, 2008
(In thousands)	Level 1	Level 2	Level 3	Total Losses
Impaired loans	$—	$—	$2,725	$(1,235)

Total assets	$—	$—	$2,725	$(1,235)

The Company measures the impairment of loans that are collateral dependent based on the fair value of the collateral (Level 3). The fair value of collateral used by the Company represents the amount expected to be received from the sale of the property, net of selling costs, as determined by an independent, licensed or certified appraiser using observable market data. This data includes information such as selling price of similar properties, expected future cash flows or earnings of the subject property based on current market expectations, relevant legal, physical and economic factors. Losses applicable to write-downs of impaired loans are based on the appraised market value of the underlying collateral, assuming foreclosure of these loans is imminent.

The amount of other real estate owned represents the carrying value of the collateral based on the appraised value of the underlying collateral less selling costs. There were no recognized losses on other real estate owned for the six months ended June 30, 2009 and the years ended December 31, 2009 and 2008.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

Summary of Fair Values of Financial Instruments

The estimated fair values, and related carrying or notional amounts, of the Company’s financial instruments are presented in the following table. Certain financial instruments and all nonfinancial instruments are exempt from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at June 30, 2010, December 31, 2009 and 2008. The estimated fair value amounts as of the periods presented have been measured as of each respective date, and the estimated fair value amounts at December 31, 2009 and 2008 have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each period-end. The information presented should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company’s assets. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Company’s disclosures and those of other banks may not be meaningful.

The recorded carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

	June 30, 2010		December 31, 2009		December 31, 2008
(In thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Noninterest-bearing deposits	$13,332	$13,332	$12,889	$12,889	$14,008	$14,008
Interest-bearing deposits	4,811	4,811	2,350	2,350	465	465
Federal funds sold	27,950	27,950	8,965	8,965	8,730	8,730
Available for sale securities	182,210	182,210	183,562	183,562	162,699	162,699
Loans held for sale	1,835	1,835	396	396	—	—
Loans receivable, net	606,514	612,161	607,692	609,155	617,263	620,419
Federal Home Loan Bank stock	8,388	8,388	8,388	8,388	8,388	8,388
Accrued interest receivable	3,333	3,333	3,341	3,341	3,721	3,721
Financial Liabilities:
Savings deposits	63,590	63,590	61,312	61,312	60,494	60,494
Demand deposits, negotiable orders of withdrawal and money market accounts	307,797	307,797	286,166	286,166	245,346	245,346
Certificates of deposit	303,056	306,750	311,309	315,777	314,811	318,812
Mortgagors’ and investors’ escrow accounts	2,338	2,338	3,591	3,591	3,625	3,625
Federal Home Loan Bank advances	114,169	119,265	116,100	118,693	139,600	144,520
Junior subordinated debt owed to unconsolidated trust	8,248	5,480	8,248	5,734	8,248	8,248

Off-Balance Sheet Instruments

Loan commitments on which the committed interest rate is less than the current market rate are insignificant at June 30, 2010 and December 31, 2009 and 2008.

The Company assumes interest rate risk, which represents the risk that general interest rate levels will change, as a result of its normal operations. As a result, the fair values of the Company’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

fixed-rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company’s overall interest rate risk.

NOTE 17. RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

Federal regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends which may be declared in a given calendar year is generally limited to the net income of the Bank for that year plus retained net income for the preceding two years.

At June 30, 2010 and December 31, 2009, there were no retained earnings available for payment of dividends. At December 31, 2008, the Bank’s retained earnings available for payment of dividends was $1.1 million. Accordingly, $75.6 million, $72.1 million and $63.9 million of the Company’s equity in the net assets of the Bank were restricted at June 30, 2010 and December 31, 2009 and 2008, respectively.

In addition, the Company is further restricted, under its junior subordinated debt obligation, from paying dividends to its shareholders if the Company has deferred interest payments or has otherwise defaulted on its junior subordinated debt obligation.

Under federal regulation, the Bank is also limited to the amount it may loan to the Company, unless such loans are collateralized by specific obligations. Loans or advances to the Company by the Bank are limited to 10% of the Bank’s capital stock and surplus on a secured basis. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof, would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

At June 30, 2010 and December 31, 2009 and 2008, SI Bancorp, MHC owned 7.3 million shares of the Company’s common stock. Upon regulatory approval, SI Bancorp, MHC may seek to waive receipt of future dividends declared by the Company. For the six months ended June 30, 2010 and for the years ended December 31, 2009 and 2008, SI Bancorp, MHC waived receipt of all dividends declared by the Company.

NOTE 18. COMMON STOCK REPURCHASE PROGRAM

In November 2005, the Board of Directors approved a plan to repurchase up to 5%, or approximately 628,000 shares, of the Company’s common stock through open market purchases or privately negotiated transactions. Stock repurchases under the program are accounted for as treasury stock, carried at cost, and reflected as a reduction in shareholders’ equity. During the first quarter of 2008, the Company completed its repurchase of all 628,000 shares under this plan. In February 2008, the Company’s Board of Directors approved the repurchase of up to 5% of the Company’s outstanding common stock, or approximately 596,000 shares. As of June 30, 2010, the remaining shares that may be repurchased under this plan totaled 499,336.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

NOTE 19. CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Condensed financial information pertaining only to the parent company, SI Financial Group, Inc., is as follows:

Condensed Balance Sheets	June 30, 2010	December 31,
(In thousands)		2009	2008
Assets:
Cash and cash equivalents	$4,611	$3,583	$3,377
Available for sale securities	4,502	5,378	6,806
Investment in Savings Institute Bank and Trust Company	75,579	71,994	65,035
Other assets	4,734	4,768	6,388

Total assets	$89,426	$85,723	$81,606

Liabilities and Shareholders’ Equity:
Liabilities	$8,266	$8,261	$8,679
Shareholders’ equity	81,160	77,462	72,927

Total liabilities and shareholders’ equity	$89,426	$85,723	$81,606

Condensed Statements of Operations	Six Months Ended June 30,		Years Ended December 31,
(In thousands)	2010	2009	2009	2008	2007
Interest and dividends on investments	$64	$117	$203	$432	$662
Other income	119	130	365	188	289

Total income	183	247	568	620	951
Operating expenses	272	323	532	728	1,157

(Loss) income before income taxes and equity in undistributed net (loss) income of subsidiary	(89)	(76)	36	(108)	(206)
Income tax (benefit) provision	(29)	(25)	10	(35)	(167)

(Loss) income before equity in undistributed net income (loss) income of subsidiary	(60)	(51)	26	(73)	(39)
Equity in undistributed net income (loss) of subsidiary	1,266	(512)	409	(2,800)	1,451

Net income (loss)	$1,206	$(563)	$435	$(2,873)	$1,412

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

Condensed Statements of Cash Flows	Six Months Ended June 30,		Years Ended December 31,
(In thousands)	2010	2009	2009	2008	2007
Cash flows from operating activities:
Net income (loss)	$1,206	$(563)	$435	$(2,873)	$1,412
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Equity in undistributed (income) loss of subsidiary	(1,266)	512	(409)	2,800	(1,451)
Excess tax expense (benefit) from share-based payment arrangements	—	—	43	6	(36)
Deferred income taxes	76	(1)	624	1,685	(647)
Other, net	(137)	(216)	(692)	(707)	640

Cash (used in) provided by operating activities	(121)	(268)	1	911	(82)

Cash flows from investing activities:
Purchase of available for sale securities	(2,917)	(505)	(3,013)	(5,995)	(2,394)
Proceeds from maturities of available for sale securities	9	46	2,388	6,700	7,875
Proceeds from sale of available for sale securities	4,000	2,000	2,000	2,036	2,472
Other, net	256	(1,823)	(937)	(1,985)	1,848

Cash provided by (used in) investing activities	1,348	(282)	438	756	9,801

Cash flows from financing activities:
Treasury stock purchased	(74)	(68)	(68)	(2,626)	(3,685)
Cash dividends on common stock	(125)	—	—	(665)	(733)
Excess tax (expense) benefit from share-based payment arrangements	—	—	(43)	(6)	36
Repayments of subordinated debt borrowings	—	—	—	—	(7,217)
Other, net	—	—	(122)	(6)	(80)

Cash used in financing activities	(199)	(68)	(233)	(3,303)	(11,679)

Net change in cash and cash equivalents	1,028	(618)	206	(1,636)	(1,960)
Cash and cash equivalents at beginning of period	3,583	3,377	3,377	5,013	6,973

Cash and cash equivalents at end of period	$4,611	$2,759	$3,583	$3,377	$5,013

NOTE 20. SECOND STEP CONVERSION

On September 9, 2010, the Company, the Bank and SI Bancorp, MHC adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”) pursuant to which the Bank will reorganize from the two-tier mutual holding company structure to the stock holding company structure. Pursuant to the Plan of Conversion, (i) SI Bancorp, MHC will merge with and into SI Financial Group, with SI Financial Group as surviving entity (the “MHC Merger”), (ii) SI Financial Group will merge with and into new SI Financial Group (the “Holding Company”), a newly formed Maryland Corporation, with Holding Company as the surviving entity, (iii) the Bank will become a wholly-owned subsidiary of the Holding Company, (iv) the shares of common stock of the Company held by persons other than SI Bancorp, MHC will be converted into shares of common stock of the Holding Company pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons, (v) the Bank will issue all of its capital stock to SI Financial Group and (vi) the Holding Company will offer and sell shares of common stock to depositors of the Bank and others in the manner and subject to the priorities set forth in the Plan of Conversion.

In connection with the conversion and offering, shares of the Company’s common stock currently owned by SI Bancorp, MHC will be canceled and new shares of common stock, representing the approximate 61.9% ownership interest of SI Bancorp, MHC, will be offered for sale by the Holding Company. Concurrent with the completion of the conversion and offering, the Company’s existing public shareholders will receive shares of the Holding Company’s common stock for each share of the Company’s common stock they own at that date, based on an exchange ratio to ensure that they will own approximately the same percentage of the Holding Company’s common stock as they owned of the Company’s common stock immediately prior to the conversion and offering.

SI FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2010 AND 2009 (UNAUDITED) AND DECEMBER 31, 2009, 2008 AND 2007

At the time of conversion, liquidation accounts shall be established in an amount equal to the percentage of the outstanding shares of the Company owned by SI Bancorp, MHC before the MHC Merger, multiplied by the Company’s total shareholders’ equity as reflected in the latest statement of financial condition contained in the final offering prospectus for the conversion plus the value of the net assets of SI Bancorp, MHC as reflected in the latest statement of financial condition of SI Bancorp, MHC before the effective date of the conversion. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders (collectively, “eligible depositors”) who continue to maintain their deposit accounts in the Bank after the conversion. In the event of a complete liquidation of the Bank or the Bank and the Holding Company (and only in such event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock. Neither the Holding Company nor the Bank may declare or pay a cash dividend if the effect thereof would cause its equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements imposed by the Office of Thrift Supervision.

The transactions contemplated by the Plan of Conversion are subject to approval by the shareholders of the Company, the members of SI Bancorp, MHC and the Office of Thrift Supervision. Meetings of the Company’s shareholders and SI Bancorp, MHC’s members are expected to be held to approve the Plan of Conversion in the fourth quarter of 2010. If the conversion and offering are completed, eligible conversion and offering costs will be netted against the offering proceeds. If the conversion and offering are terminated, such costs will be expensed. As of June 30, 2010, the Company had incurred no costs related to the conversion.

You should rely only on the information contained in this prospectus. Neither Savings Institute nor SI Financial Group has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

(Proposed Holding Company for Savings Institute)

Up to

7,546,875 Shares

(subject to increase to 8,678,906 shares)

Common Stock

par value $0.01 per share

PROSPECTUS

                    , 2010

Stifel Nicolaus Weisel

Until                     , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Dear Shareholder:

SI Financial Group, Inc. is soliciting shareholder votes regarding the conversion of Savings Institute Bank and Trust Company from the partially public mutual holding company form of organization to the fully-public stock holding company structure. The conversion involves the formation of a new holding company for Savings Institute, which is also to be called SI Financial Group, Inc., the exchange of shares of new SI Financial Group for your shares of the existing SI Financial Group, and the sale by new SI Financial Group of up to 7,546,875 shares of common stock. We also intend to contribute up to $500,000 in cash to SI Financial Group Foundation, Inc. in connection with the conversion. Other than shares issued in the exchange, we will not issue any shares of new SI Financial Group common stock to SI Financial Group Foundation in connection with the conversion and offering. Upon completion of the transactions, the existing SI Financial Group will cease to exist.

The Proxy Vote—Your Vote Is Very Important

We have received conditional regulatory approval to implement the conversion, however we must also receive the approval of our shareholders. Enclosed is a proxy statement/prospectus describing the proposal before our shareholders. Please promptly vote the enclosed proxy card. Our Board of Directors urges you to vote “FOR” the plan of conversion and “FOR” the contribution to the charitable foundation.

The Exchange

At the conclusion of the conversion, your shares of SI Financial Group common stock will be exchanged for shares of common stock of new SI Financial Group. The number of new shares of SI Financial Group common stock that you receive will be based on an exchange ratio that is described in the proxy statement/prospectus. Shortly after the completion of the conversion, our exchange agent will send a transmittal form to each shareholder of SI Financial Group who holds stock certificates. The transmittal form will explain the procedure to follow to exchange your shares. Please do not deliver your certificate(s) before you receive the transmittal form. Shares of SI Financial Group that are held in street name (e.g. in a brokerage account) will be converted automatically at the conclusion of the conversion; no action or documentation is required of you.

The Stock Offering

We are offering the shares of common stock of new SI Financial Group for sale at $8.00 per share. The shares are being offered in a “subscription offering” to eligible depositors of Savings Institute. If all shares are not subscribed for in the subscription offering, shares are expected to be available in a “community offering” to SI Financial Group public shareholders and others not eligible to place orders in the subscription offering. If you are interested in purchasing shares of our common stock, you may request a stock order form and prospectus by calling our Stock Information Center at the phone number in the Questions and Answers section herein. The stock offering period is expected to expire on [DATE 1], 2010.

If you have any questions please refer to the Questions and Answers section herein. We thank you for your support as a shareholder of SI Financial Group.

Sincerely,

Rheo A. Brouillard

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

SI FINANCIAL GROUP, INC.

(Proposed Holding Company for Savings Institute Bank and Trust Company)

PROSPECTUS OF SI FINANCIAL GROUP, INC. (NEW)

PROXY STATEMENT OF SI FINANCIAL GROUP, INC.

Savings Institute Bank and Trust Company is converting from a mutual holding company structure to a fully-public ownership structure. Currently, Savings Institute is a wholly-owned subsidiary of SI Financial Group, Inc. and SI Bancorp, MHC owns 61.9% of SI Financial Group’s common stock. The remaining 38.1% of SI Financial Group’s common stock is owned by public shareholders. As a result of the conversion, our newly formed company, also called SI Financial Group, will become the parent of Savings Institute. Each share of SI Financial Group common stock owned by the public will be exchanged for between 0.7655 and 1.0357 shares of common stock of new SI Financial Group so that SI Financial Group’s existing public shareholders will own approximately the same percentage of new SI Financial Group common stock as they owned of SI Financial Group’s common stock immediately before the conversion. The actual number of shares that you will receive will depend on the percentage of SI Financial Group common stock held by the public at the completion of the conversion, the final independent appraisal of new SI Financial Group and the number of shares of new SI Financial Group common stock sold in the offering described in the following paragraph. The exchange ratio will not depend on the market price of SI Financial Group common stock. See “Proposal 1—Approval of the Plan of Conversion—Share Exchange Ratio” for a discussion of the exchange ratio.

Concurrently with the exchange offer, we are offering up to 7,546,875 shares of common stock (subject to increase to 8,678,906 shares) for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 5,578,125 shares to complete the offering. All shares are offered at a price of $8.00 per share. The shares we are offering represent the 61.9% ownership interest in SI Financial Group, a federal corporation, now owned by SI Bancorp, MHC. We are offering the shares of common stock in a “subscription offering” to eligible depositors of Savings Institute. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to our local communities and the shareholders of SI Financial Group. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering in a “syndicated community offering” through a syndicate of selected dealers.

The conversion of SI Bancorp, MHC and the offering and exchange of common stock by new SI Financial Group is referred to herein as the “conversion and offering.” After the conversion and offering are completed, Savings Institute will be a wholly-owned subsidiary of new SI Financial Group, and 100% of the common stock of new SI Financial Group will be owned by public shareholders. As a result of the conversion and offering, the present SI Financial Group and SI Bancorp, MHC will cease to exist.

In connection with the conversion, we also intend to contribute up to $500,000 in cash to our existing charitable foundation, SI Financial Group Foundation, Inc. Other than shares issued in the exchange, we will not issue any shares of new SI Financial Group common stock to SI Financial Group Foundation in connection with the conversion and offering. See “Proposal 3—Contribution to the Charitable Foundation.”

SI Financial Group’s common stock is currently listed on the Nasdaq Global Market under the symbol “SIFI.” We expect that new SI Financial Group’s common stock will trade on the Nasdaq Global Market under the trading symbol SIFID for a period of 20 trading days after the completion of the offering. Thereafter, the trading symbol will be SIFI.

The conversion and offering will be conducted pursuant to the plan of conversion and reorganization (the “plan of conversion”) of Savings Institute, SI Financial Group and SI Bancorp, MHC. The conversion and offering cannot be completed unless the shareholders of SI Financial Group approve the plan of conversion. Shareholders of SI Financial Group will consider and vote upon the plan of conversion at SI Financial Group’s special meeting of shareholders at             ,             , Connecticut, on [MEETING DATE], 2010 at     :00 a.m., Eastern time. SI Financial Group’s board of directors recommends that shareholders vote “FOR” the plan of conversion.

The contribution to the charitable foundation must also be approved by the shareholders of SI Financial Group at the special meeting of shareholders. However, the completion of the conversion and offering is not dependent upon the approval of the contribution to the charitable foundation. SI Financial Group’s board of directors unanimously recommends that shareholders vote “FOR” the contribution to the charitable foundation.

This document serves as the proxy statement for the special meeting of shareholders of SI Financial Group and the prospectus for the shares of new SI Financial Group common stock to be issued in exchange for shares of SI Financial Group common stock. We urge you to read this entire document carefully. You can also obtain information about our companies from documents that we have filed with the Securities and Exchange Commission and the Office of Thrift Supervision. This document does not serve as the prospectus relating to the offering by new SI Financial Group of its shares of common stock in the offering, which will be made pursuant to a separate prospectus.

This proxy statement/prospectus contains information that you should consider in evaluating the plan conversion. In particular, you should carefully read the section captioned “Risk Factors” beginning on page      for a discussion of certain risk factors relating to the conversion and offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, the Office of Thrift Supervision or any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is                     , 2010, and is first being mailed to shareholders

of SI Financial Group on or about                     , 2010.

SI Financial Group, Inc.

803 Main Street

Willimantic, Connecticut 06226

(860) 423-4581

Notice of Special Meeting of Shareholders

On [MEETING DATE], 2010, SI Financial Group, Inc. will hold its special meeting of shareholders at             ,             , Connecticut. The meeting will begin at     :00 a.m., Eastern time. At the meeting, shareholders will consider and act on the following:

1.	The approval of a plan of conversion and reorganization pursuant to which: (A) SI Bancorp, MHC, which currently owns 61.9% of the common stock of SI Financial Group, will merge with and into SI Financial Group, with SI Financial Group being the surviving entity; (B) SI Financial Group will merge with and into new SI Financial Group, a Maryland corporation recently formed to be the holding company for Savings Institute, with new SI Financial Group being the surviving entity; (C) the outstanding shares of SI Financial Group, other than those held by SI Bancorp, MHC, will be converted into shares of common stock of new SI Financial Group; and (D) new SI Financial Group will offer shares of its common stock for sale in a subscription offering and, if necessary, in a community offering and/or syndicated community offering.

2.	The following informational proposals:

2a	Approval of a provision in new SI Financial Group’s articles of incorporation requiring a super-majority vote to approve certain amendments to new SI Financial Group’s articles of incorporation; and

2b	Approval of a provision in new SI Financial Group’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new SI Financial Group’s outstanding voting stock.

3.	The approval of the contribution of up to $500,000 in cash to SI Financial Group Foundation, Inc., a nonstock Delaware corporation that is dedicated to charitable purposes within the communities in which Savings Institute Bank and Trust Company conducts its business.

4.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the plan of conversion and/or the contribution to the charitable foundation.

5.	Such other business that may properly come before the meeting.

NOTE: The board of directors is not aware of any other business to come before the meeting.

The provisions of new SI Financial Group’s articles of incorporation, which are summarized as informational proposals 2a and 2b were approved as part of the process in which the board of directors of SI Financial Group approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.

Only shareholders as of [RECORD DATE], 2010 are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Please complete and sign the enclosed form of proxy, which is solicited by the board of directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Sandra M. Mitchell

Corporate Secretary

Willimantic, Connecticut

[MAIL DATE], 2010

Questions and Answers

You should read this document for more information about the conversion and offering. The plan of conversion and the contribution to the charitable foundation described in this document have been conditionally approved by the Office of Thrift Supervision.

The Proxy Vote

Q.	What am I being asked to approve?

A.	SI Financial Group shareholders as of [RECORD DATE], 2010 are asked to vote on the plan of conversion. Under the plan of conversion, Savings Institute will convert from the mutual holding company form of organization to the stock holding company form, and as part of such conversion, our newly formed stock holding company, also named SI Financial Group will offer for sale, in the form of shares of its common stock, SI Bancorp, MHC’s 61.9% ownership interest in SI Financial Group. In addition to the shares of common stock to be issued to those who purchase shares in the offering, public shareholders of SI Financial Group as of the completion of the conversion and offering will receive shares of new SI Financial Group common stock in exchange for their existing shares of SI Financial Group common stock. The exchange will be based on an exchange ratio that will result in SI Financial Group’s existing public shareholders owning approximately the same percentage of new SI Financial Group common stock as they owned of SI Financial Group immediately prior to the conversion and offering.

Shareholders also are asked to vote on the following informational proposals with respect to the articles of incorporation of new SI Financial Group:

•	Approval of a provision in new SI Financial Group’s articles of incorporation requiring a super-majority vote to approve certain amendments to new SI Financial Group’s articles of incorporation; and

•

Approval of a provision in new SI Financial Group’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new SI Financial Group’s outstanding voting stock.

The provisions of new SI Financial Group’s articles of incorporation, which are summarized as informational proposals were approved as part of the process in which the board of directors of SI Financial Group approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of new SI Financial Group’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of new SI Financial Group, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

In addition, shareholders will vote on a proposal to contribute to the SI Financial Group Foundation with up to $500,000 in cash and a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the plan of conversion and/or the contribution to the charitable foundation.

YOUR VOTE IS IMPORTANT. WE CANNOT COMPLETE THE CONVERSION AND OFFERING AND CONTRIBUTE TO THE CHARITABLE FOUNDATION UNLESS THOSE PROPOSALS RECEIVES THE AFFIRMATIVE VOTE OF A MAJORITY OF SHARES HELD BY OUR PUBLIC SHAREHOLDERS.

Q.	What is the conversion and related stock offering?

A.	Savings Institute is converting from a partially-public mutual holding company structure to a fully-public stock holding company ownership structure. Currently, SI Bancorp, MHC owns 61.9% of SI Financial Group’s common stock. The remaining 38.1% of SI Financial Group’s common stock is owned by public shareholders. As a result of the conversion, our newly formed stock holding company, also named SI Financial Group, will become the parent of Savings Institute.

Shares of common stock of new SI Financial Group, representing the 61.9% ownership interest of SI Bancorp, MHC in SI Financial Group, are being offered for sale to eligible depositors of Savings Institute and, possibly, to the public. At

i

the completion of the conversion and offering, public shareholders of SI Financial Group will exchange their shares of SI Financial Group common stock for shares of common stock of new SI Financial Group.

After the conversion and offering are completed, Savings Institute will be a wholly-owned subsidiary of new SI Financial Group, and 100% of the common stock of new SI Financial Group will be owned by public shareholders. Our organization will have completed the transition from partial to fully-public ownership. As a result of the conversion and offering, SI Financial Group and SI Bancorp, MHC will cease to exist.

See “Proposal 1—Approval of the Plan of Conversion” beginning on page     of this proxy statement/prospectus, for more information about the conversion and offering.

Q.	What are reasons for the conversion and offering?

A.	The primary reasons for the conversion and offering are to increase capital to support the growth of our interest-earning assets, create a more liquid and active market than currently exists for SI Financial Group common stock, structure our business in a form that will provide access to capital markets, and facilitate acquisitions of other financial institutions.

Q.	What are the reasons for the contribution to the charitable foundation?

A.	Savings Institute has a long-standing commitment to charitable contributions within the communities in which we conduct our business. The foundation has enhanced our ability to support community development and charitable causes and the additional funding will provide the charitable foundation with additional liquidity to fulfill its commitment to our communities.

Q.	How will the contribution to the charitable foundation affect the new stock holding company and its shareholders?

A.	The contribution of cash to the charitable foundation will result in an expense, and a related reduction in earnings, for the new holding company for the quarter in which the conversion is completed.

Q.	Why should I vote?

A.	You are not required to vote, but your vote is very important. For us to implement the plan of conversion and the contribution to the charitable foundation, we must receive the affirmative vote of (1) the holders of at least two-thirds of the outstanding shares of SI Financial Group common stock, including shares held by SI Bancorp, MHC and (2) the holders of a majority of the outstanding shares of SI Financial Group common stock entitled to vote at the special meeting, excluding shares held by SI Bancorp, MHC. Your board of directors recommends that you vote “FOR” the plan of conversion and the contribution to the charitable foundation.

Q.	What happens if I don’t vote?

A.	Your prompt vote is very important. Not voting will have the same effect as voting “Against ” the plan of conversion and the contribution to the charitable foundation. Without sufficient favorable votes “FOR” the plan of conversion, we cannot complete the conversion and offering. Without sufficient favorable votes “FOR” the contribution of the charitable foundation, we cannot fund the charitable foundation.

Q.	How do I vote?

A.	You should mark your vote, sign your proxy card and return it in the enclosed proxy reply envelope. Alternatively, you may vote by telephone or via the Internet, by following instructions on your proxy card. PLEASE VOTE PROMPTLY. NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST ” THE PLAN OF CONVERSION AND THE CONTRIBUTION OF THE CHARITABLE FOUNDATION.

Q.	If my shares are held in street name, will my broker automatically vote on my behalf?

A.	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, using the directions that your broker provides to you.

Q.	What if I do not give voting instructions to my broker?

A.	Your vote is important. If you do not instruct your broker to vote your shares, the unvoted proxy will have the same effect as a vote against the plan of conversion.

Q.	What if the plan of conversion is approved but the contribution to the charitable foundation is not approved?

A.	The contribution to the charitable foundation will only be made if both proposals are approved. If the contribution to the charitable foundation is not approved, our board of directors will complete the conversion and offering without the contribution to the charitable foundation.

The Exchange

Q.	I currently own shares of SI Financial Group common stock. What will happen to my shares as a result of the conversion?

A.	At the completion of the conversion, your shares of SI Financial Group common stock will be canceled and exchanged for shares of common stock of new SI Financial Group, a newly formed Maryland corporation. The number of shares you will receive will be based on an exchange ratio, determined as of the completion of the conversion and offering, that is intended to result in SI Financial Group’s existing public shareholders owning approximately 38.1% of new SI Financial Group’s common stock, which is the same percentage of SI Financial Group common stock currently owned by existing public shareholders.

Q.	Does the exchange ratio depend on the market price of SI Financial Group common stock?

A.	No, the exchange ratio will not be based on the market price of SI Financial Group common stock. Therefore, changes in the price of SI Financial Group common stock between now and the completion of the conversion and offering will not effect the calculation of the exchange ratio.

Q.	How will the actual exchange ratio be determined?

A.	Because the purpose of the exchange ratio is to maintain the ownership percentage of the existing public shareholders of SI Financial Group, the actual exchange ratio will depend on the number of shares of new SI Financial Group’s common stock sold in the offering and, therefore, cannot be determined until the completion of the conversion and offering.

Q.	How many shares will I receive in the exchange?

A.	You will receive between 0.7655 and 1.0357 (subject to increase to 1.1910) shares of new SI Financial Group common stock for each share of SI Financial Group common stock you own on the date of the completion of the conversion and offering. For example, if you own 100 shares of SI Financial Group common stock, and the exchange ratio is 0.9006 (at the midpoint of the offering range), you will receive 90 shares of new SI Financial Group common stock and $0.04 in cash, the value of the fractional share, based on the $8.00 per share purchase price in the offering. Shareholders who hold shares in street name at a brokerage firm or are held in book-entry form by our transfer agent will receive these funds in their accounts. Shareholders who hold stock certificates will receive a check in the mail.

Q.	Why did the board of directors base the exchange ratio on an $8.00 per share stock price?

A.	In adopting the plan of conversion, the board of directors focused on the value of the shares to be received in the exchange in comparison to the market price of SI Financial Group common stock. Because SI Financial Group common stock has been trading below $10.00 per share since 2008, the board of directors concluded that an offering price of $8.00 is consistent with the historical trading range of our stock.

Q.	Why does the board of directors support the conversion if the value of the shares to be received in the exchange might be less than the current market value of SI Financial Group common stock?

A.

Over the 30 trading days before September 9, 2010, which is the date on which the board of directors adopted the plan of conversion, the price of SI Financial Group common stock traded between $6.00 and $6.90. Based on the offering price of $8.00 per share, the value of the shares to be received in exchange for each share of SI Financial Group common stock would range from $6.12 to $9.53. in adopting the plan of conversion, the board of directors focused on our prospects for generating shareholder value and on the price of our stock relative to our peers. For the reasons described above, the board of directors concluded that converting to the stock holding company form would give us the best opportunity to generate shareholder value. The board of directors also considered that compared to the peer group used in RP Financial’s appraisal of our common stock, our common stock would be priced at a discount of 13.5% to the peer group on a price-to-book basis and at a discount of 18.3% to the peer group on a price-to-tangibel book basis, which could make our stock an attractive investment.

Q.	Why doesn’t SI Financial Group wait to conduct the conversion until the stock market improves so that current shareholders can receive a higher exchange ratio?

A.	The board of directors believes that because the stock holding company form of organization offers important advantages, it is in the best interests of our shareholders to complete the conversion and offering sooner rather than later. There is no way to know when market conditions will change or how they might change, or how changes in market conditions might affect stock prices for financial institutions. The board of directors concluded that it would be better to complete the conversion and offering now, under a valuation that offers a fair exchange ratio to existing shareholders and an attractive price to new investors, rather than wait an indefinite amount of time for market conditions that may result in a higher exchange ratio but a less attractive valuation for new investors.

Q.	Should I submit by stock certificates now?

A.	No. If you hold a stock certificate for SI Financial Group common stock, instructions for exchanging your certificate will be sent to you after completion of the conversion and offering. Until you submit the transmittal form and certificate, you will not receive your new certificate and check for cash in lieu of fractional shares, if any. If your shares are held in street name at a brokerage form, the share exchange will occur automatically upon completion of the conversion and offering, without any action on your part. Please do not send in your stock certificate until you receive a transmittal form and instructions.

Stock Offering

Q.	May I place an order to purchase shares in the offering, in addition to the shares that I will receive in the exchange?

A.	Eligible depositors of Savings Institute have priority subscription rights allowing them to purchase common stock in the subscription offering. Shares not purchased in the subscription offering may be made available for sale to the public in a community offering. SI Financial Group shareholders have a preference in the community offering after orders submitted by residents of our communities. If you would like to receive a prospectus and stock order form, please call our Stock Information Center toll-free at ( ) - from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. The Stock Information Center will be closed weekends and bank holidays.

Order forms, along with full payment, must be received (not postmarked) no later than 2:00 p.m., Eastern time on [DATE 1], 2010.

Other Questions?

For answers to questions about the conversion or voting, please read this proxy statement/prospectus. Questions about voting may be directed to our proxy information agent, Phoenix Advisory Partners, by calling toll-free (    )         -            , Monday through Friday, from 9:00 a.m. to 5:00 p.m., Eastern time. For answers to questions about the stock offering, you may call our Stock Information Center, toll-free, at (    )         -            from 10:00 a.m. to 4:00 p.m. Eastern time, Monday through Friday. A copy of the plan of conversion is available from Savings Institute upon written request to the Corporate Secretary and is available for inspection at the offices of Savings Institute and at the Office of Thrift Supervision.

v

Summary

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the conversion and offering fully, you should read this entire document carefully.

Special Meeting of Shareholders

Date, Time and Place; Record Date

The special meeting of SI Financial Group shareholders is scheduled to be held at             ,             , Connecticut at     :00 a.m., Eastern time, on [MEETING DATE], 2010. Only SI Financial Group shareholders of record as of the close of business on [RECORD DATE], 2010 are entitled to notice of, and to vote at, the special meeting of shareholders and any adjournments or postponements of the meeting.

Purpose of the Meeting

Shareholders will be voting on the following proposals at the special meeting:

1.	Approval of the plan of conversion;

2.	The following informational proposals:

2a	Approval of a provision in new SI Financial Group’s articles of incorporation requiring a super-majority vote to approve certain amendments to new SI Financial Group’s articles of incorporation; and

2b	Approval of a provision in new SI Financial Group’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new SI Financial Group’s outstanding voting stock;

3.	Approval of the contribution to the charitable foundation; and

4.	Approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the plan of conversion and the contribution to the charitable foundation.

The provisions of new SI Financial Group’s articles of incorporation, which are summarized as informational proposals 2a and 2b were approved as part of the process in which the board of directors of SI Financial Group approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of new SI Financial Group’s articles of incorporation, which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of new SI Financial Group, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Vote Required

Proposal 1: Approval of the Plan of Conversion. Approval of the plan of conversion requires the affirmative vote of holders of at least two-thirds of the outstanding shares of SI Financial Group, including shares held by SI Bancorp, MHC and a majority of the votes eligible to be cast by shareholders of SI Financial Group, excluding shares held by SI Bancorp, MHC.

Informational Proposals 2a and 2b. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.

Proposal 3: Approval of the Contribution to the Charitable Foundation. The contribution of up to $500,000 in cash to the SI Financial Group Foundation must be approved by at least a majority of the total number of votes entitled to be cast at the special meeting by SI Financial Group shareholders, and by at least a majority of the total number of votes entitled to be cast at the special meeting by SI Financial Group shareholders other than SI Bancorp, MHC.

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Proposal 4: Approval of the Adjournment of the Special Meeting. We must obtain the affirmative vote of the majority of the shares represented at the special meeting and entitled to vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposals to approve the plan of conversion and/or to approve the contribution to the charitable foundation.

As of the record date, there were 11,777,496 shares of SI Financial Group common stock outstanding, of which SI Bancorp, MHC owned 7,286,975. The directors and executive officers of SI Financial Group (and their affiliates), as a group, beneficially owned 298,783 shares of SI Financial Group common stock, representing 2.5% of the outstanding shares of SI Financial Group common stock and 6.7% of the shares held by persons other than SI Bancorp, MHC as of such date. SI Bancorp, MHC and our directors and executive officers intend to vote their shares in favor of the plan of conversion.

Our Company

SI Financial Group is, and new SI Financial Group following the completion of the conversion and offering will be, the unitary savings and loan holding company for Savings Institute, a federally chartered savings bank. SI Financial Group is a federally chartered corporation and new SI Financial Group is a Maryland chartered corporation. Savings Institute is headquartered in Willimantic, Connecticut and has provided community banking services to its customers since 1842. We currently operate 21 full-service locations in Hartford, Middlesex, New London, Tolland and Windham Counties in Connecticut and one trust servicing office on Rutland, Vermont. Our common stock is traded on the Nasdaq Global Select Market under the symbol “SIFI.”

At June 30, 2010, SI Financial Group had consolidated total assets of $889.4 million, net loans of $606.5 million, total deposits of $676.8 million and total shareholders’ equity of $81.2 million. At June 30, 2010, Savings Institute exceeded all regulatory capital requirements and was not a participant in any of the U.S. Treasury’s capital raising programs for financial institutions. Our principal executive offices are located at 803 Main Street, Willimantic, Connecticut 06226 and our telephone number is (860) 423-4581. Our web site address is www.savingsinstitute.com. Information on our website should not be considered a part of this proxy statement/prospectus.

The Conversion

Description of the Conversion (page     )

In 2000, we reorganized Savings Institute into a stock savings bank with a mutual holding company structure. In 2004, we formed SI Financial Group as the mid-tier holding company for Savings Institute and sold a minority interest in SI Financial Group common stock to our depositors and our employee stock ownership plan in a subscription offering and contributed shares to our charitable foundation. The majority of SI Financial Group’s shares were issued to SI Bancorp, MHC, a mutual holding company organized under federal law. As a mutual holding company, SI Bancorp, MHC does not have any shareholders, does not hold any significant assets other than the common stock of SI Financial Group, and does not engage in any significant business activity. Our current ownership structure is as follows:

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The “second-step” conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of Savings Institute’s common stock will be owned by new SI Financial Group, and all of new SI Financial Group’s common stock will be owned by the public. We are conducting the conversion and offering under the terms of our plan of conversion and reorganization (which is referred to as the “plan of conversion”). Upon completion of the conversion and offering, the present SI Financial Group and SI Bancorp, MHC will cease to exist.

As part of the conversion, we are offering for sale common stock representing the 61.9% ownership interest of SI Financial Group that is currently held by SI Bancorp, MHC. At the conclusion of the conversion and offering, existing public shareholders of SI Financial Group will receive shares of common stock in new SI Financial Group in exchange for their existing shares of common stock of SI Financial Group, based upon an exchange ratio of 0.7655 to 1.0357. The actual exchange ratio will be determined at the conclusion of the conversion and the offering based on the total number of shares sold in the offering, and is intended to result in SI Financial Group’s existing public shareholders owning the same percentage interest, 38.1%, of new SI Financial Group common stock as they currently own of SI Financial Group common stock, before giving effect to cash paid in lieu of issuing fractional shares and shares that existing shareholders may purchase in the offering. In addition, we intend to make a cash contribution to our existing charitable foundation to provide the foundation with additional liquidity. Other than shares issued in the exchange, we will not issue any shares of new SI Financial Group common stock to the foundation in connection with the conversion and offering.

After the conversion and offering, our ownership structure will be as follows:

We may cancel the conversion and offering with the concurrence of the Office of Thrift Supervision. If cancelled, orders for common stock already submitted will be cancelled, subscribers’ funds will be promptly returned with interest calculated at Savings Institute’s passbook savings rate and all deposit account withdrawal authorizations will be cancelled.

The normal business operations of Savings Institute will continue without interruption during the conversion and offering, and the same officers and directors who currently serve Savings Institute in the mutual holding company structure will serve the new holding company and Savings Institute in the fully converted stock form.

Reasons for the Conversion and Offering (page     )

Our primary reasons for the conversion and offering are the following:

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While Savings Institute currently exceeds all regulatory capital requirements to be considered a “well capitalized” institution, the proceeds from the sale of common stock will increase our capital, which will support continued lending and operational growth. In deciding to conduct the conversion and offering at this time, our board of directors considered current market conditions, the amount of capital needed for continued growth, that the offering will not raise an excessive amount of capital and the interests of existing shareholders and customers.

•

The larger number of shares that will be in the hands of public investors after completion of the conversion and offering is expected to result in a more liquid and active trading market than currently exists for SI Financial Group common stock. A more liquid and active trading market would make it easier for our shareholders to buy and sell our common stock. See “Market for the Common Stock.”

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•

The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings and to acquire other financial institutions or financial service companies. Our current mutual holding structure limits our ability to raise capital or issue stock in an acquisition transaction because SI Bancorp, MHC must own at least 50.1% of the shares of SI Financial Group. Currently, however, we have no plans, agreements or understandings regarding any additional securities offerings or acquisitions.

•

We are currently regulated by the Office of Thrift Supervision. The financial regulatory reform legislation will result in changes to our primary bank regulator and holding company regulator, as well as changes in regulations applicable to us, which may include changes in regulations affecting capital requirements, payment of dividends and conversion to stock form. Specifically, under the Dodd-Frank Act, the Federal Reserve Board will become the sole federal regulator of all holding companies, including mutual holding companies, and the Federal Reserve Board historically has not allowed mutual holding companies to waive the receipt of dividends from their mid-tier holding company subsidiaries. Although SI Bancorp, MHC is considered a “grandfathered” mutual holding company under the Dodd-Frank Act, it is not clear how the Federal Reserve Board will evaluate dividend waivers by grandfathered mutual holding companies and whether the Federal Reserve Board would require any future waived dividends to be taken into account in determining an appropriate exchange ratio, which would result in dilution to the ownership interests of minority stockholders in the event of a “second-step” conversion to stock form. The reorganization will eliminate our mutual holding company structure and any regulatory uncertainty associated with dividend waivers by our mutual holding company, as well as the treatment of waived dividends in a conversion of our mutual holding company to stock form and better position us to meet all future regulatory capital requirements. See “Regulation and Supervision.”

Conditions to Completing the Conversion and Offering

We cannot complete the conversion and offering unless:

•	the plan of conversion is approved by at least a majority of votes eligible to be cast by depositors of Savings Institute;

•	the plan of conversion is approved by at least two-thirds of the outstanding shares of SI Financial Group, including shares held by SI Bancorp, MHC;

•	the plan of conversion is approved by at least a majority of the outstanding shares of SI Financial Group, excluding the shares held by SI Bancorp, MHC;

•	we sell at least the minimum number of shares offered; and

•	we receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

Subject to member, shareholder and regulatory approvals, we also intend to contribute cash to our existing charitable foundation, SI Financial Group Foundation, in connection with the conversion. However, member and shareholder approval of the contribution to the charitable foundation is not a condition to the completion of the conversion and offering.

SI Bancorp, MHC, which owns 61.9% of the outstanding shares of SI Financial Group, intends to vote these shares in favor of the plan of conversion and the contribution to the charitable foundation. In addition, as of             , 2010, directors and executive officers of SI Financial Group and their associates beneficially owned 298,783 shares of SI Financial Group or 2.5% of the outstanding shares. They intend to vote those shares in favor of the plan of conversion and the contribution to the charitable foundation.

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The Exchange of Existing Shares of SI Financial Group Common Stock (page     )

If you are a shareholder of SI Financial Group on the date we complete the conversion and offering, your existing shares will be cancelled and exchanged for shares of new SI Financial Group. The number of shares you will receive will be based on an exchange ratio determined as of the completion of the conversion and offering that is intended to result in SI Financial Group’s existing public shareholders owning approximately 38.1% of new SI Financial Group’s common stock, which is the same percentage of SI Financial Group common stock currently owned by existing public shareholders. The exchange ratio will not be based on the market price of SI Financial Group common stock. The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of 100 shares of SI Financial Group common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold In the Offering		Shares to be Exchanged for Existing Shares of SI Financial Group		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Equivalent Per Share Value (1)	Equivalent Pro Forma Book Value Per Exchanged Share (2)	Shares to be Received for 100 Existing Shares (3)
	Amount	Percent	Amount	Percent
Minimum	5,578,125	61.9%	3,437,460	38.1%	9,015,585	0.7655	$6.12	$9.41	76
Midpoint	6,562,500	61.9%	4,044,071	38.1%	10,606,571	0.9006	7.20	9.99	90
Maximum	7,546,875	61.9%	4,650,682	38.1%	12,197,557	1.0357	8.29	10.58	103
Maximum, as adjusted	8,678,906	61.9%	5,348,284	38.1%	14,027,190	1.1910	9.53	11.24	119

(1)	Represents the value of shares of new SI Financial Group common stock received in the conversion by a holder of one share of SI Financial Group common stock at the exchange ratio, assuming an offering price of $8.00 per share.
(2)	Represents the pro forma tangible stockholders’ equity per share at each level of the offering range multiplied by the respective exchange ratio.
(3)	Cash will be paid instead of issuing any fractional shares.

No fractional shares of new SI Financial Group common stock will be issued in the conversion and offering. For each fractional share that would otherwise be issued, we will pay cash in an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $8.00 per share offering price.

We also will convert options previously awarded under the 2005 Equity Incentive Plan into options to purchase new SI Financial Group common stock. At June 30, 2010, there were outstanding options to purchase 496,750 shares of SI Financial Group common stock. The number of outstanding options and related per share exercise prices will be adjusted based on the exchange ratio. The aggregate exercise price, term and vesting period of the outstanding options will remain unchanged. If any options are exercised before we complete the offering, the number of shares of SI Financial Group common stock outstanding will increase and the exchange ratio could be adjusted.

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Effect of the Conversion on Shareholders of SI Financial Group

The following table compares historical information for SI Financial Group with similar information on a pro forma and per equivalent SI Financial Group share basis. The information listed as “per equivalent SI Financial Group share” was obtained by multiplying the pro forma amounts by the exchange ratio indicated in the table.

	SI Financial Group Historical	Pro Forma	Exchange Ratio	Per Equivalent SI Financial Group Share
Book value per share at June 30, 2010:
Sale of 5,578,125 shares	$6.89	$13.13	0.7655	$10.05
Sale of 6,562,500 shares	6.89	11.81	0.9006	10.63
Sale of 7,546,875 shares	6.89	10.83	1.0357	11.22
Sale of 8,678,906 shares	6.89	9.98	1.1910	11.89

Earnings per share for the six months ended June 30, 2010:
Sale of 5,578,125 shares	$0.11	$0.14	0.7655	0.11
Sale of 6,562,500 shares	0.11	0.12	0.9006	0.11
Sale of 7,546,875 shares	0.11	0.10	1.0357	0.10
Sale of 8,678,906 shares	0.11	0.09	1.1910	0.11

Price per share (1):
Sale of 5,578,125 shares	$6.22	$8.00	0.7655	$6.12
Sale of 6,562,500 shares	6.22	8.00	0.9006	7.20
Sale of 7,546,875 shares	6.22	8.00	1.0357	8.29
Sale of 8,678,906 shares	6.22	8.00	1.1910	9.53

(1)	At September 9, 2010, which was the day of the adoption of the plan of conversion.

How We Determined the Offering Range and Exchange Ratio (page     )

Federal regulations require that the aggregate purchase price of the securities sold in the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of net proceeds from the sale of securities in the offering), as determined by an independent appraisal. We have retained RP Financial, LC., which is experienced in the evaluation and appraisal of financial institutions, to prepare the appraisal. RP Financial has indicated that in its valuation as of August 26, 2010, our common stock’s estimated market value ranged from $72.1 million to $97.6 million, with a midpoint of $84.9 million. Based on this valuation, we are selling the number of shares representing the 61.9% of SI Financial Group currently owned by SI Bancorp, MHC. This results in an offering range of $44.6 million to $60.4 million, with a midpoint of $52.5 million. RP Financial will receive fees totaling $90,000 for its appraisal report, plus $10,000 for any appraisal updates (of which there will be at least one) and reimbursement of out-of-pocket expenses.

The appraisal was based in part upon SI Financial Group’s financial condition and results of operations, the effect of the net proceeds we will receive from the sale of common stock in this offering, the cash to be contributed to the charitable foundation and an analysis of a peer group of ten publicly traded savings and loan holding companies that RP Financial considered comparable to SI Financial Group. The appraisal peer group consists of the companies listed below. Total assets are as of June 30, 2010.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets
			(In millions)
Beacon Federal Bancorp, Inc. (BFED)	NASDAQ	East Syracuse, NY	$1,072
Central Bancorp, Inc. (CEBK)	NASDAQ	Somerville, MA	527
ESB Financial Corporation (ESBF)	NASDAQ	Ellwood City, PA	1,948
ESSA Bancorp, Inc. (ESSA)	NASDAQ	Stroudsburg, PA	1,067
Harleysville Savings Financial Corporation (HARL)	NASDAQ	Harleysville, PA	867
Hingham Institution for Savings (HIFS)	NASDAQ	Hingham, MA	972
New Hampshire Thrift Bancshares, Inc. (NHTB)	NASDAQ	Newport, NH	993
TF Financial Corporation (THRD)	NASDAQ	Newton, PA	721
United Financial Bancorp, Inc. (UBNK)	NASDAQ	West Springfield, MA	1,545
Westfield Financial, Inc. (WFD)	NASDAQ	Westfield, MA	1,235

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In preparing its appraisal, RP Financial considered the information in this prospectus, including our financial statements. RP Financial also considered the following factors, among others:

•

our historical and projected operating results and financial condition, including, but not limited to, net interest income, the amount and volatility of interest income and interest expense relative to changes in market conditions and interest rates, asset quality, levels of loan loss provisions, the amount and sources of noninterest income, and the amount of noninterest expense;

•

the economic, demographic and competitive characteristics of our market area, including, but not limited to, employment by industry type, unemployment trends, size and growth of the population, trends in household and per capita income and deposit market share;

•

a comparative evaluation of our operating and financial statistics with those of other similarly-situated, publicly traded savings associations and savings association holding companies, which included a comparative analysis of balance sheet composition, income statement and balance sheet ratios, credit and interest rate risk exposure;

•

the effect of the capital raised in this offering on our net worth and earnings potential, including, but not limited to, the increase in consolidated equity resulting from the offering, the estimated increase in earnings resulting from the investment of the net proceeds of the offering, and the estimated impact on consolidated equity and earnings resulting from adoption of the proposed employee stock benefit plans; and

•	the trading market for SI Financial Group common stock and securities of comparable institutions and general conditions in the market for such securities.

The independent appraisal also reflects the cash contribution to SI Financial Group Foundation. The cash contribution to the charitable foundation will not have a material effect on our estimated pro forma market value.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and “tangible book value” and the ratio of the offering price to the issuer’s core earnings. RP Financial considered these ratios in preparing its appraisal, among other factors. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. Tangible book value is equal to total equity minus intangible assets. Core earnings, for purposes of the appraisal, was defined as net earnings after taxes, excluding the after-tax portion of income from nonrecurring items. In applying each of the valuation methods, RP Financial considered adjustments to our pro forma market value based on a comparison of SI Financial Group with the peer group. RP Financial made slight downward adjustments for profitability, growth and viability of earnings and for the marketing of the issue and made a slight upward adjustment for financial condition.

The following table presents a summary of selected pricing ratios for the peer group companies utilized by RP Financial in its appraisal and the pro forma pricing ratios for us as calculated by RP Financial in its appraisal report, based on financial data as of and for the twelve months ended June 30, 2010. The pricing ratios for SI Financial Group are based on financial data as of or for the twelve months ended June 30, 2010.

	Price to Earnings Multiple		Price to Core Earnings Multiple		Price to Book Value Ratio	Price to Tangible Book Value Ratio
New SI Financial Group (pro forma):
Minimum	32.80	x	36.07	x	60.93%	63.14%
Midpoint	38.54		42.37		67.74	70.05
Maximum	44.26		48.65		73.87	76.26
Maximum, as adjusted	50.81		55.85		80.16	82.64
Pricing ratios of peer group companies as of August 26, 2010:
Average	15.21	x	15.83	x	85.14%	93.10%
Median	12.02		11.48		86.74	97.68

Compared to the average pricing ratios of the peer group, at the maximum of the offering range our common stock would be priced at a premium of 191.0% to the peer group on a price-to-earnings basis, a premium of 207.3% on a price-to-core earnings basis, a discount of 13.2% on a price-to-book basis and a discount of 18.1% on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be less expensive than the peer group on a book value and tangible book value basis.

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Compared to the average pricing ratios of the peer group, at the minimum of the offering range our common stock would be priced at a premium of 115.6% to the peer group on a price-to-earnings basis, a premium of 129.7% on a price-to-core earnings basis, a discount of 28.4% on a price-to-book basis and a discount of 32.2% on a price-to-tangible book basis. This means that, at the minimum of the offering range, a share of our common stock would be less expensive than the peer group on a book value and tangible book value basis.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our board of directors has decided to offer the shares for a price of $8.00 per share. The purchase price of $8.00 per share was determined by us, taking into account, among other factors, the market price of our stock before adoption of the plan of conversion, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 0.7655 to a maximum of 1.0357 shares of new SI Financial Group common stock for each current share of SI Financial Group common stock, with a midpoint of 0.9006. Based upon this exchange ratio, we expect to issue between 3,437,460 and 4,650,682 shares of new SI Financial Group common stock to the holders of SI Financial Group common stock outstanding immediately before the completion of the conversion and offering.

Because of differences in important factors such as operating characteristics, location, financial performance, asset size, capital structure and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not our common stock is an appropriate investment for you. The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. The appraisal does not indicate market value. You should not assume or expect that the appraisal described above means that our common stock will trade at or above the $8.00 purchase price after the offering.

Our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock in the offering.

Possible Change in Offering Range

RP Financial will update its appraisal before we complete the conversion and offering. If, as a result of regulatory considerations, demand for the shares or changes in financial market conditions, RP Financial determines that our estimated pro forma market value has increased, we may sell up to 8,678,906 shares without further notice to you. If our pro forma market value at that time is either below $72.1 million or above $112.2 million, then, after consulting with the Office of Thrift Supervision, we may: terminate the offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

How We Intend to Use the Proceeds of the Offering (page     )

The following table summarizes how we intend to use the proceeds of the offering, based on the sale of shares at the minimum and maximum of the offering range.

(Dollars in thousands)	5,578,125 Shares At $8.00 Per Share	Percent of Net Proceeds	7,546,875 Shares At $8.00 Per Share	Percent of Net Proceeds
Offering proceeds	$44,625		$60,375
Less: offering expenses	(2,998)		(3,572)

Net offering proceeds	41,627	100.0%	56,803	100.0%
Less:
Proceeds contributed to Savings Institute	24,976	60.0	34,082	60.0
Proceeds used for loan to employee stock ownership plan	2,678	6.4	3,623	6.4
Proceeds contributed to SI Financial Group Foundation	500	1.2	500	0.9

Proceeds remaining for new SI Financial Group	$13,473	32.4%	$18,598	32.7%

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Initially, we intend to invest the proceeds of the offering in short-term investments. In the future, new SI Financial Group may use the funds it retains to invest in securities, pay cash dividends, repurchase shares of its common stock, subject to regulatory restrictions, or for general corporate purposes. Savings Institute intends to use the portion of the proceeds that it receives to fund new loans and expand its mortgage banking activities. We expect that much of the loan growth will occur in our commercial real estate and commercial business portfolios, which we have emphasized in recent years, but we have not allocated specific dollar amounts to any particular area of our loan portfolio. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand. Savings Institute may also use the proceeds to finance the possible expansion of its business activities, including developing new branch locations, although there are no specific plans for these activities. We may also use the proceeds of the offering to diversify our business or acquire other companies as opportunities arise, primarily in or adjacent to our existing market areas, although we have no specific plans to do so at this time.

Benefits of the Conversion to Management (page     )

We intend to adopt the stock benefit plans described below. We will recognize additional compensation expense related to the expanded employee stock ownership plan and the new equity incentive plan. The actual expense will depend on the market value of our common stock and will increase as the value of our common stock increases. As reflected under “Pro Forma Data,” based upon assumptions set forth therein, the annual expense related to the employee stock ownership plan and the new equity incentive plan would have been $554,000 for the year ended December 31, 2009, assuming shares are sold at the maximum of the offering range. If awards under the new equity incentive plan are funded from authorized but unissued stock, your ownership interest would be diluted by up to approximately 1.9%. See “Pro Forma Data” for an illustration of the effects of each of these plans.

Employee Stock Ownership Plan. Our employee stock ownership plan intends to purchase an amount of shares equal to 6.0% of the shares sold in the offering. The plan will use the proceeds from a 20-year loan from new SI Financial Group to purchase these shares. We reserve the right to purchase shares of common stock in the open market following the offering to fund all or a portion of the employee stock ownership plan. We also reserve the right to have the employee stock ownership plan purchase up to 10% of the shares of common stock sold in the offering if necessary to complete the offering at the minimum of the offering range. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of employee participants. Allocations will be based on a participant’s individual compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

New Equity Incentive Plan. We intend to implement a new equity incentive plan no earlier than six months after completion of the conversion and offering. We will submit this plan to our shareholders for their approval. Under this plan, we may grant stock options in an amount up to 7.7% of the number of shares sold in the offering and restricted stock awards in an amount equal to 3.1% of the shares sold in the offering. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. Shares of restricted stock will be awarded at no cost to the recipient. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The new equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. The new equity incentive plan will supplement our existing 2005 Equity Incentive Plan, which will continue as a plan of new SI Financial Group.

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The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the new equity incentive plan. At the maximum of the offering range, we will sell 7,546,875 shares and have 12,197,557 shares outstanding. The number of shares reflected for the benefit plans in the table below assumes that Savings Institute’s tangible capital will be 10% or more following the completion of the offering and the application of the net proceeds as described under “Use of Proceeds.”

	Number of Shares to be Granted or Purchased			Dilution Resulting from Issuance of Additional Shares	Total Estimated Value
(Dollars in thousands)	At Maximum of Offering Range	As a % of Common Stock Sold	As a % of Common Stock Outstanding
Employee stock ownership plan (1)	452,813	6.0%	3.7%	—%	$3,623
Restricted stock awards (1)	232,870	3.1	1.9	1.9	1,863
Stock options (2)	582,176	7.7	4.8	4.6	1,618

Total	1,267,859	16.8%	10.4%	6.3%	$7,104

(1)	Assumes the value of new SI Financial Group common stock is $8.00 per share for determining the total estimated value.
(2)	Assumes the value of a stock option is $2.78. See “Pro Forma Data.”

We may fund our plans through open market purchases, as opposed to new issuances of common stock; however, if any options previously granted under our 2005 Equity Incentive Plan are exercised during the first year following completion of the offering, they will be funded with newly-issued shares as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the stock-based incentive plan or, with prior regulatory approval, under extraordinary circumstances. The Office of Thrift Supervision has previously advised that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or a compelling business purpose for satisfying this test.

The following table presents information regarding our existing employee stock ownership plan, options and restricted stock previously awarded or available for future awards under our 2005 Equity Incentive Plan, additional shares purchased by our employee stock ownership plan, and our proposed new equity incentive plan. The table below assumes that 12,197,577 shares are outstanding after the offering, which includes the sale of 7,546,875 shares in the offering at the maximum of the offering range and the issuance of 4,650,682 shares in exchange for shares of SI Financial Group using an exchange ratio of 1.0357. It is also assumed that the value of the stock is $8.00 per share.

Existing and New Stock Benefit Plans	Eligible Participants	Number of Shares at Maximum of Offering Range		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion and Offering
(Dollars in thousands)
Employee Stock Ownership Plan:	Employees
Shares purchased in 2004 offering (1)		498,549	(2)	$3,988		4.1%
Shares to be purchased in this offering		452,813		3,623		3.7

Total employee stock ownership plan		951,362		$7,611		7.8

Restricted Stock Awards:	Directors and employees
2005 Equity Incentive Plan (1)		255,040	(3)	$2,040	(4)	2.1
New shares of restricted stock		232,870		1,863	(4)	1.9

Total shares of restricted stock		487,910		$3,903		4.0

Stock Options:	Directors and employees
2005 Equity Incentive Plan (1)		637,601	(5)	$1,766	(6)	5.2
New stock options		582,176		1,618	(7)	4.8

Total stock options		1,219,777		$3,384		10.0

Total stock benefit plans		2,659,049		$14,898		21.8%

(1)	Number of shares has been adjusted for the 1.0357 exchange ratio at the maximum of the offering range.

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(2)	As of June 30, 2010, of these shares, 164,065 (158,410 before adjustment) have been allocated to the accounts of participants and 334,484 (322,955 before adjustment) remain unallocated.
(3)	As of June 30, 2010, of these shares, 252,347 (243,649 before adjustment) have been awarded and 2,692 (2,600 before adjustment) remain available for future awards. As of June 30, 2010, awards covering 236,149 shares have vested and the shares have been distributed.
(4)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $8.00 per share.
(5)	As of June 30, 2010, of these shares, options for 514,483 shares (496,750 shares before adjustment) have been awarded and options for 123,116 shares (118,873 shares before adjustment) remain available for future grants. As of June 30, 2010, no options had been exercised.
(6)	The fair value of stock options granted and outstanding under the 2005 Equity Incentive Plan has been estimated using the Black-Scholes option pricing model. Before the adjustment for the exchange ratio, there were 496,750 outstanding options with a weighted-average fair value of $2.87 per option. Using this value and adjusting for the exchange ratio at the maximum of the offering range, the fair value of stock options granted or available for grant under the 2005 Equity Incentive Plan has been estimated at $2.77 per option.
(7)	For purposes of this table, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $2.78 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $8.00; trading price on date of grant, $8.00; dividend yield, 1.0%; expected life, 10 years; expected volatility, 18.21%; and risk-free interest rate, 2.97%.

Our Contribution of Cash to the SI Financial Group Foundation

SI Financial Group Foundation was organized in connection with Savings Institute’s mutual holding company reorganization and was funded with 251,275 shares of SI Financial Group common stock on September 30, 2004. As of June 30, 2010, SI Financial Group Foundation had assets of $1.4 million, no liabilities and net worth of $1.4 million.

To further our commitment to the communities we serve and may serve in the future, subject to our members’ and stockholders’ approval, we intend to contribute up to $500,000 in cash to the charitable foundation to provide the foundation with additional liquidity. Other than shares issued in the exchange, we will not issue any shares of new SI Financial Group common stock to SI Financial Group Foundation in connection with the conversion and offering. As a result of the cash contribution, we expect to record an after-tax expense of approximately $335,000 during the quarter in which the conversion is completed. SI Financial Group Foundation currently owns 214,653 shares of SI Financial Group common stock. Following completion of the offering and assuming closing at the midpoint of the valuation range and the exchange ratio of 0.9006, the charitable foundation will own 193,316 shares, or 1.8%, of the outstanding shares of SI Financial Group. Pursuant to Office of Thrift Supervision regulations, all shares of SI Financial Group common stock owned by the charitable foundation must be voted in the same ratio as all other shares of SI Financial Group are voted.

SI Financial Group Foundation will continue to support charitable causes and community development activities in the communities in which we operate or may operate. During the six months ended June 30, 2010 and the year ended December 31, 2009, SI Financial Group Foundation made charitable contributions of $5,440, and $53,000, respectively.

Under the Internal Revenue Code, a corporate entity is generally permitted to deduct up to 10% of its taxable income (taxable income before the charitable contributions deduction) in any one year for charitable contributions. Any contribution in excess of the 10% limit may generally be deducted for federal income tax purposes over the five years following the year in which the charitable contribution was made. Accordingly, a charitable contribution by a corporate entity to a charitable foundation could, if necessary, be deducted for federal income tax purposes over a six-year period. Our overall charitable contribution deduction could be limited if our future taxable income is insufficient to allow for the full deduction within the 10% of taxable income limitation, which would result in an increase to income tax expense.

SI Financial Group Foundation is governed by a board of directors, which currently consists of five employees of Savings Institute, two of our directors, one of our former directors and one individual who is not affiliated with us. The officers and directors of the foundation are as follows:

Rheo A. Brouillard – Chairman of the Board of Directors and President

Brian J. Hull – Treasurer and Director

Sandra M. Mitchell – Secretary and Director

William E. Anderson, Jr. – Director

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Robert C. Cushman – Director

Roger Engle – Director

Donna M. Evan – Director

Laurie L. Gervais – Director

Edward Wosniak – Director

None of these individuals receive compensation for their service as a director of the charitable foundation. In addition, some of our employees serve as executive officers of the charitable foundation. None of these individuals receive compensation for their service as an executive officer of the charitable foundation.

The contribution of cash to the charitable foundation has been approved by the Board of Directors of SI Bancorp, MHC, and must be approved by the members of SI Bancorp, MHC (depositors of Savings Institute) and the stockholders of SI Financial Group at their special meetings being held to consider and vote upon the plan of conversion. If members or shareholders do not approve the contribution to the charitable foundation, we will proceed with the conversion without contributing to the foundation and subscribers for common stock will not be resolicited (unless required by the Office of Thrift Supervision). The contribution to the charitable foundation will not have any material effect on our estimated pro forma valuation.

RP Financial will update its appraisal of our estimated pro forma market value at the conclusion of the offering. The pro forma market value reflected in that updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

See “Risk Factors—The contribution to the charitable foundation will adversely affect net income” and “Proposal 3—Contribution to the Charitable Foundation.”

Purchases by Directors and Executive Officers (page     )

We expect that our directors and executive officers, together with their associates, will subscribe for approximately 18,057 shares, which is 0.3% of the midpoint at the offering. Our directors and executive officers will pay the same $8.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering. Following the conversion and offering, and including shares received in exchange for shares of SI Financial Group, our directors and executive officers, together with their associates, are expected to own 287,115 shares of new SI Financial Group common stock, which would equal 2.7% of our outstanding shares if shares are sold at the midpoint of the offering range.

Market for New SI Financial Group’s Common Stock (page     )

SI Financial Group common stock is listed on the Nasdaq Global Market under the symbol “SIFI.” We expect that new SI Financial Group’s common stock will trade on the Nasdaq Global Market under the trading symbol SIFID for a period of 20 trading days after the completion of the conversion and offering. Thereafter, the trading symbol will be SIFI. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares. There can be no assurance that persons purchasing the common stock in the offering will be able to sell their shares at or above the $8.00 offering price, and brokerage firms typically charge commissions related to the purchase or sale of securities.

SI Financial Group’s Dividend Policy (page     )

SI Financial Group currently pays a cash dividend of $0.03 per share per quarter, which equals $0.12 on an annualized basis. After the conversion and offering, we intend to continue to pay a cash dividend of $0.03 per share per quarter, which represents an annual yield of 1.5% based on a price of $8.00 per share. However, the dividend rate and continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future.

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Dissenters’ Rights

Shareholders of SI Financial Group do not have dissenters’ rights in connection with the conversion and offering.

Differences in Shareholder Rights (page     )

As a result of the conversion, existing shareholders of SI Financial Group will become shareholders of new SI Financial Group. The rights of shareholders of new SI Financial Group will be less than the rights shareholders currently have. The decrease in shareholder rights results from differences between the articles of incorporation and bylaws of new SI Financial Group and the charter and bylaws of SI Financial Group and from distinctions between Maryland and federal law. The differences in shareholder rights under the articles of incorporation and bylaws of new SI Financial Group are not mandated by Maryland law but have been chosen by management as being in the best interests of the corporation and all of its shareholders. However, the provisions in new SI Financial Group’s articles of incorporation and bylaws may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult.

The differences in shareholder rights include the following:

•	supermajority voting requirements for certain business combinations and changes to some provisions of the articles of incorporation and bylaws;

•	limitation on the right to vote shares;

•	a majority of shareholders required to call special meetings of shareholders; and

•	greater lead time required for shareholders to submit business proposals or director nominations.

Tax Consequences (page     )

As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to shareholders of SI Financial Group, except that shareholders of SI Financial Group who receive cash in lieu of fractional share interests in shares of new SI Financial Group will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. Kilpatrick Stockton LLP and Wolf & Company, P.C. have issued us opinions to this effect.

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Risk Factors

You should consider carefully the following risk factors when deciding how to vote on the conversion and before purchasing shares of new SI Financial Group common stock.

Risks Related to Our Business

[same as pages 17-21 of the offering prospectus]

Risks Related to the Offering and Share Exchange

The market value of new SI Financial Group common stock received in the share exchange may be less than the market value of SI Financial Group common stock exchanged.

The number of shares of new SI Financial Group common stock you receive will be based on an exchange ratio that will be determined as of the date of completion of the conversion and offering. The exchange ratio will be based on the percentage of SI Financial Group common stock held by the public before the completion of the conversion and offering, the final independent appraisal of new SI Financial Group common stock prepared by RP Financial and the number of shares of common stock sold in the offering. The exchange ratio will ensure that existing public shareholders of SI Financial Group common stock will own approximately the same percentage of new SI Financial Group common stock after the conversion and offering as they owned of SI Financial Group common stock immediately before the completion of the conversion and offering, exclusive of the effect of their purchase of additional shares in the offering and the receipt of cash in lieu of fractional shares. The exchange ratio will not depend on the market price of SI Financial Group common stock.

The exchange ratio ranges from a minimum of 0.7655 to a maximum of 1.0357 shares of new SI Financial Group common stock per share of SI Financial Group common stock (subject to increase to 1.1910 shares). Shares of new SI Financial Group common stock issued in the share exchange will have an initial value of $8.00 per share. Depending on the exchange ratio and the market value of SI Financial Group common stock at the time of the exchange, the initial market value of the new SI Financial Group common stock that you receive in the share exchange could be less than the market value of the SI Financial Group common stock that you currently own. See “Proposal 1—Approval of the Plan of Conversion—The Share Exchange Ratio.”

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A Warning About Forward-Looking Statements

This proxy statement/prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies or the Financial Accounting Standards Board.

Any of the forward-looking statements that we make in this proxy statement/prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Further information on other factors that could affect us are included in the section captioned “Risk Factors.”

15

Selected Consolidated Financial and Other Data

[same as pages 26-27 of the offering prospectus]

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Recent Developments

The following tables contain certain information concerning the financial position and results of operations of SI Financial Group. The information at September 30, 2010 and for the three and nine month periods ended September 30, 2010 and 2009 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The information at December 31, 2009 is derived in part from the audited consolidated financial statements that appear in this prospectus. The results of operations for the three and nine months ended September 30, 2010 are not necessarily indicative of the results of operations that may be expected for the entire year.

(Dollars in thousands, except per share amounts)	At September 30, 2010	At December 31, 2009
	(Unaudited)
Financial Condition Data:
Total assets	$890,318	$872,354
Cash and cash equivalents	51,858	24,204
Securities	182,162	191,950
Loans receivable, net	604,609	607,692
Deposits (1)	675,994	662,378
Federal Home Loan Bank advances	114,169	116,100
Junior subordinated debt owned to unconsolidated trust	8,248	8,248
Total stockholders’ equity	81,905	77,462

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Operating Data:
Interest and dividend income	$9,876	$10,723	$30,143	$32,927
Interest expense	3,357	4,681	10,666	14,563

Net interest income	6,519	6,042	19,477	18,364
Provision for loan losses	270	700	692	2,630

Net interest income after provision for loan losses	6,249	5,342	18,785	15,734
Noninterest income	2,525	2,684	8,075	7,499
Noninterest expenses	7,674	7,607	23,976	23,646

Income (loss) before income tax expense (benefit)	1,100	419	2,884	(413)
Income tax expense (benefit)	262	41	840	(228)

Net income (loss)	$838	$378	$2,044	$(185)

Per Share Data:
Earnings (loss) per share, basic	$0.07	$0.03	$0.18	$(0.02)
Earnings (loss) per share, diluted	$0.07	$0.03	$0.18	$(0.02)
Dividends	$0.03	$—	$0.06	$0.04

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Performance Ratios (2):
Return on average assets	0.37%	0.17%	0.31%	(0.03)%
Return on average equity	4.05	1.97	3.38	(0.33)
Interest rate spread (3)	2.85	2.61	2.89	2.69
Net interest margin (4)	3.08	2.91	3.13	3.00
Noninterest expense to average assets			3.62	3.65
Dividend payout ratio (5)			13.21	—
Efficiency ratio (6)	84.86	85.93	88.14	91.35
Average interest-earning assets to average interest-bearing liabilities	114.43	113.38	113.80	112.98
Average equity to average assets			9.12	8.72

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	At or For Nine Months Ended September 30,
	2010	2009
Capital Ratios:
Total shareholders’ equity to total assets
Total capital ratio
Tier 1 risk-based capital ratio
Tier 1 capital ratio

Asset Quality Ratios:
Nonperforming assets as percent of total assets	0.73	0.89
Nonperforming loans as a percent of total loans	0.68	1.09
Allowance for loan losses as a percent of total loans	0.81	0.88
Allowance for loan losses as a percent of nonperforming loans	118.73	80.80
Net charge-offs to average outstanding loans during the period	(0.13)	(0.69)

(1)	Includes mortgagors’ and investors’ escrow accounts.
(2)	Performance ratios are annualized.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percentage of average interest-earning assets.
(5)	Dividends paid by basic net income.
(6)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities and other-than-temporary impairment on securities.

Comparison of Financial Condition at September 30, 2010 and December 31, 2009

Total assets increased $18.0 million, or 2.1%, to $890.3 million at September 30, 2010 from $872.4 million at December 31, 2009, principally due to increases of $27.7 million in cash and cash equivalents and $6.7 million in loans held for sale, offset by decreases of $9.8 million in securities, $3.1 million in net loans receivable, $1.4 million in other real estate owned, $806,000 in net deferred tax assets, $782,000 in premises and equipment and $734,000 in prepaid FDIC deposit insurance assessment. Cash and cash equivalents increased as a result of an increase in deposits and security sales. The sale of mortgage-backed securities and U.S. government and agency obligations contributed to the decline in securities. A decline in loan originations and an increase in residential mortgage loan sales contributed to the decrease in net loans receivable. Total loan originations decreased $42.8 million, or 34.1%, during 2010 versus the comparable period in 2009 due to reduced demand and more stringent underwriting standards as a result of adverse economic conditions. Lower loan originations were offset by the purchase of $29.3 million in USDA and SBA loans that are guaranteed by the U.S. government. During the first nine months of 2010, the Company acquired into other real estate owned ownership of one commercial and six residential properties with an aggregate net carrying value of $1.5 million and sold from other real estate owned six residential and two commercial properties at a net loss aggregating $48,000. The increase in net unrealized gains on available for sale securities resulted in a decrease in net deferred tax assets. Accumulated depreciation and amortization expense contributed to the decrease in premises and equipment at September 30, 2010.

Total liabilities were $808.4 million at September 30, 2010 compared to $794.9 million at December 31, 2009. Deposits increased $15.5 million, or 2.4%, which included increases in NOW and money market accounts of $26.3 million and savings accounts of $1.5 million, offset by decreases in certificates of deposit of $11.6 million and noninterest-bearing deposits of $699,000. Deposit growth was attributable to marketing and promotional initiatives and competitively-priced deposit products. Borrowings decreased $1.9 million from $124.3 million at December 31, 2009 to $122.4 million at September 30, 2010, resulting from net repayments of Federal Home Loan Bank advances.

Total stockholders’ equity increased $4.4 million from $77.5 million at December 31, 2009 to $81.9 million at September 30, 2010. The increase in stockholders’ equity was attributable to an increase in net unrealized gains on securities aggregating $2.6 million (net of taxes) and earnings of $2.0 million, offset by dividends of $250,000.

Comparison of Operating Results for the Three and Nine Months Ended September 30, 2010 and September 30, 2009

General. SI Financial Group reported net income of $2.0 million for the nine months ended September 30, 2010, an increase of $2.2 million, compared to a net loss of $185,000 for the nine months ended September 30, 2009. The increase in net income was due to an increases in net interest income and noninterest income and a decrease in the provision for loan losses, offset by an increases in the provision for income taxes and noninterest expenses.

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Interest and Dividend Income. For the nine months ended September 30, 2010, interest and dividend income decreased $2.8 million, or 8.5%, to $30.1 million due to a lower yield earned on interest-earnings assets and a decrease in the average balance of loans, offset by an increase in the average balance of securities and other interest-earning assets. The yield on interest-earning assets decreased 53 basis points to 4.84%, with the yield on securities contributing the largest decrease of 122 basis points to 3.41%. SI Financial Group experienced declines in the average balance of loans of $19.0 million and the yield on loans of 19 basis points. The decrease in yields were due to lower market interest rates.

Interest Expense. Interest expense decreased $3.9 million for the nine months ended September 30, 2010 versus the comparable period of 2009, resulting from decreases in the rates paid on deposits and borrowings and a $19.4 million decrease in the average balance of Federal Home Loan Bank advances, offset by an increase in the average balance of interest-bearing deposits of $25.9 million. Contributing to the higher average deposits was an increase in predominately NOW and money market accounts of $36.1 million, offset by a decrease of $12.1 million in certificates of deposit. Rates paid on average deposits decreased 71 basis points from 2.33% to 1.62%. The rates paid on Federal Home Loan Bank advances and subordinated debt decreased 56 basis points and 86 basis points, respectively.

Provision for Loan Losses. The provision for loan losses decreased $430,000 and $1.9 million for the three and nine months ended September 30, 2010, respectively, compared to the same periods in the prior year. The lower provision in 2010 resulted from declines in nonperforming loans and net loan charge-offs, predominately in commercial real estate loans. At September 30, 2010, nonperforming loans totaled $4.2 million, compared to $6.7 million at September 30, 2009. Specific reserves relating to nonperforming loans decreased to $449,000 at September 30, 2010, compared to $721,000 at September 30, 2009. Net loan charge-offs were $152,000 and $587,000 for the three and nine months ended September 30, 2010, respectively, compared to $272,000 and $3.2 million for the three and nine months ended September 30, 2009, respectively. Higher loan charge-offs for the nine months ended September 30, 2009 primarily related to two commercial construction relationships aggregating $2.3 million.

Noninterest Income. The following table shows the components of noninterest income and the dollar and percentage changes for the periods presented.

	Three Months Ended September 30,				Nine Months Ended September 30,
(Dollars in thousands)	2010	2009	Dollar Change	Percent Change	2010	2009	Dollar Change	Percent Change
Service fees	$1,248	$1,291	$(43)	(3.3)%	$3,825	$3,739	$86	2.3%
Wealth management fees	1,011	983	28	2.8	3,065	2,910	155	5.3
Increase in cash surrender value of bank-owned life insurance	73	74	(1)	(1.4)	216	220	(4)	(1.8)
Net gain (loss) on sale of securities	197	(127)	324	(255.1)	878	127	751	591.3
Net impairment losses recognized in earnings	(196)	—	(196)	n/a	(528)	(150)	(378)	252.0
Mortgage banking fees	221	181	40	22.1	576	519	57	11.0
Net gain (loss) on sale of equipment	(5)	(5)	—	n/a	(5)	99	(104)	(105.1)
Other	(24)	287	(311)	(108.4)	48	35	13	37.1

Total noninterest income	$2,525	$2,684	$(159)	(5.9)%	$8,075	$7,499	$576	7.7%

Increases in the net gains on the sale of securities totaling $324,000 and $751,000 were reported for the three and nine months ended September 30, 2010, respectively, compared to the same periods in 2009. Wealth management fees rose $28,000 and $155,000, resulting from an increase in trust service fees for the three and nine months ended September 30, 2010, respectively, compared to the same periods in 2009. Service fees increased $86,000 for the first nine months of 2010 primarily due to higher electronic banking usage, despite a decline of $43,000 from the comparable quarter in 2009. The Company recorded other-than-temporary impairment charges on certain securities totaling $196,000 and $528,000 for the three and nine months ended September 30, 2010, respectively, compared to $0 and $150,000 for the three and nine months ended September 30, 2009, respectively. Higher other noninterest income for the third quarter of 2009 reflected $288,000 in death benefit proceeds received from a bank-owned life insurance policy. Other noninterest income for the nine months ended September 30, 2010 was offset by impairment charges of $12,000 to reduce the carrying value in the Bank’s small business investment company limited partnerships, compared to impairment charges of $383,000 for the same period in 2009.

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Noninterest Expenses. The following table shows the components of noninterest expense and the dollar and percentage changes for the periods indicated.

	Three Months Ended September 30,				Nine Months Ended September 30,
(Dollars in thousands)	2010	2009	Dollar Change	Percent Change	2010	2009	Dollar Change	Percent Change
Salaries and employee benefits	$3,684	$3,777	$(93)	(2.5)%	$11,895	$11,979	$(84)	(0.7)%
Occupancy and equipment	1,433	1,376	57	4.1	4,197	4,182	15	0.4
Computer and electronic banking services	958	941	17	1.8	2,852	2,564	288	11.2
Outside professional services	210	235	(25)	(10.6)	746	704	42	6.0
Marketing and advertising	179	215	(36)	(16.7)	569	624	(55)	(8.8)
Supplies	112	119	(7)	(5.9)	377	401	(24)	(6.0)
FDIC deposit insurance and regulatory assessment	321	333	(12)	(3.6)	989	1,205	(216)	(17.9)
Other	777	611	166	27.2	2,351	1,987	364	18.3

Total noninterest expenses	$7,674	$7,607	$67	0.9%	$23,976	$23,646	$330	1.4%

Salary expense and related payroll taxes were lower for 2010 compared to 2009 due to reduced staffing. For both the three and nine months ended September 30, 2010, the Company experienced increases in costs associated with other real estate owned and in computer and electronic banking services expense as result of increased telecommunications costs and transaction activity. Noninterest expenses for 2009 reflected an FDIC-imposed industry-wide 5 basis point special assessment of $393,000 and prepayment penalties totaling $111,000 for the early extinguishment of Federal Home Loan Bank borrowings.

Income Tax Provision. For the nine months ended September 30, 2010, income tax expense increased $1.1 million due to increases in pre-tax income, offset by a reduction in the Company’s valuation allowance of $90,000 related to unrealized federal charitable contribution and capital loss carry-forwards that expired for the tax year ended December 31, 2009. The effective tax rate was 29.1% and 55.2% for the nine months ended September 30, 2010 and 2009, respectively.

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Special Meeting of SI Financial Group Shareholders

Date, Place, Time and Purpose

SI Financial Group’s board of directors is sending you this document to request that you allow your shares of SI Financial Group to be represented at the special meeting by the persons named in the enclosed proxy card. At the special meeting, the SI Financial Group board of directors will ask you to vote on a proposal to approve the plan of conversion. You will also be asked to vote on informational provisions regarding new SI Financial Group’s articles of incorporation and a proposal to approve a cash contribution of up to $500,000 to our charitable foundation. You also may be asked to vote on a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the plan of conversion and/or the contribution to the charitable foundation. The special meeting will be held at             ,             , Connecticut, at     :00 a.m., Eastern time, on [MEETING DATE], 2010.

Who Can Vote at the Meeting

You are entitled to vote your SI Financial Group common stock if our records show that you held your shares as of the close of business on [RECORD DATE], 2010. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote.

As of the close of business on [RECORD DATE], 2010, there were              shares of SI Financial Group common stock outstanding. Each share of common stock has one vote. SI Financial Group’s articles of incorporation provide that a record owner of SI Financial Group common stock (other than SI Bancorp, MHC) who beneficially owns, either directly or indirectly, in excess of 10% of SI Financial Group’s outstanding shares, is not entitled to vote the shares held in excess of the 10% limit.

Attending the Meeting

If you are a shareholder as of the close of business on [RECORD DATE], 2010, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of SI Financial Group common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

The special meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, is present at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted to determine the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Proposal 1: Approval of the Plan of Conversion. To be approved, the plan of conversion requires the affirmative vote of at least two-thirds of the outstanding shares of SI Financial Group common stock, including the shares held by SI Bancorp, MHC, and the affirmative vote of a majority of votes eligible to be cast at the meeting, excluding shares of SI Bancorp, MHC. Abstentions and broker non-votes will have the same effect as a vote against the plan of conversion.

Informational Proposals 2a and 2b: Approval of Certain Provisions in New SI Financial Group’s Articles of Incorporation. While we are asking you to vote with respect to each of the informational proposals, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.

Proposal 3: Approval of the Contribution to the Charitable Foundation. The contribution of up to $500,000 in cash to the SI Financial Group Foundation must be approved by at least a majority of the total number of votes entitled to be cast at the special meeting by SI Financial Group shareholders, and by at least a majority of the total number of votes entitled to be cast at the special meeting by SI Financial Group shareholders other than SI Bancorp, MHC.

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Proposal 4: Approval of the Adjournment of the Special Meeting. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of SI Financial Group common stock to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion and/or the contribution to the charitable foundation.

Shares Held by SI Bancorp, MHC and Our Officers and Directors

As of [RECORD DATE], 2010, SI Bancorp, MHC beneficially owned 7,286,975 shares of SI Financial Group common stock. This equals 61.9% of our outstanding shares. SI Bancorp, MHC intends to vote all of its shares in favor of the plan of conversion and the contribution to the charitable foundation.

As of [RECORD DATE], 2010, our officers and directors beneficially owned 298,783 shares of SI Financial Group common stock, not including shares that they may acquire upon the exercise of outstanding stock options. This equals 2.5% of our outstanding shares and 6.7% of shares held by persons other than SI Bancorp, MHC.

Shares Held by the SI Financial Group Foundation

As of [RECORD DATE], 2010, the SI Financial Group Foundation held 214,653 shares of SI Financial Group common stock. The foundation must vote its shares in the same proportion as all other shares voted on the proposal to approve the plan of conversion.

Voting by Proxy

Our board of directors is sending you this proxy statement to request that you allow your shares of SI Financial Group common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of SI Financial Group common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our board of directors. Our board of directors recommends that you vote “FOR” approval of the plan of conversion and reorganization, “FOR” each of the Informational Proposals 2a and 2b, “FOR” approval of the contribution of our charitable foundation and “FOR” approval of the adjournment of the special meeting.

If any matters not described in this proxy statement are properly presented at the special meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. We do not know of any other matters to be presented at the special meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of SI Financial Group in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

If your SI Financial Group common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement/prospectus.

Solicitation of Proxies

SI Financial Group will pay for this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of SI Financial Group may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. SI Financial Group will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. SI Financial Group has retained Phoenix Advisory Partners, a proxy solicitation firm, and has agreed to pay them a fee of $5,000 for shareholder solicitation services and $2,000 for shareholder information agent services plus reasonable out-of-pocket expenses and charges for telephone calls made and received in connection with this solicitation.

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Participants in the ESOP, 401(k) Plan and Equity Incentive Plan

If you participate in the ESOP or the Equity Incentive Plan or if you invest in SI Financial Group common stock through the SI Financial Group Stock Fund in our 401(k) Plan, you will receive a vote authorization form for each plan that reflects all shares you may direct the trustees to vote on your behalf under the respective plans. Under the terms of the ESOP, all allocated shares of SI Financial Group common stock held by the ESOP are voted by the ESOP trustee, as directed by plan participants. All unallocated shares of SI Financial Group common stock held by the ESOP and all allocated shares for which no timely voting instructions are received are voted by the ESOP trustee in the same proportion as shares for which the trustee has received timely voting instructions from other ESOP participants, subject to the exercise of its fiduciary duties. Under the terms of the 401(k) Plan, a participant may direct the trustee how to vote the shares in the SI Financial Group Stock Fund credited to his or her account. The trustee will vote all shares for which it does not receive timely instructions from participants in the same proportion as shares for which the trustee received voting instructions from other 401(k) Plan participants. Under the Equity Incentive Plan, participants may direct the trustee how to vote their unvested restricted stock awards. The trustee will vote all shares held in the trust for which it does not receive timely instructions as directed by SI Financial Group. The deadline for returning your voting instructions is                     , 2010.

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Proposal 1—Approval of the Plan of Conversion

This conversion is being conducted pursuant to a plan of conversion approved by the boards of directors of SI Bancorp, MHC, SI Financial Group and Savings Institute. The Office of Thrift Supervision has conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by such agency.

General

On September 9, 2010, the boards of directors of SI Bancorp, MHC, SI Financial Group and Savings Institute adopted the plan of conversion. The second-step conversion that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. Under the plan of conversion, Savings Institute will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of new SI Financial Group, a newly formed Maryland corporation. Current shareholders of SI Financial Group, other than SI Bancorp, MHC, will receive shares of new SI Financial Group common stock in exchange for their shares of SI Financial Group common stock. Following the conversion and offering, SI Financial Group and SI Bancorp, MHC will no longer exist.

The conversion to a stock holding company structure also includes the offering by new SI Financial Group of its common stock to eligible depositors of Savings Institute in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The amount of capital being raised in the offering is based on an independent appraisal of new SI Financial Group. Most of the terms of the offering are required by the regulations of the Office of Thrift Supervision.

Consummation of the conversion and offering requires the approval of the Office of Thrift Supervision. In addition, pursuant to Office of Thrift Supervision regulations, consummation of the conversion and offering and the contribution to the charitable foundation are each conditioned upon approval by (1) at least a majority of the total number of votes eligible to be cast by depositors of Savings Institute, (2) the holders of at least two-thirds of the outstanding shares of SI Financial Group common stock and (3) the holders of at least a majority of the outstanding shares of common stock of SI Financial Group, excluding shares held by SI Bancorp, MHC.

The Office of Thrift Supervision approved our plan of conversion, subject to, among other things, approval of the plan of conversion by SI Bancorp, MHC’s members (depositors of Savings Institute) and SI Financial Group’s shareholders. Meetings of SI Bancorp, MHC’s members and SI Financial Group’s shareholders have been called for this purpose on [Date 3], 2010.

Funds received before completion of the subscription and community offerings will be maintained in a segregated account at Savings Institute. If we fail to receive the necessary shareholder or member approval, or if we cancel the conversion and offering for any reason, orders for common stock already submitted will be cancelled, subscribers’ funds will be returned promptly, with interest calculated at Savings Institute’s passbook savings rate, and all deposit account withdrawal holds will be cancelled. We will not make any deduction from the returned funds for the costs of the offering.

The following is a brief summary of the pertinent aspects of the conversion and offering. A copy of the plan of conversion is available from SI Financial Group upon request and is available for inspection at each banking office of Savings Institute and at the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the registration statement, of which this prospectus forms a part, that new SI Financial Group has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

The board of directors recommends that you vote “FOR” the adoption of the plan of conversion.

Reasons for the Conversion and Offering

After considering the advantages and disadvantages of the conversion and offering, the boards of directors of SI Bancorp, MHC, SI Financial Group and Savings Institute approved the conversion and offering as being in the best interests of SI Financial Group and Savings Institute and their respective shareholders and customers. The board of directors concluded that the conversion and offering provide a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the conversion and offering.

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The conversion and offering will result in the raising of additional capital that will support Savings Institute’s future lending and operational growth and may also support the acquisition of other financial institutions or financial service companies or their assets. Although Savings Institute is categorized as “well-capitalized” and does not require additional capital, the board of directors has determined that opportunities for continued growth make pursuing the conversion and offering at this time desirable.

We expect that the larger number of shares that will be in the hands of public investors after completion of the conversion and offering will result in a more liquid and active market than currently exists for SI Financial Group common stock. A more liquid and active market would make it easier for investors to buy and sell our common stock.

After completion of the conversion and offering, the unissued common and preferred stock authorized by new SI Financial Group’s articles of incorporation will permit us to raise additional capital through further sales of securities. Although SI Financial Group currently has the ability to raise additional capital through the sale of additional shares of SI Financial Group common stock, that ability is limited by the mutual holding company structure, which, among other things, requires that SI Bancorp, MHC hold a majority of the outstanding shares of SI Financial Group common stock.

As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer our common stock as consideration in a merger or acquisition because we cannot now issue stock in an amount that would cause SI Bancorp, MHC to own less than a majority of the outstanding shares of SI Financial Group. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two.

If SI Financial Group had undertaken a conversion to fully public stock form in 2004 rather than a minority stock offering, applicable regulations would have required a greater amount of SI Financial Group common stock to be sold than the amount that was sold in the minority offering. If a standard conversion had been conducted in 2004, management of SI Financial Group believed that it would have been difficult to prudently invest the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the minority offering. In addition, a conversion to stock form in 2004 would have immediately eliminated all aspects of the mutual form of organization.

The disadvantage of the conversion and offering considered by the board of directors is that operating in the stock holding company form of organization could subject Savings Institute to contests for corporate control. The board of directors determined that the advantages of the conversion and offering outweighed this disadvantage.

Description of the Conversion

New SI Financial Group has been incorporated under Maryland law as a first-tier wholly owned subsidiary of SI Financial Group. To effect the conversion, the following will occur:

•	SI Bancorp, MHC will convert to stock form and simultaneously merge with and into SI Financial Group, with SI Financial Group as the surviving entity; and

•	SI Financial Group will merge with and into new SI Financial Group, with new SI Financial Group as the surviving entity.

As a result of the series of mergers described above, Savings Institute will become a wholly owned subsidiary of new SI Financial Group and the outstanding shares of SI Financial Group common stock held by persons other than SI Bancorp, MHC (i.e., “public shareholders”) will be converted into a number of shares of new SI Financial Group common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of new SI Financial Group common stock to be outstanding upon the completion of the conversion and offering (i.e., the common stock issued in the offering plus the shares issued in exchange for shares of SI Financial Group common stock) as the percentage of SI Financial Group common stock owned by them in the aggregate immediately before consummation of the conversion and offering before giving effect to (1) the payment of cash in lieu of issuing fractional exchange shares and (2) any shares of common stock purchased by public shareholders in the offering.

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Share Exchange Ratio for Current Shareholders

Office of Thrift Supervision regulations provide that in a conversion from mutual holding company to stock holding company form, the public shareholders will be entitled to exchange their shares for common stock of the stock holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Under the plan of conversion, each publicly held share of SI Financial Group common stock will, on the effective date of the conversion and offering, be converted automatically into and become the right to receive a number of new shares of new SI Financial Group common stock. The number of new shares of common stock will be determined pursuant to an exchange ratio that ensures that the public shareholders of SI Financial Group common stock will own approximately the same percentage of common stock in new SI Financial Group after the conversion and offering as they held in SI Financial Group immediately before the conversion and offering, before giving effect to (1) the payment of cash in lieu of fractional shares and (2) their purchase of shares in the offering. At                     , 2010, there were 11,777,496 shares of SI Financial Group common stock outstanding, of which 4,490,521 were held by persons other than SI Bancorp, MHC. The exchange ratio is not dependent on the market value of SI Financial Group common stock. It will be calculated based on the percentage of SI Financial Group common stock held by the public, the appraisal of SI Financial Group prepared by RP Financial and the number of shares sold in the offering.

The following table shows how the exchange ratio will adjust, based on the number of shares sold in the offering. The table also shows how many shares an owner of 100 shares of SI Financial Group common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold In the Offering		Shares to be Exchanged for Existing Shares of SI Financial Group		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Equivalent Per Share Value (1)	Equivalent Pro Forma Book Value Per Exchanged Share (2)	Shares to be Received for 100 Existing Shares (3)
	Amount	Percent	Amount	Percent
Minimum	5,578,125	61.9%	3,437,460	38.1%	9,015,585	0.7655	$6.12	$9.41	76
Midpoint	6,562,500	61.9%	4,044,071	38.1%	10,606,571	0.9006	7.20	9.99	90
Maximum	7,546,875	61.9%	4,650,682	38.1%	12,197,557	1.0357	8.29	10.58	103
Maximum, as adjusted	8,678,906	61.9%	5,348,284	38.1%	14,027,190	1.1910	9.53	11.24	119

(1)	Represents the value of shares of new SI Financial Group common stock received in the conversion by a holder of one share of SI Financial Group common stock at the exchange ratio, assuming a market price of $8.00 per share.
(2)	Represents the pro forma tangible stockholders’ equity per share at each level of the offering range multiplied by the respective exchange ratio.
(3)	Cash will be paid instead of issuing any fractional shares.

Outstanding options to purchase shares of SI Financial Group common stock will be converted into and become options to purchase new SI Financial Group common stock. The number of shares of common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected. At June 30, 2010, there were 496,750 outstanding options to purchase SI Financial Group common stock, of which 414,150 were exercisable.

How We Determined the Offering Range and the $8.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an appraisal by an independent person experienced and expert in corporate appraisal. We have retained RP Financial, which is experienced in the evaluation and appraisal of business entities, to prepare the appraisal. RP Financial will receive fees totaling $90,000 for its appraisal report, plus $10,000 for each appraisal update (of which there will be at least one more) and reasonable out-of-pocket expenses. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering. RP Financial has not received any other compensation from us in the past two years.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules.

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In addition to this information, RP Financial reviewed our conversion application as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded, fully converted financial institution holding companies that RP Financial deemed comparable to us;

•	the specific terms of the offering of our common stock;

•	the pro forma impact of the additional capital raised in the offering;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

RP Financial’s independent valuation also utilized certain assumptions as to the pro forma earnings of new SI Financial Group after the offering. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds, and expenses related to the stock-based benefit plans of new SI Financial Group, including the employee stock ownership plan and the new equity incentive plan. The employee stock ownership plan and new equity incentive plan are assumed to purchase 6.0% and 3.1%, respectively, of the shares of new SI Financial Group common stock sold in the offering. The new equity incentive plan is assumed to grant options to purchase the equivalent of 7.7% of the shares of new SI Financial Group common stock sold in the offering. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent appraisal also reflects the cash contribution to SI Financial Group Foundation. The cash contribution to the charitable foundation will not have a material effect on our estimated pro forma market value.

Consistent with Office of Thrift Supervision appraisal guidelines, RP Financial applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us, subject to valuation adjustments applied by RP Financial to account for differences between SI Financial Group and the peer group.

RP Financial believes that the price-to-earnings approach is generally the best indicator of long-term value for a stock and gives it the most significant weight among the three valuation approaches. The price-to-book value approach also serves as a valuable benchmark in the valuation of thrift stocks, particularly in the context of a conversion offering, as the earnings approach is limited by the assumptions it requires regarding the use of the proceeds. The price-to-assets approach is generally a less reliable indicator of market value and thus given less weight by RP Financial. This approach is also given less weight by investors. Also, this approach as set forth in the regulatory guidelines does not take into account the amount of stock purchases that are funded by deposit withdrawals, thus understating the price-to-assets ratio on a pro forma basis.

In applying each of the valuation methods, RP Financial considered adjustments to our pro forma market value based on a comparison of SI Financial Group with the peer group. RP Financial made slight downward adjustments for profitability, growth and viability of earnings and made a slight upward adjustment for financial condition. No adjustments were made for asset growth, primary market area, dividends, trading liquidity, regulatory matters or management.

The peer group is comprised of publicly traded thrifts all selected based on asset size, market area and operating strategy. In preparing its appraisal, RP Financial placed emphasis on the price-to-earnings and the price-to-book approaches

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and placed lesser emphasis on the price-to-assets approaches in estimating pro forma market value. The peer group consisted of ten publicly traded, fully converted, financial institution holding companies based in the northeastern region of the United States. The peer group included companies with:

•	average assets of $1.1 billion;

•	average nonperforming assets of 1.1% of total assets;

•	average loans of 64.6% of total assets;

•	average tangible equity of 10.4% of total assets; and

•	average core income of 0.54% of average assets.

The appraisal peer group consists of companies listed below. Total assets are as of June 30, 2010.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets
			(In millions)
Beacon Federal Bancorp, Inc. (BFED)	NASDAQ	East Syracuse, NY	$1,072
Central Bancorp, Inc. (CEBK)	NASDAQ	Somerville, MA	527
ESB Financial Corporation (ESBF)	NASDAQ	Ellwood City, PA	1,948
ESSA Bancorp, Inc. (ESSA)	NASDAQ	Stroudsburg, PA	1,067
Harleysville Savings Financial Corporation (HARL)	NASDAQ	Harleysville, PA	867
Hingham Institution for Savings (HIFS)	NASDAQ	Hingham, MA	972
New Hampshire Thrift Bancshares, Inc. (NHTB)	NASDAQ	Newport, NH	993
TF Financial Corporation (THRD)	NASDAQ	Newton, PA	721
United Financial Bancorp, Inc. (UBNK)	NASDAQ	West Springfield, MA	1,545
Westfield Financial, Inc. (WFD)	NASDAQ	Westfield, MA	1,235

RP Financial prepared a valuation dated August 26, 2010. RP Financial has advised us that the estimated pro forma market value, or valuation range, of our common stock, including shares sold in the offering and exchange shares, ranged from a minimum of $72.1 million to a maximum of $97.6 million, with a midpoint of $84.9 million. The aggregate offering price of the shares of common stock will be equal to the valuation range multiplied by the 61.9% ownership interest that SI Bancorp, MHC has in SI Financial Group. The number of shares offered will be equal to the aggregate offering price divided by the price per share. Based on the valuation range, the percentage of SI Financial Group common stock owned by SI Bancorp, MHC and the $8.00 price per share, the minimum of the offering range is 5,578,125 shares, the midpoint of the offering range is 6,562,500 shares, the maximum of the offering range is 7,546,875 shares and 15% above the maximum of the offering range is 8,678,906 shares. RP Financial will update its independent valuation before we complete our offering.

The following table presents a summary of selected pricing ratios for the peer group companies and for all publicly traded thrifts and the resulting pricing ratios for new SI Financial Group reflecting the pro forma impact of the offering, as calculated by RP Financial in its appraisal report of August 26, 2010. Compared to the median pricing ratios of the peer group, SI Financial Group’s pro forma pricing ratios at the maximum of the offering range indicated a discount of 15.1% on a price-to-book value basis and a discount of 22.1% on a price-to-tangible book value basis.

	Price to Earnings Multiple		Price to Core Earnings Multiple		Price to Book Value Ratio	Price to Tangible Book Value Ratio
New SI Financial Group (pro forma) (1):
Minimum	32.71	x	35.96	x	60.74%	62.94%
Midpoint	38.43		42.24		67.57	69.87
Maximum	44.14		48.50		73.66	76.05
Maximum, as adjusted	50.68		55.68		79.92	82.39
Pricing ratios of peer group companies as of August 26, 2010 (2):
Average	15.21	x	15.83	x	85.14%	93.10%
Median	12.02		11.48		86.74	97.68
All fully-converted, publicly traded thrifts as of August 26, 2010 (2):
Average	18.32	x	17.69	x	69.82%	77.62%
Median	15.19		16.20		67.16	73.61

(1)	Based on SI Financial Group financial data as of and for the twelve months ended June 30, 2010.
(2)	Based on earnings for the twelve months ended June 30, 2010 and book value and tangible book value as of June 30, 2010.

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Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our board of directors has decided to offer the shares for a price of $8.00 per share. The purchase price of $8.00 per share was determined by us, taking into account, among other factors, the market price of our stock before adoption of the plan of conversion, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 0.7655 to a maximum of 1.0357 shares of new SI Financial Group common stock for each current share of SI Financial Group common stock, with a midpoint of 1.0357. Based upon this exchange ratio, we expect to issue between 3,437,460 and 4,650,682 shares of new SI Financial Group common stock to the holders of SI Financial Group common stock outstanding immediately before the completion of the conversion and offering.

Our board of directors considered the appraisal when recommending that shareholders and depositors approve the plan of conversion. However, our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon expiration of the offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 8,678,906 without any further notice to you.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, a new offering range may be set, in which case all funds would be promptly returned and held funds authorized for withdrawal from deposit accounts will be released and all subscribers would be given the opportunity to place a new order. If the offering is terminated, all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released. If RP Financial establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

1.	Persons with deposits in Savings Institute with aggregate balances of $50 or more (“qualifying deposits”) as of the close of business on June 30, 2009 (“eligible account holders”).

2.	Our employee stock ownership plan.

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3.	Persons with qualifying deposits in Savings Institute as of the close of business on September 30, 2010 who are not eligible account holders, excluding our officers, directors and their associates (“supplemental eligible account holders”).

4.	Depositors of Savings Institute as of the close of business on [RECORD DATE], 2010, who are not eligible or supplemental eligible account holders.

Unlike our employee stock ownership plan, the Savings Institute 401(k) Plan has not been granted priority subscription rights. Accordingly, a 401(k) plan participant who elects to purchase shares in the offering through self-directed purchases within the 401(k) plan will receive the same subscription priority, and be subject to the same purchase limitations, as if the participant had elected to purchase shares using funds outside the 401(k) plan.

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion. All persons on a joint deposit account will be counted as a single subscriber to determine the maximum amount that may be subscribed for by an individual in the offering.

Purchase of Shares

Eligible depositors of Savings Institute have priority subscription rights allowing them to purchase common stock in the subscription offering. Shares not purchased in the subscription offering may be available for sale to the public in a community offering. You, as a shareholder on the record date, will be given a preference in the community offering after natural persons residing in Hartford, Middlesex, New London, Tolland and Windham Counties in Connecticut. For more information regarding the purchase of shares of common stock of new SI Financial Group or to receive a prospectus and stock order form, you may call our Stock Information Center, toll-free, at (    )         -            , Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern time. The Stock Information Center will be closed on weekends and bank holidays. Order forms, along with full payment, must be received by us (not postmarked) no later than 2:00 p.m., Eastern time on [DATE 1], 2010.

Marketing Arrangements

To assist in the marketing of our common stock, we have retained Stifel, Nicolaus & Company, Incorporated, which is a broker-dealer registered with the Financial Industry Regulatory Authority. Stifel, Nicolaus & Company, Incorporated will assist us on a best efforts basis in the offering by:

(1)	acting as our financial advisor for the conversion and offering;

(2)	providing administrative services and managing the Stock Information Center;

(3)	educating our employees regarding the offering;

(4)	targeting our sales efforts, including assisting in the preparation of marketing materials; and

(5)	soliciting orders for common stock.

For these services, Stifel, Nicolaus & Company, Incorporated will receive an advisory and administrative fee of $50,000 and 1% of the dollar amount of all shares of common stock sold in the subscription and community offering. No sales fee will be payable to Stifel, Nicolaus & Company, Incorporated with respect to shares purchased by officers, directors and employees or their immediate families, shares purchased by our tax-qualified and non-qualified employee benefit plans, and shares that will be issued in the exchange for existing shares of SI Financial Group common stock. In the event that Stifel, Nicolaus & Company, Incorporated sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Stifel, Nicolaus & Company, Incorporated) shall not exceed 5.50% in the aggregate. Stifel, Nicolaus & Company, Incorporated also will be reimbursed for allocable expenses in an amount not to exceed $25,000 for the subscription offering and community offering and $45,000 for the syndicated offering, and for attorney’s fees in an amount not to exceed $100,000 (excluding the reasonable out-of-pocket expenses of counsel).

If we are required to resolicit subscribers for shares of our common stock in the subscription and community offerings, Stifel, Nicolaus & Company, Incorporated will be required to provide significant additional services in connection with the resolicitation (including repeating the services described above), and we may pay Stifel, Nicolaus & Company, Incorporated an additional fee for those services that will not exceed $50,000. Under such circumstances, with our consent, Stifel, Nicolaus & Company, Incorporated may be reimbursed for additional reimbursable attorney’s fees not to exceed $20,000, provided that the aggregate of all reimbursable expenses and legal fees shall not exceed $200,000.

We will indemnify Stifel, Nicolaus & Company, Incorporated against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

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Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Savings Institute may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. No sales activity will be conducted in a Savings Institute banking office. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Stifel, Nicolaus & Company, Incorporated. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

In addition, we have engaged Stifel, Nicolaus & Company, Incorporated to act as our records management agent in connection with the conversion and offering. In its role as records management agent, Stifel, Nicolaus & Company, Incorporated will coordinate with our data processing contacts and interface with the Stock Information Center to provide the records processing and the proxy and stock order services, including but not limited to: (1) consolidating deposit accounts and vote calculation; (2) preparing information for order forms and proxy cards; (3) interfacing with our financial printer; (4) recording stock order information; and (5) tabulating proxy votes. For these services, Stifel, Nicolaus & Company, Incorporated will receive a fee of $35,000 (additional fees in an amount not to exceed $5,000 may be negotiated in the event significant work is required due to unexpected circumstances), and we will have made an advance payment of $10,000 with respect to this fee. We will also reimburse Stifel, Nicolaus & Company, Incorporated for its reasonable out-of-pocket expenses associated with its acting as information agent in an amount not to exceed $5,000.

Delivery of Certificates

After completion of the conversion, each holder of a certificate(s) evidencing shares of SI Financial Group common stock (other than SI Bancorp, MHC), upon surrender of the certificate to our transfer agent, which is anticipated to serve as the exchange agent for the conversion, will receive a certificate(s) representing the number of full shares of New SI Financial Group common stock into which the holder’s shares have been converted based on the exchange ratio. Promptly following the consummation of the conversion, the exchange agent will mail to each such holder of record of SI Financial Group common stock a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the exchange agent) advising such holder of the terms of the exchange and of the procedure for surrendering to the exchange agent such certificate in exchange for a certificate(s) evidencing New FedFirst Financial common stock. SI Financial Group shareholders should not forward their certificates to SI Financial Group or the exchange agent until they have received the transmittal letter. If you hold shares of SI Financial Group common stock in street name or in book-entry form through our transfer agent, your account will automatically be credited with shares of new SI Financial Group common stock following consummation of the conversion. No transmittal forms will be mailed relating to shares held in street name or in book-entry form through our transfer agent.

We will not issue any fractional shares of new SI Financial Group common stock. For each fractional share that would otherwise be issued as a result of the exchange of new SI Financial Group common stock for SI Financial Group common stock, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the former SI Financial Group shareholder would otherwise be entitled by $8.00. Payment for fractional shares will be made, by check, as soon as practicable after receipt by the exchange agent of surrendered SI Financial Group stock certificates. If you hold shares of SI Financial Group common stock in street name, your account should automatically be credited with cash in lieu of fractional shares.

No holder of a certificate representing shares of SI Financial Group common stock will be entitled to receive any dividends on SI Financial Group common stock until the certificate representing such holder’s shares of SI Financial Group common stock is surrendered. If we declare dividends after the conversion but before surrender of certificates representing shares of SI Financial Group common stock, dividends payable on shares of SI Financial Group common stock not then issued shall accrue without interest. Any such dividends shall be paid without interest upon surrender of the certificates representing shares of SI Financial Group common stock. We will be entitled, after the completion of the conversion, to treat certificates representing shares of SI Financial Group common stock as evidencing ownership of the number of full shares of new SI Financial Group common stock into which the shares of SI Financial Group common stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

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We will not be obligated to deliver certificate(s) representing shares of new SI Financial Group common stock to which a holder of SI Financial Group common stock would otherwise be entitled as a result of the conversion until such holder surrenders the certificate(s) representing the shares of SI Financial Group common stock for exchange as provided above, or provides an appropriate affidavit of loss and indemnity agreement and/or a bond. If any certificate evidencing shares of SI Financial Group common stock is to be registered in a name other than that in which the certificate evidencing SI Financial Group common stock surrendered in exchange therefor is registered, it shall be a condition of the issuance that the certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange pay to the exchange agent any transfer or other tax required by reason of the issuance of a certificate for shares of common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, for a period of one year from the date of the completion of the offering we may not repurchase any of our common stock from any person, except (1) in an offer made to all shareholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the conversion and offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. If any options previously granted under the 2005 Equity Incentive Plan are exercised during the first year following the conversion and offering, they will be funded with newly issued shares, as the Office of Thrift Supervision does not view pre-existing stock options as an extraordinary circumstance or compelling business purpose for a stock repurchase in the first year after conversion. Based on the foregoing restrictions, we anticipate that we will not repurchase any shares of our common stock in the year following completion of the conversion and offering.

Effects of Conversion on Depositors and Borrowers

General. Each depositor in Savings Institute currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of SI Bancorp, MHC based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that SI Bancorp, MHC is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of SI Bancorp, MHC after other claims are paid. Any depositor who opens a deposit account at Savings Institute obtains a pro rata ownership interest in the net worth of SI Bancorp, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of SI Bancorp, MHC, which is lost to the extent that the balance in the account is reduced. When a mutual holding company converts to stock holding company form, depositors lose all rights to the net worth of the mutual holding company, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion.

Continuity. While the conversion and offering are being accomplished, the normal business of Savings Institute will continue without interruption, including being regulated by the Office of Thrift Supervision. After the conversion and offering, Savings Institute will continue to provide services for depositors and borrowers under its current policies by its present management and staff.

The directors of Savings Institute at the time of conversion will serve as directors of Savings Institute after the conversion and offering. The board of directors of new SI Financial Group is composed of the individuals who serve on the board of directors of SI Financial Group. All officers of Savings Institute at the time of conversion will retain their positions after the conversion and offering.

Deposit Accounts and Loans. The conversion and offering will not affect any deposit accounts or borrower relationships with Savings Institute. All deposit accounts in Savings Institute after the conversion and offering will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the conversion and offering. The conversion and offering will not change the interest rate or the maturity of deposits at Savings Institute.

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After the conversion and offering, all loans of Savings Institute will retain the same status that they had before the conversion and offering. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion and offering.

Effect on Liquidation Rights. If SI Bancorp, MHC were to liquidate, all claims of SI Bancorp, MHC’s creditors would be paid first. Thereafter, if there were any assets remaining, members of SI Bancorp, MHC would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Savings Institute immediately before liquidation. In the unlikely event that Savings Institute were to liquidate after the conversion and offering, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “—Liquidation Rights” below), with any assets remaining thereafter distributed to new SI Financial Group as the holder of Savings Institute’s capital stock.

Liquidation Rights

Liquidation Prior to the Conversion. In the unlikely event of a complete liquidation of SI Bancorp, MHC or SI Financial Group prior to the conversion, all claims of creditors of SI Financial Group, including those of depositors of Savings Institute (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of SI Financial Group remaining, these assets would be distributed to shareholders, including SI Bancorp, MHC. Then, if there were any assets of SI Bancorp, MHC remaining, members of SI Bancorp, MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Savings Institute immediately prior to liquidation.

Liquidation Following the Conversion. In the unlikely event that new SI Financial Group and Savings Institute were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” maintained by SI Financial Group pursuant to the plan of conversion to certain depositors, with any assets remaining thereafter distributed to SI Financial Group as the holder of Savings Institute capital stock. The plan of conversion also provides that new SI Financial Group shall cause the establishment of a bank liquidation account.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by new SI Financial Group for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to SI Bancorp, MHC’s ownership interest in the retained earnings of SI Financial Group as of the date of its latest balance sheet contained in this prospectus. The plan of conversion also provides that new SI Financial Group shall cause Savings Institute to establish a bank liquidation account. The establishment and maintenance of a second liquidation account by Savings Institute is designed to support the liquidation account established by new SI Financial Group if new SI Financial Group does not have sufficient assets to fund its obligations under its liquidation account. There are no differences in the provisions of the two liquidation accounts to be established and maintained.

The liquidation account established by new SI Financial Group is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of new SI Financial Group and Savings Institute or of Savings Institute. Specifically, in the unlikely event that new SI Financial Group and Savings Institute were to completely liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of June 30, 2009 and September 30, 2010 of the liquidation account maintained by new SI Financial Group. In a liquidation of both entities, or of Savings Institute, when new SI Financial Group has insufficient assets to fund the distribution due to eligible account holders and Savings Institute has positive net worth, Savings Institute will pay amounts necessary to fund new SI Financial Group’s remaining obligations under the liquidation account. The plan of conversion also provides that if new SI Financial Group is sold or liquidated apart from a sale or liquidation of Savings Institute, then the rights of eligible account holders in the liquidation account maintained by new SI Financial Group will be surrendered and treated as a liquidation account in Savings Institute. Depositors will have an equivalent interest in the bank liquidation account and the bank liquidation account will have the same rights and terms as the liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Office of Thrift Supervision, new SI Financial Group will eliminate or transfer the liquidation account and the interests in such account to Savings Institute and the liquidation account shall thereupon become the liquidation account of Savings Institute and not be subject in any manner or amount to new SI Financial Group’s creditors.

Also, under the rules and regulations of the Office of Thrift Supervision, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which new SI Financial Group or Savings Institute is

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not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Each eligible account holder and supplemental eligible account holder would have an initial interest in each of the liquidation accounts maintained by new SI Financial Group and Savings Institute for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Savings Institute on June 30, 2009 or September 30, as applicable. Each eligible account holder and supplemental eligible account holder would have a pro rata interest in the total liquidation accounts maintained by new SI Financial Group and Savings Institute for each such deposit account, based on the proportion that the balance of each such deposit account on June 30, 2009 or September 30, 2010 bears to the balance of all deposit accounts in Savings Institute on such date.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on June 30, 2009 or September 30, 2010 or any other annual closing date, then the interest in the liquidation accounts maintained by new SI Financial Group and Savings Institute relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation accounts maintained by new SI Financial Group and Savings Institute would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of eligible account holders and supplemental eligible account holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to new SI Financial Group as the sole shareholder of Savings Institute.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of conversion and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers. Completion of the conversion and offering is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Pennsylvania tax laws, that no gain or loss will be recognized by Savings Institute, SI Financial Group or SI Bancorp, MHC as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Savings Institute, SI Financial Group, SI Bancorp, MHC, new SI Financial Group, persons receiving subscription rights and shareholders of SI Financial Group.

Kilpatrick Stockton LLP has issued an opinion to SI Financial Group, SI Bancorp, MHC and new SI Financial Group that, for federal income tax purposes:

1. The merger of SI Bancorp, MHC with and into SI Financial Group (the mutual holding company merger) will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. (Section 368(a)(l)(A) of the Internal Revenue Code.)

2. SI Bancorp, MHC will not recognize any gain or loss on the transfer of its assets to the SI Financial Group and SI Financial Group’s assumption of its liabilities, if any, in constructive exchange for a liquidation interest in SI Financial Group or on the constructive distribution of such liquidation interest to SI Bancorp, MHC’s members who remain depositors of Savings Institute. (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code.)

3. No gain or loss will be recognized by SI Financial Group upon the receipt of the assets of SI Bancorp, MHC in the mutual holding company merger in exchange for the constructive transfer to the members of SI Bancorp, MHC of a liquidation interest in SI Financial Group. (Section 1032(a) of the Internal Revenue Code.)

4. Persons who have an interest in SI Bancorp, MHC will recognize no gain or loss upon the constructive receipt of a liquidation interest in SI Financial Group in exchange for their voting and liquidation rights in SI Bancorp, MHC. (Section 354(a) of the Internal Revenue Code.)

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5. The basis of the assets of SI Bancorp, MHC (other than stock in SI Financial Group) to be received by SI Financial Group will be the same as the basis of such assets in the hands of SI Bancorp, MHC immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code.)

6. The holding period of the assets of SI Bancorp, MHC in the hands of SI Financial Group will include the holding period of those assets in the hands of SI Bancorp, MHC. (Section 1223(2) of the Internal Revenue Code.)

7. The merger of SI Financial Group with and into new SI Financial Group (the holding company merger) will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. (Section 368(a)(1)(F) of the Internal Revenue Code.)

8. SI Financial Group will not recognize any gain or loss on the transfer of its assets to new SI Financial Group and new SI Financial Group’s assumption of its liabilities in exchange for shares of common stock in new SI Financial Group or on the constructive distribution of such stock to shareholders of SI Financial Group other than SI Bancorp, MHC and the liquidation accounts to the eligible account holders and supplemental eligible account holders. (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code.)

9. No gain or loss will be recognized by new SI Financial Group upon the receipt of the assets of SI Financial Group in the holding company merger. (Section 1032(a) of the Internal Revenue Code.)

10. The basis of the assets of SI Financial Group (other than stock in Savings Institute) to be received by new SI Financial Group will be the same as the basis of such assets in the hands of SI Financial Group immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code.)

11. The holding period of the assets of SI Financial Group (other than stock in Savings Institute) to be received by new SI Financial Group will include the holding period of those assets in the hands of SI Financial Group immediately prior to the transfer. (Section 1223(2) of the Internal Revenue Code.)

12. SI Financial Group shareholders will not recognize any gain or loss upon their exchange of FedFirst Fiancial common stock for new SI Financial Group common stock. (Section 354 of the Internal Revenue Code.)

13. Eligible account holders and supplemental eligible account holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in SI Financial Group for the liquidation accounts in new SI Financial Group. (Section 354 of the Internal Revenue Code.)

14. The payment of cash to shareholders of SI Financial Group in lieu of fractional shares of new SI Financial Group common stock will be treated as though the fractional shares were distributed as part of the holding company merger and then redeemed by new SI Financial Group. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Internal Revenue Code, with the result that such shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.)

15. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase SI Financial Group common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders, supplemental eligible account Holders and other voting members upon distribution to them of nontransferable subscription rights to purchase shares of SI Financial Group common stock. (Section 356(a) of the Internal Revenue Code.) Eligible account holders, supplemental eligible account holders and other voting members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights. (Rev. Rul. 56-572, 1956-2 C.B. 182.)

16. It is more likely than not that the fair market value of the benefit provided by the bank liquidation account supporting the payment of the liquidation account in the event new SI Financial Group lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders and supplemental eligible account holders upon the constructive distribution to them of such rights in the bank liquidation account as of the effective date of the holding company merger. (Section 356(a) of the Internal Revenue Code.)

17. It is more likely than not that the basis of common stock purchased in the offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Internal Revenue Code.)

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18. Each shareholder’s holding period in his or her new SI Financial Group common stock received in the exchange will include the period during which the common stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the shareholder on the date of the exchange. (Section 1223(1) of the Internal Revenue Code.)

19. The holding period of the common stock purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Internal Revenue Code.)

20. No gain or loss will be recognized by new SI Financial Group on the receipt of money in exchange for common stock sold in the offering. (Section 1032 of the Internal Revenue Code.)

The statements set forth in paragraph (15) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

The statements set forth in paragraph (16) above are based on the position that the benefit provided by the bank liquidation account supporting the payment of the liquidation account if new SI Financial Group lacks sufficient net assets has a fair market value of zero. According to our counsel: (1) there is no history of any holder of a liquidation account receiving any payment attributable to a liquidation account; (2) the interests in the liquidation account and bank liquidation account are not transferable; (3) the amounts due under the liquidation account with respect to each eligible account holder and supplemental eligible account holder will be reduced as their deposits in Savings Institute are reduced as described in the plan of conversion; and (4) the bank liquidation account payment obligation arises only if new SI Financial Group lacks sufficient net assets to fund the liquidation account. If such bank liquidation account rights are subsequently found to have an economic value, income may be recognized by each eligible account holder and supplemental eligible account holder in the amount of such fair market value as of the effective date of the holding company merger.

The statements set forth in paragraphs (9) and (10) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

The statements set forth in paragraph (11) above are based on the position that the benefit provided by the liquidation account in Savings Institute supporting the payment of the liquidation account in new SI Financial Group if new Savings Institute lacks sufficient new assets has a market value of zero. Whether this benefit has a fair market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether these benefits have a fair market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that such a benefit has a market value.

Wolf & Company, P.C. has been engaged to issue an opinion to us to the effect that, more likely than not, the income tax consequences under Connecticut law of the conversion are not materially different than for federal tax purposes.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

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The opinions of Kilpatrick Stockton LLP and Wolf & Company, P.C. are filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Accounting Consequences

The conversion will be accounted for as a change in legal organization and form and not a business combination. Accordingly, the carrying amount of the assets and liabilities of Savings Institute will remain unchanged from their historical cost basis.

Interpretation, Amendment and Termination

All interpretations of the plan of conversion by our board of directors will be final, subject to the authority of the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable by the board of directors, the plan of conversion may be substantively amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time prior to the submission of proxy materials to the members of SI Bancorp, MHC and shareholders of SI Financial Group. Amendment of the plan of conversion thereafter requires a majority vote of the board of directors, with the concurrence of the Office of Thrift Supervision. The plan of conversion may be terminated by a majority vote of the board of directors at any time prior to the earlier of the date of the special meeting of shareholders and the date of the special meeting of members of SI Bancorp, MHC, and may be terminated by the board of directors at any time thereafter with the concurrence of the Office of Thrift Supervision. The plan of conversion will terminate if the conversion and offering are not completed within 24 months from the date on which the members of SI Bancorp, MHC approve the plan of conversion, and may not be extended by us or the Office of Thrift Supervision.

Proposals 2a and 2b—Informational Proposals Related to the

Articles of Incorporation of New SI Financial Group

By their approval of the plan of conversion as set forth in Proposal 1, the board of directors of SI Financial Group has approved each of the informational proposals numbered 2a and 2b, both of which relate to provisions included in the articles of incorporation of new SI Financial Group. Each of these informational proposals is discussed in more detail below.

As a result of the conversion, the public shareholders of SI Financial Group, whose rights are presently governed by the charter and bylaws of SI Financial Group, will become shareholders of new SI Financial Group, whose rights will be governed by the articles of incorporation and bylaws of new SI Financial Group. The following informational proposals address the material differences between the governing documents of the two companies. This discussion is qualified in its entirety by reference to the articles of incorporation of SI Financial Group and the articles of incorporation of new SI Financial Group. See “Where You Can Find Additional Information” for procedures for obtaining a copy of those documents.

The provisions of new SI Financial Group’s articles of incorporation which are summarized as informational proposals 2a and 2b were approved as part of the process in which the board of directors of SI Financial Group approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. SI Financial Group’s shareholders are not being asked to approve these informational proposals at the special meeting. While we are asking you to vote with respect to each of the informational proposals set forth below, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of new SI Financial Group’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of new SI Financial Group, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Informational Proposal 2a—Approval of a Provision in new SI Financial Group’s Articles of Incorporation Requiring a Super-Majority Vote to Approve Certain Amendments to New SI Financial Group’s Articles of incorporation. No amendment of the charter of SI Financial Group may be made unless it is first proposed by the board of directors, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of new SI Financial Group generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment

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of Section C of Article Sixth (limitation on common stock voting rights), Section B of Article Seventh (classification of board of directors and director terms), Section F of Article Eighth (amendment of bylaws) , Section J of Article Eighth (elimination of director and officer liability), and Article Tenth (amendment of articles of incorporation), must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the shareholders to the fullest extent allowed under Maryland law.

These limitations on amendments to specified provisions of new SI Financial Group’s articles of incorporation are intended to ensure that the referenced provisions are not limited or changed upon a simple majority vote. While this limits the ability of shareholders to amend those provisions, SI Bancorp, MHC, as the holder of a majority of the outstanding shares of SI Financial Group, currently can effectively block any shareholder proposed change to the charter.

This provision in new SI Financial Group’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where to ability to make fundamental changes through amendments to the articles of incorporation is an important element of the takeover strategy of the potential acquiror. The board of directors believes that the provisions limiting certain amendments to the articles of incorporation will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of new SI Financial Group and the fundamental rights of its shareholders, and to preserve the ability of all shareholders to have an effective voice in the outcome of such matters.

The board of directors recommends that you vote “FOR” the approval of a provision in new SI Financial Group’s articles of incorporation requiring a super-majority vote to approve certain amendments to new SI Financial Group’s articles of incorporation.

Informational Proposal 2b.—Approval of a Provision in New SI Financial Group’s Articles of incorporation to Limit the Voting Rights of Shares Beneficially Owned in Excess of 10% of New SI Financial Group’s Outstanding Voting Stock. The articles of incorporation of new SI Financial Group provide that in no event shall any person who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of shareholders entitled or permitted to vote on any matter (the “10% limit”) be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. This 10% limit restriction does not apply if the beneficial owner’s ownership of shares in excess of the 10% limit was approved by a majority of unaffiliated directors. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options and (2) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of shareholders, and that are not otherwise beneficially, or deemed by new SI Financial Group to be beneficially, owned by such person and his or her affiliates).

The foregoing restriction does not apply to:

•	any director or officer acting solely in their capacities as directors and officers; or

•	any employee benefit plans of new SI Financial Group or any subsidiary or a trustee of a plan.

The charter of SI Financial Group provides that, for a period of five years from the effective date of Savings Institute’s minority stock offering, no person, other than SI Bancorp, MHC, shall directly or indirectly offer to acquire or acquire more than 10% of the then-outstanding shares of common stock. The foregoing restriction does not apply to:

•	the purchase of shares by underwriters in connection with a public offering; or

•	the purchase of shares by any employee benefit plans of SI Financial Group or any subsidiary.

This provision is intended to limit the ability of any person to acquire a significant number of shares of new SI Financial Group common stock and thereby gain sufficient voting control so as to cause new SI Financial Group to effect a transaction that may not be in the best interests of new SI Financial Group and its shareholders generally. This provision will not prevent a shareholder from seeking to acquire a controlling interest in new SI Financial Group, but it will prevent a shareholder from voting more than 10% of the outstanding shares of common stock unless that shareholder has first persuaded the board of directors of the merits of the course of action proposed by the shareholder. The board of directors of new SI Financial Group believes that fundamental transactions generally should be first considered and approved by the board of directors as the board generally believes that it is in the best position to make an initial assessment of the merits of any such transactions and that the board of directors’ ability to make the initial assessment could be impeded if a single shareholder could acquire a

38

sufficiently large voting interest so as to control a shareholder vote on any given proposal. This provision in new SI Financial Group’s articles of incorporation makes an acquisition, merger or other similar corporate transaction less likely to occur, even if such transaction is supported by most shareholders, because it can prevent a holder of shares in excess of the 10% limit from voting the excess shares in favor of the transaction. Thus, it may be deemed to have an anti-takeover effect.

The board of directors recommends that you vote “FOR” the approval of a provision in new SI Financial Group’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new SI Financial Group’s outstanding voting stock.

Proposal 3—Contribution to the Charitable Foundation

General

In furtherance of our commitment to our local community, the plan of conversion provides that we will fund our existing foundation, SI Financial Group Foundation, a nonstock Delaware corporation, with cash in connection with the stock offering. By further enhancing our visibility and reputation in our local community, we believe that SI Financial Group Foundation will continue to enhance the long-term value of our community banking franchise. The stock offering presents us with an opportunity to provide additional liquidity to the foundation.

Purpose of the Charitable Foundation

In connection with the conversion, SI Financial Group intends to contribute to SI Financial Group Foundation up to $500,000 in cash. Other than shares issued in the exchange, we will not issue any shares of new SI Financial Group common stock to SI Financial Group Foundation in connection with the conversion and offering. SI Group Foundation currently holds no other cash or other assets other than 214,653 shares of SI Financial Group common stock, which will be converted into SI Financial Group shares of SI Financial Group common stock based on the exchange ratio at the midpoint of the offering range. SI Financial Group Foundation is dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that SI Financial Group Foundation will continue to enable us to assist the communities within our market area in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act. SI Financial Group Foundation will continue to accomplish that goal by providing for continued ties between it and us, thereby forming a partnership within the communities in which we operate.

Structure of the Charitable Foundation

SI Financial Group Foundation is incorporated under Delaware law as a nonstock corporation. SI Financial Group Foundation was organized in connection with Savings Institute’s mutual holding company reorganization and was funded with 251,275 shares of SI Financial Group common stock on September 30, 2004. As of June 30, 2010, SI Financial Group Foundation had assets of $1.4 million, no liabilities and net worth of $1.4 million. The Certificate of Incorporation of SI Financial Group Foundation provides that SI Financial Group Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Certificate of Incorporation further provides that no part of the net earnings of SI Financial Group Foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

SI Financial Group Foundation’s board of directors consists of five of our current officers, two of our current directors, one of our former directors and one individual who is not affiliated with us. Office of Thrift Supervision regulations require that one of our directors is not be one of our officers, directors or employees and has experience with local charitable organizations and grant making and our unaffiliated director satisfied these requirements. The officers and directors of the foundation are as follows:

Rheo A. Brouillard – Chairman of the Board of Directors and President

Brian J. Hull – Treasurer and Director

Sandra M. Mitchell – Secretary and Director

William E. Anderson, Jr. – Director

Robert C. Cushman – Director

Roger Engle – Director

Donna M. Evan – Director

Laurie L. Gervais – Director

Edward Wosniak – Director

39

The Board of Directors of SI Financial Group Foundation is responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of SI Financial Group Foundation are bound by their fiduciary duty to advance SI Financial Group Foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which SI Financial Group Foundation was established. The directors of SI Financial Group Foundation also are responsible for directing the activities of SI Financial Group Foundation, including the management and voting of our common stock held by SI Financial Group Foundation. However, as required by Office of Thrift Supervision regulations, all shares of common stock held by SI Financial Group Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by our shareholders.

SI Financial Group Foundation’s place of business is located at our administrative offices. The board of directors of SI Financial Group Foundation appoints such officers and employees as may be necessary to manage its operations. To the extent applicable, we comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between us and SI Financial Group Foundation.

SI Financial Group Foundation will receive working capital from the cash contribution and:

1.	any dividends that may be paid on our common stock in the future;

2.	within the limits of applicable federal and state laws, loans collateralized by the common stock; or

3.	the proceeds of the sale of any of the common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, SI Financial Group Foundation is required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by us is that the amount of common stock that may be sold by SI Financial Group Foundation in any one year shall not exceed 5% of the average market value of the assets held by SI Financial Group Foundation, except where the board of directors of SI Financial Group Foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

SI Financial Group Foundation qualifies as a Section 501(c)(3) exempt organization under the Internal Revenue Code and is classified as a private foundation. We are authorized under federal law to make charitable contributions. We believe that the stock offering presents an opportunity to provide additional liquidity to our existing charitable foundation.

We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five year period following the contribution to SI Financial Group Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period. However, we do not have any assurance that we will have sufficient earnings to be able to use the deduction in full. Any decisions to make additional contributions to SI Financial Group Foundation would be based on an assessment of, among other factors, our financial condition at that time, the interests of our shareholders and depositors, and the financial condition and operations of SI Financial Group Foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. SI Financial Group Foundation is required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. SI Financial Group Foundation is required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and SI Financial Group Foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Conditions Imposed on the Charitable Foundation

Office of Thrift Supervision regulations impose the following conditions on SI Financial Group Foundation:

1.	the Office of Thrift Supervision can examine SI Financial Group Foundation;

2.	SI Financial Group Foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

40

3.	SI Financial Group Foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that SI Financial Group Foundation submits to the Internal Revenue Service;

4.	SI Financial Group Foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

5.	SI Financial Group Foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

6.	SI Financial Group Foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by our shareholders.

The board of directors recommends that you vote “FOR” the contribution to the SI Financial Group Foundation.

Proposal 4—Adjournment of the Special Meeting

If there are not sufficient votes to constitute a quorum or to approve the plan of conversion and/or the contribution to the charitable foundation at the time of the special meeting, the plan of conversion may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by SI Financial Group at the time of the special meeting to be voted for an adjournment, if necessary, SI Financial Group has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of SI Financial Group recommends that shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to shareholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion and/or the proposal to approve the contribution to the charitable foundation.

41

Use of Proceeds

[same as pages 32-33 of the offering prospectus]

Our Dividend Policy

[same as page 34 of the offering prospectus]

42

Market for the Common Stock

The common stock of SI Financial Group is currently listed on the Nasdaq Global Market under the symbol “SIFI.” Upon completion of the conversion and offering, the shares of common stock of new SI Financial Group will replace SI Financial Group’s common stock. We expect that new SI Financial Group’s shares of common stock will trade on the Nasdaq Global Market under the trading symbol “SIFID” for a period of 20 trading days after completion of the offering. Thereafter, our trading symbol will be “SIFI.” To list our common stock on the Nasdaq Global Market we are required to have at least three broker-dealers who will make a market in our common stock. SI Financial Group currently has approximately      registered market makers.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $8.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment and that there may be a limited trading market in the common stock.

The following table sets forth high and low sales prices for SI Financial Group’s common stock for the periods indicated.

	High		Low		Dividends Paid Per Share
Year Ending December 31, 2010:
Fourth Quarter (through , 2010)	$		$		$0.03
Third Quarter		7.00		5.77	0.03
Second Quarter		6.83		5.90	0.03
First Quarter		7.00		4.80	0.00
Year Ended December 31, 2009:
Fourth Quarter		$5.35		$4.15	0.00
Third Quarter		5.00		3.80	0.00
Second Quarter		6.58		3.52	0.00
First Quarter		7.95		2.99	0.04
Year Ended December 31, 2008:
Fourth Quarter		$8.00		$4.90	0.04
Third Quarter		10.00		7.01	0.04
Second Quarter		10.49		8.09	0.04
First Quarter		10.00		9.42	0.04

At                     , 2010, SI Financial Group had approximately              shareholders of record, not including those who hold shares in “street name.” On the effective date of the conversion, all publicly held shares of SI Financial Group common stock, including shares held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of new SI Financial Group common stock determined pursuant to the exchange ratio. See “Proposal 1—Approval of the Plan of Conversion and Offering—Share Exchange Ratio.” Options to purchase shares of SI Financial Group common stock will be converted into options to purchase a number of shares of new SI Financial Group common stock adjusted pursuant to the exchange ratio, for the same aggregate exercise price.

43

Capitalization

[same as pages 36 and 37 of the offering prospectus]

44

Regulatory Capital Compliance

[same as page 38 of the offering prospectus]

45

Pro Forma Data

[same as pages 39-42 of the offering prospectus]

46

Our Business

[same as pages 43-51 of the offering prospectus]

47

Management’s Discussion and Analysis of Results of Operations and Financial Condition

[same as pages 52-85 of the offering prospectus]

48

Our Management

[same as pages 86-104 of the offering prospectus]

49

Stock Ownership

[same as pages 105-106 of the offering prospectus]

50

Subscriptions by Executive Officers and Directors

[same as page 107 of the offering prospectus]

51

Regulation and Supervision

[same as pages 108-115 of the offering prospectus]

Federal and State Taxation

[same as page 116 of the offering prospectus]

52

Comparison of Shareholders’ Rights

[same as pages 140-145 of the offering prospectus]

53

Restrictions on Acquisition of New SI Financial Group

[same as pages 146-148 of the offering prospectus]

54

Description of New SI Financial Group Capital Stock

[same as page 149 of the offering prospectus]

Transfer Agent and Registrar

The transfer agent and registrar for the common stock of new SI Financial Group will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

In connection with the conversion and offering, we will register our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the conversion and offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of our common stock has been passed upon for us by Kilpatrick Stockton LLP, Washington, D.C. The federal income tax consequences of the conversion have been opined upon by Kilpatrick Stockton LLP. Wolf & Company, P.C. has provided an opinion to us regarding the Connecticut income tax consequences of the conversion. Kilpatrick Stockton LLP and Wolf & Company, P.C. have consented to the references to their opinions in this proxy statement/prospectus.

Experts

The consolidated financial statements of SI Financial Group and subsidiary as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, have been included herein in reliance upon the report of Wolf & Company, P.C., independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC. has consented to the summary in this proxy statement/prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this proxy statement/prospectus.

The discussions related to state income taxes included under the “Material Income Tax Consequences” heading of “Proposal 1—Approval of the Plan of Conversion” section, were prepared for the Company by Wolf & Company, P.C., independent registered public accounting firm, and have been included herein upon the authority of said firm as experts in tax matters.

55

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock to be issued in exchange for shares of SI Financial Group common stock. This proxy statement/prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this proxy statement/prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

SI Bancorp, MHC has filed an application for approval of the plan of conversion with the Office of Thrift Supervision. This proxy statement/prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

A copy of the plan of conversion is available without charge from Savings Institute.

The appraisal report of RP Financial,LC. has been filed as an exhibit to our registration statement and to our application to the Office of Thrift Supervision. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its Web site as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of Thrift Supervision as described above.

56

Index to Financial Statements of SI Financial Group

[same as pages 152-F-50 of the offering prospectus]

57

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth our anticipated expenses of the offering:

SEC filing fee (1)	$8,002
OTS filing fee	12,000
FINRA filing fee (1)	11,722
Stock market listing fee	7,500
EDGAR, printing, postage and mailing	250,000
Legal fees and expenses	525,000
Accounting fees and expenses	100,000
Appraisal fees and expenses	100,000
Securities marketing firm fees and expenses (including legal fees)	200,000
Conversion agent fees and expenses	40,000
Business plan fees and expenses	50,000
Transfer agent and registrar fees and expenses	20,000
Certificate printing	5,000
Proxy solicitor fees	25,000
Miscellaneous	20,776

TOTAL	$1,375,000

(1)	Based on the registration of $112,217,520 of common stock.

Item 14.	Indemnification of Directors and Officers.

The Articles of Incorporation of SI Financial Group, Inc. provides as follows:

NINTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits filed as a part of this Registration Statement are as follows:

(a)	List of Exhibits

Exhibit	Description	Location

1.1	Engagement Letter by and between SI Bancorp, MHC, SI Financial Group, Inc., Savings Institute Bank and Trust Company and Stifel, Nicolaus & Company, Incorporated as marketing agent	Incorporated herein by reference to Exhibit 1.1 to SI Financial Group, Inc. (File No. 333-169302) Registration Statement on Form S-1, filed on September 10, 2010.

1.2	Engagement Letter by and between SI Bancorp, MHC, SI Financial Group, Inc., Savings Institute Bank and Trust Company and Stifel, Nicolaus & Company, Incorporated as records management agent	Incorporated herein by reference to Exhibit 1.2 to SI Financial Group, Inc. (File No. 333-169302) Registration Statement on Form S-1, filed on September 10, 2010.

1.3	Agency Agreement	Incorporated herein by reference to Exhibit 1.3 to SI Financial Group, Inc. (File No. 333-169302) Registration Statement on Form S-1, filed on September 10, 2010.

2.0	Plan of Conversion and Reorganization	Filed herewith

3.1	Articles of Incorporation of SI Financial Group, Inc.	Incorporated herein by reference to Exhibit 3.1 to SI Financial Group, Inc. (File No. 333-169302) Registration Statement on Form S-1, filed on September 10, 2010.

3.2	Bylaws of SI Financial Group, Inc.	Incorporated herein by reference to Exhibit 3.2 to SI Financial Group, Inc. (File No. 333-169302) Registration Statement on Form S-1, filed on September 10, 2010.

4.0	Specimen Stock Certificate of SI Financial Group, Inc.	Incorporated herein by reference to Exhibit 4.0 to SI Financial Group, Inc. (File No. 333-169302) Registration Statement on Form S-1, filed on September 10, 2010.

5.0	Opinion of Kilpatrick Stockton LLP re: Legality	Filed herewith

8.1	Opinion of Kilpatrick Stockton LLP re: Federal Tax Matters	Filed herewith

8.2	Opinion of Wolf & Company, P.C. re: State Tax Matters	Filed herewith

10.1	+Savings Institute Bank and Trust Employee Stock Ownership Plan and Trust Agreement	Incorporated herein by reference to Exhibit 10.1 to the SI Financial Group, Inc. (File No.333-116381) Registration Statement on Form S-1, filed on June 10, 2004

10.2	+Form of ESOP Loan Documents	Incorporated herein by reference to Exhibit 10.2 to SI Financial Group, Inc. (File No. 333-169302) Registration Statement on Form S-1, filed on September 10, 2010.

10.3	+Savings Institute Profit Sharing and 401(k) Savings Plan	Incorporated herein by reference to Exhibit 10.3 to the SI Financial Group, Inc. (File No.333-116381) Registration Statement on Form S-1, filed on June 10, 2004

Exhibit	Description	Location

10.4	+Employment Agreement between Rheo A. Brouillard, SI Financial Group, Inc. and Savings Institute Bank and Trust Company, as amended and restated	Incorporated herein by reference to Exhibit 10.1 to the SI Financial Group, Inc. (File No. 000-50801) Annual Report on Form 10-K/A for the year ended December 31, 2008, filed on April 17, 2009

10.5	+Employment Agreement between Brian J. Hull, SI Financial Group, Inc. and Savings Institute Bank and Trust Company, as amended and restated	Incorporated herein by reference to Exhibit 10.2 to the SI Financial Group, Inc. (File No. 000-50801) Annual Report on Form 10-K/A for the year ended December 31, 2008, filed on April 17, 2009

10.6	+Amended and Restated Savings Institute Bank and Trust Employee Severance Compensation Plan	Incorporated herein by reference to Exhibit 10.3 to the SI Financial Group, Inc. (File No. 000-50801) Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 27, 2009

10.7	+Savings Institute Directors Retirement Plan	Incorporated herein by reference to Exhibit 10.7 to the SI Financial Group, Inc. (File No. 333-116381) Registration Statement on Form S-1, filed on June 10, 2004

10.8	+Amended and Restated Savings Institute Bank and Trust Company Supplemental Executive Retirement Plan	Incorporated herein by reference to Exhibit 10.5 to the SI Financial Group, Inc. (File No. 000-50801) Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 27, 2009

10.9	+Savings Institute Group Term Replacement Plan	Incorporated herein by reference to Exhibit 10.9 to the SI Financial Group, Inc. (File No. 333-116381) Registration Statement on Form S-1, filed on June 10, 2004

10.10	+Form of Savings Institute Executive Supplemental Retirement Plan – Defined Benefit	Incorporated herein by reference to Exhibit 10.10 to the SI Financial Group, Inc. (File No. 333-116381) Registration Statement on Form S-1, filed on June 10, 2004

10.11	+Form of First Amendment to Savings Institute Executive Supplemental Retirement Plan – Defined Benefit	Incorporated herein by reference to Exhibit 10.7 to the SI Financial Group, Inc. (File No. 000-50801) Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 30, 2009

10.12	+Form of Savings Institute Director Deferred Fee Agreement	Incorporated herein by reference to Exhibit 10.8 to the SI Financial Group, Inc. (File No. 000-50801) Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 27, 2009

10.13	+Form of Savings Institute Director Consultation Plan	Incorporated herein by reference to Exhibit 10.12 to the SI Financial Group, Inc. (File No. 333-116381) Registration Statement on Form S-1, filed on June 10, 2004

Exhibit	Description	Location

10.14	+SI Financial Group, Inc. 2005 Equity Incentive Plan	Incorporated herein by reference to Appendix B to the SI Financial Group, Inc. (File No. 000-50801) Proxy Statement filed on April 6, 2005

10.15	+Change in Control Agreement, and related amendments, by and among SI Financial Group, Inc., Savings Institute Bank and Trust Company and David T. Weston	Incorporated herein by reference to Exhibit 10.12 to the SI Financial Group, Inc. (File No. 000-50801) Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 27, 2009

10.16	+Change in Control Agreement between Laurie Gervais, SI Financial Group, Inc. and Savings Institute Bank and Trust Company	Incorporated herein by reference to Exhibit 10.16 to SI Financial Group, Inc. (File No. 333-169302) Registration Statement on Form S-1, filed on September 10, 2010.

10.17	+Change in Control Agreement between Michael Moran, SI Financial Group, Inc. and Savings Institute Bank and Trust Company	Incorporated herein by reference to Exhibit 10.3 to the SI Financial Group, Inc. (File No. 000-50801) Quarterly Report on Form 10-Q filed on November 15, 2004

10.18	+Form of Section 409A Amendment to the Change in Control Agreement	Incorporated herein by reference to Exhibit 10.18 to SI Financial Group, Inc. (File No. 333-169302) Registration Statement on Form S-1, filed on September 10, 2010.

23.1	Consent of Kilpatrick Stockton LLP	Contained in Exhibits 5.0 and 8.1

23.2	Consent of Wolf & Company, P.C.	Filed herewith

23.3	Consent of RP Financial, LC.	Incorporated herein by reference to Exhibit 23.3 to SI Financial Group, Inc. (File No. 333-169302) Registration Statement on Form S-1, filed on September 10, 2010.

24.0	Power of Attorney	Included on signature page

99.1	Appraisal Report (as amended) of RP Financial, LC. (P)	Filed herewith

99.2	Draft of Marketing Materials	Filed herewith

99.3	Draft of Subscription Order Form and Instructions	Filed herewith

99.4	Form of Proxy for SI Financial Group, Inc. Meeting of Stockholders	Filed herewith

+	Management contract or compensation plan or arrangement.
(P)	The supporting exhibits and financial schedules are filed in paper format pursuant to Rule 202 and Rule 311 of Regulation S-T.

(b)	Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Willimantic, State of Connecticut, on October 25, 2010.

SI FINANCIAL GROUP, INC.

By:	/s/ RHEO A. BROUILLARD
Rheo A. Brouillard
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of SI Financial Group, Inc. (the “Company”) hereby severally constitute and appoint Rheo A. Brouillard and Brian J. Hull with full power of substitution, our true and lawful attorneys-in-fact and agents, to do any and all things in our names in the capacities indicated below which said Rheo A. Brouillard and Brian J. Hull may deem necessary or advisable to enable SI Financial Group, Inc. to comply with the Securities Act of 1933, as amended, and any rules regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 of SI Financial Group, Inc., including specifically but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Rheo A. Brouillard and Brian J. Hull shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ RHEO A. BROUILLARD Rheo A. Brouillard	President, Chief Executive Officer and Director (principal executive officer)	October 25, 2010

/s/ BRIAN J. HULL Brian J. Hull	Executive Vice President, Treasurer and Chief Financial Officer (principal financial and accounting officer)	October 25, 2010

* Henry P. Hinckley	Director

* Donna M. Evan	Director

* Roger Engle	Director

* Robert O. Gillard	Director

* Mark D. Alliod	Director

* Michael R. Garvey	Director

*	Pursuant to the Power of Attorney filed as Exhibit 24.0 to the Registration Statement on Form S-1 filed on
September 10, 2010

/s/ RHEO A. BROUILLARD	October 25, 2010
Rheo A. Brouillard Attorney in Fact